QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on November 3, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CELANESE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of Incorporation)	2673 (Primary Standard Industrial Classification Code Number)	98-042076 (I.R.S. Employer Identification No.)

1601 West LBJ Freeway
Dallas, TX 75234-6034
+1-972-443-4000

(Address, including zip code, and telephone number, including area code, of registrants' principal executive offices) Secretary
550 U.S. Highway 202/206
Bedminster, NJ 07921-1590
(908) 901-4500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Edward P. Tolley III, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenuee New York, New York 10017-3954 (212) 455-2000	Richard D. Truesdell, Jr., Esq. Davis Polk & Wardwell 450 Lexington Avenue New York, New York 10017 (212) 450-4000

        Approximate date of commencement of proposed sale to the public:    As soon as practicable after this Registration Statement is declared effective.

        If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common stock, par value $.01 per share	$750,000,000	$95,025

Preferred Stock Purchase Rights(2)	—	—

Total	$750,000,000	$95,025

(1)
Estimated solely for the purpose of calculating the registration fee under Rule 457(o) of the Securities Act of 1933, as amended (the "Securities Act").

(2)
The preferred stock purchase rights initially will trade together with the common stock. The value attributable to the preferred stock purchase rights, if any, is reflected in the offering price of the common stock

        The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion)
Issued

            Shares

Celanese Corporation

COMMON STOCK

Celanese Corporation is offering            shares of its common stock. We intend to use approximately $                              the proceeds from the sale of            the shares being sold by us in this offering to pay a dividend to our stockholders existing prior to this offering. We intend to use the remaining proceeds from the sale of the shares being sold by us in this offering to repay certain of our indebtedness and for other general corporate purposes. This is our initial public offering and no public market currently exists for our shares. We anticipate that the initial public offering price will be between $                              and $                              per share.

We intend to list the common stock on the New York Stock Exchange under the symbol "    ."

Investing in the common stock involves risks. See "Risk Factors" beginning on page 11.

PRICE $                              A SHARE

	Price to Public		Underwriting Discounts and Commissions		Proceeds to Celanese Corporation
Per Share		$		$		$
Total	$		$		$

We have granted the underwriters the right to purchase up to an additional            shares to cover over-allotments. We intend to use the net proceeds from any shares sold pursuant to the underwriters' over-allotment option to pay an additional dividend to our stockholders existing prior to this offering.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                        expects to deliver the shares to purchasers on            , 2004.

                    , 2004

        You should rely only on the information contained in this prospectus. None of the Issuer nor its subsidiaries has authorized anyone to provide you with information different from that contained in this prospectus. The prospectus may be used only for the purposes for which it has been published and no person has been authorized to give any information not contained in this prospectus. If you receive any other information, you should not rely on it. The Issuer is not making an offer of these securities in any state where the offer is not permitted.

        Until                        , 2004 (25 days after the date of this prospectus), all dealers that buy, sell or trade our common stock, whether or not participating in this offer, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

i

BASIS OF PRESENTATION

        In this prospectus, the term "the Issuer" refers to Celanese Corporation, a Delaware corporation, and not its subsidiaries and the terms "we," "our" and "us" refer to the Issuer and its subsidiaries on a consolidated basis. The term "BCP Crystal" refers to our subsidiary BCP Crystal US Holdings Corp., and not its subsidiaries. The term "Purchaser" refers to our subsidiary, Celanese Europe Holding GmbH & Co. KG, formerly known as BCP Crystal Acquisition GmbH & Co. KG, a German limited partnership (Kommanditgesellschaft, KG), and not its subsidiaries, except where otherwise indicated. Unless we specifically state otherwise, references to "pro forma" give effect, in the manner described under "Unaudited Pro Forma Financial Information" and the notes thereto, to (i) the Transactions and the Recent Restructuring (each as defined in this prospectus) and (ii) this offering and the use of proceeds.

        Pursuant to a voluntary tender offer commenced in February 2004, the Purchaser, an indirect wholly-owned subsidiary of the Issuer, in April 2004 acquired approximately 84.3% of the ordinary shares of Celanese AG (the "Celanese Shares") outstanding as of June 30, 2004. All references in this prospectus to the outstanding ordinary shares of Celanese AG exclude treasury shares. As of June 30, 2004, the Issuer's indirect ownership of approximately 84.3% of the outstanding Celanese Shares would equate to approximately 75.9% of the issued Celanese Shares (including treasury shares). Pursuant to a mandatory offer commenced in September 2004 and continuing as of the date of this prospectus, the Purchaser acquired additional Celanese Shares. As a result of these acquisitions, partially offset by the issuance of additional shares of Celanese AG as a result of the exercise of options issued under the Celanese AG stock option plan, as of the date of this prospectus, we own approximately 84% of the outstanding Celanese Shares.

        The Issuer is a recently-formed company which does not have, apart from the financing of the Transactions (as defined in this prospectus), any independent external operations other than through the indirect ownership of the Celanese businesses. The Issuer's unaudited consolidated financial statements as of and for the three months ended June 30, 2004 and the unaudited consolidated financial statements of Celanese AG for the three months ended March 31, 2004 and the six months ended June 30, 2003 (together, the "Interim Consolidated Financial Statements"), are included elsewhere in this prospectus. For accounting purposes, the Issuer and its consolidated subsidiaries are referred to as the "Successor." See notes 2 and 4 to the Interim Consolidated Financial Statements for additional information on the basis of presentation and accounting policies of the Successor.

        Celanese AG is incorporated as a stock corporation (Aktiengesellschaft, AG) organized under the laws of the Federal Republic of Germany. As used in this prospectus, the term "Celanese" refers to Celanese AG and Celanese Americas Corporation, their consolidated subsidiaries, their non-consolidated subsidiaries, joint ventures and other investments, except that with respect to shareholder and similar matters where the context indicates, "Celanese" refers to Celanese AG. For accounting purposes, "Celanese" or "Predecessor" refers to Celanese AG and its majority owned subsidiaries over which Celanese AG exercises control, as well as special purpose entities which are variable interest entities where Celanese is deemed the primary beneficiary. See note 3 to the consolidated financial statements of Celanese as of December 31, 2003 and 2002 and for each of the years ended December 31, 2003, 2002 and 2001 contained in this prospectus (the "Celanese Consolidated Financial Statements").

        The Celanese Consolidated Financial Statements included in this prospectus were prepared in accordance with accounting principles generally accepted in the United States ("U.S. GAAP") for all periods presented. The Celanese Consolidated Financial Statements reflect, for the periods indicated, the financial condition, results of operations and cash flows of the businesses transferred to Celanese from Hoechst Aktiengesellschaft, also referred to as Hoechst in this prospectus, in a demerger that became effective on October 22, 1999, adjusted for acquisitions and divestitures. The Celanese

ii

Consolidated Financial Statements and other financial information included in this prospectus, unless otherwise specified, have been presented to separately show the effects of discontinued operations.

        Celanese AG is a foreign private issuer and previously filed its consolidated financial statements as of December 31, 2003 and 2002 and for each of the years in the three-year period ended December 31, 2003 on Form 20-F. In accordance with German law, the reporting currency of the Celanese AG consolidated financial statements is the euro. As a result of the Purchaser's acquisition of voting control of Celanese, the financial statements of Celanese contained in this prospectus are reported in U.S. dollars to be consistent with our reporting requirements. For Celanese AG's reporting requirements, the euro continues to be the reporting currency.

        In the preparation of other information included in this prospectus, euro amounts have been translated into U.S. dollars at the applicable historical rate in effect on the date of the relevant event/period. For purposes of pro forma and prospective information, euro amounts have been translated into U.S. dollars using the rate in effect on June 30, 2004. Our inclusion of this information is not meant to suggest that the euro amounts actually represent such dollar amounts or that such amounts could have been converted into U.S. dollars at any particular rate, if at all.

MARKET AND INDUSTRY DATA AND FORECASTS

        This prospectus includes industry data and forecasts that the Issuer has prepared based, in part, upon industry data and forecasts obtained from industry publications and surveys and internal company surveys. Third-party industry publications and surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of included information. In this prospectus, the terms "SRI Handbook," "CMAI Methanol Analysis," "Nexant Chem Study 2003," "Nexant Chem Study 2002" and "Tecnon Orbichem Survey" refer to the SRI International Chemical Economics Handbook, CMAI 2002-2003 World Methanol Analysis, Nexant Chem Systems September 2003 PERP Acetic Acid Study, Nexant Chem Systems February 2002 Vinyl Acetate Study and Tecnon Orbichem Acetic Acid and Vinyl Acetate World Survey September 2003 report, respectively. The statements regarding Celanese's market position in this prospectus are based on information derived from the SRI Handbook, CMAI Methanol Analysis, Tecnon Orbichem Survey, Nexant Chem Study 2002 and Nexant Chem Study 2003.

        AO Plus™, BuyTiconaDirect™, CelActiv™, Celanex®, Celcon®, Celstran®, Celvolit®, Compel®, GUR®, Hoecat®, Hostaform®, Impet®, Impet-HI®, Mowilith®, Nutrinova® DHA, Riteflex®, Sunett®, Topas®, Vandar®, VAntage™, Vectra®, Vectran® and certain other products and services named in this prospectus are registered trademarks and service marks of Celanese. Fortron® is a registered trademark of Fortron Industries, a joint venture of Celanese.

iii

PROSPECTUS SUMMARY

        This summary highlights selected information in this prospectus, but it may not contain all of the information that you should consider before deciding to invest in our common stock. You should read this entire prospectus carefully, including the "Risk Factors" section and the financial statements, which are included elsewhere in this prospectus.

        See "Market and Industry Data and Forecasts" on page iii for the sources of our leadership statements below.

CELANESE CORPORATION

        We are an integrated global producer of value-added industrial chemicals and have #1 or #2 market positions worldwide in products comprising the majority of our sales. We are also the world's largest producer of acetyl products, including acetic acid, vinyl acetate monomer (VAM), and polyacetals (POM) and a leading global producer of high-performance engineered polymers used in consumer and industrial products and designed to meet highly technical customer requirements. Our operations are located in North America, Europe and Asia, including substantial joint ventures in China. We believe we are one of the lowest-cost producers of key building block chemicals in the acetyls chain, such as acetic acid and VAM, due to our economies of scale, operating efficiencies and proprietary production technologies.

        Our pro forma net sales were approximately $4.6 billion for the year ended December 31, 2003 and approximately $2.47 billion for the six months ended June 30, 2004. See "Unaudited Pro Forma Financial Information."

        We have a large and diverse global customer base consisting principally of major companies in a broad array of industries. In 2003, 39% of our net sales were to customers located in North America, 40% to customers in Europe and 21% to customers in Asia, Australia and the rest of the world.

Segment Overview

        We operate through four business segments: Chemical Products, Technical Polymers Ticona, Acetate Products and Performance Products. The table below illustrates each segment's net sales to external customers for the year ended December 31, 2003, as well as each segment's major products and end use markets.

	Chemical Products		Technical Polymers Ticona		Acetate Products(2)		Performance Products
2003 Net Sales(1)	$2,968 million		$762 million		$655 million		$169 million
Major Products	• • • • • • • •	Acetic acid Vinyl acetate monomer (VAM) Polyvinyl alcohol (PVOH) Emulsions Acetic anhydride Acetate esters Carboxylic acids Methanol	• • • •	Polyacetal (POM) UHMW-PE (GUR) Liquid crystal polymers (Vectra) Polyphenylene sulfide Fortron)	• •	Acetate tow Sunett sweetener	• •	Acetate filament Sorbates
Major End-Use Markets	• • • • •	Paints Coatings Adhesives Lubricants Detergents	• • • • •	Fuel system components Conveyor belts Electronics Seat belt mechanisms	• •	Filter products Textiles	• • • •	Beverages Confections Baked goods Dairy products

(1)
2003 net sales of $4,603 million also include $49 million in net sales from Other Activities.

(2)
In October 2004, we announced our plans to discontinue filament production by mid 2005 and to consolidate our flake and tow production at three sites instead of the current five.

  Chemical Products

        Our Chemical Products segment produces and supplies acetyl products, including acetic acid, acetate esters, vinyl acetate monomer, polyvinyl alcohol, and emulsions. We are a leading global producer of acetic acid, the world's largest producer of vinyl acetate monomer and the largest North American producer of methanol, the major raw material used for the production of acetic acid. We are also the largest polyvinyl alcohol producer in North America.

  Technical Polymers Ticona

        Our Technical Polymers Ticona segment develops, produces and supplies a broad portfolio of high performance technical polymers for use in automotive and electronics products and in other consumer and industrial applications, often replacing metal or glass. Together with our 45%-owned joint venture Polyplastics Co.Ltd ("Polyplastics"), our 50%-owned joint venture Korea Engineering Plastics Company Ltd., and Fortron Industries, our 50-50 joint venture with Kureha Chemicals Industry of Japan, we are a leading participant in the global technical polymers business.

  Acetate Products

        Our Acetate Products segment primarily produces and supplies acetate tow, which is used in the production of filter products and acetate filament, which is used in the apparel and home furnishing industries. We are one of the world's leading producers of acetate tow and acetate filament, including production by our joint ventures in China. In October 2004, we announced plans to consolidate our acetate flake and tow manufacturing by early 2007 and to exit the acetate filament business by mid-2005. This restructuring is being implemented to increase efficiency, reduce over-capacities in certain manufacturing areas, and to focus on products and markets that provide long-term value.

  Performance Products

        The Performance Products segment operates under the trade name of Nutrinova and produces and sells a high intensity sweetener and food protection ingredients, such as sorbates, for the food, beverage and pharmaceuticals industries.

Competitive Strengths

        We have benefited from a number of competitive strengths, including the following:

  •
  Leading Market Positions. We have #1 or #2 market positions globally in products that make up a majority of our sales according to SRI Handbook and Tecnon Orbichem Survey. Our leadership positions are based on our large share of global production capacity, operating efficiencies, proprietary technology and competitive cost structures in our major products.

  •
  Proprietary Production Technology and Operating Expertise. Our production of acetyl products employs industry leading proprietary and licensed technologies, including our proprietary AO Plus acid-optimization technology for the production of acetic acid and VAntage vinyl acetate monomer technology.

  •
  Low Cost Producer. Our competitive cost structures are based on economies of scale, vertical integration, technical know-how and the use of advanced technologies.

  •
  Global Reach. We operate 24 production facilities (excluding our joint ventures) throughout the world, with major operations in North America, Europe and Asia. Joint ventures owned by us and our partners operate nine additional facilities. Our infrastructure of manufacturing plants, terminals, and sales offices provides us with a competitive advantage in anticipating and meeting the needs of our global and local customers in well-established and growing markets, while our geographic diversity reduces the potential impact of volatility in any individual country or region.

  •
  International Strategic Investments. Our strategic investments, including our joint ventures, have enabled us to gain access, minimize costs and accelerate growth in new markets, while also generating significant cash flow and earnings.

  •
  Diversified Products and End-Use Markets. We offer our customers a broad range of products in a wide variety of end-use markets. This product diversity and exposure help us reduce the potential impact of volatility in any individual market segment.

Business Strategies

        We are focused on increasing operating cash flows, profitability, return on investment and shareholder value, which we believe can be achieved through the following business strategies:

  •
  Maintain Cost Advantage and Productivity Leadership. We continually seek to reduce our production and raw material costs. Our advanced process control projects generate significant savings in energy and raw materials while increasing yields in production units. We intend to continue using best practices to reduce costs and increase equipment reliability in maintenance and project engineering.

  •
  Focused Business Investment. We intend to continue investing strategically in growth areas, including new production capacity, to extend our global market leadership position. We expect to continue to benefit from our investments and capacity expansion that enable us to meet increases in global demand.

  •
  Maximize Cash Flow and Reduce Debt. Despite a difficult operating environment over the past several years, we have generated a significant amount of operating cash flow. We believe there are significant opportunities to further increase our cash flow through increasing productivity, receiving cash dividends from our joint ventures and pursuing additional cost reduction efforts. We believe in a focused capital expenditure plan that is dedicated to attractive investment projects. We intend to use our free cash flow to reduce indebtedness and selectively expand our businesses.

  •
  Deliver Value-Added Solutions. We continually develop new products and industry leading production technologies that solve our customers' problems. We believe that our customers value our expertise, and we will continue to work with them to enhance the quality of their products.

  •
  Enhance Value of Portfolio. We will continue to further optimize our business portfolio through divestitures, acquisitions and strategic investments that enable us to focus on businesses in which we can achieve market, cost and technology leadership over the long term. In addition, we intend to continue to expand our product mix into higher value-added products.

THE TRANSACTIONS

        As used in this prospectus, the term "Transactions" means, collectively, the Tender Offer, the Original Financing, the Refinancing and the Senior Discount Notes Offering described under "The Transactions" elsewhere in this prospectus.

        Pursuant to the Tender Offer, in April 2004 the Purchaser, an indirect wholly owned subsidiary of the Issuer, acquired, at a price of €32.50 per share, a total of 41,588,227 Celanese Shares, representing approximately 84.3% of the Celanese Shares outstanding as of June 30, 2004. Pursuant to a mandatory offer commenced in September 2004 and continuing as of the date of this prospectus, the Purchaser acquired additional Celanese Shares. As a result of these acquisitions, partially offset by the issuance of additional shares of Celanese AG as a result of the exercise of options issued under the Celanese AG stock option plan, as of the date of this prospectus, we own approximately 84% of the outstanding Celanese Shares.

RECENT RESTRUCTURING

        We recently completed an internal restructuring of certain of our operations. See "The Recent Restructuring."

RECENT DEVELOPMENTS

        In October 2004, we announced plans to implement a strategic restructuring of our acetate business to increase the efficiency, reduce overcapacity in certain areas and to focus on products and markets that provide long-term value. As part of this restructuring, we plan to discontinue acetate filament production by mid-2005 and to consolidate our acetate flake and tow operations at three locations, instead of five. The restructuring is expected to result in significant severance costs, asset retirement obligations and impairment charges. Sales of acetate filament were $118 million in 2003.

        On October 27, 2004 we agreed to acquire Acetex Corporation, a Canadian corporation, for approximately $261 million and the assumption by us of debt owed by Acetex, valued at approximately $231 million. Acetex has two primary businesses: the Acetyls Business and the Specialty Polymers and Films Business. The Acetyls business produces acetic acid, polyvinyl alcohol and vinyl acetate monomer. The Specialty Polymers and Films Business produces specialty polymers (used in the manufacture of a variety of plastics products, including packaging and laminating products, auto parts, adhesives and medical products) as well as products for the agricultural, horticultural and construction industries. Acetex will be operated as part of our chemicals business. Closing of the acquisition is conditioned upon Acetex shareholder approval, regulatory approvals and other customary conditions. In connection with the funding of this acquisition we expect to amend the senior credit facilities and to borrow approximately $500 million under the amended senior credit facilities.

        Our principal executive offices are located at 1601 West LBJ Freeway, Dallas, TX 75234-6034 and our main telephone number is +1-972-443-4000.

THE OFFERING

Common stock offered	shares
Common stock to be outstanding after this offering	shares (including shares that will be dividended to the Original Stockholders assuming the underwriters do not exercise their over-allotment option)
Over-allotment option	shares
Use of proceeds	We estimate that the net proceeds from this offering, after deducting underwriting discounts and estimated offering expenses, will be approximately $ million. We intend to use (1) approximately $ million of the net proceeds from this offering to pay a dividend to Blackstone Capital Partners (Cayman) Ltd. 1, Blackstone Capital Partners (Cayman) Ltd. 2, Blackstone Capital Partners (Cayman) Ltd. 3 and BA Capital Investors Sidecar Fund, L.P. (collectively, the "Original Stockholders"), our stockholders existing prior to this offering, that will be declared prior to the consummation of the offering, and (2) approximately $ million of the net proceeds from this offering to repay a portion of the senior discount notes of our subsidiaries. See "Use of Proceeds."
Dividend Policy	Immediately prior to the consummation of the offering, we intend to declare a dividend of $ million, which will be paid to the Original Stockholders, out of the net proceeds of this offering. Other than this dividend to the Original Stockholders and any dividend with the proceeds from the underwriters' over-allotment option, we do not intend to pay any cash dividends on our common stock going forward, and instead intend to retain earnings, if any, for future operations and expansion. See "Dividend Policy."
Proposed New York Stock Exchange symbol

        Unless we specifically state otherwise, all information in this prospectus:

  •
  assumes no exercise by the underwriters of their over-allotment option;

  •
  gives effect to the        for one stock split we expect to effect prior to the consummation of the offering;

  •
  excludes            shares of common stock reserved for issuance in connection with our equity incentive plans; and

  •
  does not reflect our pending acquisition of Acetex or the indebtedness we expect to incur in connection with that acquisition.

RISK FACTORS

        Investing in our common stock involves substantial risk. You should carefully consider all the information in this prospectus prior to investing in our common stock. In particular, we urge you to consider carefully the factors set forth under the heading "Risk Factors."

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

        The balance sheet data shown below for 2002 and 2003, and the statements of operations and cash flow data for 2001, 2002 and 2003, all of which are set forth below, are derived from the audited Celanese Consolidated Financial Statements included elsewhere in this prospectus and should be read in conjunction with those financial statements and the notes thereto. The balance sheet data for 2001 are unaudited and have been derived from, and translated into U.S. dollars based on, Celanese's historical euro audited financial statements.

        The summary historical financial data for the six months ended June 30, 2003 and the three months ended March 31, 2004 have been derived from the unaudited consolidated financial statements of Celanese, which have been prepared on a basis consistent with the audited consolidated financial statements of Celanese as of and for the year ended December 31, 2003. The summary historical financial data as of and for the three months ended June 30, 2004 have been derived from our unaudited consolidated financial statements. In the opinion of management, such unaudited financial data reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results for those periods. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or any future period. The unaudited consolidated financial information as of June 30, 2004 and for each of the three months ended March 31, 2004 and June 30, 2004 and the six months ended June 30, 2003 is included elsewhere in this prospectus.

        The following summary unaudited pro forma financial data have been prepared to give pro forma effect to the Transactions, the Recent Restructuring, this offering and the use of proceeds, as if they had occurred on January 1, 2003, in the case of our unaudited pro forma statements of operations data, and on June 30, 2004, in the case of our unaudited pro forma balance sheet data. The pro forma financial data are for informational purposes only and should not be considered indicative of actual results that would have been achieved had the Transactions, the Recent Restructuring, this offering and the use of proceeds actually been consummated on the dates indicated and do not purport to indicate balance sheet data or results of operations as of any future date or for any future period. You should read the following data in conjunction with "The Transactions," "The Recent Restructuring," "Unaudited Pro Forma Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Celanese Consolidated Financial Statements and the Interim Consolidated Financial Statements included elsewhere in this prospectus.

        As of June 30, 2004, the Purchaser, an indirect wholly owned subsidiary of the Issuer, owned approximately 84.3% of the Celanese Shares then outstanding. The Issuer is a recently-formed company which, apart from the financing of the Transactions, does not have any independent external operations other than through the indirect ownership of Celanese's business. Accordingly, financial and other information of Celanese is presented in this prospectus. This prospectus presents the financial information relating to Celanese under the caption "Predecessor" and the information relating to us under the caption "Successor." See "The Transactions."

						Successor
	Predecessor
						Unaudited
				Unaudited
								Pro Forma(1)
	Celanese
										Six Months Ended June 30, 2004
	Year Ended December 31,							Year Ended December 31, 2003
				Six Months Ended June 30, 2003	Three Months Ended March 31, 2004	Three Months Ended June 30, 2004
	2001	2002	2003
	(in millions, except shares and per share data)
Statement of Operations Data:
Net sales	$3,970	$3,836	$4,603	$2,305	$1,243		$1,229		$4,603		$2,472
Cost of sales	(3,409)	(3,171)	(3,883)	(1,915)	(1,002)		(1,058)		(3,858)		(1,999)
Selling, general and administrative expenses	(489)	(446)	(510)	(238)	(137)		(125)		(492)		(253)
Research and development expenses	(74)	(65)	(89)	(43)	(23)		(22)		(88)		(44)
Special charges(2):
Insurance recoveries associated with plumbing cases	28	—	107	102	—		3		107		3
Sorbates antitrust matters	—	—	(95)	(11)	—		—		(95)		—
Restructuring, impairment and other special charges, net	(444)	5	(17)	(1)	(28)		(2)		(17)		(11)
Foreign exchange gain (loss)	1	3	(4)	(2)	—		—		(4)		—
Gain (loss) on disposition of assets	—	11	6	—	(1)		—		6		(1)

Operating profit (loss)	(417)	173	118	197	52		25		162		167
Equity in net earnings of affiliates	12	21	35	19	12		18		35		30
Interest expense	(72)	(55)	(49)	(24)	(6)		(130)		(247)		(130)
Interest and other income (expense), net(3)	58	45	99	68	22		(17)		99		5
Income tax benefit (provision)	106	(61)	(60)	(86)	(25)		(10)		(12)		(79)
Minority interests	—	—	—	—	—		(10)		(6)		(26)

Earnings (loss) from continuing operations	(313)	123	143	174	55		(124)		$31		$(33)

Earnings (loss) from discontinued operations, net of income tax	(52)	27	6	(8)	23		(1)
Cumulative effect of changes in accounting principles, net of income tax	—	18	(1)	(1)	—		—

Net earnings (loss)	$(365)	$168	$148	$165	$78		$(125)

Earnings (loss) per common share—basic:
Continuing operations						$		$		$
Discontinued operations

Net earnings (loss)						$		$		$

Weighted average shares—basic
Earnings (loss) per common share—diluted:
Continuing operations						$		$		$
Discontinued operations

Net earnings (loss)						$		$		$

Weighted average shares—diluted
Other Financial Data:
EBITDA (unaudited)(4)	$(42)	$468	$502	$399	$153		$80		$540		$307
Unusual items included in EBITDA (unaudited)(5)	440	16	113	(97)	37		45		113		63
Other non-cash charges (income) included in EBITDA (unaudited)(6)	21	97	24	16	13		47		—		19
Depreciation and amortization	326	247	294	144	72		71		294		143
Capital expenditures	191	203	211	83	44		50		211		94
Cash distributions from cost and equity method investments (unaudited)	69	139	83	37	30		13		83		43
Dividends paid per share(7)	$0.35	—	$0.48	—	—		—		—		—
Statement of Cash Flows Data:
Net cash provided by (used in) continuing operations:
Operating activities	$462	$363	$401	$73	$(107)		$(107)
Investing activities	(105)	(139)	(275)	(102)	96		(1,649)
Financing activities	(337)	(150)	(108)	(46)	(43)		2,498

Balance Sheet Data (at the end of the period) (2001 unaudited):
Trade working capital(8)	$499	$599	$641	$715	$738	$738
Total assets	6,232	6,417	6,814	6,613	6,940	6,769
Total debt	775	644	637	587	2,400	2,986
Mandatorily redeemable preferred stock(9)	—	—	—	—	200	—
Shareholders' equity	1,954	2,096	2,582	2,622	494	264

(1)
We owned approximately 84.3% of the Celanese Shares outstanding as of June 30, 2004 and the pro forma information presented above assumes that we do not acquire any additional Celanese Shares. Assuming the Purchaser were to pay the fair cash compensation offer price required by the domination and profit and loss transfer agreement (the "Domination Agreement") of €41.92, plus interest, per share for all remaining Celanese Shares, earnings from continuing operations and EBITDA would each be higher by the amount of minority interest expense.

(2)
Special charges include impairment charges, provisions for restructuring, which include costs associated with employee termination benefits and plant and office closures, certain insurance recoveries and other expenses and income incurred outside the normal course of ongoing operations. See note 25 to the Celanese Consolidated Financial Statements and note 13 to the Interim Consolidated Financial Statements.

(3)
Interest and other income (expense), net, includes interest income, dividends from cost basis investments and other non-operating income (expense).

(4)
EBITDA, a performance measure used by management, is defined as earnings (loss) from continuing operations, plus interest expense net of interest income, income taxes and depreciation and amortization, as shown in the table below. EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. See "Special Note Regarding Non-GAAP Financial Measures." EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net earnings as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies.

Additionally, EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. The amounts shown for EBITDA as presented in this prospectus differ from the amounts calculated under the definition of EBITDA used in our debt instruments. The definition of EBITDA used in our debt instruments is further adjusted for certain cash and non-cash charges and is used to determine compliance with financial covenants and our ability to engage in certain activities such as incurring additional debt and making certain payments. See "Management's Discussion of Financial Condition and Results of Operations—Liquidity and Capital Resources—Liquidity—Covenants."

        EBITDA is calculated and reconciled to net earnings (loss) as follows (unaudited):

	Predecessor					Successor
	Celanese						Pro Forma
	Year Ended December 31,			Six Months Ended June 30, 2003	Three Months Ended March 31, 2004	Three Months Ended June 30, 2004		Six Months Ended June 30, 2004
							Year Ended December 31, 2003
	2001	2002	2003
	(in millions)
Net earnings (loss)	$(365)	$168	$148	$165	$78	$(125)	$31	$(33)
(Earnings) loss from discontinued operations	52	(27)	(6)	8	(23)	1	—	—
Cumulative effect of changes in accounting principles	—	(18)	1	1	—	—	—	—
Interest expense	72	55	49	24	6	130	247	130
Interest income	(21)	(18)	(44)	(29)	(5)	(7)	(44)	(12)
Income tax (benefit) provision	(106)	61	60	86	25	10	12	79
Depreciation and amortization	326	247	294	144	72	71	294	143

EBITDA	$(42)	$468	$502	$399	$153	$80	$540	$307

(5)
EBITDA, as defined above, was (increased) reduced by the following unusual items, each of which is further discussed below (unaudited):

	Predecessor					Successor
	Celanese						Pro Forma
	Year Ended December 31,			Six Months Ended June 30, 2003	Three Months Ended March 31, 2004	Three Months Ended June 30, 2004		Six Months Ended June 30, 2004
							Year Ended December 31, 2003
	2001	2002	2003
	(in millions)
Stock appreciation rights (income) expense (a)	$10	$3	$59	$4	$—	$1	$59	$1
Special charges (b)	416	(5)	5	(90)	28	(1)	5	8
Other restructuring charges (c)	—	—	26	—	10	5	26	15
Other (income) expense (d)	9	12	5	(19)	(3)	31	5	28
Other unusual items (e)	5	6	18	8	2	9	18	11

	$440	$16	$113	$(97)	$37	$45	$113	$63

(a)
Represents the expense associated with stock appreciation rights that will not be incurred subsequent to the Transactions as it is expected that the plan will be replaced with other management equity arrangements that will not result in a cash cost to Celanese.

(b)
Represents provisions for restructuring, asset impairment, transaction costs and other unusual expenses and income incurred outside the ordinary course of business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(c)
Represents the portion of restructuring charges (consisting of employee termination benefits) that were not included in special charges.

(d)
Represents other non-operating (income) expense (other than dividends). See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(e)
Represents primarily the expense associated with executive contract terminations, transaction costs not included in special charges, and rent expense paid to a variable interest entity that has been consolidated since the first quarter of 2004.

  The unusual items listed above exclude adjustments to reserves, principally environmental reserves and loss reserves at the captive insurance entities, made in the ordinary course of business resulting from changes in estimates based on favorable trends in environmental remediation and actuarial revaluations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(6)
EBITDA, as defined above, was also (increased) reduced by the following other non-cash items, each of which is further discussed below (unaudited):

	Predecessor					Successor
	Celanese						Pro Forma
	Year Ended December 31,			Six Months Ended June 30, 2003	Three Months Ended March 31, 2004	Three Months Ended June 30, 2004		Six Months Ended June 30, 2004
							Year Ended December 31, 2003
	2001	2002	2003
	(in millions)
Amortization included in pension and OPEB expense (a)	$10	$15	$28	$13	$8	$1	$4	$2
Adjustment to equity earnings (b)	11	79	(12)	(2)	4	(12)	(12)	(8)
Other non-cash charges (income) (c)	—	3	8	5	1	—	2	—
Purchase accounting for inventories (d)	—	—	—	—	—	49	—	—
Minority interests (e)	—	—	—	—	—	9	6	25

	$21	$97	$24	$16	$13	$47	$—	$19

(a)
Represents the portion of pension and other postretirement ("OPEB") expense resulting from amortization of unrecognized actuarial losses, prior service costs and transition obligations. In addition, the Issuer expects Celanese's future pension expense to be reduced as a result of the pre-funding of $463 million of pension contributions in connection with the Transactions. Assuming an annual long-term rate of return on plan assets of 7.93%, Celanese's annual pension expense would decrease by an additional $37 million. See "Unaudited Pro Forma Financial Information."

(b)
Represents the adjustment to reflect earnings of investments accounted for under the equity method on a cash basis.

(c)
Relates primarily to non-cash expense associated with stock option plans.

(d)
Represents the one-time charge to cost of sales resulting from purchase accounting for inventories.

(e)
Represents minority interest expense relating to the 15.7% of the Celanese Shares outstanding at June 30, 2004 that we did not own, net of actual dividends paid during the period. See note (7).

(7)
In the three months ended June 30, 2004, Celanese AG declared and paid a dividend of €0.12 ($0.14) per share for the year ended December 31, 2003. See "The Transactions" for information on future dividends that may be required under German law to be paid to Celanese AG's minority shareholders.

(8)
Trade working capital is defined as trade accounts receivable from third parties and affiliates net of allowance for doubtful accounts, plus inventories, less trade accounts payable to third parties and affiliates. For the calculation of trade working capital, see note (8) to "Selected Historical Financial Data."

(9)
Our mandatorily redeemable preferred stock was repaid with the proceeds of the offering of the senior subordinated notes that occurred on July 1, 2004.

RISK FACTORS

        An investment in our common stock involves risks. You should carefully consider the risks described below, together with the other information in this prospectus, before deciding to purchase any common stock.

Risks Related to the Acquisition of Celanese

        If the Domination Agreement ceases to be operative, the Issuer's managerial control over Celanese AG is limited.

        As of the date of this prospectus, we own 100% of the outstanding shares of Celanese Americas Corporation ("CAC") and approximately 84% of the outstanding shares of Celanese AG. Our access to cash flows of, and our control of, Celanese AG is subject to the continuing effectiveness of the Domination Agreement. See "The Transactions—Post-Tender Offer Events—Domination and Profit and Loss Transfer Agreement."

        The Domination Agreement is subject to legal challenges instituted by dissenting shareholders. Minority shareholders have filed nine actions against Celanese AG in the Frankfurt District Court (Landgericht), seeking, among other things, to set aside the shareholder resolutions passed at the extraordinary general meeting held on July 30 and 31, 2004 based, among other things, on the alleged violation of procedural requirements and information rights of the shareholders, to declare the Domination Agreement and the change in the fiscal year void and to prohibit Celanese AG from performing its obligations under the Domination Agreement. Pursuant to German law, the time period for the filing of such challenges has expired. Further, two additional minority shareholders have joined the proceedings via third party intervention in support of the plaintiffs. The Purchaser has joined the proceedings via third party intervention in support of Celanese AG. In addition, a German court could revoke the registration of the Domination Agreement in the commercial register. On August 2, 2004, two minority shareholders instituted public register proceedings with the Königstein Local Court (Amtsgericht) and the Frankfurt District Court, both with a view to have the registration of the Domination Agreement in the Commercial Register deleted (Amtslöschungsverfahren). See "Business—Legal Proceedings."

        If the Domination Agreement ceases to be operative, the Purchaser's ability, and thus our ability to control the board of management decisions of Celanese AG, will be significantly limited by German law. As a result, we may not be able to ensure that our strategy for the operation of our business can be fully implemented. In addition, our access to the operating cash flow of Celanese AG in order to fund payment requirements on our indebtedness will be limited, which could have a material adverse effect on the value of our common stock.

        If the Domination Agreement ceases to be operative, certain actions taken under the Domination Agreement might have to be reversed.

        If legal challenges of the Domination Agreement by dissenting shareholders of Celanese AG are successful, some or all actions taken under the Domination Agreement, including the Recent Restructuring, may be required to be reversed and the Purchaser may be required to compensate Celanese AG for damages caused by such actions. Any such event could have a material adverse effect on our ability to make payments on our indebtedness and on the value of our common stock.

        Minority shareholders may interfere with Celanese AG's future actions, which may prevent us from causing Celanese AG to take actions which may have beneficial effects for our shareholders.

        The Purchaser currently owns approximately 84% of the Celanese Shares. Shareholders unrelated to us hold the remainder of the outstanding Celanese Shares. German law provides certain rights to minority shareholders, which could have the effect of delaying, or interfering with, corporate actions

(including those requiring shareholder approval), such as the potential application for revocation of admission of the Celanese Shares to the Frankfurt Stock Exchange, the squeeze-out and the potential conversion of Celanese AG from its current legal form of a stock corporation into a limited partnership (Kommanditgesellschaft, KG) or a limited liability company (Gesellschaft mit beschränkter Haftung, GmbH) in accordance with the provisions of the German Transformation Act (Umwandlungsgesetz, UmwG). Minority shareholders may be able to delay or prevent the implementation of Celanese AG's corporate actions irrespective of the size of their shareholding. Any challenge by minority shareholders to the validity of a corporate action may be subject to judicial resolution that may substantially delay or hinder the implementation of such action. Such delays of, or interferences with, corporate actions as well as related litigation may limit our access to Celanese AG's cash flows and make it difficult or impossible for us to take or implement corporate actions which may be desirable in view of our operating or financial requirements, including actions which may have beneficial effects for our common stockholders.

        Celanese AG's board of management may refuse to comply with instructions given by the Purchaser pursuant to the Domination Agreement, which may prevent us from causing Celanese AG to take actions which may have beneficial effects for our shareholders.

        Under the Domination Agreement, the Purchaser is entitled to give instructions directly to the board of management of Celanese AG, including, but not limited to, instructions that are disadvantageous to Celanese AG, as long as such disadvantageous instructions benefit the Purchaser or the companies affiliated with either the Purchaser or Celanese AG. Celanese AG's board of management is required to comply with any such instruction, unless, at the time when such instruction is given, (i) it is, in the opinion of the board of management of Celanese AG, obviously not in the interests of the Purchaser or the companies affiliated with either the Purchaser or Celanese AG, (ii) in the event of a disadvantageous instruction, the negative consequences to Celanese AG are disproportionate to the benefits to the Purchaser or the companies affiliated with either the Purchaser or Celanese AG, (iii) compliance with the instruction would violate legal or statutory restrictions, (iv) compliance with the instruction would endanger the existence of Celanese AG or (v) it is doubtful whether the Purchaser will be able to fully compensate Celanese AG, as required by the Domination Agreement, for its annual loss (Jahresfehlbetrag) incurred during the fiscal year in which such instruction is given. The board of management of Celanese AG remains ultimately responsible for making the executive decisions for Celanese AG and the Purchaser, despite the Domination Agreement, is not entitled to act on behalf of, and has no power to legally bind, Celanese AG. The Celanese AG board of management may delay the implementation of, or refuse to implement, any of the Purchaser's instructions despite its general obligation to follow such instructions (with the exceptions mentioned above). Such delays of, or interferences with, compliance with the Purchaser's instructions by the board of management of Celanese AG may make it difficult or impossible for the Purchaser to implement corporate actions which may be desirable in view of our operating or financial requirements, including actions which may have beneficial effects for our common stockholders.

        The Purchaser will be required to ensure that Celanese AG pays a guaranteed fixed annual payment to the minority shareholders of Celanese AG, which may reduce the funds the Purchaser can otherwise make available to us.

        As long as the Purchaser does not own 100% of the outstanding Celanese Shares, the Domination Agreement requires, among other things, the Purchaser to ensure that Celanese AG makes a gross guaranteed fixed annual payment (Ausgleich) to minority shareholders of €3.27 per Celanese share less certain corporate taxes in lieu of any future dividend. Taking into account the circumstances and the tax rates at the time of the entering into of the Domination Agreement, the net guaranteed fixed annual payment is €2.89 per share for a full fiscal year. As of October 29, 2004, there were 7,951,482 Celanese Shares held by minority shareholders. The net guaranteed fixed annual payment may, depending on applicable corporate tax rates, in the future be higher, lower or the same as €2.89. The amount of this guaranteed fixed annual payment was calculated in accordance with applicable German law. The amount of the payment is currently under review in special award proceedings (Spruchverfahren). See "Business—Legal Proceedings." Such guaranteed fixed annual payments will be required regardless of whether the actual distributable profits per share of Celanese AG are higher, equal to, or lower than the amount of the guaranteed fixed annual payment per share. The guaranteed fixed annual payment will be payable for so long as there are minority shareholders of Celanese AG and the Domination Agreement remains in place. No dividends for the period after effectiveness of the Domination Agreement, other than the guaranteed fixed annual payment effectively paid by the Purchaser, are expected to be paid by Celanese AG. These requirements may reduce the funds the Purchaser can make available to the Issuer and its subsidiaries and, accordingly, diminish our ability to make payments, on our respective indebtedness. See "The Transactions—Post-Tender Offer Events—Domination and Profit and Loss Transfer Agreement."

        The amounts of the fair cash compensation and of the guaranteed fixed annual payment offered under the Domination Agreement may be increased, which may further reduce the funds the Purchaser can otherwise make available to us.

        As of the date of this prospectus, several minority shareholders of Celanese AG have initiated special award proceedings (Spruchverfahren) seeking the court's review of the amounts of the fair cash compensation (Abfindung) and of the guaranteed fixed annual payment (Ausgleich) offered under the Domination Agreement. So far, pleadings by several minority shareholders have been served on the Purchaser. As a result of these proceedings, the amounts of the fair cash compensation (Abfindung) and of the guaranteed fixed annual payment (Ausgleich) could be increased by the court. Any such increase may be substantial. All minority shareholders including those who have already received the fair cash compensation would be entitled to claim the respective higher amounts. This may reduce the funds the Purchaser can make available to the Issuer and its subsidiaries and, accordingly, diminish our ability to make payments on our indebtedness. See "Business—Legal Proceedings."

        The Purchaser may be required to compensate Celanese AG for annual losses, which may reduce the funds the Purchaser can otherwise make available to the Issuer.

        Under the Domination Agreement, the Purchaser is required, among other things, to compensate Celanese AG for any annual loss incurred, determined in accordance with German accounting requirements, by Celanese AG at the end of the fiscal year in which the loss was incurred. This obligation to compensate Celanese AG for annual losses will apply during the entire term of the Domination Agreement. If Celanese AG incurs losses during any period of the operative term of the Domination Agreement and if such losses lead to an annual loss of Celanese AG at the end of any given fiscal year during the term of the Domination Agreement, the Purchaser will be obligated to make a corresponding cash payment to Celanese AG to the extent that the respective annual loss is not fully compensated for by the dissolution of profit reserves (Gewinnrücklagen) accrued at the level of Celanese AG during the term of the Domination Agreement. The Purchaser may be able to reduce or avoid cash payments to Celanese AG by off-setting against such loss compensation claims by Celanese AG any valuable counterclaims against Celanese AG that the Purchaser may have. If the Purchaser was obligated to make cash payments to Celanese AG to cover an annual loss, we may not have sufficient funds to make payments on our indebtedness when due and, unless the Purchaser is able to obtain funds from a source other than annual profits of Celanese AG, the Purchaser may not be able to satisfy its obligation to fund such shortfall. See "The Transactions—Post-Tender Offer Events—Domination and Profit and Loss Transfer Agreement."

        Two of our subsidiaries have agreed to guarantee the Purchaser's obligation under the Domination Agreement, which may diminish our ability to make payments on our indebtedness.

        Our subsidiaries, BCP Caylux Holdings Luxembourg S.C.A. and BCP Crystal, have each agreed to provide the Purchaser with financing to strengthen the Purchaser's ability to fulfill its obligations under, or in connection with, the Domination Agreement and to ensure that the Purchaser will perform all of its obligations under, or in connection with, the Domination Agreement when such obligations become due, including, without limitation, the obligations to make a guaranteed fixed annual payment to the outstanding minority shareholders, to offer to acquire all outstanding Celanese Shares from the minority shareholders in return for payment of fair cash consideration and to compensate Celanese AG for any annual loss incurred by Celanese AG during the term of the Domination Agreement. If BCP Caylux Holdings Luxembourg S.C.A. and/or BCP Crystal are obligated to make payments under such guarantees or other security to the Purchaser and/or the minority shareholders, we may not have sufficient funds for payments on our indebtedness when due.

        Even if the minority shareholders' challenges to the Domination Agreement are unsuccessful and the Domination Agreement continues to be operative, we may not be able to receive distributions from Celanese AG sufficient to pay our obligations.

        Even if the minority shareholders' challenges to the Domination Agreement are unsuccessful and the Domination Agreement continues to be operative, we are limited in the amount of distributions we may receive in any year from Celanese AG. Under German law, the amount of distributions to the Purchaser will be determined based on the amount of unappropriated earnings generated during the term of the Domination Agreement as shown in the unconsolidated annual financial statements of Celanese AG, prepared in accordance with German accounting principles and as adopted and approved by resolutions of the Celanese AG board of management and supervisory board, which financial statements may be different from Celanese's consolidated financial statements under U.S. GAAP. Our share of these earnings, if any, may not be in amounts and at times sufficient to allow us to pay our indebtedness as it becomes due, which could have a material adverse effect on the value of the common stock.

        Certain of our subsidiaries must rely on payments from their own subsidiaries to fund payments on their indebtedness. Such funds may not be available in certain circumstances.

        Our subsidiaries, BCP Crystal and Crystal US Holdings 3 L.L.C. ("Crystal LLC"), are holding companies and all of their operations are conducted through their subsidiaries. Therefore, they depend on the cash flow of their subsidiaries, including Celanese, to meet their obligations, including obligations of approximately $2.6 billion (after giving effect to the Transactions, the Recent Restructuring and this offering, including the application of the estimated net proceeds therefrom) of our indebtedness. If the Domination Agreement ceases to be operative, such subsidiaries may be unable to meet their obligations under such indebtedness. Although the Domination Agreement became operative on October 1, 2004, it is subject to legal challenges instituted by dissenting shareholders. In August 2004, minority shareholders filed nine actions against Celanese AG in the Frankfurt District Court (Landgericht) seeking, among other things, to set aside the shareholder resolutions passed at the extraordinary general meeting held on July 30 and 31, 2004 based, among other things, on the alleged violation of procedural requirements and information rights of the shareholders, to declare the Domination Agreement and the change in the fiscal year void and to prohibit Celanese AG from performing its obligations under the Domination Agreement. Pursuant to German law, the time period for the filing of such challenges has expired. Further, two additional minority shareholders have joined the proceedings via third party intervention in support of the plaintiffs. The Purchaser has joined the proceedings via third party intervention to support Celanese AG. In addition, a German court could revoke the registration of the Domination Agreement in the commercial register. On August 2, 2004, two minority shareholders instituted public register proceedings with the Königstein Local Court (Amtsgericht) and the Frankfurt District Court, both with a view to have the registration of the Domination Agreement in the Commercial Register deleted (Amtslöschungsverfahren).

        The ability of the subsidiaries of BCP Crystal and Crystal LLC to make distributions to BCP Crystal and Crystal LLC by way of dividends, interest, return on investments, or other payments (including loans) or distributions is subject to various restrictions, including restrictions imposed by the senior credit facilities and indentures governing their indebtedness, and future debt may also limit or prohibit such payments. In addition, the ability of the subsidiaries to make such payments may be limited by relevant provisions of German and other applicable laws.

Risks Related to Our Indebtedness

        Our high level of indebtedness could diminish our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or the chemicals industry and prevent us from meeting obligations under our indebtedness.

        We are highly leveraged. On a pro forma basis as of June 30, 2004 after giving effect to the Transactions, the Recent Restructuring and this offering, including the application of the estimated net proceeds therefrom, our total debt would have been $2,986 million. See "Capitalization" for additional information.

        Our substantial debt could have important consequences for you, including:

  •
  making it more difficult for us to make payments on our debt;

  •
  increasing vulnerability to general economic and industry conditions;

  •
  requiring a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on indebtedness, therefore reducing our ability to use Celanese's cash flow to fund operations, capital expenditures and future business opportunities;

  •
  exposing us to the risk of increased interest rates as certain of our borrowings, including the floating rate term loan and borrowings under the senior credit facilities, are at variable rates of interest;

  •
  limiting our ability to obtain additional financing for working capital, capital expenditures, product development, debt service requirements, acquisitions and general corporate or other purposes; and

  •
  limiting our ability to adjust to changing market conditions and placing us at a competitive disadvantage compared to our competitors who have less debt.

        Despite our current high leverage, we and our subsidiaries may be able to incur substantially more debt. This could further exacerbate the risks of our high leverage.

        We may be able to incur substantial additional indebtedness in the future. The terms of our existing debt do not fully prohibit us from doing so. The revolving credit facilities provide commitments of up to $608 million. As of October 28, 2004, there were no outstanding borrowings under the revolving credit facilities and availability of $414 million (taking into account letters of credit issued under the revolving credit facilities). In addition, upon the occurrence of certain events, we may request an increase to the existing term loan facility in an amount not to exceed $175 million in the aggregate, subject to receipt of commitments by existing term loan lenders or other financial institutions reasonably acceptable to the administrative agent. If new debt is added to our current debt levels, the related risks that we now face could intensify.

        We may not be able to generate sufficient cash to service our indebtedness, and may be forced to take other actions to satisfy obligations under our indebtedness, which may not be successful.

        Our ability to satisfy our cash needs depends on cash on hand, receipt of additional capital, including possible additional borrowings, and receipt of cash from our subsidiaries by way of distributions, advances or cash payments. On a pro forma basis at June 30, 2004, giving pro forma effect to this offering and the use of proceeds as described under "Use of Proceeds," we had $2,982 million of total indebtedness. Debt service requirements consist of principal repayments aggregating $202 million in the next five years and $2,907 million thereafter (including $127 million of accreted value on the senior discount notes) and annual cash interest payments in excess of $200 million in each of the next five years. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Contractual Obligations."

        Our ability to make scheduled payments on or to refinance our debt obligations depends on the financial condition and operating performance of our subsidiaries, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We may not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness.

        If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets (including the Celanese Shares), seek additional capital or restructure or refinance our indebtedness. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. The senior credit facilities and the indentures governing our indebtedness restrict our ability to dispose of assets and use the proceeds from the disposition. We may not be able to consummate those dispositions or to obtain the proceeds which we could realize from them and these proceeds may not be adequate to meet any debt service obligations then due.

        Restrictive covenants in our debt instruments may limit our ability to engage in certain transactions and may diminish our ability to make payments on our indebtedness.

        The senior credit facilities, the floating rate term loan and the indentures governing our indebtedness contain various covenants that limit our ability to engage in specified types of transactions. These covenants limit the ability of Crystal LLC, BCP Crystal and their restricted subsidiaries to, among other things, incur additional indebtedness or issue preferred stock, pay dividends on or make other distributions on or repurchase their capital stock or make other restricted payments, make investments, and sell certain assets.

        In addition, the senior credit facilities contain covenants that require Celanese Holdings LLC ("Celanese Holdings") to maintain specified financial ratios and satisfy other financial condition tests. Celanese Holdings' ability to meet those financial ratios and tests can be affected by events beyond its control, and it may not be able to meet those tests at all. A breach of any of these covenants could result in a default under the senior credit facilities. Upon the occurrence of an event of default under the senior credit facilities, the lenders could elect to declare all amounts outstanding under the senior credit facilities to be immediately due and payable and terminate all commitments to extend further credit. If Celanese Holdings were unable to repay those amounts, the lenders under the senior credit facilities could proceed against the collateral granted to them to secure that indebtedness. Celanese Holdings has pledged a significant portion of its assets as collateral under the senior credit facilities. If the lenders under the senior credit facilities accelerate the repayment of borrowings, Celanese Holdings may not have sufficient assets to repay the senior credit facilities and its other indebtedness, which could have a material adverse effect on the value of our common stock.

        The terms of the senior credit facilities prohibit BCP Crystal and its subsidiaries from paying dividends or otherwise transferring their assets to us.

        Our operations are conducted through our subsidiaries and our ability to pay dividends is dependent on the earnings and the distribution of funds from our subsidiaries. However, the terms of the senior credit facilities prohibit BCP Crystal and its subsidiaries from paying dividends or otherwise transferring their assets to us. Accordingly, under the terms of the senior credit facilities, BCP Crystal and its subsidiaries may not make dividends to us to enable us to pay dividends on our common stock.

Risks Related to Our Business

        We are an international company and are exposed to general economic, political and regulatory conditions and risks in the countries in which we have significant operations.

        We operate in the global market and have customers in many countries. We have major facilities located in North America, Europe and Asia, including facilities in Germany, China, Japan, Korea and Saudi Arabia operated through joint ventures. Our principal customers are similarly global in scope, and the prices of our most significant products are typically world market prices. Consequently, our business and financial results are affected directly and indirectly by world economic, political and regulatory conditions.

        Conditions such as the uncertainties associated with war, terrorist activities, epidemics, pandemics or political instability in any of the countries in which we operate could affect us by causing delays or losses in the supply or delivery of raw materials and products as well as increased security costs, insurance premiums and other expenses. These conditions could also result in or lengthen economic recession in the United States, Europe, Asia or elsewhere. Moreover, changes in laws or regulations, such as unexpected changes in regulatory requirements (including import or export licensing requirements), or changes in the reporting requirements of United States, German or European Union governmental agencies, could increase the cost of doing business in these regions. Any of these conditions may have an effect on our business and financial results as a whole and may result in volatile current and future prices for our securities, including the common stock.

        Cyclicality in the industrial chemicals industry has in the past and may in the future result in reduced operating margins or in operating losses.

        Consumption of the basic chemicals that we manufacture, in particular those in acetyl products, such as methanol, formaldehyde, acetic acid and vinyl acetate monomer, has increased significantly over the past 30 years. Despite this growth in consumption, producers have experienced alternating periods of inadequate capacity and excess capacity for these products. Periods of inadequate capacity, including some due to raw material shortages, have usually resulted in increased selling prices and operating margins. This has often been followed by periods of capacity additions, which have resulted in declining capacity utilization rates, selling prices and operating margins.

        We expect that these cyclical trends in selling prices and operating margins relating to capacity shortfalls and additions will likely persist in the future, principally due to the continuing combined impact of five factors:

  •
  Significant capacity additions, whether through plant expansion or construction, can take two to three years to come on stream and are therefore necessarily based upon estimates of future demand.

  •
  When demand is rising, competition to build new capacity may be heightened because new capacity tends to be more profitable, with a lower marginal cost of production. This tends to amplify upswings in capacity.

  •
  When demand is falling, the high fixed cost structure of the capital-intensive chemicals industry leads producers to compete aggressively on price in order to maximize capacity utilization.

  •
  As competition in these products is focused on price, being a low-cost producer is critical to profitability. This favors the construction of larger plants, which maximize economies of scale, but which also lead to major increases in capacity that can outstrip current growth in demand.

  •
  Cyclical trends in general business and economic activity produce swings in demand for chemicals.

        We believe that the basic chemicals industry, particularly in the commodity chemicals manufactured by our Chemical Products segment, is currently characterized by overcapacity, and that there may be further capacity additions in the next few years.

        The length and depth of product and industry business cycles of our markets, particularly in the automotive, electrical, construction and textile industries, may result in reduced operating margins or in operating losses.

        Some of the markets in which our customers participate, such as the automotive, electrical, construction and textile industries, are cyclical in nature, thus posing a risk to us which is beyond our control. These markets are highly competitive, to a large extent driven by end-use markets, and may experience overcapacity, all of which may affect demand for and pricing of our products.

        We are subject to risks associated with the increased volatility in raw materials prices and the availability of key raw materials.

        We purchase significant amounts of natural gas, ethylene, butane, and propylene from third parties for use in our production of basic chemicals in the Chemical Products segment, principally methanol, formaldehyde, acetic acid, vinyl acetate monomer, as well as oxo products. We use a portion of our output of these chemicals, in turn, as inputs in the production of further products in all our segments. We also purchase significant amounts of cellulose or wood pulp for use in our production of cellulose acetate in the Acetate Products segment. We purchase significant amounts of natural gas, electricity, coal and fuel oil to supply the energy required in our production processes.

        Prices of natural gas, oil and other hydrocarbons have increased dramatically in 2004. To the extent this trend continues and we are unable to pass through these price increases to our customers, our operating profit and results of operations may be less favorable than expected.

        We are exposed to any volatility in the prices of our raw materials and energy. Although we have agreements providing for the supply of natural gas, ethylene, propylene, wood pulp, electricity, coal and fuel oil, the contractual prices for these raw materials and energy vary with market conditions and may be highly volatile. Factors which have caused volatility in our raw material prices in the past and which may do so in the future include:

  •
  Shortages of raw materials due to increasing demand, e.g., from growing uses or new uses;

  •
  Capacity constraints, e.g., due to construction delays, strike action or involuntary shutdowns;

  •
  The general level of business and economic activity; and

  •
  The direct or indirect effect of governmental regulation.

        We strive to improve profit margins of many of our products through price increases when warranted and accepted by the market; however, our operating margins may decrease if we cannot pass on increased raw material prices to customers, or we may not be able to capture the benefit of raw material price declines if raw material prices fall to levels below those at which we are committed to purchase under forward purchase contracts. Even in periods during which raw material prices decline, we may suffer decreasing operating profit margins if raw material price reductions occur at a slower rate than decreases in the selling prices of our products.

        A substantial portion of our products and raw materials are commodities whose prices fluctuate as market supply/demand fundamentals change. We manage our exposure through the use of derivative instruments and forward purchase contracts for commodity price hedging, entering into long-term supply agreements, and multi-year purchasing and sales agreements. Our policy, for the majority of our natural gas and butane requirements, allows entering into supply agreements and forward purchase or cash-settled swap contracts, generally for up to 24 months. During the first six months of 2004, we did not enter into any forward contracts for our butane requirements and, for natural gas, had positions covering about 35% of our North American Chemical Products segment requirements primarily as a result of forward contracts entered into in 2003. In the future, we may modify our practice of purchasing a portion of our commodity requirements forward, and consider utilizing a variety of other raw material hedging instruments in addition to forward purchase contracts in accordance with changes in market conditions. As these forward contracts expire, we may be exposed to future price fluctuations if the forward purchase contracts are not replaced, or if we elect to replace them, we may have to do so at higher costs. Although we seek to offset increases in raw material prices with corresponding increases in the prices of our products, we may not be able to do so, and there may be periods when such product price increases lag behind raw material cost increases.

        We have a policy of maintaining, when available, multiple sources of supply for raw materials. However, some of our individual plants may have single sources of supply for some of their raw materials, such as carbon monoxide and acetaldehyde. We may not be able to obtain sufficient raw materials due to unforeseen developments that would cause an interruption in supply. Even if we have multiple sources of supply for a raw material, these sources may not make up for the loss of a major supplier. Nor can there be any guarantee that profitability will not be affected should we be required to qualify additional sources of supply in the event of the loss of a sole or a major supplier.

        Failure to develop new products and production technologies or to implement productivity and cost reduction initiatives successfully may harm our competitive position.

        Our operating results, especially in our Performance Products and Technical Polymers Ticona segments, depend significantly on the development of commercially viable new products, product grades and applications, as well as production technologies. If we are unsuccessful in developing new products, applications and production processes in the future, our competitive position and operating results will be negatively affected. Likewise, we have undertaken and are continuing to undertake initiatives in all segments to improve productivity and performance and to generate cost savings. These initiatives may not be completed or beneficial or the estimated cost savings from such activities may not be realized.

        Frankfurt airport expansion could require us to reduce production capacity of, limit expansion potential of, or incur relocation costs for our Kelsterbach plant which would lead to significant additional costs.

        The Frankfurt airport's expansion plans include the construction of an additional runway. One of the three sites under consideration, the northwest option, would be located in close proximity to our Kelsterbach production plant. The construction of this particular runway could have a negative effect on the plant's current production capacity and future development. While the government of the state of Hesse and the owner of the Frankfurt airport promote the expansion of the northwest option, it is uncertain whether this option is in accordance with applicable laws. Although the government of the state of Hesse expects the plan approval for the airport expansion in 2007 and the start of operations in 2009-2010, neither the final outcome of this matter nor its timing can be predicted at this time.

        Environmental regulations and other obligations relating to environmental matters could subject us to liability for fines, clean-ups and other damages, require us to incur significant costs to modify our operations and increase our manufacturing and delivery costs.

        Costs related to our compliance with environmental laws concerning, and potential obligations with respect to, contaminated sites may have a significant negative impact on our operating results. These include obligations related to sites currently or formerly owned or operated by us, or where waste from our operations was disposed. We also have obligations related to the indemnity agreement contained in the demerger and transfer agreement between Celanese and Hoechst, also referred to as the demerger agreement, for environmental matters arising out of certain divestitures that took place prior to the demerger. Our accruals for environmental remediation obligations, $159 million as of December 31, 2003, may be insufficient if the assumptions underlying those accruals prove incorrect or if we are held responsible for currently undiscovered contamination. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Environment Liabilities," notes 23 and 24 to the Celanese Consolidated Financial Statements and note 12 to the Issuer Interim Consolidated Financial Statements.

        Our operations are subject to extensive international, national, state, local, and other supranational laws and regulations that govern environmental and health and safety matters. We incur substantial capital and other costs to comply with these requirements. If we violate them, we can be held liable for substantial fines and other sanctions, including limitations on our operations as a result of changes to or revocations of environmental permits involved. Stricter environmental, safety and health laws, regulations and enforcement policies could result in substantial costs and liabilities to us or limitations on our operations and could subject our handling, manufacture, use, reuse or disposal of substances or pollutants to more rigorous scrutiny than at present. Consequently, compliance with these laws could result in significant capital expenditures as well as other costs and liabilities and our business and operating results may be less favorable than expected. For example, various regulations in the United States, including the Miscellaneous Organic National Emissions Standards for Hazardous Air Pollutants (NESHAP) regulations, and various approaches to regulating boilers and incinerators, including the NESHAPs for Industrial/Commercial/Institutional Boilers and Process Heaters, will impose additional requirements on our operations. Although some of these rules have been finalized, a significant portion of the NESHAPs for Industrial/Commercial/Institutional Boilers and Process Heaters regulation that provides for a low risk alternative method of compliance for hydrogen chloride emissions has been challenged in a federal court. We cannot predict the outcome of this challenge, which could if successful significantly increase our cost to comply with this regulation. If the challenge is successful, our compliance costs could be substantial. As another example, recent European Union regulations will require a trading system for carbon dioxide emissions to be in place by January 1, 2005. This regulation will affect our power plants at the Kelsterbach, Oberhausen and Lanaken sites, as well as power plants operated by InfraServ entities. The InfraServ entities may be required to purchase carbon dioxide credits, which could result in increased operating costs, or may be required to develop additional cost-effective methods to reduce carbon dioxide emissions further, which could result in increased capital expenditures.

        We are also involved in several claims, lawsuits and administrative proceedings relating to environmental matters. An adverse outcome in any of them may negatively affect our earnings and cash flows in a particular reporting period.

        Changes in environmental, health and safety regulatory requirements could lead to a decrease in demand for our products.

        New or revised governmental regulations relating to health, safety and the environment may also affect demand for our products.

        Pursuant to the European Union regulation on Risk Assessment of Existing Chemicals, the European Chemicals Bureau of the European Commission has been conducting risk assessments on approximately 140 major chemicals. Some of the chemicals initially being evaluated include vinyl acetate monomer or VAM, which we produce. These risk assessments entail a multi-stage process to determine to what extent the European Commission should classify the chemical as a carcinogen and, if so, whether this classification and related labeling requirements should apply only to finished products that contain specified threshold concentrations of a particular chemical. In the case of VAM, a final ruling is not expected until the end of 2004. We and other VAM producers are participating in this process with detailed scientific analyses supporting the industry's position that VAM is not a probable human carcinogen and that labeling of final products should not be required. If labeling is required, then it should depend on relatively high parts per million of residual VAM in these end products. We cannot predict the outcome or effect of any final ruling.

        Several recent studies have investigated possible links between formaldehyde exposure and various end points including leukemia. The International Agency for Research on Cancer or IARC recently reclassified formaldehyde from Group 2A (probable human carcinogen) to Group 1 (known human carcinogen) based on studies linking formaldehyde exposure to nasopharyngeal cancer, a rare cancer in humans. IARC also concluded that there is insufficient evidence for a causal association between leukemia and occupational exposure to formaldehyde, although it also characterized evidence for such an association as strong. The results of IARC's review will be examined by government agencies with responsibility for setting worker and environmental exposure standards and labeling requirements. We are a producer of formaldehyde and plastics derived from formaldehyde. We are participating together with other producers and users in the evaluations of these findings. We cannot predict the final effect of IARC's reclassification.

        Other recent initiatives will potentially require toxicological testing and risk assessments of a wide variety of chemicals, including chemicals used or produced by us. These initiatives include the Voluntary Children's Chemical Evaluation Program and High Production Volume Chemical Initiative in the United States, as well as various European Commission programs, such as the new European Environment and Health Strategy, commonly known as SCALE, as well as the Proposal for the Registration, Evaluation, Authorization and Restriction of Chemicals or REACH. REACH, which the European Commission proposed in October 2003, will establish a system to register and evaluate chemicals manufactured in, or imported to, the European Union. Depending on the final ruling, additional testing, documentation and risk assessments will occur for the chemical industry. This will affect European producers of chemicals as well as all chemical companies worldwide that export to member states of the European Union. The final ruling has not yet been decided.

        The above-mentioned assessments in the United States and Europe may result in heightened concerns about the chemicals involved, and in additional requirements being placed on the production, handling, labeling or use of the subject chemicals. Such concerns and additional requirements could increase the cost incurred by our customers to use our chemical products and otherwise limit the use of these products, which could lead to a decrease in demand for these products.

        Our production facilities handle the processing of some volatile and hazardous materials that subject it to operating risks that could have a negative effect on its operating results.

        Our operations are subject to operating risks associated with chemical manufacturing, including the related storage and transportation of raw materials, products and wastes. These hazards include, among other things:

  •
  pipeline and storage tank leaks and ruptures;

  •
  explosions and fires; and

  •
  discharges or releases of toxic or hazardous substances.

        These operating risks can cause personal injury, property damage and environmental contamination, and may result in the shutdown of affected facilities and the imposition of civil or criminal penalties. The occurrence of any of these events may disrupt production and have a negative effect on the productivity and profitability of a particular manufacturing facility and our operating results and cash flows.

        We maintain property, business interruption and casualty insurance which we believe is in accordance with customary industry practices, but we cannot predict whether this insurance will be adequate to fully cover all potential hazards incidental to our business.

        Our significant non-U.S. operations expose us to global exchange rate fluctuations that could impact our profitability.

        We are exposed to market risk through commercial and financial operations. Our market risk consists principally of exposure to fluctuations in currency exchange and interest rates.

        As we conduct a significant portion of our operations outside the United States, fluctuations in currencies of other countries, especially the euro, may materially affect our operating results. For example, changes in currency exchange rates may affect:

  •
  The relative prices at which we and our competitors sell products in the same market; and

  •
  The cost of items required in our operations.

        We use financial instruments to hedge our exposure to foreign currency fluctuations. More than 90% of outstanding foreign currency contracts are used to hedge the foreign currency denominated intercompany net receivables. The net notional amounts under such foreign currency contracts outstanding at December 31, 2003 were $765 million. The hedging activity of foreign currency denominated intercompany net receivables resulted in a cash inflow of approximately $180 million in 2003. These positive effects may not be indicative of future effects.

        A substantial portion of our net sales is denominated in currencies other than the U.S. dollar. In our consolidated financial statements, we translate our local currency financial results into U.S. dollars based on average exchange rates prevailing during a reporting period or the exchange rate at the end of that period. During times of a strengthening U.S. dollar, at a constant level of business, our reported international sales, earnings, assets and liabilities will be reduced because the local currency will translate into fewer U.S. dollars. We estimate that the translation effects of changes in the value of other currencies against the U.S. dollar increased net sales by approximately 3% for the six months ended June 30, 2004 and the year ended December 31, 2003 and increased net sales by approximately 2% in 2002. We estimate that the translation effects of changes in the value of other currencies against the U.S. dollar decreased total assets by 1% for the six months ended June 30, 2004 and increased total assets by approximately 5% in 2003.

        In addition to currency translation risks, we incur a currency transaction risk whenever one of our operating subsidiaries enters into either a purchase or a sales transaction using a different currency from the currency in which we receive revenues. Given the volatility of exchange rates, we may not be able to manage our currency transaction and/or translation risks effectively, or volatility in currency exchange rates may expose our financial condition or results of operations to a significant additional risk. Since a significant portion of our indebtedness is and will be denominated in U.S. dollars, a strengthening of the U.S. dollar could make it more difficult for us to repay our indebtedness.

        Significant changes in pension fund investment performance or assumptions relating to pension costs may have a material effect on the valuation of pension obligations, the funded status of pension plans, and our pension cost.

        Our funding policy for pension plans is to accumulate plan assets that, over the long run, will approximate the present value of projected benefit obligations. Our pension cost is materially affected by the discount rate used to measure pension obligations, the level of plan assets available to fund those obligations at the measurement date and the expected long-term rate of return on plan assets. Significant changes in investment performance or a change in the portfolio mix of invested assets can result in corresponding increases and decreases in the valuation of plan assets, particularly equity securities, or in a change of the expected rate of return on plan assets. A change in the discount rate would result in a significant increase or decrease in the valuation of pension obligations, affecting the reported funded status of our pension plans as well as the net periodic pension cost in the following fiscal years. Similarly, changes in the expected return on plan assets can result in significant changes in the net periodic pension cost of the following fiscal years.

        We have preliminarily recorded a significant amount of goodwill and other identifiable intangible assets, and we may never realize the full value of our intangible assets.

        In connection with the Transactions, we have recorded a significant amount of goodwill and other identifiable intangible assets. Goodwill and other net identifiable intangible assets were approximately $856 million as of June 30, 2004, or 12% of our total assets based on preliminary purchase accounting. Goodwill and net identifiable intangible assets are recorded at fair value on the date of acquisition and, in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards ("SFAS") No. 142, Goodwill and Other Intangible Assets, will be reviewed at least annually for impairment. Impairment may result from, among other things, deterioration in our performance, adverse market conditions, adverse changes in applicable laws or regulations, including changes that restrict the activities of or affect the products and services sold by our business, and a variety of other factors. The amount of any quantified impairment must be expensed immediately as a charge to results of operations. Depending on future circumstances, it is possible that we may never realize the full value of our intangible assets. Any future determination of impairment of a significant portion of goodwill or other identifiable intangible assets would have an adverse effect on our financial condition and results of operations.

  Celanese may be required to make payments to Hoechst.

        Under its 1999 demerger agreement with Hoechst, Celanese agreed to indemnify Hoechst for environmental liabilities that Hoechst may incur with respect to Celanese's German production sites, which were transferred from Hoechst to Celanese in connection with the demerger. Celanese also has an obligation to indemnify Hoechst against liabilities for environmental damages or contamination arising under certain divestiture agreements entered into by Hoechst prior to the demerger. As the indemnification obligations depend on the occurrence of unpredictable future events, the costs associated with them are not yet determinable and may materially affect operating results.

        Celanese's obligation to indemnify Hoechst against liabilities for environmental contamination in connection with the divestiture agreements is subject to the following thresholds (translated into U.S. dollars using the December 31, 2003 exchange rate):

  •
  Celanese will indemnify Hoechst for the total amount of these liabilities up to €250 million (approximately $315 million);

  •
  Hoechst will bear the full amount of those liabilities between €250 million (approximately $315 million) and €750 million (approximately $950 million); and

  •
  Celanese will indemnify Hoechst for one third of those liabilities for amounts exceeding €750 million (approximately $950 million).

        Celanese has made payments through December 31, 2003 of $35 million for environmental contamination liabilities in connection with the divestiture agreements, and may be required to make additional payments in the future. As of December 31, 2003, we have reserves of approximately $53 million for this contingency, and may be required to record additional reserves in the future.

        Also, Celanese has undertaken in the demerger agreement to indemnify Hoechst to the extent that Hoechst is required to discharge liabilities, including tax liabilities, in relation to assets included in the demerger, where such liabilities have not been demerged due to transfer or other restrictions. Celanese has not made any payments to Hoechst in 2004 and did not make any payments in either 2003 or 2002 in connection with this indemnity.

        Under the demerger agreement, Celanese will also be responsible, directly or indirectly, for all of Hoechst's obligations to past employees of businesses that were demerged to Celanese. Under the demerger agreement, Hoechst agreed to indemnify Celanese from liabilities (other than liabilities for environmental contamination) stemming from the agreements governing the divestiture of Hoechst's polyester businesses, which were demerged to Celanese, insofar as such liabilities relate to the European part of that business. Hoechst has also agreed to bear 80 percent of the financial obligations arising in connection with the government investigation and litigation associated with the sorbates industry for price fixing described in "Business—Legal Proceedings—Sorbates Antitrust Actions" and note 23 to the Celanese Consolidated Financial Statements and note 12 to the Interim Consolidated Financial Statements, and Celanese has agreed to bear the remaining 20 percent.

        Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly and affect our operating results.

        Certain of our borrowings, primarily borrowings under the senior credit facilities, are at variable rates of interest and expose us to interest rate risk. If interest rates increase, which we expect to occur, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income and cash available for servicing our indebtedness would decrease. On a pro forma basis as of June 30, 2004, we had $1,047 million of variable rate debt. A 1% increase in interest rates would increase annual interest expense by approximately $10 million.

        We may enter into interest rate swap agreements to reduce the exposure of interest rate risk inherent in our debt portfolio. We have, in the past, used swaps for hedging purposes only.

        Because our Sponsor controls us and will continue to control us after this offering, the influence of our public shareholders over significant corporate actions will be limited, and conflicts of interest between our Sponsor and us or you could arise in the future.

        After the consummation of this offering, our Sponsor (as defined in this prospectus) will beneficially own approximately            % of our common stock, or approximately             % of our common stock if the underwriters exercise in full their over-allotment option to purchase additional shares. As a result, our Sponsor has control over our decisions to enter into any corporate transaction and will have the ability to prevent any transaction that requires the approval of equityholders regardless of whether or not other equityholders or noteholders believe that any such transactions are in their own best interests. For example, our Sponsor could cause us to make acquisitions that increase our indebtedness or sell revenue-generating assets. Additionally, our Sponsor is in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. Our Sponsor may also pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us. So long as our Sponsor continues to own a significant amount of our equity, even if such amount is less than 50%, it will continue to be able to significantly influence or effectively control our decisions.

        We are a "controlled company" within the meaning of The New York Stock Exchange rules and, as a result, are exempt from certain corporate governance requirements.

        Upon completion of this offering, our Sponsor will continue to control a majority of our outstanding common stock. As a result, we are a "controlled company" within the meaning of the New York Stock Exchange corporate governance standards. Under the New York Stock Exchange rules, a company of which more than 50% of the voting power is held by another company is a "controlled company" and need not comply with certain requirements, including (1) the requirement that a majority of the board of directors consist of independent directors, (2) the requirement that the nominating committee be composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities, (3) the requirement that the compensation committee be composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities and (4) the requirement for an annual performance evaluation of the nominating/corporate governance and compensation committees. Following this offering, we intend to utilize these exemptions. As a result, we will not have a majority of independent directors nor will our nominating and compensation committees consist entirely of independent directors. Accordingly, you will not have the same protections afforded to shareholders of companies that are subject to all of the New York Stock Exchange corporate governance requirements.

        Our future success will depend in part on our ability to protect our intellectual property rights, and our inability to enforce these rights could reduce our ability to maintain our market position and our margins.

        We attach great importance to patents, trademarks, copyrights and product designs in order to protect our investment in research and development, manufacturing and marketing. Our policy is to seek the widest possible protection for significant product and process developments in its major markets. Patents may cover products, processes, intermediate products and product uses. Protection for individual products extends for varying periods in accordance with the date of patent application filing and the legal life of patents in the various countries. The protection afforded, which may also vary from country to country, depends upon the type of patent and its scope of coverage. Our continued growth strategy may bring us to regions of the world where intellectual property protection may be limited and difficult to enforce. We are currently pursuing a number of matters relating to the infringement of our acetic acid patents. If these efforts are unsuccessful, our revenues, results of operations and cash flows in the Chemical Products segment may be adversely affected. Some of our earlier acetic acid patents will expire in 2007; other patents covering acetic acid are presently pending.

        As patents expire, the products and processes described and claimed in those patents become generally available for use by the public. Our European and U.S. patents for making Sunett, an important product in our Performance Products segment, expire in 2005, which will reduce our ability to realize revenues from making Sunett due to increased competition and potential limitations and will result in our results of operations and cash flows relating to the product being less favorable than today.

        We also seek to register trademarks extensively as a means of protecting the brand names of our products, which brand names become more important once the corresponding patents have expired. If we are not successful in protecting our trademark rights, our revenues, results of operations and cash flows may be adversely affected.

Risks Related to this Offering

        There is no existing market for our common stock, and we do not know if one will develop to provide you with adequate liquidity.

        There has not been a public market for the Issuer's common stock. We cannot predict the extent to which investor interest in our company will lead to the development of a trading market on The New York Stock Exchange or otherwise or how liquid that market might become. The initial public offering price for the shares will be determined by negotiations between us and the representative of the underwriters and may not be indicative of prices that will prevail in the open market following this offering.

        Future sales of our shares could depress the market price of our common stock.

        The market price of our common stock could decline as a result of sales of a large number of shares of common stock in the market after the offering or the perception that such sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

        We, our executive officers and directors and the Original Stockholders have agreed with the underwriters not to sell, dispose of or hedge any shares of our common stock or securities convertible into or exchangeable for shares of our common stock, subject to specified exceptions, during the period from the date of this prospectus continuing through the date that is 180 days after the date of this prospectus, except with the prior written consent of                        .

        After this offering, we will have approximately    million shares of common stock outstanding. Of those shares, the approximately            million shares we are offering will be freely tradeable. The approximately            million shares that were outstanding immediately prior to this offering will be eligible for resale from time to time after the expiration of the 180-day lock-up period, subject to contractual and Securities Act restrictions. None of those shares may be currently resold under Rule 144(k) without regard to volume limitations and approximately            million shares may be sold subject to the volume, manner of sale and other conditions of Rule 144. After the expiration of the 180-day lock-up period, the Original Stockholders, which collectively beneficially own            million shares, will have the ability to cause us to register the resale of their shares.

        The market price of our common stock may be volatile, which could cause the value of your investment to decline.

        Securities markets worldwide experience significant price and volume fluctuations. This market volatility, as well as general economic, market or political conditions, could reduce the market price of the common stock in spite of our operating performance. In addition, our operating results could be below the expectations of public market analysts and investors, and in response, the market price of our common stock could decrease significantly. You may be unable to resell your shares of our common stock at or above the initial public offering price.

        The book value of shares of common stock purchased in the offering will be immediately diluted.

        Investors who purchase common stock in the offering will suffer immediate dilution of $                  per share in the pro forma net tangible book value per share after giving effect to the contemplated use of proceeds from this offering. See "Dilution."

        Provisions in our certificate of incorporation and bylaws, as well as our shareholders' rights plan may discourage a takeover attempt.

        Provisions contained in our certificate of incorporation and bylaws could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our shareholders. Provisions of our certificate of incorporation and bylaws impose various procedural and other requirements, which could make it more difficult for shareholders to effect certain corporate actions. For example, our certificate of incorporation authorizes our board of directors to determine the rights, preferences, privileges and restrictions of unissued series of preferred stock, without any vote or action by our shareholders. Thus, our board of directors can authorize and issue shares of preferred stock with voting or conversion rights that could adversely affect the voting or other rights of holders of our common stock. These rights may have the effect of delaying or deterring a change of control of our company. In addition, a change of control of our company may be delayed or deterred as a result of our having three classes of directors or as a result of the shareholders' rights plan expected to be adopted by our board of directors prior to the consummation of this offering. These provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock. See "Description of Capital Stock."

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains certain forward-looking statements and information relating to us that are based on the beliefs of our management as well as assumptions made by, and information currently available to, us. These statements include, but are not limited to, statements about our strategies, plans, objectives, expectations, intentions, expenditures, and assumptions and other statements contained in this prospectus that are not historical facts. When used in this document, words such as "anticipate," "believe," "estimate," "expect," "intend," "plan" and "project" and similar expressions, as they relate to us are intended to identify forward-looking statements. These statements reflect our current views with respect to future events, are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Further, certain forward-looking statements are based upon assumptions as to future events that may not prove to be accurate.

        Many factors could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements. These factors include, among other things:

  •
  changes in general economic, business, political and regulatory conditions in the countries or regions in which we operate;

  •
  the length and depth of product and industry business cycles particularly in the automotive, electrical, electronics, construction and textile industries;

  •
  changes in the price and availability of raw materials, particularly changes in the demand for, supply of, and market prices of fuel oil, natural gas, coal, wood pulp, electricity and petrochemicals such as ethylene, propylene and butane, including changes in production quotas in OPEC countries and the deregulation of the natural gas transmission industry in Europe;

  •
  the ability to pass increases in raw material prices on to customers or otherwise improve margins through price increases;

  •
  the ability to maintain plant utilization rates and to implement planned capacity additions and expansions;

  •
  the ability to reduce production costs and improve productivity by implementing technological improvements to existing plants;

  •
  the existence of temporary industry surplus production capacity resulting from the integration and start-up of new world-scale plants;

  •
  increased price competition and the introduction of competing products by other companies;

  •
  the ability to develop, introduce and market innovative products, product grades and applications, particularly in the Technical Polymers Ticona and Performance Products segments of our business;

  •
  changes in the degree of patent and other legal protection afforded to our products;

  •
  compliance costs and potential disruption or interruption of production due to accidents or other unforeseen events or delays in construction of facilities;

  •
  potential liability for remedial actions under existing or future environmental regulations;

  •
  potential liability resulting from pending or future litigation, or from changes in the laws, regulations or policies of governments or other governmental activities in the countries in which we operate;

  •
  changes in currency exchange rates and interest rates;

  •
  changes in the composition or restructuring of us or our subsidiaries and the successful completion of acquisitions, divestitures and joint venture activities;

  •
  pending or future challenges to the Domination Agreement and continuing access to the cash flows of Celanese AG; and

  •
  various other factors, both referenced and not referenced in this prospectus.

        Many of these factors are macroeconomic in nature and are, therefore, beyond our control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from those described in this prospectus as anticipated, believed, estimated, expected, intended, planned or projected. We neither intend nor assume any obligation to update these forward-looking statements, which speak only as of their dates.

SPECIAL NOTE REGARDING NON-GAAP FINANCIAL MEASURES

        The body of generally accepted accounting principles is commonly referred to as "GAAP." For this purpose, a non-GAAP financial measure is generally defined by the SEC as one that purports to measure historical or future financial performance, financial position or cash flows but excludes or includes amounts that would not be so adjusted in the most comparable U.S. GAAP measure. From time to time we disclose non-GAAP financial measures, primarily EBITDA and Adjusted EBITDA, as defined below. The non-GAAP financial measures described in this prospectus should not be viewed in isolation and are not a substitute for GAAP measures of earnings and cash flows.

EBITDA

        EBITDA is defined as earnings (loss) from continuing operations, plus interest expense net of interest income, income taxes and depreciation and amortization.

        Management uses EBITDA as a basis for measuring performance:

  •
  Our management and the board of directors use EBITDA to compare our performance to others in the industry and across different industries and in assessing the value of the business.

  •
  Our management and the board of directors use EBITDA multiples as one criterion in valuing potential acquisitions.

  •
  Management uses EBITDA and EBITDA margin (EBITDA divided by sales), adjusted for earnings of affiliates, special charges, and other (income) expense, on a consolidated basis to assess overall operating performance and to benchmark that performance against others in the industry, on a current basis and over time.

  •
  Management uses both Operating Profit and EBITDA, adjusted for earnings of affiliates, special charges, stock appreciation rights and other (income) expense, as the primary measures to evaluate ongoing overall, business segment and business line performance.

        Management believes EBITDA is helpful in highlighting trends on an overall basis and in the business segments because EBITDA excludes the results of decisions that are outside the control of operating management and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which the company operates and capital investments. In addition, EBITDA provides more comparability between the historical results of Celanese AG and our results which reflect purchase accounting and the new capital structure.

Adjusted EBITDA

        Adjusted EBITDA, as defined in our indentures and senior credit facilities, differs from EBITDA, as defined above. Adjusted EBITDA is defined as EBITDA further adjusted to exclude unusual items, non-cash items and other adjustments specifically required in calculating covenant compliance

        Management uses Adjusted EBITDA, on a consolidated basis, to evaluate liquidity and financial flexibility, which is particularly important given our leverage. This measure forms the basis for certain financial covenants in our long-term debt that could impact our ability to incur additional indebtedness and make restricted payments. If Adjusted EBITDA were to decline below certain levels, covenants that are based on Adjusted EBITDA, including the interest coverage ratio and fixed charge coverage ratio covenants, could result in, among other things, a default or mandatory prepayment under the senior credit facilities or the inability to pay dividends. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Covenants."

Limitations

        EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation, or as substitutes for analysis of our results as reported under GAAP. An investor or potential investor may find any one or all of these items important in evaluating performance, results of operations, financial position and liquidity. Some of these limitations are:

  •
  EBITDA and Adjusted EBITDA do not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our debt;

  •
  EBITDA and Adjusted EBITDA do not reflect cash tax payment requirements;

  •
  EBITDA and Adjusted EBITDA do not reflect cash expenditures, future requirements for capital expenditures or contractual commitments;

  •
  Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements;

  •
  EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

  •
  Adjusted EBITDA excludes non-cash income or expense that may be indicative of future needs for capital expenditures, for development or acquisition of intangible assets or relevant trends causing asset value changes;

  •
  Adjusted EBITDA excludes certain unusual expenses that we consider non-operating or that are permitted adjustments under our covenant tests, such as franchise taxes and the Sponsor monitoring fee. In the future we will incur expenses such as those used in calculating Adjusted EBITDA. Our presentation of Adjusted EBITDA does not mean that our future results will be unaffected by unusual or nonrecurring items; and

  •
  Other companies in our industry may calculate these measures differently than we do, limiting their usefulness as comparative measures.

        Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Management also uses other metrics to evaluate capital structure, tax planning and capital investment decisions. For example, management uses credit ratings and net debt ratios to evaluate capital structure, effective tax rate by jurisdiction to evaluate tax planning, and payback period and internal rate of return to evaluate capital investments. Management also uses trade working capital to evaluate its investment in receivables and inventory, net of payables.

        EBITDA and Adjusted EBITDA are also presented because management believes such measures are frequently used by securities analysts, investors and other interested parties in the evaluation of issuers. Management believes that EBITDA and Adjusted EBITDA provide useful information for comparing companies in the same industry and across different industries. For example:

  •
  Interest expense is dependent on the capital structure and credit rating of a company. However, debt levels, credit ratings and, therefore, the impact of interest expense on earnings vary in significance between companies.

  •
  The tax positions of individual companies can vary because of their differing abilities to take advantage of tax benefits and the differing jurisdictions in which they transact business, with the result that their effective tax rates and tax expense can vary considerably.

  •
  Companies differ in the age and method of acquisition of productive assets, and thus the relative costs of those assets, as well as in the depreciation method (straight-line, accelerated, units of production), which can result in considerable variability in depreciation and amortization expense between companies.

        Investors or potential investors should not rely on EBITDA or Adjusted EBITDA as a substitute for any GAAP financial measure. In addition, calculations of EBITDA and Adjusted EBITDA contained in this prospectus may or may not be consistent with that of other companies. We strongly urge investors or potential investors to review the reconciliations of EBITDA and Adjusted EBITDA contained in this prospectus, including the related explanations, the limitations of these exclusions described above, and the other financial information contained in this prospectus. We also strongly urge investors or potential investors not to rely on any single financial measure to evaluate our business.

THE TRANSACTIONS

        As used in this prospectus, the term "Transactions" means, collectively, the Tender Offer, the Original Financing, the Refinancing and the Senior Discount Notes Offering described below. Our current ownership structure is summarized on page 39.

The Tender Offer and the Original Financing

        Pursuant to the Tender Offer, in April 2004 the Purchaser, an indirect wholly owned subsidiary of the Issuer, acquired, at a price of €32.50 per share, a total of 41,588,227 Celanese Shares, representing approximately 84.3% of the Celanese Shares outstanding as of June 30, 2004.

        In addition, as a part of the Tender Offer, the Purchaser agreed to refinance certain existing debt of Celanese, pre-fund certain pension obligations of Celanese, pre-fund certain contingencies and certain obligations of Celanese linked to the value of the Celanese Shares, such as the payment of fair cash compensation under the Domination Agreement for the remaining Celanese Shares, and payment obligations related to outstanding stock appreciation rights, stock options and interest payments, provide additional funds for working capital and other general corporate purposes, and pay related fees and expenses. The sources and uses of funds used in connection with the Tender Offer and the Original Financing are set forth in the table below. See "Description of Indebtedness" for a description of the senior credit facilities.

Sources		Uses
(in millions)		(in millions)
Revolving Credit Facilities(1)	$—	Aggregate Tender Offer Price(5)	$1,624
Term Loan Facility	608	Pension Contribution(6)	463
Senior Subordinated Bridge Loan Facilities(2)	1,565	Refinancing of Existing Debt(7)	175
Preferred Shares(3)	200	Available Cash(8)	555
Cash Equity Investments(4)	650	Estimated Fees and Expenses	206

Total Sources	$3,023	Total Uses	$3,023

(1)
The revolving credit facilities provide for borrowings of up to $608 million. No amounts thereunder were borrowed in connection with the Tender Offer and the Original Financing.

(2)
Represents $814 million of the Senior Subordinated Bridge B and $751 million of the Senior Subordinated Bridge C Loan variable rate borrowings (which includes the U.S. dollar equivalent of a €450 million tranche). The senior subordinated bridge loan facilities were originally due in 2014, subject to certain conditions.

(3)
Represents $200 million of the Issuer's mandatorily redeemable preferred shares (the "Preferred Shares"). The Preferred Shares were redeemed on July 1, 2004. See "—Refinancing."

(4)
Consisted of cash equity contributions of $650 million from the Original Stockholders.

(5)
Represents the U.S. dollar equivalent of the total amount of consideration at €32.50 per ordinary share for 84.3% of the then-outstanding Celanese Shares.

(6)
Represents the amount to pre-fund certain of Celanese's pension obligations.

(7)
Represents the amount of variable rate loans of Celanese repaid subsequent to the Tender Offer.

(8)
Represents cash available to purchase remaining outstanding Celanese Shares, to pay certain contingencies and obligations of Celanese linked to the value of the Celanese Shares, to repay additional existing indebtedness, to pay interest on the senior subordinated notes and to make loans to Celanese and its subsidiaries for working capital and general corporate purposes.

The Refinancing

        BCP Caylux Holdings Luxembourg S.C.A. used the proceeds from its offerings of $1,225 million and €200 million principal amount of the senior subordinated notes in June and July 2004, together with available cash and borrowings under a $350 million senior secured floating rate term loan to repay its two senior subordinated bridge loan facilities, plus accrued interest, to redeem the Preferred Shares and to pay related fees and expenses. See "Description of Indebtedness" for a description of the senior subordinated notes and the floating rate term loan.

Sources		Uses
(in millions)		(in millions)
Senior Subordinated Notes(1)	$1,475	Refinancing of Senior Subordinated Bridge Loan Facilities(2)	$1,594
Floating Rate Term Loan	350	Redemption of Preferred Shares	227
Available Cash	47	Estimated Fees and Expenses	51

Total Sources	$1,872	Total Uses	$1,872

(1)
Includes the U.S. dollar equivalent of the euro notes.

(2)
Represents $814 million of the Senior Subordinated Bridge B and $751 million of Senior Subordinated Bridge C Loan variable rate borrowings, plus accrued interest on the senior subordinated bridge loan facilities.

Senior Discount Notes Offering

        In September 2004, Crystal US Holdings 3 L.L.C. ("Crystal LLC") and Crystal US Sub 3 Corp., a subsidiary of Crystal LLC, issued $853 million aggregate principal amount at maturity of their Senior Discount Notes due 2014. The issuers of the senior discount notes used the net proceeds of $500 million from the offering to make a return of capital distribution to the Issuer, which in turn made a distribution to the Original Stockholders, and to pay fees and expenses. Until October 1, 2009, interest on the senior discount notes will accrue in the form of an increase in the accreted value of such notes. See "Description of Indebtedness—Senior Discount Notes due 2014."

Post-Tender Offer Events

        After the completion of the Tender Offer and the Original Financing, we or our affiliates entered into or intend to pursue some or all of the following:

        Delisting.    The Celanese Shares were delisted from the New York Stock Exchange (the "NYSE") on June 2, 2004. Celanese AG may also apply to revoke the admission of the Celanese Shares to the Frankfurt Stock Exchange, which would require, among other things, a resolution at the shareholders' meeting of Celanese AG with the majority of the votes cast in favor of such resolution. If the Celanese Shares were to be delisted from both the NYSE and from the Frankfurt Stock Exchange, the Purchaser or Celanese AG would have to offer the then outstanding minority shareholders of Celanese AG fair cash compensation in exchange for their Celanese Shares determined as described below.

        Domination and Profit and Loss Transfer Agreement.    On June 22, 2004, the Purchaser entered into a domination and profit and loss transfer agreement (Beherrschungs- und Gewinnabführungsvertrag) with Celanese AG (the "Domination Agreement"), pursuant to which Celanese AG agreed to submit itself to the direction of, and to transfer its entire profits to, the Purchaser and the Purchaser agreed to compensate Celanese AG for any annual losses (Jahresfehlbetrag) incurred during the term of the Domination Agreement. The Domination Agreement and a related change to Celanese AG's fiscal year were submitted to a shareholder vote and approved at an extraordinary general meeting held on July 30-31, 2004. The Domination Agreement was registered in the commercial register on August 2, 2004 and became operative on October 1, 2004. The Domination Agreement is subject to legal challenges instituted by dissenting shareholders. Minority shareholders have filed nine actions against Celanese AG in the Frankfurt District Court (Landgericht), seeking, among other things, to set aside the shareholder resolutions passed at the extraordinary general meeting held on July 30 and 31, 2004 based, among other things, on the alleged violation of procedural requirements and information rights of the shareholders, to declare the Domination Agreement and the change in the fiscal year void and to prohibit Celanese AG from performing its obligations under the Domination Agreement. In addition, a German court could revoke the registration of the Domination Agreement in the commercial register. On August 2, 2004, two minority shareholders instituted public register proceedings with the Königstein Local Court (Amtsgericht) and the Frankfurt District Court, both with a view to have the registration of the Domination Agreement in the Commercial Register deleted (Amtslöschungsverfahren). See "Business—Legal Proceedings."

        Pursuant to the Domination Agreement, the entire annual statutory profits of Celanese AG, if any, less any loss carried forward from the previous fiscal year, less any amount to be allocated to the statutory capital reserve (gesetzliche Rücklage) and less any amount to be allocated to other profit reserves (andere Gewinnrücklagen) upon approval by the Purchaser, will be transferred to the Purchaser. If, however, during any fiscal year during the operative term of the Domination Agreement, Celanese AG incurs an annual loss (Jahresfehlbetrag), the Purchaser would have to pay to Celanese AG an amount equal to such loss to the extent that the respective annual loss is not fully compensated for by dissolving other profit reserves (andere Gewinnrücklagen) accrued at Celanese AG since the date on which the Domination Agreement became operative (Verlustausgleichspflicht). Such payment obligation would accrue at the end of any fiscal year of Celanese AG in which an annual loss was incurred and such accrual would be independent from the adoption of the financial statements. In the event that profits of Celanese AG (including distributable profit reserves accrued and carried forward during the term of the Domination Agreement) or valuable counterclaims by the Purchaser against Celanese AG, which can be off-set against loss compensation claims by Celanese AG, are not sufficient to cover such annual loss, the Purchaser will be required to compensate Celanese AG for any such shortfall by making a cash payment equal to the amount of such shortfall. In such event, the Purchaser may not have sufficient funds to distribute to us for payment of our obligations and, unless the Purchaser is able to obtain funds from a source other than annual profits of Celanese AG, the Purchaser may not be able to satisfy its obligation to fund such shortfall. BCP Caylux Holdings Luxembourg S.C.A. and BCP Crystal have each agreed to provide the Purchaser with financing to further strengthen the Purchaser's ability to be in a position at all times to fulfill all of its obligations when they become due under, or in connection with, the Domination Agreement and to ensure that the Purchaser will perform all of its obligations under, or in connection with, the Domination Agreement when such obligations become due, including, without limitation, the obligations to pay a guaranteed fixed annual payment to the outstanding minority shareholders of Celanese AG, to offer to acquire all outstanding Celanese Shares from the minority shareholders in return for payment of fair cash consideration and to compensate Celanese AG for any annual loss incurred by Celanese AG during the term of the Domination Agreement. If BCP Caylux Holdings Luxembourg S.C.A. and/or BCP Crystal are obligated to make payments under such guarantees or other security to the Purchaser and/or the minority shareholders, we may not have sufficient funds to make payments on our debt or to make funds available to the Issuer.

        As a consequence of entering into the Domination Agreement, § 305(1) of the German Stock Corporation Act (Aktiengesetz) requires that, upon the Domination Agreement becoming operative, the Purchaser must at the request of each remaining minority shareholder of Celanese AG, acquire such shareholders' registered ordinary shares of Celanese AG in exchange for payment of "fair cash compensation" (angemessene Barabfindung). As required under § 305(3) sentence 3 of the German Stock Corporation Act, the Purchaser will pay to all minority shareholders who tender into such offer and whose shares are paid for after the day following the date the Domination Agreement becomes operative, interest on the offer price from such day until the day preceding the date of settlement at a rate of 2% per annum plus the base rate (as defined in § 247 of the German Civil Code (BGB)) per annum prevailing from time to time, as reduced by any guaranteed dividend payments. The mandatory offer required pursuant to § 305(1) of the German Stock Corporation Act is not a voluntary public takeover offer or any other offer under the German Securities Acquisition and Takeover Act (Wertpapiererwerbs-und Übernahmegesetz) or a takeover or tender offer under any other applicable German law. However, it may be considered a tender offer under applicable laws of the United States of America. Therefore, in order to comply with applicable U.S. securities laws, the Purchaser commenced an offer on September 2, 2004, which is continuing as of the date of this prospectus. The terms of this offer are set forth in the offer document, dated September 2, 2004, which was filed with the SEC under cover of Schedule TO on the same day. As of October 29, 2004, pursuant to this offer the Purchaser had acquired an additional 521,103 Celanese Shares. On October 29, 2004, the closing price of the Celanese Shares on the Frankfurt Stock Exchange was €44.84. At the fair cash compensation offer price of €41.92 per share required by the Domination Agreement for all Celanese Shares outstanding as of June 30, 2004 not already owned by the Purchaser, the total amount of funds necessary to purchase such remaining outstanding Celanese Shares would be €324 million ($394 million), plus accrued interest from October 2, 2004. The Purchaser expects to use a significant portion of its available cash to pay for any of the remaining outstanding Celanese Shares that it may acquire. In addition, if Celanese AG delists the Celanese Shares from the Frankfurt Stock Exchange, the Purchaser effects a squeeze-out or Celanese AG is converted into a limited partnership or a limited liability company, as described below, the Purchaser and/or Celanese AG must in each case make another offer to the then remaining minority shareholders of Celanese AG of fair cash compensation in exchange for their Celanese Shares or, in the case of a conversion, in exchange for their equity interest in the entity that results from the conversion. The €41.92 per share fair cash compensation, plus interest, required to be offered to minority shareholders in connection with the Domination Agreement is greater than the Tender Offer price. The amount of fair cash compensation is currently under review in special award proceedings (Spruchverfahren). The amount of fair cash compensation per share to be offered upon the occurrence of any other such event may be equal to, higher or lower than, the Tender Offer price or the fair cash compensation of €41.92, plus interest, offered pursuant to the Domination Agreement.

        Any minority shareholder who elects not to sell its shares to the Purchaser will be entitled to remain a shareholder of Celanese AG and to receive a gross guaranteed fixed annual payment on its shares (Ausgleich) of €3.27 per Celanese Share less certain corporate taxes in lieu of any future dividend. Taking into account the circumstances and the tax rates at the time of entering into the Domination Agreement, the net guaranteed fixed annual payment is €2.89 per share for a full fiscal year. The net guaranteed fixed annual payment may, depending on applicable corporate tax rates, in the future be higher, lower or the same as €2.89 in lieu of any future dividends determined as described below under "—Determination of the Amount to be Paid to the Minority Shareholders."

        As described in "Risk Factors," due to legal challenges, there is no assurance that the Domination Agreement will remain operative in its current form. If the Domination Agreement ceases to be operative, the Purchaser cannot directly give instructions to the Celanese AG board of management. However, irrespective of whether a domination agreement is in place between the Purchaser and Celanese AG, under German law Celanese AG is effectively controlled by the Purchaser because of the Purchaser's 84% ownership of the Celanese Shares. The Purchaser has the ability, through a variety of means, to utilize its controlling rights to, among other things, (1) ultimately cause a domination agreement to become operative; (2) use its ability, through its 84% voting power at any shareholders' meetings of Celanese AG, to elect the shareholder representatives on the supervisory board and to thereby effectively control the appointment and removal of the members of the Celanese AG board of management; and (3) effect all decisions that a majority shareholder is permitted to make under German law. The controlling rights of the Purchaser constitute a controlling financial interest for accounting purposes and result in the Purchaser being required to consolidate Celanese AG as of the date of acquisition.

        Change in Fiscal Year.    At the extraordinary general meeting on July 30 and 31, 2004, Celanese AG shareholders also approved a change of Celanese AG's fiscal year and a corresponding change of Celanese AG's statutes in order to take advantage of the consolidated tax filing status. Therefore, from September 30, 2004 onwards, Celanese AG's fiscal year will begin on October 1 and end on

September 30 of the following year. A short fiscal year ran from January 1, 2004 to September 30, 2004. The Issuer's fiscal year runs from January 1 to December 31.

        Subsequent Purchases of Celanese Shares.    The Purchaser may from time to time purchase or be required to purchase any or all of the outstanding Celanese Shares not owned by it in market transactions or otherwise. The Purchaser's decision to pursue such subsequent voluntary purchases will depend on, among other factors, the then-prevailing market prices and any negotiated terms with minority shareholders. If the Purchaser purchases Celanese Shares in an individually negotiated purchase not over the stock exchange, and before the first anniversary of the publication of the final results of the Tender Offer for consideration higher than the Tender Offer price, it will be required to make additional compensating payments to sellers of Celanese Shares in the Tender Offer.

        Squeeze-out and Conversion.    If the Purchaser acquires Celanese Shares representing 95% or more of the registered ordinary share capital (excluding treasury shares) of Celanese AG, the Purchaser intends to require, as permitted under German law, the transfer to the Purchaser of the Celanese Shares owned by the then-outstanding minority shareholders of Celanese AG in exchange for fair cash compensation (the "Squeeze-out"), determined as described below under "—Determination of the Amount to be Paid to the Minority Shareholders." As an alternative to the Squeeze-out, the Purchaser might also consider converting Celanese AG from its current legal form of a stock corporation (Aktiengesellschaft, AG) into either a limited partnership (Kommanditgesellschaft, KG) or a limited liability company (Gesellschaft mit beschränkter Haftung, GmbH) in accordance with the provisions of the German Transformation Act (Umwandlungsgesetz, UmwG). Such conversion would be subject to approval by the affirmative vote of at least 75% of the share capital of Celanese AG. The conversion would allow the Purchaser to take advantage of a more efficient governance structure as legal requirements applicable to GmbHs and KGs are in many respects less onerous than those applicable to AGs. As a result of such conversion, the Celanese Shares will be automatically delisted from the Frankfurt Stock Exchange. However, if the Purchaser completely delists the Celanese Shares from the Frankfurt Stock Exchange, effects a squeeze-out or converts Celanese AG into a limited partnership or a limited liability company, the Purchaser and/or Celanese AG must in each case offer the then remaining minority shareholders of Celanese AG fair cash compensation, as described below, in exchange for their Celanese Shares or, in the case of a conversion, in exchange for their equity interest in the entity that results from the conversion. The amount of the fair cash compensation per share may be equal to, higher or lower than the Tender Offer price or the fair cash compensation offered pursuant to the Domination Agreement.

        Determination of the Amount to be Paid to the Minority Shareholders.    The amount to be paid to the minority shareholders as fair cash compensation in exchange for their Celanese Shares in connection with the Domination Agreement becoming operative, the delisting from the Frankfurt Stock Exchange, or a squeeze-out or, in the case of a conversion, in exchange for their equity interest in the entity resulting from such conversion, has been (in the case of the amount payable in connection with the Domination Agreement) or will be (in each other case) determined on the basis of the fair value of the enterprise of Celanese AG, determined by Celanese AG and/or the Purchaser in accordance with applicable German legal requirements, as of the date of the applicable resolution of Celanese AG's shareholders' meeting, and, except in the case of a delisting from the Frankfurt Stock Exchange, examined by one or more duly qualified auditors chosen and appointed by the court. The amount of the guaranteed fixed annual payment in connection with the Domination Agreement becoming effective to minority shareholders who elect not to sell their Celanese Shares to the Purchaser but to remain a shareholder of Celanese AG was determined by the Purchaser and Celanese AG in accordance with applicable German law, on the basis of the hypothetical projected earnings of Celanese AG assuming a full distribution of profits. The gross guaranteed fixed annual payment of €3.27 per share may be equal to, higher or lower than the actual otherwise distributable profits per share of Celanese AG. The €41.92 per share fair cash compensation, plus interest, offered to minority shareholders in connection with the Domination Agreement is greater than the Tender Offer price. The amount of cash compensation per share to be offered to minority shareholders in connection with any delisting from the Frankfurt Stock Exchange, Squeeze-out or conversion, as applicable, may be equal to, higher or lower than, the Tender Offer price or the fair cash compensation of €41.92, plus interest, offered pursuant to the Domination Agreement. Furthermore, each of the guaranteed fixed annual payment and the fair cash compensation is subject to review by the court in award proceedings (Spruchverfahren) which have been instituted by several dissenting shareholders. If as a result of such award proceedings, the court increases the amount of the guaranteed fixed annual payment and/or the fair cash consideration, or if such increase is agreed between the parties in a court settlement, payments already made to minority shareholders pursuant to the offer required by the Domination Agreement would have to be increased accordingly with retroactive effect.

        Dividend.    At the annual shareholders' meeting on June 15, 2004, Celanese AG shareholders approved payment of a dividend on the Celanese Shares for the fiscal year ended December 31, 2003 of €0.12 per share. The Purchaser expects that no dividend on the Celanese Shares for the fiscal year ended September 30, 2004 will be paid to Celanese AG's shareholders. As part of the preparation of the financial statements for the fiscal year ended September 30, 2004, Celanese AG conducted a valuation of its assets, which resulted in a further non-cash impairment charge to the value of CAC as of September 30, 2004. The size of this charge will prevent Celanese AG from declaring a dividend to its shareholders for the short fiscal year 2004. Any minority shareholder of Celanese AG who elects not to sell its shares to the Purchaser in connection with the offer to the minority shareholders will be entitled to remain a shareholder of Celanese AG and to receive the guaranteed fixed annual payment on its shares, in lieu of any future dividends. The amount of the guaranteed fixed annual payment to be paid to any minority shareholder who elects to retain its Celanese Shares was based on an analysis of the fair enterprise value of Celanese as of the date of the relevant shareholders' meeting assuming a full distribution of profits. The gross guaranteed fixed annual payment is €3.27 per Celanese Share less certain corporate taxes. See "—Domination and Profit and Loss Transfer Agreement."

        Any delisting from the Frankfurt Stock Exchange, squeeze-out or conversion would require approval by the shareholders of Celanese AG. While it is to be expected that in each case, the Purchaser will have the requisite majority in such meeting to assure approval of such measures, minority shareholders, irrespective of the size of their shareholding, may, within one month from the date of any such shareholder resolution, file an action with the court to have such resolution set aside. While such action would only be successful if the resolution was passed in violation of applicable laws and cannot be based on the unfairness of the amount to be paid to the minority shareholders, a shareholder action may substantially delay the implementation of the challenged shareholder resolution pending final resolution of the action. If such action proved to be successful, the action could prevent the implementation of a delisting, Squeeze-out or conversion. Accordingly, there can be no assurance that any of the steps described above can be implemented timely or at all.

The Sponsor—The Blackstone Group

        Certain affiliates of The Blackstone Group ("Blackstone" or the "Sponsor") and other co-investors indirectly own 100% of the outstanding ordinary shares of the Issuer. Blackstone is a leading investment and advisory firm founded in 1985, with offices in New York, London and Hamburg. Blackstone manages the largest institutional private equity fund ever raised, a $6.5 billion fund raised in 2002. Since it began private equity investing in 1987, Blackstone has raised more than $14 billion in five funds and has invested in approximately 70 companies. In addition to private equity investments, Blackstone's core businesses include real estate investments, corporate debt investments, asset management, merger and acquisition advisory services, and restructuring and reorganization advisory services.

THE RECENT RESTRUCTURING

        In October—November 2004, we completed an internal restructuring pursuant to which the Purchaser effected, by giving a corresponding instruction under the Domination Agreement, the transfer of all of the shares of CAC from Celanese Holding GmbH, a wholly owned subsidiary of Celanese AG, to BCP Caylux Holdings Luxembourg S.C.A. ("BCP Caylux") which resulted in BCP Caylux owning 100% of the equity of CAC and, indirectly, all of its assets, including subsidiary stock.

        Following the transfer of CAC to BCP Caylux, (1) BCP Crystal Holdings Ltd. 2 contributed substantially all of its assets and liabilities (including all outstanding capital stock of BCP Caylux) to BCP Crystal, in exchange for all of the outstanding capital stock of BCP Crystal; (2) BCP Crystal assumed substantially all obligations of BCP Caylux, including all rights and obligations of BCP Caylux under the senior credit facilities, the floating rate term loan and the senior subordinated notes; (3) BCP Caylux transferred certain assets, including its equity ownership interest in CAC, to BCP Crystal; (4) BCP Crystal Holdings Ltd. 2 was reorganized as a Delaware limited liability company and changed its name to Celanese Holdings LLC (such reorganized entity, "Celanese Holdings"); and (5) Blackstone Crystal Holdings Capital Partners (Cayman) IV Ltd. was reorganized as a Delaware corporation and changed its name to Celanese Corporation. BCP Crystal, at its discretion, may subsequently cause the liquidation of BCP Caylux.

        As a result of these transactions, BCP Crystal holds 100% of CAC's equity and, indirectly, all equity owned by CAC in its subsidiaries. In addition, BCP Crystal holds, indirectly, all of the Celanese Shares held by the Purchaser.

Corporate Structure

        The chart below summarizes our current ownership structure.

(1)
In September 2004, Crystal US Holdings 3 L.L.C. ("Crystal LLC") and Crystal US Sub 3 Corp., a subsidiary of Crystal LLC, issued and sold $853 million aggregate principal amount at maturity of their Senior Discount Notes due 2014. Until October 1, 2009, interest on the senior discount notes will accrue in the form of an increase in the accreted value of such notes. See "Description of Indebtedness—Senior Discount Notes due 2014."

(2)
The senior credit facilities provide financing of up to approximately $1.2 billion, consisting of (1) a $608 million term loan facility with a maturity of seven years; (2) a $228 million credit-linked revolving facility with a maturity of five years; and (3) a $380 million revolving credit facility with a maturity of five years. Celanese Americas Corporation ("CAC") may borrow under both revolving credit facilities. See "Description of Indebtedness—Senior Credit Facilities."

(3)
In June 2004, BCP Caylux borrowed $350 million under a floating rate term loan due 2014. See "Description of Indebtedness—Floating Rate Term Loan."

(4)
In June and July 2004, BCP Caylux issued and sold $1,225 million aggregate principal amount of its 9 5/8% U.S. Dollar-denominated Senior Subordinated Notes due 2014 and €200 million principal amount of its 10 3/8% Euro-denominated Senior Subordinated Notes due 2014. See "Description of Indebtedness—Senior Subordinated Notes due 2014."

USE OF PROCEEDS

        We estimate that the net proceeds from the sale of the shares of common stock being offered hereby, after deducting underwriting discounts and estimated offering expenses, will be approximately $                   million. We intend to use (1) approximately $                   million to pay a dividend to the Original Stockholders that will be declared prior to the consummation of this offering and (2) approximately $                   million to repay a portion of the senior discount notes.

        We intend to use the proceeds from any shares sold pursuant to the underwriters' over-allotment option to pay an additional dividend to the Original Stockholders.

        For a description of the rate, the maturity and the use of proceeds from the senior discount notes, see "The Transactions" and "Description of Indebtedness—Senior Discount Notes Due 2014."

DIVIDEND POLICY

        Immediately prior to the consummation of this offering, we intend to declare three dividends, which will be payable to the Original Stockholders, our only stockholders, immediately prior to this offering on the record date to be set for these dividends.

  •
  The first dividend will be a cash dividend of $                   million, which we will pay to the Original Stockholders from the net proceeds from this offering following consummation of this offering.

  •
  The second dividend will be a cash dividend up to $                   million, pursuant to which we will pay to the Original Stockholders all of the proceeds we receive from any shares sold pursuant to the underwriters' over-allotment option.

  •
  The third dividend will be a stock dividend, pursuant to which we will issue to the Original Stockholders shortly after the expiration of the underwriters' over-allotment option the number of shares equal to            (which is the number of additional shares the underwriters have an option to purchase) minus the actual number of shares the underwriters purchase from us pursuant to that option.

        Other than the dividends to the Original Stockholders described above, we do not intend to pay any cash dividends on our common stock going forward and instead intend to retain earnings, if any, for future operations and debt reduction.

        The amounts available to us to pay cash dividends will be restricted by our subsidiaries' debt agreements. Under the terms of the senior credit facilities, neither BCP Crystal nor its subsidiaries may pay dividends or otherwise transfer their assets to us. The indentures governing the senior subordinated notes and the senior discount notes also limit the ability of BCP Crystal, Crystal LLC and their respective subsidiaries to pay dividends. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions and other factors that our board of directors may deem relevant.

        Under the Domination Agreement, any minority shareholder of Celanese AG who elects not to sell its shares to the Purchaser will be entitled to remain a shareholder of Celanese AG and to receive a gross guaranteed fixed annual payment on their shares (Ausgleich) of €3.27 per Celanese Share less certain corporate taxes to be paid by Celanese AG in lieu of any future dividend. See "The Transactions—Post-Tender Offer Events—Domination and Profit and Loss Transfer Agreement."

CAPITALIZATION

        The following table sets forth our capitalization as of June 30, 2004 (1) on an actual basis, (2) on an as adjusted basis to reflect the offering of $225 million of senior subordinated notes and the offering of $853 million aggregate principal amount at maturity of the senior discount notes described in "The Transactions" section above and the Recent Restructuring and (3) on a further adjusted basis to reflect:

  •
  the sale of approximately             shares of our common stock in this offering at an assumed initial public offering price of $                  , the mid-point of the estimated price range shown on the cover page of the prospectus, after deducting underwriting discounts and estimated offering expenses;

  •
  the application of the net proceeds as described in "Use of Proceeds"; and

  •
  the        for one stock split effected on            , 2004.

        You should read the information in this table in conjunction with our financial statements and the notes to those statements appearing elsewhere in this prospectus and "Selected Historical Financial Data," "Unaudited Pro Forma Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

	As of June 30, 2004
	Actual	As Adjusted for the Transactions and Recent Restructuring(1)	As Adjusted for the Offering
	(in millions except share data)
Cash and cash equivalents(2)	$716	$524		$524

Total debt:
Senior credit facilities:
Revolving credit facilities(3)	$—	$—
Term loan facility	389	608
Floating rate term loan	350	350
Senior subordinated notes(4)	1,243	1,474
Senior discount notes	—	513
Assumed debt	418	358

Total debt	2,400	3,303

Mandatorily redeemable preferred stock	200	—
Minority interest(1)	420	420
Shareholders' equity
Common stock, par value $0.01 per share, 5,000,000 shares authorized, actual and shares authorized, as adjusted, 650,494 shares issued and outstanding, actual and shares issued and outstanding, as adjusted	—	—
Additional paid-in capital	642	142
Accumulated deficit	(125)	(164)
Accumulated other comprehensive earnings (loss)	(23)	(23)

Total shareholders' equity (deficit)	494	(45)

Total capitalization	$3,514	$3,678	$

(1)
As of June 30, 2004, we owned approximately 84.3% of the Celanese Shares then outstanding. While we intend to acquire the remaining outstanding shares, there is no assurance that we will be able to do so. If we acquire more shares, our consolidated balance sheet will reflect lower cash and minority interests and our statements of operations will reflect lower minority interest expense for the percentage of the Celanese Shares that we acquire. For purposes of this pro forma financial information, we have assumed that we acquire only 84.3% of the outstanding Celanese Shares. See "Unaudited Pro Forma Financial Information."

(2)
Represents cash available to purchase remaining outstanding Celanese Shares, including any options on Celanese Shares that are exercised, to repay additional existing indebtedness, to pay interest on the notes and to make loans to Celanese and its subsidiaries for working capital and general corporate purposes.

(3)
The revolving credit facilities provide for borrowings of up to $608 million. As of October 28, 2004, no amounts have been borrowed and $414 million was available for borrowings under the revolving credit facilities (taking into account letters of credit issued under the revolving credit facilities).

(4)
Includes the U.S. dollar equivalent of the euro-denominated notes and, on a pro forma basis, $6 million premium on the $225 million aggregate principal amount of the notes issued July 1, 2004.

DILUTION

        Dilution is the amount by which the offering price paid by the purchasers of the common stock to be sold in this offering will exceed the net tangible book value per share of common stock after the offering. The net tangible book value per share presented below is equal to the amount of our total tangible assets (total assets less intangible assets) less total liabilities as of June 30, 2004, divided by the number of shares of our common stock that would have been held by the Original Stockholders had (1) the          for one stock split we expect to effect prior to the consummation of this offering been made and (2) the stock dividend of            shares of our common stock that we expect to issue to the Original Stockholders shortly after the expiration of the underwriters' over-allotment option, assuming no exercise of that option been made as of June 30, 2004. As of June 30, 2004, we had a net tangible book deficit of $380 million, or $            per share on the basis described above. On a pro forma basis, after giving effect to:

  •
  the sale of            shares of common stock in this offering at an assumed initial public offering price of $            per share, the mid-point of the price range on the cover of this prospectus, after deducting underwriting discounts and estimated offering expenses; and

  •
  the payment of the $             million dividend that we intend to declare prior to the consummation of this offering to the Original Stockholders.

        our pro forma net tangible book value as of June 30, 2004 would have been a deficit of $     million, or $            per share of common stock. This represents an immediate increase in net tangible book value (or a decrease in net tangible book deficit) of $            per share to the Original Stockholders and an immediate dilution in net tangible book value of $            per share to new investors.

        The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per share		$
Net tangible book deficit per share at June 30, 2004	$
Increase in net tangible book value per share attributable to new investors

Pro forma net tangible book deficit per share after the offering

Dilution per share to new investors		$

        We will reduce the number of shares that we will issue to the Original Stockholders in the stock dividend described in clause (2) above by the number of shares sold to the underwriters pursuant to their option to purchase additional shares. We will also pay the Original Stockholders a cash dividend equal to all net proceeds we receive from any such sale to the underwriters. As a result, our pro forma net tangible book value will not be affected by the underwriters' exercise of their over-allotment option.

        The following table summarizes, on the same pro forma basis as of June 30, 2004, the total number of shares of common stock purchased from us (including shares that will be issued to the Original Stockholders immediately prior to the consummation of the offering and the stock dividend described in clause (2) above), the total consideration paid to us and the average price per share paid by Original Stockholders and by new investors purchasing shares in this offering:

	Shares Purchased		Total Consideration
Average Price Per Share
	Number	Percent	Amount	Percent
Original Stockholders(1)
New investors
Total

(1)
Total consideration and average price per share paid by the Original Stockholders do not give effect to the $500 million distribution made to the Original Stockholders in September 2004 using proceeds from the senior discount notes offering and the $     million dividend we intend to distribute to the Original Stockholders in connection with this offering. If the table were adjusted to give effect to these payments, the Original Stockholders' total consideration for its shares would be $            , with an average share price of $            .

UNAUDITED PRO FORMA FINANCIAL INFORMATION

        The following unaudited pro forma financial information is based on the audited and unaudited consolidated financial statements and other unaudited financial information of Celanese and us appearing elsewhere in this prospectus as adjusted to illustrate the estimated pro forma effects of the Transactions and the Recent Restructuring (including the preliminary application of purchase accounting) and this offering. We are a recently-formed company which does not have, apart from financing the Transactions and this offering, any independent external operations other than through the indirect ownership of the Celanese businesses. As of June 30, 2004, we indirectly owned approximately 84.3% of the Celanese Shares then outstanding. While we intend to acquire the remaining outstanding shares, there is no assurance that it will be able to do so. If we do acquire more shares, our balance sheet will reflect lower cash and minority interests and our statements of operations will reflect lower minority interest expense for the percentage of Celanese Shares that we acquire. For purposes of this unaudited pro forma financial information, we have assumed that we acquire only 84.3% of the Celanese Shares outstanding as of June 30, 2004. See note (e) to the pro forma balance sheet. The unaudited pro forma financial information should be read in conjunction with the consolidated financial statements of Celanese and of the Issuer and other financial information appearing elsewhere in this prospectus, including "Basis of Presentation," "The Transactions" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

        The unaudited pro forma balance sheet gives effect to the offering of $225 million of senior subordinated notes and the senior discount notes offering described in "The Transactions" section above, the Recent Restructuring and this offering and the use of proceeds as if they had occurred on June 30, 2004. The unaudited pro forma statements of operations data give effect to the Transactions, the Recent Restructuring and this offering, as if they had occurred on January 1, 2003.

        The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. However, as of the date of this prospectus, we have not completed the valuation studies necessary to estimate the fair values of the assets acquired and the liabilities assumed and the related allocation of purchase price, nor have we identified all of the adjustments that may be necessary to conform Celanese's historical accounting policies to ours.

        The unaudited pro forma statements of operations data do not reflect certain one-time charges that we recorded or will record following the closing of the Transactions and this offering. These one-time charges include (1) an approximately $50 million non-cash charge for the manufacturing profit added to inventory under purchase accounting, (2) the one-time costs related to the replacement of a portion of the Original Financing which was charged to expense in the three months ended June 30, 2004, (3) $18 million write-off of deferred financing fees and $21 million of prepayment premium associated with the July 2004 redemption of our mandatorily redeemable preferred stock described in "The Transactions" section above and (4) $8 million write-off of deferred financing fees and $33 million of premium associated with the redemption of a portion of our senior discount notes with a portion of the proceeds of this offering. Additionally, the unaudited pro forma financial information does not reflect the effects of final purchase price allocation, for example, changes to amortization and depreciation, which could be material. See note (e) to the pro forma statements of operations data for a sensitivity analysis of depreciation and amortization.

        The unaudited pro forma financial information is for informational purposes only and is not intended to represent or be indicative of the consolidated results of operations or financial position that we would have reported had the Transactions been completed as of the dates presented, and should not be taken as representative of our future consolidated results of operations or financial position.

UNAUDITED PRO FORMA BALANCE SHEET
AS OF JUNE 30, 2004

	Historical	Transactions and Recent Restructuring Adjustments		Offering Adjustments		Pro Forma(e)
	(In millions)
Assets
Cash and cash equivalents	$716	$(192	)(a)	$—		$524
Trade receivables, net—third party and affiliates	787	—		—		787
Other receivables	592	—		—		592
Inventories	513	—		—		513
Deferred income taxes	61	—		—		61
Other assets	23	—		—		23
Assets of discontinued operations	14	—		—		14

Total current assets	2,706	(192)		—		2,514
Investments	559	—		—		559
Property, plant and equipment, net	1,624	—		—		1,624
Deferred income taxes	529	16	(b)	—		545
Other assets	666	(11	)(b)(c)	(8	)(d)	647
Intangible assets, net	856	24	(b)	—		880

Total assets	$6,940	$(163)		$(8)		$6,769

Liabilities and Shareholders' Equity
Short-term borrowings and current installments of long-term debt—third party and affiliates	$173	$(56	)(a)	—		$117
Trade payables—third party and affiliates	562	—		—		562
Other current liabilities	736	(5	)(c)	—		731
Deferred income taxes	10	—		—		10
Income taxes payable	312	—		—		312
Liabilities of discontinued operations	14	—		—		14

Total current liabilities	1,807	(61)		—		1,746
Long-term debt	984	215	(a)(c)	—		1,199
Senior subordinated notes	1,243	231	(c)	—		1,474
Senior discount notes	—	513	(c)	(317	)(d)	196
Deferred income taxes	94	—		—		94
Benefit obligations	1,240	(322	)(a)(b)	—		918
Other liabilities	458	—		—		458

Total liabilities	5,826	576		(317)		6,085
Mandatorily redeemable preferred stock	200	(200	)(c)	—		—
Minority interests	420	—		—		420
Commitment and contingencies (f)	—	—		—		—
Total shareholders' equity	494	(539	)(c)	309	(d)	264

Total liabilities and shareholders' equity	$6,940	$(163)		$(8)		$6,769

See accompanying notes to unaudited pro forma balance sheet.

NOTES TO UNAUDITED PRO FORMA BALANCE SHEET

(a)
Adjustments to cash consist of the following

(in millions)
Additional term loan borrowing(1)	$219
Additional pension contribution(2)	(358)
Repayment of Celanese debt(3)	(58)
Cash from additional notes offering(4)	5

$(192)

(1)
Represents additional borrowing (including $2 million reflected in current) under the term loan facility designated to finance pension contributions and repay Celanese debt. As of June 30, 2004, we had $608 million of term loan availability, including the U.S. dollar equivalent of €125 million and had drawn $389 million.

(2)
As of June 30, 2004, Celanese had contributed $105 million and held an additional $54 million in cash for future contributions to a trust out of the total $463 million expected to be contributed to Celanese pension plans in connection with the acquisition of the Celanese shares.

(3)
Represents additional Celanese debt that is required to be repaid in the third quarter of 2004 as a result of the acquisition.

(4)
Represents excess cash from our offering of additional senior subordinated notes on July 1, 2004. See note (c)

(b)
The valuation of assets acquired and liabilities assumed in an acquisition of less than 100% of the outstanding shares of the acquired business is based on a pro rata allocation of the fair values of the assets acquired and liabilities assumed and the historical carrying amounts of the assets acquired and liabilities assumed of the acquired entity. This adjustment reflects the preliminary fair value adjustment to assumed long-term debt and the remaining 15.7% adjustment to the fair value of the assets and liabilities of CAC as a result of the Recent Restructuring that occurred on October 5, 2004, as follows:

(in millions)
Increase in employee benefits and other liabilities	$(36)
Increase in deferred tax assets	16
Decrease in other assets	(6)
Decrease in long-term debt	2
Increase in goodwill	24

$—

(c)
Reflects the sources and uses of funds from our offering of the senior subordinated notes on July 1, 2004 and the senior discount notes on September 24, 2004 as follows:

(in millions)
Proceeds from senior discount notes	$513
Proceeds from senior subordinated notes(1)	232
Distribution to owners	(500)
Redemption of preferred stock(2)	(227)
Fees and expenses(3)	(13)

Excess cash	$5

(1)
Proceeds include $225 million of the aggregate principal amount of the senior subordinated notes, $6 million of premium and $1 million of accrued interest.

(2)
Includes the redemption of $200 million of preferred stock, $6 million of accrued interest and $21 million of redemption premium which is recorded as a one-time charge to earnings and reduction to shareholders' equity.

(3)
Includes $13 million of deferred financing fees capitalized in other assets associated with the senior subordinated notes. In addition, we will write off $18 million of deferred financing fees associated with the redemption of the preferred stock which is recorded as a one-time charge to earnings and reduction to shareholders' equity.

(d)
Reflects the assumed use of proceeds from this offering as follows:

(in millions)
Gross proceeds from the issuance of new shares	$750
Estimated fees and expenses	(45)
Distribution to owners	(355)
Redemption of senior discount notes(1)	(350)

$—

(1)
Includes $317 million redemption of senior discount notes and $33 million of premium which is recorded as a one-time charge to earnings and reduction to shareholders' equity. In addition, we will write off $8 million of deferred financing fees associated with the redemption of the senior discount notes which is recorded as a one-time charge to earnings and reduction to shareholders' equity.

(e)
The pro forma balance sheet data assume that we acquired only 84.3% of the Celanese shares outstanding as of June 30, 2004. The following supplemental pro forma balance sheet data provides information assuming that we acquire 100% of the Celanese Shares. As of June 30, 2004, we indirectly owned 84.3% of the Celanese Shares outstanding on that date. In connection with the Domination Agreement, we have offered to acquire the remaining 15.7% or approximately 7.7 million outstanding Celanese Shares at €41.92 per share, for aggregate consideration of

  $394 million plus interest. If we acquire these shares, cash and minority interest will decrease and the assets acquired and liabilities assumed will be adjusted to full fair value, as follows:

(in millions)
Cash paid to acquire minority shares	$(394)
Increase in goodwill	6
Increase in employee benefits and other liabilities	(1)
Reduction of minority interests	389

$—

  We are in the process of finalizing the accounting for the transfer of CAC net assets including the allocation of historical goodwill between CAC and Celanese AG, which will be done on a relative fair value basis. Accordingly, the minority interest amount has not been finalized.

(f)
See note 12 to the Interim Consolidated Financial Statements for a description of commitments and contingencies.

UNAUDITED PRO FORMA STATEMENT OF OPERATIONS DATA
FOR THE SIX MONTHS ENDED JUNE 30, 2004

	Predecessor	Successor
			Transactions and Recent Restructuring Adjustments
	Three Months Ended March 31, 2004	Three Months Ended June 30, 2004			Offering Adjustments		Pro Forma
	(in millions, except per share data)
Statement of Operations Data:
Net sales	$1,243	$1,229	$—		$—			$2,472
Cost of sales	(1,002)	(1,058)	61	(a)	—			(1,999)
Selling, general and administrative expenses	(137)	(125)	9	(a)	—			(253)
Research and development expenses	(23)	(22)	1	(a)	—			(44)
Special charges:
Insurance recoveries associated with plumbing cases	—	3	—		—			3
Other special charges, net	(28)	(2)	19	(a)	—			(11)
Foreign exchange gain (loss)	—	—	—		—			—
Gain (loss) on disposition of assets	(1)	—	—		—			(1)

Operating profit	52	25	90		—			167
Equity in net earnings of affiliates	12	18	—		—			30
Interest expense	(6)	(130)	(12	)(b)	18	(f)		(130)
Interest and other income, net	22	(17)	—		—			5

Earnings (loss) from continuing operations before tax and minority interests	80	(104)	78		18			72
Income tax (provision) benefit	(25)	(10)	(44	)(c)	—			(79)
Minority interests	—	(10)	(16	)(d)	—			(26)

Earnings (loss) from continuing operations before nonrecurring charges directly attributable to the transactions(e)	$55	$(124)	$18		$18			$(33)

Basic and Diluted Earnings Per Share Data(g)
Earnings per share							$

Weighted average shares

See accompanying notes to unaudited pro forma statement of operations data.

UNAUDITED PRO FORMA STATEMENT OF OPERATIONS DATA
FOR THE YEAR ENDED DECEMBER 31, 2003

	Predecessor Historical	Transactions and Recent Restructurings Adjustments		Offering Adjustments		Pro Forma
	(in millions)
Statement of Operations Data:
Net sales	$4,603	$—		$—			$4,603
Cost of sales	(3,883)	25	(a)	—			(3,858)
Selling, general and administrative expenses	(510)	18	(a)	—			(492)
Research and development expenses	(89)	1	(a)	—			(88)
Special charges:
Insurance recoveries associated with plumbing cases	107	—		—			107
Sorbates antitrust matters	(95)	—		—			(95)
Other special charges, net	(17)	—		—			(17)
Foreign exchange gain (loss)	(4)	—		—			(4)
Gain (loss) on disposition of assets	6	—		—			6

Operating profit (loss)	118	44		—			162
Equity in net earnings of affiliates	35	—		—			35
Interest expense	(49)	(232	)(b)	34	(f)		(247)
Interest and other income, net	99	—		—			99

Earnings (loss) from continuing operations before tax and minority interest	203	(188)		34			49
Income tax (provision) benefit	(60)	48	(c)	—			(12)
Minority interests	—	(6	)(d)	—			(6)

Earnings (loss) from continuing operations before nonrecurring charges directly attributable to the transactions (e)	$143	$(146)		$34			$31

Basic and Diluted Earnings Per Share Data(g)
Earnings per share						$

Weighted average shares

See accompanying notes to unaudited pro forma statement of operations data.

NOTES TO UNAUDITED PRO FORMA STATEMENT OF OPERATIONS DATA

(a)
Reflects the adjustments to operating expenses as follows:

	Year Ended December 31, 2003	Six Months Ended June 30, 2004
	(in millions)
Purchase accounting for pensions / OPEB(1)	$11	$7
Impact of additional pension contribution(2)	37	16
Manufacturing profit included in cost of sales(3)	—	49
Depreciation and amortization(4)	—	—
Investment banking fees(5)	—	18
Stock option exposure(6)	6	1
Acquisition reserves(7)	—	2
Sponsor monitoring fee(8)	(10)	(3)

Total	$44	$90

  (1)
  Reflects the estimated decrease to pension and OPEB expense resulting from the application of purchase accounting based primarily on actuarial valuations as of April 1, 2004.

  (2)
  Reflects the estimated decrease to pension expense resulting from pre-funding $463 million of pension contributions in connection with the Transactions using an assumed average long-term rate of return on plan assets of 7.93%.

  (3)
  Reflects the elimination of the incremental cost of sales recorded in the quarter ended June 30, 2004 arising from the preliminary estimate of manufacturing profit added to inventory under purchase accounting.

  (4)
  We do not yet have the information that we have arranged to obtain from the independent valuation firm for property, plant and equipment, customer contracts, other intangible assets, investments in affiliates and non-U.S. pensions. We expect to finalize our fair value adjustments for property, plant and equipment and other intangible assets in the fourth quarter of 2004. Therefore, in the absence of additional information, management's best estimate of fair value at this time is historical cost. See note 3 to the Interim Consolidated Financial Statements. Depreciation is based on average useful lives of 30 years for buildings, 20 years for land improvements, 10 years for machinery and equipment and 10 years or the remaining term of the lease, if less, for building and leasehold improvements. See note (e) for a sensitivity analysis of depreciation and amortization.

  (5)
  Reflects the elimination of investment banking fees incurred by Celanese that were directly related to the Tender Offer.

  (6)
  Reflects the adjustment required to account for outstanding stock options in accordance with APB 25 in conformity with the Issuer's accounting policies. Celanese historically accounted for its stock options under FAS 123.

  (7)
  Reflects the adjustment of acquisition reserves related to CAC from 84.3% to 100% of fair value as a result of the Recent Restructuring that occurred on October 5, 2004.

  (8)
  Reflects the $10 million per annum fee to be paid to an affiliate of the Sponsor. See "Certain Relationships and Related Party Transactions."

        These adjustments are allocated as follows:

	Year Ended December 31, 2003	Six Months Ended June 30, 2004
	(in millions)
Cost of sales	$25	$61
Selling, general and administrative expenses	18	9
Research and development expenses	1	1
Other special charges, net	—	19

	$44	$90

(b)
Represents pro forma interest expense resulting from our and our subsidiaries' new capital structure using an assumed LIBOR rate of 1.59% as follows:

	Year Ended December 31, 2003	Six Months Ended June 30, 2004
	(in millions)
Revolving credit facilities(1)	$—	$—
Term loan(2)	25	13
Floating rate term loan(3)	18	9
Senior subordinated notes—dollar tranche(4)	118	59
Senior subordinated notes—euro tranche(5)	25	13
Assumed debt(6)	19	13
Commitment and facility fees(7)	9	4

Total cash interest expense	214	111
Senior discount notes(8)	55	30
Amortization of capitalized debt issuance costs(9)	13	7
Amortization of premium on notes(10)	(1)	—

Total pro forma interest expense	281	148
Less historical interest expense	(49)	(136)

Net adjustment to interest expense	$232	$12

  (1)
  Reflects pro forma interest expense on the new revolving credit facilities at an assumed interest rate of LIBOR plus 2.50%. The revolving credit facilities have been undrawn since closing.

  (2)
  Reflects pro forma interest expense on the term loan at an assumed interest rate of LIBOR plus 2.50%.

  (3)
  Reflects pro forma interest expense on the floating rate term loan at an assumed interest rate of LIBOR plus 3.50%.

  (4)
  Reflects pro forma interest expense on the dollar notes at a fixed interest rate of 9.625%.

  (5)
  Reflects pro forma interest expense on the euro notes at a fixed interest rate of 10.375%.

  (6)
  Reflects historical cash interest expense on $360 million of assumed debt and other obligations of Celanese that is not required to be refinanced as a result of the acquisition and related financing. Celanese may elect to refinance additional assumed debt.

  (7)
  Reflects commitment fees of 0.75% on an assumed $380 million undrawn balance under the revolving credit facility and facility fees of 2.50% on an assumed $228 million undrawn balance under the credit linked revolving credit facility.

  (8)
  Reflects pro forma non-cash interest expense on the senior discount notes at a weighted average fixed interest rate of 10.4%. Interest on the notes accrues semi-annually. Because interest on the notes prior to October 1, 2009 accrues as an accretion of original issue discount and compounds semi-annually and this pro forma presentation assumes that the offering had occurred on January 1, 2003, interest expense is higher for the six months ended June 30, 2004 than it would be in the first six moths after the notes are issued.

  (9)
  Reflects non-cash amortization of capitalized debt issuance costs. These costs are amortized over the term of the related facility (five years for the revolving credit facilities, seven years for the term loan, seven and one half years for the floating rate term loan and ten years for the senior subordinated notes and the senior discount notes).

  (10)
  Reflects non-cash amortization of the $6 million premium that was received in excess of the aggregate principal amount of the $225 million notes issued on July 1, 2004.

  Interest Rate Sensitivity

        A 1/8% change in interest rates would have the following effect on pro forma interest expense:

	Year Ended December 31, 2003	Six Months Ended June 30, 2004
	(in millions)
Term loan	$0.8	$0.4
Floating rate term loan	0.4	0.2

Total	$1.2	$0.6

(c)
Represents the tax effect of the pro forma adjustments, net of non-deductible items, calculated at a 40% statutory rate.

(d)
Reflects minority interest in the earnings of Celanese assuming we do not acquire more than 84.3% of the Celanese Shares outstanding as of June 30, 2004. If we do acquire more shares, minority interest expense will be lower for the percentage of Celanese Shares that we acquire. See note (e) to the pro forma balance sheet.

(e)
The pro forma statement of operations data do not reflect a $49 million ($29 million after tax) one-time non-cash charge to cost of sales that was incurred as the inventory (to which capitalized manufacturing profit was added under purchase accounting) was sold in the first quarter after closing of the Transactions, or the $71 million accelerated write-off of the deferred financing costs associated with the senior subordinated bridge loan facilities repaid with the proceeds from the senior subordinated notes, the $21 million of redemption premium and $18 million write-off of deferred financing costs associated with the repayment of the mandatorily redeemable preferred stock and $33 million of redemption premium associated with the senior discount notes, redeemed with the proceeds of this offering.

  The pro forma adjustments reflect preliminary estimates of the purchase price allocation, which will change upon finalization of appraisals and other valuation studies that we have arranged to obtain. The pro forma statements of operations do not include any fair value adjustments for property, plant and equipment, or other intangible assets since the appraisal process for these assets is not expected to be completed until the fourth quarter of 2004. Ultimately, a portion of the purchase price may be allocated to these assets and the amounts may be significant. Any additional purchase price allocated to property, plant and equipment or other intangible assets with finite lives would result in additional depreciation and amortization expense which is not included in the pro forma statements of operations.

  For purposes of preparing the pro forma financial information, we have obtained preliminary ranges of value and estimated useful lives for property, plant and equipment from the independent valuation firm. However, we have not yet been able to validate the inputs and assumptions used by the valuation firm, and therefore these estimates should be considered preliminary. Actual purchase accounting may differ significantly, therefore we have provided below a sensitivity analysis of the high and low and of the range of possible outcomes based on the best information we currently have.

  We have received a preliminary estimate of values for property, plant and equipment of $1,716 million to $2,073 million and preliminary estimated remaining useful lives as follows: 4 to 12 years for land improvements, 11 to 21 years for buildings and improvements, 7 to 13 years for machinery and equipment and 1 to 7 years for transportation equipment, furnishings, fixtures and other office equipment. When the valuation is finalized, assuming that the final results are within the ranges provided, annual depreciation expense, at 100% for CAC (as a result of the Recent Restructuring) and at 84.3% for the rest of Celanese, would be $137 million to $224 million (assuming the low end of the range of value) and $166 million to $273 million (assuming the high end of the range of value), compared to historical depreciation expense of $278 million for the year ended December 31, 2003 and $138 million for the six months ended June 30, 2004.

Offering Adjustments

(f)
Reflects the reduction in interest expense as a result of the redemption of a portion of the senior discount notes with the proceeds of this offering.

(g)
Earnings per share are calculated by dividing net earnings by the weighted average shares outstanding.

  Unaudited pro forma basic and diluted earnings per share have been calculated in accordance with the SEC rules for initial public offerings. These rules require that the weighted average share calculation give retroactive effect to any changes in our capital structure as well as the number of shares whose sale proceeds will be used to repay any debt as reflected in the pro forma adjustments. Therefore, pro forma weighted average shares for purposes of the unaudited pro forma basic earnings per share calculation, adjusted for the    for 1 stock split to be effected prior to the offering, are comprised of approximately            million shares of our common stock outstanding prior to this offering plus            million shares of our common stock being offered hereby.

SELECTED HISTORICAL FINANCIAL DATA

        The balance sheet data shown below for 2002 and 2003, and the statements of operations and cash flow data for 2001, 2002 and 2003, all of which are set forth below, are derived from the Celanese Consolidated Financial Statements included elsewhere in this prospectus and should be read in conjunction with those financial statements and the notes thereto. The statement of operations data for 1999 and 2000 and the balance sheet data for 1999 through 2001, all of which are set forth below, are unaudited and have been derived from, and translated into U.S. Dollars based on, Celanese's historical euro audited financial statements and the underlying accounting records.

        The summary historical financial data for the three months ended March 31, 2004 and the six months ended June 30, 2003 have been derived from the unaudited consolidated financial statements of Celanese, which have been prepared on a basis consistent with the audited consolidated financial statements of Celanese as of and for the year ended December 31, 2003. The summary historical financial data as of and for the three months ended June 30, 2004 have been derived from our unaudited consolidated financial information. In the opinion of management, such unaudited financial data reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results for those periods. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or any future period. The unaudited consolidated financial statements as of June 30, 2004 and for each of the three months ended June 30, 2004 and March 31, 2004 and for the six months ended June 30, 2003 is included elsewhere in this prospectus. This prospectus presents the financial information relating to Celanese under the caption "Predecessor" and the information relating to the Issuer under the caption "Successor."

        As of the date of this prospectus, the Purchaser, an indirect wholly owned subsidiary of the Issuer, owns approximately 84% of the outstanding Celanese Shares. The Issuer is a recently formed company which, apart from the financing of the Transactions, does not have any independent external operations other than through the indirect ownership of the Celanese businesses. Accordingly, financial and other information of Celanese is presented in this prospectus for periods through March 31, 2004 and financial and other information of the Issuer is presented as of and for the three months ended June 30, 2004.

	Predecessor
								Successor
	Year Ended December 31,
						Six Months Ended June 30, 2003	Three Months Ended March 31, 2004	Three Months Ended June 30, 2004
	1999(1)	2000	2001	2002	2003
	(unaudited)					(unaudited)	(unaudited)	(unaudited)
	(in millions, except for share and per share data)
Statement of Operations Data:
Net sales	$3,957	$4,120	$3,970	$3,836	$4,603	$2,305	$1,243		$1,229
Cost of sales	(3,276)	(3,403)	(3,409)	(3,171)	(3,883)	(1,915)	(1,002)		(1,058)
Selling, general and administrative expenses	(579)	(497)	(489)	(446)	(510)	(238)	(137)		(125)
Research and development expenses	(68)	(75)	(74)	(65)	(89)	(43)	(23)		(22)
Special charges(2):
Insurance recoveries associated with plumbing cases	(140)	18	28	—	107	102	—		3
Sorbates antitrust matters	(79)	—	—	—	(95)	(11)	—		—
Restructuring, impairment and other special charges, net	(353)	(36)	(444)	5	(17)	(1)	(28)		(2)
Foreign exchange gain (loss)	(13)	5	1	3	(4)	(2)	—		—
Gain (loss) on disposition of assets	3	1	—	11	6	—	(1)		—

Operating profit (loss)	(548)	133	(417)	173	118	197	52		25
Equity in net earnings of affiliates	7	18	12	21	35	19	12		18
Interest expense	(115)	(68)	(72)	(55)	(49)	(24)	(6)		(130)
Interest and other income (expense), net(3)	9	102	58	45	99	68	22		(17)
Income tax benefit (provision)	95	(100)	106	(61)	(60)	(86)	(25)		(10)
Minority interests	7	—	—	—	—	—	—		(10)

Earnings (loss) from continuing operations	(545)	85	(313)	123	143	174	55		(124)
Earnings (loss) from discontinued operations	321	1	(52)	27	6	(8)	23		(1)
Cumulative effect of changes in accounting principles, net of income tax	—	—	—	18	(1)	(1)	—		—

Net earnings (loss)	$(224)	$86	$(365)	$168	$148	$165	$78		$(125)

Earnings per share
Earnings (loss) per common share—basic:
Continuing operations								$
Discontinued operations

Net earnings (loss)								$

Weighted average shares—basic
Earnings (loss) per common share—diluted:
Continuing operations								$
Discontinued operations

Net earnings (loss)								$

Weighted average shares—diluted

	Predecessor
										Successor
	Year Ended December 31,
								Six Months Ended June 30, 2003	Three Months Ended March 31, 2004	Three Months Ended June 30, 2004
	1999(1)		2000		2001	2002	2003
	(unaudited)							(unaudited)	(unaudited)	(unaudited)
	(in millions, except for share and per share data)
Other Financial Data:
EBITDA (unaudited)(4)		N/A		N/A	$(42)	$468	$502	$399	$153	$80
Unusual items included in EBITDA (unaudited)(5)		N/A		N/A	440	16	113	(97)	37	45
Other non-cash charges (income) included in EBITDA (unaudited)(6)		N/A		N/A	21	97	24	16	13	47
Depreciation and amortization		306		308	326	247	294	144	72	71
Capital expenditures		254		185	191	203	211	83	44	50
Dividends paid per share(7)		—		$0.10	$0.35	—	$0.48	—	—	—
Statement of Cash Flows Data:
Net cash provided by (used in) continuing operations:
Operating activities		N/A		N/A	$462	$363	$401	$73	$(107)	$(107)
Investing activities		N/A		N/A	(105)	(139)	(275)	(102)	96	(1,649)
Financing activities		N/A		N/A	(337)	(150)	(108)	(46)	(43)	2,498
Balance Sheet Data (at the end of period) (1999, 2000, and 2001 unaudited):
Trade working capital(8)	$	N/A	$	N/A	$499	$599	$641		$715	$738
Total assets		7,821		7,138	6,232	6,417	6,814		6,613	6,940
Total debt		952		1,084	775	644	637		587	2,400
Mandatorily redeemable preferred stock(9)		—		—	—	—	—	—	—	200
Shareholders' equity		2,879		2,644	1,954	2,096	2,582		2,622	494

(1)
The consolidated financial statements of Celanese for the period prior to the effective date of the demerger from Hoechst assume that Celanese had existed as a separate legal entity with four business segments, Chemical Products, Acetate Products, Technical Polymers Ticona and Performance Products, as well as the other businesses and activities of Hoechst transferred to Celanese in the demerger. The financial results of Celanese in 1999 prior to the effective date of the demerger have been carved out from the consolidated financial statements of Hoechst using the historical results of operations and assets and liabilities of these businesses and activities and reflect the accounting policies adopted by Hoechst in the preparation of its financial statements and thus do not necessarily reflect the accounting policies which Celanese might have adopted had it been an independent company during that period.

(2)
Special charges include impairment charges, provisions for restructuring, which include costs associated with employee termination benefits and plant and office closures certain insurance recoveries, and other expenses and income incurred outside the normal course of ongoing operations. See note 25 to the Celanese Consolidated Financial Statements and note 13 to the Interim Consolidated Financial Statements.

(3)
Interest and other income, net, includes interest income, dividends from cost basis investments and other non-operating income (expense).

(4)
EBITDA, a measure used by management to measure performance, is defined as earnings (loss) from continuing operations, plus interest expense net of interest income, income taxes and depreciation and amortization. Our management believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. See "Special Note Regarding Non-GAAP Financial Measures." EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net earnings as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies.

  Additionally, EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. The amounts shown for EBITDA as presented in this prospectus differ from the amounts calculated under the definition of EBITDA used in our debt instruments. The definition of EBITDA used in our debt instruments is further adjusted for certain cash and non-cash charges and is used to determine compliance with financial covenants and our ability to engage in certain activities such as incurring additional debt and making certain payments. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Contractual Obligations—Covenants."

  EBITDA is calculated and reconciled to net earnings (loss) in the table below (unaudited):

	Predecessor
					Three Months Ended March 31, 2004	Successor
	Year Ended December 31,			Six Months Ended June 30, 2003
						Three Months Ended June 30, 2004
	2001	2002	2003
	(in millions)
Net earnings (loss)	$(365)	$168	$148	$165	$78	$(125)
Earnings (loss) from discontinued operations	52	(27)	(6)	8	(23)	1
Cumulative effect of changes in accounting principles	—	(18)	1	1	—	—
Interest expense	72	55	49	24	6	130
Interest income	(21)	(18)	(44)	(29)	(5)	(7)
Income tax (benefit) provision	(106)	61	60	86	25	10
Depreciation and amortization	326	247	294	144	72	71

EBITDA	$(42)	$468	$502	$399	$153	$80

(5)
EBITDA, as defined above, was (increased) reduced by the following unusual items, each of which is further discussed below (unaudited):

	Predecessor
					Three Months Ended March 31, 2004	Successor
	Year Ended December 31,			Six Months Ended June 30, 2003
						Three Months Ended June 30, 2004
	2001	2002	2003
	(in millions)
Stock appreciation rights (income) expense (a)	$10	$3	$59	$4	$—	$1
Special charges (b)	416	(5)	5	(90)	28	(1)
Other restructuring charges (c)	—	—	26	—	10	5
Other (income) expenses (d)	9	12	5	(19)	(3)	31
Other unusual items (e)	5	6	18	8	2	9

	$440	$16	$113	$(97)	$37	$45

  (a)
  Represents the expense associated with stock appreciation rights that will not be incurred subsequent to the Transactions as it is expected that the plan will be replaced with other management equity arrangements that will not result in a cash cost to Celanese.

  (b)
  Represents provisions for restructuring, asset impairments, transaction costs and other unusual expenses and income incurred outside the ordinary course of business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  (c)
  Represents the portion of restructuring charges (consisting of employee termination benefits) that were not included in special charges.

  (d)
  Represents other non-operating (income) expense (other than dividends). See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  (e)
  Represents primarily the expense associated with executive contact terminations, transaction costs not included in special charges, and rent expense paid to a variable interest entity that has been consolidated since the first quarter of 2004.

  The unusual items listed above exclude adjustments to reserves, principally environmental reserves and loss reserves at the captive insurance entities, made in the ordinary course of business resulting from changes in estimates based on favorable trends in environmental remediation and actuarial revaluations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(6)
EBITDA, as defined above, was also (increased) reduced by the following other non-cash items, each of which is further discussed below (unaudited):

	Predecessor					Successor
	Year Ended December 31,			Six Months Ended June 30, 2003	Three Months Ended March 31, 2004	Three Months Ended June 30, 2004
	2001	2002	2003
	(in millions)
Amortization included in pension and OPEB expense (a)	$10	$15	$28	$13	$8	$1
Adjustment to equity earnings (b)	11	79	(12)	(2)	4	(12)
Other non-cash charges (income) (c)	—	3	8	5	1	—
Purchase accounting for inventories (d)	—	—	—	—	—	49
Minority interests, net of dividends (e)	—	—	—	—	—	9

	$21	$97	$24	$16	$13	$47

(a)
Represents the portion of pension and OPEB expense resulting from amortization of unrecognized actuarial losses, prior service costs and transition obligations. In addition, we expect Celanese's future pension expense to be reduced as a result of the pre-funding of $463 million of pension contributions in connection with the Transactions. Assuming an annual long-term rate of return on plan assets of 7.93%, annual pension expense would decrease by an additional $37 million. See "Unaudited Pro Forma Financial Information."

(b)
Represents the adjustment to reflect earnings of investments accounted for under the equity method on a cash basis.

(c)
Relates primarily to non-cash expense associated with stock option plans.

(d)
Represents the one-time charge to cost of sales resulting from purchase accounting for inventories

(e)
Represents minority interest expense relating to the 15.7% of the Celanese Shares outstanding at June 30, 2004 that we did not own, net of actual dividends paid during the period. See note (7).

(7)
In the three months ended June 30, 2004, Celanese declared and paid a dividend of €0.12 ($0.14) per share for the year ended December 31, 2003. See "The Transactions" for information on future dividends that may be required under German law to be paid by Celanese to its minority shareholders.

(8)
Trade working capital is defined as trade accounts receivable from third parties and affiliates net of allowance for doubtful accounts, plus inventories, less trade accounts payable to third parties and affiliates. Trade working capital is calculated in the table below (unaudited):

	Predecessor				Successor
	December 31,
				March 31, 2004	June 30, 2004
	2001	2002	2003
	(in millions)
Trade receivables, net	$536	$666	$722	$798	$787
Inventories	483	505	509	516	513
Trade payables	(520)	(572)	(590)	(599)	(562)

	$499	$599	$641	$715	$738

(9)
Our mandatorily redeemable preferred stock was repaid with the proceeds of the offering of the senior subordinated notes that occurred on July 1, 2004.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        The following discussion and analysis of financial condition and results of operations covers periods prior and subsequent to the Transactions. Accordingly, unless otherwise noted, the discussion and analysis of historical periods do not reflect the significant impact that the Transactions have had and will have on the Issuer, including increased leverage and liquidity requirements. In addition, the statements in the discussion and analysis regarding industry outlook, expectations regarding the performance of Celanese's business and the other non-historical statements in the discussion and analysis are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in "Risk Factors." Actual results may differ materially from those contained in or implied by any forward-looking statements. You should read the following discussion together with the sections entitled "Risk Factors," "Unaudited Pro Forma Financial Information," "Selected Historical Financial Data" and the Celanese Consolidated Financial Statements and the Interim Consolidated Financial Statements and the notes thereto which were prepared in accordance with U.S. GAAP.

        The results as of June 30, 2004 and for the six months ended June 30, 2003 and the three months ended March 31 and June 30, 2004 have not been audited and should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year. References to the six months ended June 30, 2004 represent the three months ended March 31, 2004 plus the three months ended June 30, 2004.

Basis of Presentation

  Impact of the Transactions

        On April 6, 2004, pursuant to the Tender Offer, the Purchaser, an indirect wholly owned subsidiary of the Issuer, acquired approximately 84.3% of Celanese Shares outstanding as of June 30, 2004. The ordinary shares were acquired at a price of €32.50 per share or an aggregate purchase price of $1,624 million.

        In addition, as part of the Tender Offer, the Purchaser agreed to refinance certain existing debt of Celanese, pre-fund pension obligations of Celanese, pre-fund certain contingencies and certain obligations of Celanese linked to the value of the Celanese Shares, such as the payment of fair cash compensation under the Domination Agreement for the remaining outstanding shares of Celanese and payment obligations related to outstanding stock appreciation rights, stock options and interest payments, provide additional funds for working capital and other general corporate purposes, and pay related fees and expenses.

        The funds used in connection with the Transactions were provided by equity investments from the Original Stockholders; term loans of approximately $608 million and senior subordinated bridge loan facilities of $1,565 million. The senior subordinated bridge loan facilities have since been refinanced by the senior subordinated notes and the floating rate term loan. As a result of the financing, our interest expense currently is, and will continue to be, higher than it was prior to the Transactions.

        The Issuer accounted for the acquisition of Celanese using the purchase method of accounting and, accordingly, the acquisition of Celanese resulted in a new basis of accounting. The purchase price was allocated based on current estimates of the fair value of the underlying assets acquired and liabilities assumed. Actuaries have been retained to assist in the determination of a fair value of our pension and post retirement obligations and valuation appraisals are being performed to determine the fair values of property, plant and equipment, investment in affiliates and intangible assets acquired, including trade names, trademarks, developed technology and customer relationships. The Issuer has recorded certain preliminary estimates of the fair value of the net assets acquired; however, the final valuations are not yet complete. Thus, the Issuer has not yet completed its allocation of the purchase price and will make further adjustments to the preliminary allocations in subsequent periods. The Issuer expects to finalize its valuations and complete its purchase accounting in the fourth quarter of 2004. The excess of the total purchase price over the estimated fair value of the net assets acquired at closing has been allocated to goodwill, and this indefinite lived asset is subject to annual impairment review. Goodwill in the transaction, based on the preliminary allocation of the purchase price, totaled $827 million. (see note 3 in the Interim Consolidated Financial Statements).

        In conjunction with the acquisition, we are in the process of formulating a plan to exit or restructure certain activities. We have not completed this analysis, but have recorded initial liabilities as of June 30, 2004 of $10 million, primarily for employee severance and related costs in connection with a preliminary plan to exit or restructure certain activities. These initial activities are expected to be completed during 2005. In October 2004, we announced plans to consolidate our acetate flake and tow operations and to exit the filament business. The Issuer also expects to finalize any further plans to exit or restructure activities in 2004, at which time additional liabilities related to these plans may be recorded.

  Successor

        Successor—Represents the Issuer's unaudited consolidated financial position as of June 30, 2004 and its unaudited consolidated results of operations and cash flows for the three months ended June 30, 2004. These consolidated financial statements reflect the preliminary application of purchase accounting, described above, relating to the Transactions.

  Predecessor

        Predecessor—Represents Celanese's audited consolidated financial position as of December 31, 2003 and 2002, and the consolidated results of its operations and cash flows for each of the years in the three-year period ended December 31, 2003 and the unaudited consolidated results of its operations and cash flows for the three months ended March 31, 2004 and the six months ended June 30, 2003. These consolidated financial statements relate to periods prior to the Transactions and present Celanese's historical basis of accounting without the application of purchase accounting related to the acquisition of Celanese.

        In the fourth quarter of 2003, Celanese realigned its business segments to reflect a change of how Celanese manages the business and assesses performance. This change resulted from recent transactions, including divestitures and the formation of a joint venture. A new segment, Chemical Products, has been introduced and consists primarily of the former Acetyl Products and Chemical Intermediates segments. In addition, legacy pension and other postretirement benefit costs associated with previously divested Hoechst businesses are reflected as part of Other Activities. Historically, these costs were allocated to the business segments. Prior year amounts have been reclassified to conform to the current year presentation.

Major Events In 2004

        During the second quarter of 2004, Celanese changed its inventory valuation method of accounting for its U.S. subsidiaries from last-in first-out ("LIFO") to first-in first-out ("FIFO"). This change will more closely represent the physical flow of goods resulting in ending inventory which will better represent the current cost of the inventory and the costs in income will more closely match the flow of goods. The FIFO method is now used to determine cost for all inventories of Celanese except for stores and supplies, which are generally valued using the average cost method. Information throughout this prospectus has been restated for all periods presented to reflect this change.

        In response to greater demand for Ticona's technical polymers, Celanese announced two projects to expand manufacturing capacity. Ticona plans to increase production of polyacetal in North America by about 20%, raising total capacity to 102,000 tons per year at our Bishop, Texas facility by the end of 2004. Fortron Industries, a joint venture of Ticona and Kureha Chemicals Industries, plans to increase the capacity of its Fortron polyphenylene sulfide plant in Wilmington, North Carolina, by 25% by the end of 2005.

        In October-November 2004, we completed an internal restructuring. See "The Transactions—The Recent Restructuring." In October 2004, we announced plans to consolidate our acetate flake and tow manufacturing and to exit the acetate filament business. The restructuring is being implemented to increase efficiency, reduce overcapacity and to focus on products and markets that provide long-term value.

Major Events In 2003

        In 2003, Celanese took major steps to enhance the value of its businesses, invest in new production capacity in growth areas, reduce costs and increase productivity.

  Optimizing the Portfolio

  •
  Agreed to sell its acrylates business to The Dow Chemical Company ("Dow") as part of its strategy to focus on core businesses; transaction completed in February 2004

  •
  Completed the joint venture of its European oxo businesses with Degussa AG ("Degussa")

  •
  Sold its nylon business to BASF AG ("BASF").

  Investing in Growth Areas

  •
  Received governmental approval and began preparations to build a world-scale acetic acid plant in China, the world's fastest growing market for acetic acid and its derivatives

  •
  Announced agreement with China National Tobacco Corporation to double capacities of three acetate tow plants in China, in which Celanese owns a 30% share

  •
  Brought on stream the Estech GmbH joint venture plant to produce neopolyol esters at Oberhausen, Germany, to supply the growing specialty lubricants markets in Europe, Africa and the Middle East

  •
  Announced plans to expand its GUR ultra high molecular weight polyethylene plant in Oberhausen, Germany, by 10,000 tons, increasing total worldwide capacity by 17% in the second half of 2004

  •
  Broke ground with Asian partners for a new investment in a polyacetal plant in China, the world's highest growth market for engineering plastics.

  Reducing Costs and Increasing Productivity

  •
  Agreed to source methanol from Southern Chemical Corporation in 2005 under a multi-year contract expected to reduce significantly overall exposure to U.S. Gulf Coast natural gas volatility

  •
  Initiated measures to redesign Ticona's organization, reduce costs and increase productivity

  •
  Achieved significant cost savings from completion of Focus and Forward restructuring programs

  •
  Intensified use of Six Sigma and other productivity tools throughout the organization to reduce costs and generate additional revenue

  •
  Began implementation of a company-wide SAP platform to reduce administrative costs by eliminating complexity in information systems and to provide for ongoing improvement in business processes and service

  •
  Completed a new, more efficient plant for synthesis gas, a primary raw material used at the Oberhausen, Germany site.

Major Events in 2002

  Enhancing the Value of Celanese's Portfolio

  •
  Acquisition of the European emulsions and global emulsion powders businesses from Clariant AG, Switzerland

  •
  Divestiture of Trespaphan, the oriented polypropylene ("OPP") film business

  •
  Formation of a 50/50 European joint venture with Hatco Corporation, U.S. for production and marketing of neopolyol esters, a basic raw material for synthetic lubricants

  Continuing Internal Growth Activities

  •
  Start-up of a new 30,000 ton per year GUR ultra-high molecular weight polyethylene plant in Bishop, Texas

  •
  Completion of capacity expansion for Vectra liquid crystal polymers in Shelby, North Carolina

  •
  Opening of the world's first pilot plant for high temperature membrane electrode assemblies for fuel cells in Frankfurt, Germany

  •
  Announcement to construct with Asian partners a world-scale 60,000 ton per annum polyacetal plant in China

  Additional Highlights:

  •
  Cost savings of an estimated $90 million achieved in 2002 associated with the Focus and Forward restructuring programs, initiated in 2001

  •
  Agreement with BOC p.l.c., United Kingdom to supply carbon monoxide that feeds the acetic acid production facility at the Clear Lake, Texas site in a move to decrease costs and improve efficiency

  •
  Divestiture of global allylamines and U.S. alkylamines business with production sites in Portsmouth, Virginia and Bucks, Alabama

  •
  Initiation in December 2002 of a buy back of up to 1,031,941 shares

  •
  Expensing of stock options commenced in July 2002 at a total estimated cost of €10 million ($10 million), of which approximately $3 million was recognized in 2002

  •
  Agreement with Degussa, Germany to establish a 50/50 joint venture for the European oxo chemicals business

  •
  Appointment of Dr. Andreas Pohlmann as chief administrative officer to Celanese's board of management, responsible for Performance Products and Celanese Ventures, and as director of personnel. He succeeds Prof. Ernst Schadow, who retired in October 2002

Financial Highlights

	Predecessor					Successor	Combined
	Year Ended December 31,			Six Months Ended June 30, 2003	Three Months Ended March 31, 2004	Three Months Ended June 30, 2004	Six Months Ended June 30, 2004
	2001	2002	2003
				(unaudited)		(unaudited)
	(in millions)
Statement of Operations Data:
Net sales	$3,970	$3,836	$4,603	$2,305	$1,243	$1,229	$2,472
Cost of sales	(3,409)	(3,171)	(3,883)	(1,915)	(1,002)	(1,058)	(2,060)
Special charges	(416)	5	(5)	90	(28)	1	(27)
Operating profit (loss)	(417)	173	118	197	52	25	77
Earnings (loss) from continuing operations before tax and minority interests	(419)	184	203	260	80	(104)	(24)
Earnings (loss) from continuing operations	(313)	123	143	174	55	(124)	(69)
Earnings (loss) from discontinued operations	(52)	27	6	(8)	23	(1)	22
Cumulative effect of changes in accounting principles	—	18	(1)	(1)	—	—	—
Net earnings (loss)	(365)	168	148	165	78	(125)	(47)
	Predecessor
				Successor
	As of December 31,
				As of June 30, 2003
	2001	2002	2003
	(unaudited)			(unaudited)
	(in millions)
Other Balance Sheet Data:
Short-term borrowings and current installments of long-term debt—third party and affiliates	$235	$204	$148	$173
Plus: Long-term debt	540	440	489	2,227

Total debt	775	644	637	2,400
Less: Cash and cash equivalents	43	124	148	716

Net debt	$732	$520	$489	$1,684

	Predecessor					Successor	Combined
	Year Ended December 31,			Six Months Ended June 30, 2003	Three Months Ended March 31, 2004	Three Months Ended June 30, 2004	Six Months Ended June 30, 2004
	2001	2002	2003
				(unaudited)		(unaudited)
	(in millions, except percentages)
Other Data:
Depreciation and amortization	$326	$247	$294	$144	$72	$71	$143
Operating margin(1)	(10.5)%	4.5%	2.6%	8.5%	4.2%	2.0%	3.1%
Earnings (loss) from continuing operations before tax and minority interest as a percentage of net sales	(10.6)%	4.8%	4.4%	11.3%	6.4%	(8.5)%	(1.0)%

(1)
Defined as operating profit (loss) divided by net sales.

Overview—Six Months Ended June 30, 2004 Compared with Six Months Ended June 30, 2003

        Strong volume growth was experienced in all business segments in the first six months of 2004. The Chemical Products segment benefited from increased demand in Asia, especially China, while the Technical Polymers Ticona segment grew on new applications in the automotive, electrical/electronics, household goods, and medical markets and increased demand in both North America and Europe. The performance of our Ticona affiliates also reflected these improved business conditions. The overall economic environment, however, remains challenging due to higher raw material and energy costs, as well as some weaker pricing compared to the same period last year.

        Net sales in the first six months of 2004 rose 8% to $2,472 million compared to the same period in 2003 mainly on higher volumes in all business segments and favorable currency effects, which were partially offset by changes in the composition of the Chemical Products segment and lower pricing.

        Operating profit declined to $77 million from $197 million in the prior year mainly due to significantly higher insurance recoveries of $102 million associated with the plumbing cases in the 2003 period. Higher raw material and energy costs as well as purchase accounting inventory adjustments of $49 million also contributed to the decrease in operating profit in 2004. Operating profit benefited from higher volumes and the absence of a loss from the European oxo business, which was transferred to a joint venture in the fourth quarter of 2003.

        Earnings from continuing operations before tax and minority interests decreased mainly due to lower operating profit and higher interest expense, resulting from fees of $71 million associated with the senior subordinated bridge loan facilities as well as higher debt levels resulting from the Transactions. As of June 30, 2004, net debt rose to $1,684 million from $489 million at December 31, 2003.

        Investments in affiliates continued to perform well and contribute to profitability. Equity in net earnings of affiliates rose by $11 million to $30 million in the first six months of 2004 compared to the same period last year. Dividends from investments accounted for under the cost method increased slightly to $21 million compared to $20 million for the same period in the prior year.

Overview—2003 Compared with 2002

        In a global business environment characterized by higher raw material and energy costs and modest growth, Celanese achieved full year 2003 net earnings of $148 million compared to net earnings of $168 million for 2002. Earnings from continuing operations increased to $143 million in 2003 compared to $123 million in 2002. Earnings from continuing operations excludes the results of the nylon and the majority of the acrylates businesses, which were divested on December 31, 2003 and February 1, 2004, respectively, and are included in earnings (loss) from discontinued operations. Net sales increased to $4.6 billion in 2003 from $3.8 billion in 2002 due to price and volume increases and favorable currency movements.

        Earnings from continuing operations before tax and minority interests increased to $203 million in 2003 compared to $184 million in 2002. This increase was primarily due to higher pricing, particularly in the Chemical Products segment, increased volumes in all segments, cost reductions, productivity improvements and favorable currency movements. Additional favorable adjustments included greater earnings from affiliates, mainly in Asia, increased interest and income from insurance companies and the demutualization of an insurance provider, as well as the addition of the emulsions business acquired at the end of 2002. Also affecting earnings from continuing operations before tax and minority interests was income of $107 million from insurance recoveries and $95 million of expense associated with antitrust matters in the Sorbates industry as discussed below in "—Special Charges." These increases were mainly offset by higher costs for raw materials and energy and increased expense for stock appreciation rights.

        Significant items affecting earnings from continuing operations before tax and minority interests from 2002 to 2003 were approximately:

(in millions)
Pricing and volume improvements	$240
Higher costs for raw materials and energy, net of cost reductions and productivity improvements	(180)
Interest and other income from plumbing insurance recoveries	127
Earnings from affiliates	14
Sorbates antitrust matters	(95)
Stock appreciation rights expense	(56)

        Although Celanese recorded special charges of only $5 million, special charges significantly affected the operating results of the Technical Polymers Ticona and Performance Products segments in 2003. Ticona's operating profit benefited from income of $107 million from insurance recoveries related to the plumbing cases. The insurance recoveries more than offset special charges related to Ticona's organizational redesign efforts and the closing of a facility in the United Kingdom. The operating profit of the Performance Products' segment was burdened by $95 million in special charges relating to a European Commission decision to fine Hoechst €99 million ($115 million) for antitrust matters in the sorbates industry that occurred prior to the demerger.

        Segment net sales in 2003 increased 21% compared to 2002 due to the inclusion of the emulsions business acquired at year-end 2002 (+8%), favorable currency effects (+5%) and higher pricing (+5%) and volumes (+4%). These increases were partly offset by the transfer of the European oxo business to a joint venture in the fourth quarter 2003 (-1%). Operating profit declined by 32% to $118 million in 2003 compared to $173 million in 2002. This decline reflected increased raw material and energy costs, as well as higher expense for stock appreciation rights and special charges discussed below. These factors outweighed increased pricing in the Chemical Products and Acetate Products segments, higher volumes in all segments, particularly in Technical Polymers Ticona and Performance Products, cost reductions, productivity improvements, increased income from the captive insurance companies and the addition of the emulsions business.

        In the Chemical Products segment, the contribution from the emulsions business, favorable currency movements and cost reductions were outweighed by higher energy costs and an increase in stock appreciation rights expense. Overall in 2003, increased selling prices offset higher raw material costs, although pricing outpaced raw material costs in the first half of the year and lagged in the second half. In Acetate Products, increased pricing and volumes as well as productivity gains only partially offset higher raw material and energy prices. Increased demand led to volume improvements in the Ticona segment on the development of new applications and entry into new markets, partially offset by organizational redesign costs. Volume increases for Performance Products' Sunett sweetener were offset by lower pricing for Sunett and sorbates.

        Celanese reduced its net debt by 6% to $489 million as of December 31, 2003 compared to $520 million as of December 31, 2002. The decrease primarily represents the net repayment of $68 million of debt offset by the addition of $38 million of debt related to the consolidation of a variable interest entity under FIN 46. Trade working capital increased to $641 million at December 31, 2003 from $599 million at December 31, 2002. This increase is primarily related to favorable foreign currency effects as lower payables more than the offset the reduction in inventory resulting from the high levels at the end of 2002, resulting from advance purchases of wood pulp in the Acetate Products segment, a key raw material, caused by the shutdown of a major supplier. Operating cash flow benefited by $180 million relating to the effects of hedging of currency exposure on intercompany funding of operations in U.S. dollars, compared to approximately $95 million in 2002. Benefit obligations decreased by $106 million to $1,165 million in 2003 from $1,271 million primarily due to an increase in the fair value of plan assets, contributions, payments and a plan amendment related to the U.S. postretirement medical plan. These factors were partially offset by the effects of a decrease in the discount rate.

        In 2003, Celanese took major steps to concentrate on its core businesses. In September, Celanese reached an agreement to sell its acrylates business to Dow. The transaction was completed on February 1, 2004. On October 1, European Oxo GmbH, Celanese's oxo chemicals joint venture with Degussa, began operations. The joint venture is expected to enable the businesses to compete more effectively in an oversupplied industry.

        Celanese streamlined its manufacturing operations and administrative functions, mainly in the Chemical Products and Ticona segments, and, as a result, recorded termination benefit expenses of $26 million in cost of sales, primarily in the fourth quarter 2003. Celanese also continued its use of Six Sigma, a powerful tool to increase efficiency and generate additional revenue.

        During 2003, Ticona started a redesign of its operations. These efforts resulted in special charges of $12 million related to termination benefit expenses.

Overview—2002 Compared with 2001

        In a global business environment characterized by slow and uneven growth, net earnings increased significantly to $168 million in 2002 from a loss of $365 million in the prior year. The increase reflected lower special charges, lower raw material and energy costs, lower amortization expense due to the adoption of SFAS No. 142, savings from restructuring and operational excellence initiatives, improved capacity utilization rates in the Chemical Products segment, and an increase in demand in the Technical Polymers Ticona segment. Additionally, net earnings benefited from a cumulative effect of changes in accounting principles of $18 million, net of income tax, and positive effects from earnings from discontinued operations of $27 million. These effects were partially offset by lower pricing in most segments. Operating cash flow remained strong, though below the prior year's level, as trade working capital increased slightly compared to year-end 2001. 2002 capital expenditures were at similar levels to the previous year.

        Segment sales declined 3% as higher volumes (+2%) and favorable currency effects could not offset lower pricing (-7%). Volumes increased in Ticona, on modest demand improvement from the automotive and other end-use industries, especially in Europe. In Performance Products, volumes of Nutrinova's high intensity sweetener, Sunett, continued to grow. In Chemical Products, increased demand and temporarily tight supply conditions during the second half of 2002 led to improved capacity utilization rates. Although overall selling prices were lower year on year in the Chemical Products segment, acetyl pricing rose steadily. Profitability in the Acetate Products segment declined as lower volumes in all products, mainly in filament, offset higher tow pricing and cost savings from restructuring efforts.

        Celanese reduced its net debt by 29% from $732 million as of December 31, 2001 to $520 million as of December 31, 2002. The reduction was due to debt repayment resulting from a continuing high level of cash from operations and net proceeds of $106 million for the net assets of divested businesses and the receipt of $80 million for the repayment of borrowings from a divested business, combined with the effects of currency movements of approximately $190 million. Operating cash flow declined from $462 million in 2001 to $363 million in 2002, as 2001 operating cash flow reflected the benefits of a substantial reduction in trade working capital compared to 2000. Trade working capital in 2002 increased slightly compared to year-end 2001 levels.

        Celanese had capital expenditures of $203 million in 2002, compared to $191 million in 2001. Major projects included the completion of a new 30,000 tons per year plant to produce GUR ultra-high molecular weight polyethylene in Bishop, Texas. The plant began supplying customers in the fourth quarter of 2002. Celanese also completed the 6,000 tons per year expansion of capacity for Vectra liquid crystal polymers in Shelby, North Carolina. In addition, Celanese began construction in 2002 of a new plant for synthesis gas, an important raw material for the production of oxo and specialty chemicals, at its Oberhausen, Germany site.

        The Focus and Forward restructuring initiatives, started in 2001, generated estimated savings of approximately $95 million in 2002. In connection with these restructuring programs, most of the approximate 1,500 positions identified had been eliminated by December 31, 2002. Celanese's company-wide operational excellence efforts, including Six Sigma, continued to contribute to profitability.

        In 2002, Celanese made further progress in enhancing the value of its portfolio. Celanese acquired the European emulsions and worldwide emulsion powders businesses of Clariant AG, Switzerland in December 2002 valued at $154 million, including the assumption of related liabilities. Net of purchase price adjustments of $2 million and the assumption of liabilities of $21 million, Celanese paid $131 million of cash for the net assets of the business in 2002. In 2003, the purchase price adjustments related to the acquisition were finalized, which resulted in Celanese making an additional payment of $7 million. The acquisition of the emulsion businesses extends Celanese's acetyls value chain into higher value businesses. Additionally, Celanese divested the Trespaphan OPP films business of the Performance Products segment in December 2002 for $214 million, which included $115 million in cash, the repayment of $80 million in intercompany debt that Trespaphan owed Celanese and a purchase price adjustment for liabilities assumed by the buyer of $19 million.

        Celanese took a major step to address performance issues within the former Chemical Intermediates segment in 2002. Celanese signed an agreement with Degussa, Germany to form a 50/50 joint venture for their European oxo activities. In addition, Celanese divested its global allylamines and U.S. alkylamines business at the end of 2002.

Selected Data by Business Segment—Six Months Ended June 30, 2004 Compared with Six Months Ended June 30, 2003

	Predecessor		Successor
				Combined
		Three Months Ended March 31, 2004	Three Months Ended June 30, 2004
	Six Months Ended June 30, 2003			Six Months Ended June 30, 2004	Six Months Change in %
	(in millions, except percentages, unaudited)
Net Sales
Chemical Products	$1,535	$818	$808	$1,626	6
Acetate Products	315	172	173	345	10
Technical Polymers Ticona	390	227	220	447	15
Performance Products	88	44	45	89	1

Segment Total	$2,328	$1,261	$1,246	$2,507	8
Other Activities	23	11	11	22	(4)
Intersegment Eliminations	(46)	(29)	(28)	(57)	24

Total Net Sales	$2,305	$1,243	$1,229	$2,472	7

	Predecessor		Successor
				Combined
		Three Months Ended March 31, 2004	Three Months Ended June 30, 2004
	Six Months Ended June 30, 2003			Six Months Ended June 30, 2004	Six Months Change in %
	(in millions, except percentages, unaudited)
Special Charges
Chemical Products	$1	$(1)	$(1)	$(2)	>100
Acetate Products	—	—	—	—	—
Technical Polymers Ticona
Plumbing insurance recoveries	102	—	3	3	>100
Other activities	(2)	(1)	(1)	(2)
Performance Products
Sorbates antitrust matters	(11)	—	—	—	>100

Segment Total	90	(2)	1	(1)	>100
Other Activities	—	(26)	—	(26)	n.m.

Total Special Charges	$90	$(28)	$1	$(27)	>100

Operating Profit (Loss)
Chemical Products	$98	$65	$36	$101	3
Acetate Products	8	9	10	19	>100
Technical Polymers Ticona	130	31	11	42	(68)
Performance Products	14	11	2	13	(7)

Segment Total	250	116	59	175	(30)
Other Activities	(53)	(64)	(34)	(98)	85

Total Operating Profit	$197	$52	$25	$77	(61)

Earnings (Loss) from Continuing Operations Before Tax and Minority Interests
Chemical Products	$113	$72	$34	$106	$(6)
Acetate Products	13	9	14	23	77
Technical Polymers Ticona	162	45	26	71	(56)
Performance Products	14	11	1	12	(14)

Segment Total	302	137	75	212	(30)
Other Activities	(42)	(57)	(179)	(236)	>100

Total Earnings (Loss) from Continuing Operations Before Tax and Minority Interests	$260	$80	$(104)	$(24)	>100

Stock Appreciation Rights
Chemical Products	$(1)	$—	$—	$—	>100
Acetate Products	—	—	—	—	—
Technical Polymers Ticona	(1)	—	(1)	(1)	—
Performance Products	—	—	—	—	—

Segment Total	(2)	—	(1)	(1)	(50)
Other Activities	(2)	—	—	—	>100

Total Stock Appreciation Rights	$(4)	$—	$(1)	$(1)	(75)

	Predecessor		Successor
				Combined
		Three Months Ended March 31, 2004	Three Months Ended June 30, 2004
	Six Months Ended June 30, 2003			Six Months Ended June 30, 2004	Six Months Change in %
	(in millions, except percentages, unaudited)
Depreciation and Amortization
Chemical Products	$79	$39	$38	$77	(3)
Acetate Products	28	13	14	27	(4)
Technical Polymers Ticona	29	16	15	31	7
Performance Products	4	2	2	$4	—

Segment Total	140	70	69	139	(1)
Other Activities	4	2	2	4	>100

Total Depreciation and Amortization	$144	$72	$71	$143	(1)

Factors Affecting Six Month 2004 Segment Sales

	Volume	Price	Currency	Other	Total
Chemical Products	7%	—%	5%	(6)%	6%
Acetate Products	9	1	—	—	10
Technical Polymers Ticona	13	(4)	6	—	15
Performance Products	8	(15)	8	—	1

Segment Total	8%	(1)%	5%	(4)%	8%

Summary by Business Segment—Six Months Ended June 30, 2004 Compared with Six Months Ended June 30, 2003

  Chemical Products

	Predecessor		Successor	Combined
		Three Months Ended March 31, 2004	Three Months Ended June 30, 2004		Six Months
	Six Months Ended June 30, 2003			Six Months Ended June 30, 2004
					Change in $	Change in %
		(in millions, except percentages, unaudited)
Net sales	$1,535	$818	$808	$1,626	91	6%
Net sales variance:
Volume				7%
Currency				5%
Other				(6)%
Operating profit	98	65	36	101	3	3%
Operating margin	6.4%	7.9%	4.5%	6.2%
Special charges	1	(1)	(1)	(2)	(3)	>100%
Earnings from continuing operations before tax and minority interests	113	72	34	106	(7)	(6)%
Depreciation and amortization	79	39	38	77	(2)	(3)%

        Chemical Products' net sales increased by 6% to $1,626 million in the first half of 2004 compared to the same period last year as increased volumes (+7%) and favorable currency changes (+5%) were partially offset by changes in the composition of the segment (-6%). Pricing remained flat.

        The changes in the composition of the segment result from the transfer of the European oxo business into a joint venture in the fourth quarter of 2003 (-4%) and changes in the structure of the business under which certain acrylates products, which were formerly sold into the merchant market, are now being sold under a contract manufacturing agreement (-2%). The margin realized under the contract manufacturing agreement is reported in net sales.

        Volumes rose for major chemical products, particularly vinyl acetate monomer, which increased due to stronger overall demand and a competitor outage in Europe. Acetic acid volumes increased in Asia, particularly in China, while volumes for emulsions were higher in Europe.

        Overall pricing remained flat, as the increase in vinyl acetate monomer pricing, which followed rising costs for raw materials, especially ethylene, was offset by lower pricing, mainly for methanol in North America.

        Operating profit increased to $101 million compared to $98 million in the first half of 2003. Higher volumes and the absence of a loss from the European oxo business more than offset increased raw material costs, lower commission income in a procurement subsidiary, higher spending associated with productivity initiatives, and increased energy costs. Included in operating profit for the first six months of 2004 is $15 million of a non-cash charge for the manufacturing profit added to inventory under purchase accounting which was charged to cost of sales as the inventory was sold in the first quarter after closing.

        Earnings from continuing operations before tax and minority interests decreased to $106 million compared to $113 million in the first half of 2003. Earnings declined mainly due to lower dividends from a Saudi Arabian investment and an equity loss from the European oxo joint venture partially offset by higher operating profit.

        Operating profit as a percentage of sales decreased to 6.2% from 6.4% in the same period a year ago.

  Acetate Products

	Predecessor		Successor	Combined
		Three Months Ended March 31, 2004	Three Months Ended June 30, 2004		Six Months
	Six Months Ended June 30, 2003			Six Months Ended June 30, 2004
					Change in $	Change in %
		(in millions, except percentages, unaudited)
Net sales	$315	$172	$173	$345	$30	10%
Net sales variance:
Volume				9%
Price				1%
Operating profit	8	9	10	19	11	>100%
Operating margin	2.5%	5.2%	5.8%	5.5%
Special charges	—	—	—	—
Earnings from continuing operations before tax and minority interests	13	9	14	23	10	77%
Depreciation and amortization	28	13	14	27	(1)	(4)%

        Acetate Products' net sales in the first six months of 2004 increased 10% to $345 million compared to the first six months of 2003 due to higher volumes (+9%) and increased pricing (+1).

        Volumes grew on higher tow demand in Asia, which was partly offset by lower filament sales, primarily in Mexico, and lower flake demand. Average pricing rose due to higher pricing for tow.

        Operating profit rose to $19 million from $8 million in the same period last year on higher volumes, productivity gains, and increased average pricing. These gains more than offset higher raw material and energy costs, office relocation expenses, and higher manufacturing costs in Europe and Canada resulting from the strengthening of the euro and Canadian dollar versus the U.S. dollar. Included in operating profit for the first six months of 2004 is $4 million of a non-cash charge for the manufacturing profit added to inventory under purchase accounting which was charged to cost of sales as the inventory was sold in the first quarter after closing.

        Operating profit as a percentage of sales increased to 5.5% compared to 2.5% in the same period last year.

        Earnings from continuing operations before tax and minority interests also improved to $23 million for the first six months of 2004 from $13 million in the same period a year ago primarily due to higher operating profit.

  Technical Polymers Ticona

	Predecessor		Successor	Combined
		Three Months Ended March 31, 2004	Three Months Ended June 30, 2004		Six Months
	Six Months Ended June 30, 2003			Six Months Ended June 30, 2004
					Change in $	Change in %
		(in millions, except percentages, unaudited)
Net sales	$390	$227	$220	$447	$57	15%
Net sales variance:
Volume				13%
Price				(4)%
Currency				6%
Operating profit	130	31	11	42	(88)	(68)%
Operating margin	33.3%	13.7%	5.0%	9.4%
Special charges	100	(1)	2	1	(99)	(99)%
Earnings from continuing operations before tax and minority interests	162	45	26	71	(91)	(56)%
Depreciation and amortization	29	16	15	31	2	7%

        Net sales for Ticona in the first six months of 2004 increased by 15% to $447 million compared to the same period last year. Strong volume increases (+13%) and favorable currency effects (+6%) were partly offset by a decline in pricing (-4%).

        Volumes increased in most business lines, particularly in polyacetal, GUR ultra high molecular weight polyethylene, and Vectra liquid crystal polymers in North America and Europe. Polyacetal volumes grew on stronger sales of specialty grades, such as medical uses, as well as stronger sales to the automotive industry. GUR volumes also grew as a result of increased sales in new specialty applications. Volumes for Vectra rose due to new commercial applications, such as household goods, and stronger sales to the electrical/electronics industry. Pricing declined due to changes in production and ongoing competitive pricing pressure from Asian exports of polyacetal into North America.

        Operating profit in the first six months of 2004 decreased to $42 million from $130 million in the prior year as insurance recoveries relating to the plumbing cases decreased significantly in 2004 to $3 million compared to $102 million in the same period last year. Operating profit in the first six months of 2004 benefited from higher volumes, lower average production costs for Vectra and favorable currency effects. These factors were partly offset by lower pricing and higher energy costs. Included in operating profit for the first six months of 2004 is $18 million of a non-cash charge for the manufacturing profit added to inventory under purchase accounting which was charged to cost of sales as the inventory was sold in the first quarter after closing.

        Earnings from continuing operations before tax and minority interests decreased to $71 million from $162 million in the same period in 2003. This decrease resulted primarily from lower operating profit and interest income, relating to insurance recoveries, partly offset by improved equity earnings from Polyplastics and Fortron Industries due to increased sales volumes.

  Performance Products

	Predecessor		Successor	Combined
	Six Months Ended June 30, 2003	Three Months Ended March 31, 2004	Three Months Ended June 30, 2004	Six Months Ended June 30, 2004	Six Months
					Change in $	Change in %
	(in millions except percentages, unaudited)
Net sales	$88	$44	$45	$89	$1	1%
Net sales variance:
Volume				8%
Price				(15)%
Currency				8%
Operating profit	14	11	2	13	(1)	(7)%
Operating margin	15.9%	25.0%	4.4%	14.6%
Special charges	(11)	—	—	—	11	>100%
Earnings from continuing operations before tax and minority interests	14	11	1	12	(2)	(14)%
Depreciation and amortization	4	2	2	4	—	0%

        Net sales for the Performance Products segment, which consists of the Nutrinova food ingredients business, increased in the first six months of 2004 by 1% to $89 million compared to the same period last year. This increase is due to increased volumes (+8%) and currency effects (+8%), which was mostly offset by price decreases (-15%).

        Pricing for Sunett sweetener declined on lower unit selling prices associated with higher volumes to major customers, an overall price decline in the high intensity sweetener market, and the anticipated expiration of the primary European and U.S. production patents in 2005.

        Higher Sunett volumes reflected strong growth from new and existing applications in the U.S. and European beverage and confectionary markets. In sorbates, pricing and volume pressure from Asian producers continued due to worldwide overcapacity. For the remainder of 2004, pricing for sorbates and Sunett are expected to remain stable. The favorable currency effects resulted mainly from the significant appreciation of the euro versus the U.S. dollar.

        Operating profit for the first six months decreased to $13 million compared to $14 million in the same period last year, which included special charges of $11 million related to antitrust actions in the sorbates industry. For the first six months of 2004 earnings benefited from strong volumes for Sunett and favorable currency movements, which offset lower pricing. Included in operating profit for the first six months of 2004 is $12 million of a non-cash charge for the manufacturing profit added to inventory under purchase accounting which was charged to cost of sales as the inventory was sold in the first quarter after closing.

        Operating profit as a percentage of net sales increased to 14.6% from 15.9% in the comparable period last year.

  Other Activities

        Net sales for Other Activities decreased in the first six months of 2004 by $1 million to $22 million from the same period last year, primarily due to slightly lower third party sales by the captive insurance companies.

        The operating loss of Other Activities increased to $98 million in the second quarter of 2004 compared to $53 million for the same period last year. This increase was primarily due to special charges of $26 million mainly related to advisory services associated with the Tender Offer as well as costs associated with severance and organization redesign projects.

        In the first six months of 2004, earnings (loss) from continuing operations before tax and minority interests decreased to a loss of $236 million from a loss of $42 million compared to the same period last year. This decrease is primarily the result of higher interest expense resulting from the expensing of deferred financing costs of $71 million associated with the refinancing of the senior subordinated bridge loan facilities as well as higher debt levels. Also contributing to this decrease were higher operating losses, unfavorable foreign currency exchange effects on cash and cash equivalents and the absence of income of $18 million from the demutualization of an insurance provider in the second quarter of 2003.

Selected Data by Business Segment—Annual Results

	Year Ended December 31,
	2001		2002		2003
	$	% of Segments(1)	$	% of Segments(1)	$	% of Segments(1)
	(in millions, except percentages)
Net Sales(2)
Chemical Products	$2,522	63%	$2,419	63%	$3,065	66%
Acetate Products	682	17	632	16	655	14
Technical Polymers Ticona	632	16	656	17	762	16
Performance Products	142	4	151	4	169	4

Segment Total	3,978	100%	3,858	100%	4,651	100%

Other Activities	75		52		49
Intersegment Eliminations	(83)		(74)		(97)

Total Net Sales	$3,970		$3,836		$4,603

Special Charges(2)
Chemical Products	$(377)	91%	$2	(50)%	$1	(14)%
Acetate Products	(44)	11	—	—	—	—
Technical Polymers Ticona
Plumbing actions	28	(7)	—	—	107	n.m.
Other activities	(20)	5	(6)	n.m.	(20)	n.m.
Performance Products
Sorbates antitrust action	—	—	—	—	(95)	n.m.

Segment Total	$(413)	100%	(4)	100%	(7)	100%
Other Activities	(3)		9		2

Total Special Charges	$(416)		$5		$(5)

Operating Profit (Loss)(2)
Chemical Products	$(358)	102%	$152	61%	$138	60%
Acetate Products	(27)	8	31	12	13	6
Technical Polymers Ticona	(4)	1	23	9	122	53
Performance Products	39	(11)	45	18	(44)	(19)

Segment Total	(350)	100%	251	100%	229	100%

Other Activities	(67)		(78)		(111)

Total Operating Profit (Loss)	$(417)		$173		$118

Earnings (Loss) from Continuing Operations Before Tax And Minority Interests(2)
Chemical Products	$(328)	107%	$165	57%	$182	57%
Acetate Products	(15)	5	43	15	17	5
Technical Polymers Ticona	(2)	1	35	12	167	52
Performance Products	39	(13)	45	16	(44)	(14)

Segment Total	(306)	100%	288	100%	322	100%

Other Activities	(113)		(104)		(119)

Total Earnings (Loss) from Continuing Operations Before Tax and Minority Interests	$(419)		$184		$203

Depreciation and Amortization(2)
Chemical Products	$185	57%	$130	54%	$157	55%
Acetate Products	65	20	53	22	66	23
Technical Polymers Ticona	67	21	52	21	57	20
Performance Products	6	2	7	3	7	2

Segment Total	323	100%	242	100%	287	100%

Other Activities	3		5		7

Total Net Sales	$326		$247		$294

(1)
The percentages in this column represent the percentage contribution of each segment to the total of all segments.

(2)
Derived from the accompanying audited Celanese Consolidated Financial Statements.

n.m.
= not meaningful

Summary by Business Segment—2003 Compared with 2002

  Chemical Products

	Year Ended December 31,
			Change in $	Change in %
	2002	2003
	(in millions, except percentages)
Net sales	$2,419	$3,065	$646	27%
Net sales variance:
Volume		2%
Price		9%
Currency		5%
Other		11%
Operating profit	152	138	(14)	(9)%
Operating margin	6.3%	4.5%
Special charges	2	1	(1)	(50)%
Earnings from continuing operations before tax and minority interests	165	182	17	10%
Depreciation and amortization	130	157	27	21%

        Net sales of Chemical Products rose 27% to $3,065 million in 2003 compared to $2,419 million in 2002, due to the full year effect of the emulsions business acquired at year-end 2002 (+12%), higher selling prices (+9%), favorable currency effects (+5%) as well as increased volumes (+2%). These increases were partly offset by the transfer of the European oxo business to a joint venture in the fourth quarter 2003 (-1%).

        Compared to 2002, selling prices in 2003 increased for major products, including acetic acid and vinyl acetate monomer, following the substantial rise in raw material costs, particularly natural gas, ethylene, and propylene. Volumes rose for acetic acid, particularly in Asia, as volumes were comparably higher due, in part, to an interruption in production in 2002. Vinyl acetate monomer volumes were higher in most regions, partly due to competitor outages, while volumes declined for polyvinyl alcohol in Asia and specialties mainly in Europe due to competitive pricing.

        Chemical Products had income from special charges of $1 million in 2003 and $2 million in 2002. The income recorded in 2003 and 2002 relate to favorable adjustments to previously recorded restructuring reserves that more than offset employee severance costs related to production facility closures.

        Operating profit decreased to $138 million in 2003 from $152 million in 2002. The contribution from the emulsions business, favorable currency movements and cost reductions were outweighed by higher energy costs and an increase in stock appreciation rights expense of $13 million. Termination benefit expenses of $14 million were recorded in cost of sales, primarily in the fourth quarter of 2003, related to the streamlining of manufacturing operations and administrative functions. Overall in 2003, increased selling prices offset higher raw material costs, although pricing outpaced raw material costs in the first half of the year and lagged in the second half.

        Operating profit as a percentage of sales declined to 4.5% in 2003 compared to 6.3% in 2002.

        Earnings (loss) from continuing operations before tax and minority interests increased to $182 million in 2003 compared to $165 million in 2002. This increase resulted from higher dividends from the Saudi Arabian investment, primarily due to higher methanol pricing partially offset by lower operating profit.

  Acetate Products

	Year Ended December 31,
			Change in $	Change in %
	2002	2003
	(in millions, except percentages)
Net sales	$632	$655	$23	4%
Net sales variance:
Volume		2%
Price		2%
Operating profit	31	13	(18)	(58)%
Operating margin	4.9%	2.0%
Special charges	—	—	—
Earnings from continuing operations before tax and minority interests	43	17	(26)	(60)%
Depreciation and amortization	53	66	13	25%

        Net sales for the Acetate Products segment increased by 4% to $655 million in 2003 from $632 million in 2002 largely due to higher pricing (+2%) and higher volumes (+2%).

        Average pricing rose in 2003 as higher tow prices offset slightly lower filament prices. Volumes grew as higher demand for filament and flake more than offset slightly lower tow volumes, primarily in Europe and Africa. Despite a long-term trend of declining global demand for filament, volumes improved mainly due to higher demand from the U.S. fashion industry. Volumes of acetate flake, a primary raw material in acetate filament and tow production, also increased due to higher opportunistic sales in the merchant market.

        The Acetate Products segment recorded an operating profit of $13 million in 2003, compared to $31 million in 2002 as higher pricing and volumes, as well as productivity gains, only partially offset higher raw material and energy prices. The segment also incurred costs for transitioning to new wood pulp suppliers as a primary supplier closed its U.S. facility in 2003. In accordance with SFAS No. 143, the Acetate Products segment recorded a charge of $8 million, included within depreciation expense, as the result of a worldwide assessment of our acetate production capacity. That assessment concluded that it was probable that certain facilities would be closed in the latter half of the decade. In October 2004, we announced plans to consolidate flake and tow production by early 2007 and to discontinue production of filament by mid-2005. The restructuring will result in the discontinuance of production of acetate products at two sites and is expected to require us to record additional charges related to asset retirement obligations.

        Operating profit as a percentage of sales declined to 2.0% in 2003 compared to 4.9% in 2002.

        Earnings (loss) from continuing operations before tax and minority interests declined to $17 million in 2003 compared to $43 million in 2002. This decline resulted from lower operating profit and lower dividend income from investments in China, where earnings are being reinvested for capacity expansions.

  Technical Polymers Ticona

	Year Ended December 31,
			Change in $	Change in %
	2002	2003
	in millions, except percentages
Net sales	$656	$762	$106	16%
Net sales variance:
Volume		11
Price		(3)%
Currency		8%
Operating profit	23	122	99	>100%
Operating margin	3.5%	16.0%
Special charges	(6)	87	93	>100%
Earnings from continuing operations before tax and minority interests	35	167	132	>100%
Depreciation and amortization	52	57	5	10%

        Net sales for Ticona increased by 16% to $762 million in 2003 from $656 million in 2002 as higher volumes (+11%) and favorable currency movements (+8%) were partly offset by lower selling prices (-3%).

        Volumes increased in most business lines, particularly in polyacetal and GUR ultra high molecular weight polyethylene. The global volume growth in polyacetals resulted from sales to new customers and end-uses. Volumes for GUR increased as the result of the commercialization of new applications in North America and Europe, as well as the exit of a major competitor in North America. Pricing declined on a higher percentage of sales from lower priced products and increased competitive pressure from Asian imports of polyacetal into North America.

        Ticona recorded income from special charges of $87 million in 2003 compared to expense of $6 million in 2002. The income in 2003 primarily resulted from insurance recoveries of $107 million associated with the plumbing cases, which was partially offset by restructuring charges for organizational redesign costs of $12 million and the closure of the Telford, UK, compounding facility of $8 million. The 2002 expense resulted from restructuring costs associated with the consolidation of manufacturing operations in Europe and the United States.

        Operating profit increased to $122 million in 2003 versus $23 million in 2002. Income from insurance recoveries, higher volumes, and reduced spending more than offset higher raw material and energy costs, lower pricing, and higher expense associated with stock appreciation rights of $13 million. Ticona continued to incur significant market development costs for cyclo-olefin copolymers in 2003.

Termination benefit expenses of $9 million were recorded in cost of sales, primarily in the fourth quarter 2003, related to the streamlining of manufacturing operations and administrative functions.

        Operating profit as a percentage of sales increased from 3.5% in 2002 to 16.0% in 2003, which included the favorable effects of $107 million of income associated with the plumbing cases.

        Earnings (loss) from continuing operations before tax and minority interests increased to $167 million in 2003 compared to $35 million in 2002. This increase resulted from higher operating profit and higher equity earnings from Polyplastics, due to growth in the Chinese and Taiwanese economies in 2003, as well as interest income from insurance recoveries.

  Performance Products

	Year Ended December 31,
			Change in $	Change in %
	2002	2003
	(in millions, except percentages)
Net sales	$151	$169	$18	12%
Net sales variance:
Volume		6%
Price		(11)%
Currency		17%
Operating profit	45	(44)	(89)	>100%
Operating margin	29.8%	(26.0)%
Special charges	—	(95)	(95)
Earnings from continuing operations before tax and minority interests	45	(44)	(89)	>100%
Depreciation and amortization	7	7	(0)	0%

        Net sales for the Performance Products segment, which consists of the Nutrinova food ingredients business, increased by 12% to $169 million in 2003 from $151 million in 2002 due to favorable currency movements (+17%) and increased volumes (+6%), partially offset by price decreases (-11%).

        Pricing for Sunett sweetener declined primarily as a result of lower unit selling prices associated with higher volumes to major customers and the anticipated expiration of the European and U.S. production patents in 2005. Increased Sunett volumes reflected strong growth from new applications in the U.S. and European beverage and confectionary markets. In sorbates, pricing and volume pressure from Asian producers intensified during 2003 due to worldwide overcapacity.

        Performance Products recorded special charges of $95 million in 2003, related to a decision by the European Commission on antitrust matters in the sorbates industry.

        Operating profit and earnings (loss) from continuing operations before tax and minority interests declined from $45 million in 2002 to a loss of $44 million in 2003, due to special charges and lower pricing. This decline was slightly offset by favorable currency movements, higher Sunett volumes, cost reductions and increased productivity.

  Other Activities

        Net sales for Other Activities decreased by 6% to $49 million in 2003 from $52 million in 2002, primarily reflecting slightly lower third party sales by the captive insurance companies.

        Other Activities recorded $2 million of income in special charges in 2003 compared to $9 million of income in 2002. The $2 million represented higher than expected collections of a note receivable. The $9 million of income in 2002 related to a reduction in environmental reserves due to a settlement of obligations associated with former Hoechst entities.

        The operating loss of Other Activities increased to $111 million in 2003 compared to $78 million in 2002. This increase was primarily the result of higher expense for stock appreciation rights of $27 million and lower income from special charges, offset by $17 million of increased income from the captive insurance companies mainly due to a reduction in loss reserves resulting from expired policies and actuarial revaluations.

        Earnings (loss) from continuing operations before tax and minority interests increased to a loss of $119 million in 2003 compared to a loss of $104 million in 2002. This decline resulted from higher operating losses partially offset by lower interest expense and higher interest and other income, net. Lower interest expense is primarily due to lower interest rates and currency translation effects as well as lower average debt levels. Higher interest and other income, net resulted primarily from income of $18 million from the demutualization of an insurance provider and the gain on sale of investments of $4 million, partially offset by expense of $14 million related to the unfavorable currency effects on the unhedged position of intercompany net receivables denominated in U.S. dollars.

Summary by Business Segment—2002 Compared with 2001

  Chemical Products

	Year Ended December 31,
			Change in $	Change in %
	2001	2002
	(in millions, except percentages)
Net sales	$2,522	$2,419	$(103)	(4%)
Net sales variance:
Volume		4%
Price		(10)%
Currency		2%
Operating profit	(358)	152	510	>100%
Operating margin	(14.2)%	6.3%		0%
Special charges	(377)	2	379	>100%
Earnings (loss) from continuing operations before tax and minority interests	(328)	165	493	>100%
Depreciation and amortization	185	130	(55)	(30)%

        Net sales for Chemical Products decreased (-4%) to $2,419 million in 2002 from $2,522 million in 2001 primarily due to lower pricing (-10%), partially offset by higher volumes (+4%) and favorable currency effects (+2%). Selling prices for major products decreased in 2002, following the decline in raw material costs, particularly natural gas, ethylene, and propylene. Although overall selling prices were lower, acetyl pricing rose steadily throughout 2002, as a result of higher demand, temporarily tight supply conditions and a sequential quarterly increase in raw material costs. Increased demand as well as temporary supply-demand imbalances resulted in higher volumes for vinyl acetate monomer in the United States and Asia, and for acetic acid and polyvinyl alcohol, primarily in Asia.

        Chemical Products recorded income of $2 million of special charges in 2002 compared to expense of $377 million in 2001. Special charges in 2002 include employee severance costs associated with cost savings initiatives at production sites, offset by favorable adjustments to restructuring reserves recorded in 2001, due to lower than expected severance and other closure costs. The 2001 special charges resulted from the impairment of goodwill and fixed assets, as well as from 2001 restructuring initiatives.

        Of the $377 million in special charges in 2001, $218 million related to goodwill impairments, $123 million to 2001 restructuring initiatives, and $54 million to fixed asset impairments. These charges were offset by a $13 million favorable adjustment to prior year restructuring activities and in recoveries of $5 million from third party site partners. The $218 million goodwill impairment resulted primarily from the deterioration in the outlook of the acrylates and oxo products businesses. The $123 million in restructuring initiatives included $70 million for the shutdown of the acetic acid, pentaerythritol, and vinyl acetate monomer units in Edmonton, Alberta, and $53 million relating primarily to employee severance costs at plant and administrative sites as well as closure costs associated with a research and development center in the United States. The closure of the research and development center resulted from the decision to relocate these functions to production sites. The $54 million fixed asset impairment was associated with the reassessment in the expected long-term value of the acetyl derivatives and polyol business lines.

        Operating profit for Chemical Products of $152 million in 2002 improved from an operating loss of $358 million. This improvement was primarily due to lower special charges. Operating profit also benefited from productivity improvements and cost savings from restructuring initiatives. Acetyl and acetyl derivative and polyol business lines benefited from higher sales volumes and selling prices increasing at a greater rate than raw material costs. Lower amortization expense of $45 million resulting from the adoption of SFAS No. 142 also had a positive effect in 2002. Operating profit in 2001 benefited from a $34 million non-recurring compensation payment associated with operational problems experienced by the carbon monoxide supplier to Celanese's Singapore facility from July 2000 through May 2001. The carbon monoxide supplier experienced operational difficulties in the third quarter 2002, which were corrected during the fourth quarter and had minimal impact on full year 2002 operating results due to insurance recoveries.

        At the end of 2002, Celanese completed the acquisition of the European emulsions businesses of Clariant. Beginning in 2003, the businesses were integrated into the Chemical Products segment.

  Acetate Products

	Year Ended December 31,
			Change in $	Change in %
	2001	2002
	(in millions, except percentages)
Net sales	$682	$632	$(50)	$(7%)
Net sales variance:
Volume		(7)%
Operating profit	(27)	31	58	>100%
Operating margin	(4.0)%	4.9%		0%
Special charges	(44)	—	44	>100%
Earnings (loss) from continuing operations before tax and minority interests	(15)	43	58	>100%
Depreciation and amortization	65	53	(12)	-18%

Net sales for the Acetate Products segment decreased by 7% to $632 million in 2002 from $682 million in 2001 due to lower sales volumes in 2002. Average pricing for acetate was stable in 2002 as higher tow prices offset lower filament pricing. Volumes declined mainly due to lower demand for acetate filament from the U.S. and European textile industries and ongoing fiber substitution. Volumes of acetate flake, a primary raw material in acetate filament and tow production, also decreased due to lower merchant sales. Tow volumes were slightly lower in 2002 mainly due to reduced volumes in North America and Europe, partially offset by improvements in other regions.

        The Acetate Products segment recorded no special charges in 2002 compared to $44 million in 2001. The charges in 2001 resulted from the costs associated with the closure of acetate filament operations in Rock Hill, South Carolina and Lanaken, Belgium as well as costs incurred for with the relocation of filament operations within the United States. Additional special charges were incurred in connection with employee severance costs associated with a production facility in Mexico.

        The Acetate Products segment recorded an operating profit of $31 million in 2002, compared to an operating loss of $27 million in 2001. Operating profit in 2002 benefited from the absence of special charges and a $9 million decrease in amortization expense resulting from the implementation of SFAS No. 142. Cost reductions from the Forward program and other productivity initiatives partially offset the effects of lower sales volumes.

  Technical Polymers Ticona

	Year Ended December 31,
			Change in $	Change in %
	2001	2002
	(in millions, except percentages)
Net sales	$632	$656	$24	4%
Net sales variance:
Volume		5%
Price		(3)%
Currency		2%
Operating profit	(4)	23	27	>100%
Operating margin	(0.6)%	3.5%		0%
Special charges	8	(6)	(14)	>100%
Earnings (loss) from continuing operations before tax and minority interests	(2)	35	37	>100%
Depreciation and amortization	67	52	(15)	(22)%

        Net sales for the Ticona segment increased by 4% to $656 million in 2002 from $632 million in 2001 as the result of higher volumes (+5%) and favorable currency movements (+2%), which were offset by lower selling prices (-3%). Volumes increased mainly in polyacetal, reflecting some improvement in demand from the automotive and other end-use industries, especially in Europe. Volumes also improved in ultra-high molecular weight polyethylene, but declined or were flat in other product lines. Average selling prices declined for most product lines, primarily polyacetal. Polyacetal standard-grade pricing was reduced in response to competitive pressure, mainly from Asian suppliers.

        In special charges, the Ticona segment had expense of $6 million in 2002 compared to income of $8 million in 2001. The 2002 expense resulted from restructuring costs associated with the consolidation of manufacturing operations in Europe and the United States. The favorable adjustment in 2001 was primarily due to higher than expected insurance reimbursements associated with the plumbing cases, which were largely offset by restructuring expenses for employee severance costs in the United States and Europe. These 2001 restructuring initiatives were taken to streamline administrative and operational functions under Celanese's Forward initiative.

        The Ticona segment recorded an operating profit of $23 million in 2002 compared to an operating loss of $4 million in 2001. The major factors contributing to the earnings improvement were reduced raw material costs and increased sales volumes. Operating results in 2002 also benefited from $20 million of lower amortization expense due to the adoption of SFAS No. 142. These improvements were partially offset by costs for maintenance shutdowns and startup costs related to expansions, as well as the higher special charges noted above. The Ticona segment continued to incur market development costs for cyclo-olefin copolymers in 2002.

  Performance Products

	Year Ended December 31,
			Change in $	Change in %
	2001	2002
	(in millions, except percentages)
Net sales	$142	$151	$9	6%
Net sales variance:
Volume		10%
Price		(8)%
Currency		4%
Other		—
Operating profit	39	45	6	15%
Operating margin	27.5%	29.8%
Special charges	—	—	—
Earnings from continuing operations before tax and minority interests	39	45	6	15%
Depreciation and amortization	6	7	1	17%

        Net sales for the Performance Products segment, which consists of the Nutrinova food ingredients business, increased by 6% to $151 million in 2002 from $142 million in 2001 due to increased volumes (+10%) as well as favorable currency movements (+4%), which were largely offset by price decreases (-8%). Increased volumes reflected strong growth of the high intensity sweetener Sunett from new applications in the beverage and confectionary industries in the United States and Europe. Overall pricing declined, mainly in connection with higher Sunett volumes to major customers. In sorbates, pricing pressure from Asian competitors intensified in 2002, mainly in the fourth quarter, due to worldwide overcapacity.

        Operating profit for the Performance Products segment of $45 million in 2002 improved from $39 million in 2001. The increase is mainly a result of higher volumes from new applications in Sunett, increased yields from manufacturing efficiencies and cost reductions, which were mostly offset by lower pricing as noted above.

  Other Activities

        Net sales for Other Activities decreased by 31% to $52 million in 2002 from $75 million in 2001. This decline was primarily due to the divestiture of an InfraServ subsidiary during the first quarter of 2002 and the expiration of a number of service contracts and licensing fees at Celanese Ventures GmbH.

        Other Activities recorded $9 million of income in special charges in 2002 compared to a charge of $3 million in 2001. The $9 million income in 2002 relates to a reduction in environmental reserves due to a settlement of obligations associated with former Hoechst entities. The $3 million expense in 2001 primarily consisted of corporate employee severance costs, which were partially offset by a $3 million favorable adjustment related to a net reduction in reserves associated with settlements of environmental indemnification and other obligations associated with former Hoechst entities.

        The operating loss of Other Activities increased to $78 million in 2002 from $67 million in 2001. This was primarily due to an adjustment to loss reserves at the captive insurance companies and the reduction of revenues from Celanese Ventures. This decrease was partially offset by a gain of $9 million on the sale of an InfraServ subsidiary and an increase in income related to adjustments in special charges.

Summary of Consolidated Results—Six Months Ended June 30, 2004 Compared with Six Months Ended June 30, 2003

  Net Sales

        For the first six months of 2004, net sales increased to $2,472 million compared to $2,305 million for the same period in 2003. Volume increases in all segments and favorable currency effects resulting mainly from the stronger euro versus the U.S. dollar, were partially offset by reductions due to changes in the composition of our Chemical Products segment and slightly lower pricing, primarily in the Performance Products and Ticona segments.

  Cost of Sales

        Cost of sales increased by $145 million to $2,060 million for the first six months of 2004 versus the comparable period last year. Higher raw material costs and unfavorable currency effects were partially offset by decreases due to changes in the composition of our Chemical Products segment. Included in cost of sales for the first six months of 2004 is $49 million of a non-cash charge for the manufacturing profit added to inventory under purchase accounting which was charged to cost of sales as the inventory was sold in the first quarter after closing.

  Selling, General and Administrative Expenses

        Selling, general and administrative expense increased by $24 million to $262 million for the first six months of 2004 compared to the same period last year. This increase was primarily due to unfavorable currency movements as well as redesign and severance costs of $15 million, Transaction related costs to third parties of $5 million and employee contract termination costs of $5 million in 2004.

  Special Charges

        Special charges decreased to expense of $27 million for the first six months of 2004 from income of $90 million in the same period last year, reflecting insurance recoveries relating to the plumbing cases. Special charges in the first six months of 2004 were primarily for advisory services associated with the Transactions.

  Operating Profit

        Operating profit declined by $120 million in the first six months of 2004 as operating profit in the comparable period last year included insurance recoveries of $102 million related to the plumbing cases. Higher raw material and energy costs as well as purchase accounting inventory adjustments of $49 million also contributed to the decrease in operating profit in 2004. Operating profit benefited from higher volumes and the absence of a loss from the European oxo business, which was transferred to a joint venture in the fourth quarter of 2003.

  Equity in Net Earnings of Affiliates

        Equity in net earnings of affiliates rose by $11 million to $30 million in the first six months of 2004 compared to the same period last year. This increase primarily represents improved equity earnings from Ticona's investments, Polyplastics and Fortron Industries, due to increased sales volumes. Cash distributions received from equity affiliates were $22 million in the first six months of 2004 compared to $17 million in the same period of 2003.

  Interest Expense

        Interest expense increased to $136 million for the first six months of 2004 from $24 million for the same period last year, primarily due to the expensing of deferred financing costs of $71 million resulting from the refinancing of the senior subordinated bridge loan facilities. Also contributing to this increase are the higher debt levels resulting from the Transactions.

  Interest Income

        For the first six months of 2004, interest income decreased by $17 million to $12 million compared to the same period in the prior year, primarily due to significantly lower interest income associated with insurance recoveries.

  Other Income (Expense), Net

        Other income (expense), net decreased by $46 million to ($7 million) compared to the same period last year. This decrease is primarily due to unfavorable foreign currency exchange effects on cash and cash equivalents in the first six months of 2004 of $26 million and the absence of $18 million of income from the demutualization of an insurance provider in the second quarter of 2003. Dividend income from investments in the first of half of 2004 accounted for under the cost method increased slightly to $21 million compared to $20 million in the same period in the prior year.

  Income Taxes

        Tax expense of $35 million was recorded for the first half of 2004, which is attributable to the non-recognition of tax benefits from interest expense and other costs in low or no tax jurisdictions. In addition, some of these costs were recorded in German entities in which valuation reserves were applied against these deductible costs. For the same period in 2003, we recognized $86 million of tax expense based on a projected annual effective tax rate of 33%.

Summary of Consolidated Results—2003 Compared with 2002

  Net Sales

        Net sales increased by $767 million to $4,603 million in 2003 as compared to $3,836 million in 2002 due primarily to the full year effect of the emulsions business acquired at year-end 2002, favorable currency movements resulting from the strengthening of the euro versus the U.S. dollar as well as higher selling prices and volumes. Overall, all segments had an increase in net sales.

  Cost of Sales

        Cost of sales increased by 22% to $3,883 million in 2003 compared with $3,171 million in 2002. Cost of sales as a percentage of net sales also increased to 84% in 2003 from 83% in 2002, reflecting significantly higher raw material and energy costs, partly offset by increased selling prices primarily in the Chemical Products segment.

  Selling, General and Administrative Expenses

        Selling, general and administrative expenses increased by 14% to $510 million in 2003 from $446 million in 2002 primarily due to a $51 million increase in expenses for stock appreciation rights, unfavorable currency effects as well as the inclusion of the emulsions business. This increase was partially offset by cost reduction efforts.

  Research and Development Expenses

        Research and development expenses increased by 37% to $89 million in 2003 from $65 million in 2002. This increase resulted primarily from currency movements, the inclusion of the emulsions business and expiration of cost sharing arrangements at Celanese Ventures during 2002. Research and development expenses as a percentage of sales increased to 1.9% for 2003 from 1.7% in 2002.

  Special Charges

        Special charges include provisions for restructuring and other expenses and income incurred outside the normal course of ongoing operations. Restructuring provisions represent costs related to severance and other benefit programs related to major activities undertaken to redesign Celanese's operations, as well as costs incurred in connection with a decision to exit non-strategic businesses and the related closure of facilities. These measures are based on formal management decisions, establishment of agreements with the employees' representatives or individual agreements with the affected employees as well as the public announcement of the restructuring plan.

        The components of special charges for 2003, 2002 and 2001 were as follows:

	2003	2002	2001
	(in millions)
Employee termination benefits	$18	$8	$112
Plant/office closures	7	6	93
Restructuring adjustments	(6)	(10)	(17)

Total Restructuring	19	4	188
Sorbates antitrust matters	95	—	—
Plumbing actions	(107)	—	(28)
Asset impairments	—	—	261
Third-party reimbursements of restructuring charges	—	(1)	(7)
Other	(2)	(8)	2

Total Special Charges	$5	$(5)	$416

        In 2003, Celanese recorded expenses of $5 million in special charges, which consisted of $25 million of restructuring charges, $6 million of income from favorable adjustments to restructuring reserves that were recorded previously, and $14 million of income from other special charges. The $25 million of additions to the restructuring reserve included employee severance costs of $18 million and plant and office closure costs of $7 million. Within other special charges there was income of $107 million related to insurance recoveries associated with the plumbing cases, partially offset by $95 million of expenses for antitrust matters in the sorbates industry, primarily related to a decision by the European Commission.

        In 2003, the Chemical Products segment recorded employee severance charges of $4 million, which primarily related to the shutdown of an obsolete synthesis gas unit in Germany.

        Ticona started a redesign of its operations. Approximately 160 positions are expected to be reduced by 2005, as a result of the redesign. These plans included a decision to sell the Summit, New Jersey site and to relocate administrative and research and development activities to the existing Ticona site in Florence, Kentucky in 2004. As a result of this decision, Celanese recorded termination benefit expenses of $5 million in 2003. In addition to the relocation in the United States, Ticona has streamlined its operations in Germany, primarily through offering employees early retirement benefits under an existing employee benefit arrangement. As a result of this arrangement, Ticona recorded a charge of $7 million in 2003. Additional severance costs to be recorded in special charges, related to the redesign, are expected to be approximately $1 million per quarter in 2004.

        In addition, Ticona ceased its manufacturing operations in Telford, United Kingdom during 2003, based on a 2002 restructuring initiative to concentrate its European manufacturing operations in Germany. As a result, Ticona recorded contract termination costs and asset impairments totaling $7 million and employee severance costs of $1 million in 2003. The total costs of the Telford shutdown through 2003 are $12 million.

        The $6 million of income from favorable adjustments of previously recorded restructuring reserves consisted of a $1 million adjustment to the 2002 reserves, a $4 million adjustment to the 2001 reserves and a $1 million adjustment to the 1999 reserves. The adjustment to the 2002 reserve related to lower than expected costs related to the demolition of the GUR Bayport facility. The adjustment to the 2001 reserve was primarily due to the lower than expected decommissioning costs of the Mexican production facility. The adjustment to the 1999 reserve was due to lower than expected payments related to the closure of a former administrative facility in the United States.

        In 2002, Celanese recorded income from special charges of $5 million, which consisted of $14 million of restructuring charges, $10 million of income from favorable adjustments to previously recorded restructuring reserves, $1 million of income from reimbursements from third party site partners related to prior year initiatives, and $8 million of income from other special charges. The $14 million of restructuring charges included employee severance costs of $8 million and plant and office closure costs of $6 million.

        Project Focus, initiated in early 2001, set goals to reduce trade working capital, limit capital expenditures and improve earnings before interest, taxes, depreciation and amortization from programs to increase efficiency. Project Forward was announced in August 2001 and initiated additional restructuring and other measures to reduce costs and increase profitability. During 2002, Celanese recorded employee severance charges of $8 million, of which $3 million related to adjustments to the 2001 forward initiatives and $4 million for streamlining efforts of production facilities in Germany and the United States, and $1 million for employee severance costs in the polyvinyl alcohol business.

        Ticona recorded asset impairments of $4 million in 2002 related to a decision in 2002 to shutdown operations in Telford, United Kingdom in 2003. In addition, with the construction of a new and expanded GUR plant in Bishop, Texas, the GUR operations in Bayport, Texas, were transferred to a new facility. Decommissioning and demolition costs associated with the Bayport shutdown were $2 million.

        The $10 million of favorable adjustments of previously recorded restructuring reserves consisted of an $8 million adjustment to the 2001 reserves and a $2 million adjustment to the 2000 reserves. The 2001 adjustment was primarily due to lower than expected personnel and closure costs associated with the streamlining of chemical facilities in the United States, Canada, and Germany. The 2000 adjustment was due to lower than expected demolition costs for the Chemical Products production facility in Knapsack, Germany. The other special charges income of $8 million related to a reduction in reserves associated with settlements of environmental indemnification obligations associated with former Hoechst entities.

  Foreign Exchange Gain (Loss)

        Foreign exchange gain (loss) decreased to a loss of $4 million in 2003 from a gain of $3 million in 2002. This change is primarily attributable to the strengthening of the Mexican peso and Canadian dollar against the U.S. dollar.

  Operating Profit

        Operating profit declined to $118 million in 2003 compared to $173 million in 2002. The favorable effects of higher selling prices primarily in the Chemical Products segment, favorable currency movements, cost reductions, and income from insurance recoveries of $107 million in the Ticona segment, were offset by expenses of $95 million in the Performance Products segment related to antitrust matters, $12 million of organizational redesign costs at Ticona, increased stock appreciation rights expense as well as higher raw material and energy costs in most segments. Stock appreciation rights expense for 2003 was $59 million compared to $3 million in 2002. Celanese streamlined its manufacturing operations, mainly in the Chemical Products and Ticona segments and, as a result, recorded termination benefit expenses, in cost of sales, of $26 million, primarily in the fourth quarter of 2003.

  Equity in Net Earnings of Affiliates

        Equity in net earnings of affiliates increased to $35 million in 2003 from $21 million in 2002. This increase was mainly attributable to an increase in the earnings from Polyplastics, an investment held by the Ticona segment, partly due to growth in the Chinese and Taiwanese economies in 2003. Cash distributions from equity affiliates were $23 million in 2003 compared to $100 million in 2002.

  Interest Expense

        Interest expense decreased by 11% to $49 million in 2003 from $55 million in 2002. This decrease is primarily related to currency translation effects and lower interest rates as well as lower average debt levels.

  Interest and Other Income, Net

        Interest and other income, net increased to $99 million in 2003 from $45 million in 2002, mainly due to interest of $20 million on insurance recoveries in the Ticona segment and other income of $18 million resulting from the demutualization of an insurance provider. These increases were partially offset by expense of $14 million related to the unfavorable currency effects on the unhedged position of intercompany net receivables denominated in U.S. dollars. Investments accounted for under the cost method contributed dividend income of $60 million and $39 million in 2003 and 2002, respectively. The increase in 2003 primarily resulted from higher dividends from the Saudi Arabian investment on higher methanol pricing, which were slightly offset by lower dividend income from the Acetate Products investments in China, where earnings are being reinvested for capacity expansions. Interest income increased to $44 million in 2003 from $18 million in 2002, mainly due to the interest of $20 million on insurance recoveries in the Ticona segment.

  Income Taxes

        Celanese recognized income tax expense of $60 million in 2003 compared to $61 million in 2002.

        The effective tax rate for Celanese in 2003 was 30 percent compared to 33 percent in 2002. In comparison to the German statutory rate, the 2003 effective tax rate was favorably affected by unrepatriated low-taxed earnings, favorable settlement of prior year (1996) taxes in the U.S., equity earnings from Polyplastics Co. Ltd., which are excluded from U.S. taxable income and utilization of a U.S. capital loss carryforward that had been subject to a valuation allowance. The effective tax rate was unfavorably affected in 2003 by dividend distributions from subsidiaries and writedowns of certain German corporate and trade tax benefits related to prior years.

        In comparison to the German statutory rate, the effective tax rate in 2002 was favorably affected by the utilization of certain net operating loss carryforwards in Germany, the release of certain valuation allowances on prior years' deferred tax assets, unrepatriated low-taxed earnings and a lower effective minimum tax burden in Mexico. The effective tax rate was unfavorably affected in 2002 by distributions of taxable dividends from certain equity investments and the reversal of a tax-deductible writedown in 2000 of a German investment.

  Discontinued Operations for the Years Ended December 31, 2003, 2002 and 2001

        In September 2003, Celanese and Dow reached an agreement for Dow to purchase the acrylates business of Celanese. This transaction was completed in February 2004. Dow acquired Celanese's acrylates business line, including inventory, intellectual property and technology for crude acrylic acid, glacial acrylic acid, ethyl acrylate, butyl acrylate, methyl acrylate and 2-ethylhexyl acrylate, as well as acrylates production assets at the Clear Lake, Texas facility. In related agreements, Celanese will provide certain contract manufacturing services to Dow, and Dow will supply acrylates to Celanese for use in its emulsions production. The sale price, subject to purchase price adjustments, was $149 million. Simultaneously with the sale, Celanese repaid an unrelated obligation of $95 million to Dow. The acrylates business was part of Celanese's former Chemical Intermediates segment. As a result of this transaction, the assets, liabilities, revenues and expenses related to the acrylates product lines at the Clear Lake, Texas facility are reflected as a component of discontinued operations in the Celanese Consolidated Financial Statements in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

        In December 2003, the Ticona segment completed the sale of its nylon business line to BASF. Ticona received cash proceeds of $10 million and recorded a gain of $3 million.

        In 2003, Celanese recorded $1 million in losses from operations of discontinued operations related to the acrylates and nylon business divestitures. In 2003, Celanese also recorded adjustments related to prior year discontinued operations representing a gain of $4 million.

        In December 2002, Celanese completed the sale of Trespaphan, its global oriented polypropylene ("OPP") film business, to a consortium consisting of Dor-Moplefan Group and Bain Capital, Inc. for a value of $214 million. Net of the purchase price adjustments of $19 million and the repayment of $80 million in intercompany debt that Trespaphan owed Celanese, Celanese received net proceeds of $115 million. Trespaphan was formerly part of Celanese's Performance Products segment.

        During 2002, Celanese sold its global allylamines and U.S. alkylamines businesses to U.S. Amines Ltd. These businesses were part of Celanese's former Chemical Intermediates segment.

        In 2002, Celanese received net proceeds of $106 million and recorded a pre-tax gain of $14 million on the disposal of discontinued operations relating to these divestitures. Pre-tax earnings from operations of discontinued operations in 2002 were $1 million. Celanese recognized a tax benefit of $40 million for discontinued operations, which includes a tax benefit associated with a tax deductible writedown of the tax basis for Trespaphan's subsidiary in Germany relating to tax years ended December 31, 2001 and 2000. Since this tax benefit related to an entity solely engaged in a business designated as discontinued operations, this tax benefit has been correspondingly included in earnings (loss) from discontinued operations.

        In 2001, Celanese completed the sale of NADIR Filtration GmbH, formerly Celgard GmbH, and received minimal proceeds from this sale and recorded a $2 million pre-tax gain on disposal of discontinued operations. Celanese recorded an additional pre-tax gain in 2001 of $11 million on disposal of discontinued operations related to a business divested in 2000. Additionally, Celanese recognized a tax expense of $5 million for discontinued operations.

        The following table summarizes the results of the discontinued operations for the years ended December 31, 2003, 2002 and 2001.

	Sales			Operating Profit (Loss)
	2003	2002	2001	2003	2002	2001
	(in millions)
Discontinued operations of Chemical Products	$236	$246	$300	$(1)	$(52)	$(81)
Discontinued operations of Performance Products	—	257	252	—	10	(5)
Discontinued operations of Ticona	45	57	60	—	(1)	(3)

Total discontinued operations	$281	$560	$612	$(1)	$(43)	$(89)

  Cumulative Effect of Changes in Accounting Principles

        Celanese recorded $1 million in a cumulative effect of changes in accounting principles, net of tax, on January 1, 2003, related to the adoption of SFAS 143. Celanese recognized transition amounts for existing asset retirement obligation liabilities, associated capitalized costs and accumulated depreciation. The ongoing expense on an annual basis resulting from the initial adoption of SFAS No. 143 is not material.

        In 2002, Celanese recorded income of $18 million for the cumulative effect of two changes in accounting principles, net of tax of $5 million. The adoption of SFAS No. 142, Goodwill and Other Intangible Assets, in 2002 resulted in income of $9 million ($0.18 per share), as it required unamortized negative goodwill (excess of fair value over cost) on the balance sheet to be written off immediately and classified as a cumulative effect of change in accounting principle in the consolidated statement of operations. Additionally, in 2002 Celanese changed the actuarial measurement date for its U.S. pension and other postretirement benefit plans from September 30 to December 31. As this change was accounted for as a change in accounting principle, a cumulative effect adjustment of income of $9 million ($0.18 per share), net of taxes of $5 million, was recorded in 2002.

  Net Earnings

        As a result of the factors mentioned above, the net earnings of Celanese decreased by $20 million to net earnings of $148 million in 2003 compared to $168 million in 2002.

Summary of Consolidated Results—2002 Compared with 2001

  Net Sales

        Net sales decreased by 3% to $3,836 million in 2002 as compared to $3,970 million in 2001 primarily as a result of lower selling prices despite improved volumes in most segments and favorable currency movements. Decreases in the Chemical Products and Acetate Products segments were only slightly offset by an increase in the Ticona and Performance Products segments.

  Cost of Sales

        Cost of sales decreased by 7% to $3,171 million in 2002 compared with $3,409 million in 2001. Cost of sales as a percentage of net sales decreased to 82% in 2002 from 85% in 2001, reflecting lower raw material and energy costs, primarily in the Chemical Products and Ticona segments, and cost reductions from productivity and restructuring initiatives.

  Selling, General and Administrative Expenses

        Selling, general and administrative expenses decreased by 9% to $446 million in 2002 from $489 million in 2001 driven largely by a $69 million decline in amortization expense resulting from the implementation of SFAS No. 142. Excluding the effects of this amortization expense, selling, general and administrative expenses as a percentage of sales were relatively flat. Selling, general and administrative expenses were affected by lower third party commission income earned by a purchasing subsidiary of Celanese, and increased selling efforts by the Ticona segment, offset by favorable currency fluctuations and benefits from cost reduction efforts. In 2002 and 2001, Celanese had favorable adjustments of $15 million and $11 million, respectively, relating to reduction in environmental reserves due to favorable trends in environmental remediation.

  Research and Development Expenses

        Research and development expenses decreased by 12% to $65 million in 2002 from $74 million in 2001. The reduction resulted primarily from Celanese's strategy to concentrate the research and development efforts at production sites within most businesses. Research and development expenses as a percentage of sales decreased to 1.7% in 2002 from 1.9% in 2001.

  Special Charges

        In 2002, Celanese recorded income from special charges of $5 million, which consisted of $14 million of restructuring charges, $10 million of income from favorable adjustments to previously recorded restructuring reserves, $1 million of income from reimbursements from third party site partners related to prior year initiatives and $8 million of income from other special charges. The $14 million of restructuring charges included employee severance costs of $8 million and plant and office closure costs of $6 million.

        Project Focus, initiated in early 2001, set goals to reduce trade working capital, limit capital expenditures and improve earnings before interest, taxes, depreciation and amortization from programs to increase efficiency. Project Forward was announced in August 2001 and initiated additional restructuring and other measures to reduce costs and increase profitability. During 2002, Celanese recorded employee severance charges of $8 million, of which $3 million related to adjustments to the 2001 Forward initiatives and $4 million for streamlining efforts of production facilities in Germany and the United States, and $1 million for employee severance costs in the polyvinyl alcohol business.

        Ticona recorded asset impairments of $4 million in 2002 related to a decision in 2002 to shutdown operations in Telford, United Kingdom in 2003. In addition, with the construction of a new and expanded GUR plant in Bishop, Texas, the GUR operations in Bayport, Texas were transferred to a new facility. Decommissioning and demolition costs associated with the Bayport closure were $2 million.

        The $10 million of favorable adjustments of previously recorded restructuring reserves consisted of an $8 million adjustment to the 2001 reserves and a $2 million adjustment to the 2000 reserves. The 2001 adjustment was primarily due to lower than expected personnel and closure costs associated with the streamlining of chemical facilities in the United States, Canada, and Germany. The 2000 adjustment was due to lower than expected demolition costs for the Chemical Products production facility in Knapsack, Germany. The other special charges income of $8 million related to a reduction in reserves associated with settlements of environmental indemnification obligations associated with former Hoechst entities.

        In 2001, Celanese recorded special charges of $416 million, which consisted of $205 million of restructuring charges. These charges were reduced by $7 million of income from reimbursements from third party site partners and forfeited pension plan assets, $17 million of favorable adjustments to restructuring reserves recorded in 2001 and 2000 and $235 million of other special charges.

        The $205 million of additions to the restructuring reserve included employee severance costs primarily of $112 million and plant and office closure costs of $93 million. Employee severance costs consisted primarily of $34 million for the streamlining of chemical production and administrative positions in the United States, Germany and Singapore, $25 million for administrative and production positions at Ticona in the United States and Germany, and $20 million for the restructuring of production and administrative positions in Mexico. In addition, other related severance costs consisted of $7 million for the closure of the acetic acid, pentaerythritol and vinyl acetate monomer units and the elimination of administrative positions in Edmonton, $6 million for the elimination of corporate administrative positions, $5 million resulting from the closure of a chemical research and development center in the United States, $5 million for the shutdown of acetate filament production at Lanaken, Belgium, and $10 million for the shutdown of acetate filament production at Rock Hill, South Carolina.

        The $93 million of additions to the restructuring reserve related to plant and office closures consisting mainly of $66 million for fixed asset impairments, the cancellation of supply contracts, and other required decommissioning and environmental closure costs relating to the closure of the acetic acid, pentaerythritol and vinyl acetate monomer units in Edmonton. Also included in plant and office closure costs were $10 million for fixed asset impairments, contract cancellation and other costs associated with the closure of the chemical research and development center in the United States, $4 million of fixed asset impairments and other closure costs related to the closure of a chemical distribution terminal in the United States, $7 million for fixed asset impairments and shutdown costs at the acetate filament facility in Lanaken, $5 million for equipment shutdown and other decommissioning costs for the acetate filament production facility at Rock Hill and $1 million associated with the cancellation of a lease associated with the closure of an administrative facility in Germany.

        The $17 million of favorable adjustments of previous year restructuring reserves consisted of a $13 million adjustment to the 2000 reserves and a $4 million adjustment to the 1999 reserves. The entire 2000 adjustment was due to lower than expected demolition and decommissioning costs for the Chemical Products production facility in Knapsack, Germany. This adjustment resulted from a third party site partner assuming ownership of an existing facility and its obligations. Of the 1999 adjustment, $2 million related to the reversal of a reserve for closure costs for a parcel of land in Celaya, Mexico, that Celanese donated to the Mexican government, which assumed the remaining liabilities. The 1999 adjustment also included $2 million relating to less than anticipated severance costs for Ticona employees in Germany.

        The other special charges of $235 million consisted of goodwill impairments of $218 million and fixed asset impairments of $27 million, related to the former Chemical Intermediates segment, $16 million of fixed asset impairments related to the former Acetyl Products segment and $5 million for the relocation of acetate filament production assets associated with restructuring initiatives. Also included in other special charges was $28 million of income from the receipt of higher than expected insurance reimbursements linked to the plumbing cases and $3 million of income related to a net reduction in reserves associated with settlements of environmental indemnification and other obligations associated with former Hoechst entities.

  Foreign Exchange Gain (Loss)

        Foreign exchange gain (loss) increased to $3 million in 2002 from $1 million in 2001. This change is primarily attributable to the weakening of the Mexican peso against the U.S. dollar as well as the weakening of the U.S. dollar against the euro.

  Operating Profit (Loss)

        An operating profit of $173 million was generated in 2002 compared to a loss of $417 million in 2001 primarily due to a decrease in special charges from $416 million in 2001 to income of $5 million in 2002. Also contributing to the profit improvement were lower raw material and energy costs in most segments, cost reductions throughout Celanese and improved volumes. Lower amortization expense of $69 million resulting from the adoption of SFAS No. 142 also had a positive effect in 2002. The profit increase was partially offset by the unfavorable effect of lower selling prices.

  Equity in Net Earnings of Affiliates

        Equity in net earnings of affiliates increased to $21 million in 2002 from $12 million in 2001. This increase was partially attributable to an increase in the earnings of Korea Engineering Plastics Co. Ltd. Lower goodwill amortization expense of $5 million due to the adoption of SFAS No. 142 also had a positive effect on 2002 results. Cash distributions from equity affiliates were $100 million in 2002 compared to $23 million in 2001.

  Interest Expense

        Interest expense decreased by 24% to $55 million in 2002 from $72 million in 2001, as a result of lower average financial debt and lower interest rates.

  Interest and Other Income, Net

        Interest and other income, net decreased to $45 million in 2002 from $58 million in 2001, mainly due to lower dividend income from Celanese's investments, primarily from Celanese's methanol joint venture in Saudi Arabia, writedown of investments and lower interest income, partially offset by higher transaction gains on foreign currency financing. Additionally, in 2001, Celanese received gross proceeds of $9 million and recorded a gain of $5 million relating to the sale of its ownership interests in InfraServ GmbH & Co. Münchsmünster KG, Hoechst Service Gastronomie GmbH, and Covion Organic Semiconducters GmbH. Investments accounted for under the cost method contributed dividend income of $39 million and $46 million in 2002 and 2001, respectively.

  Income Taxes

        In 2002, Celanese recognized income tax expense of $61 million as compared to an income tax benefit of $106 million in 2001. Celanese also recognized in 2002 a $40 million German tax benefit relating to a tax deductible writedown of its investment in Trespaphan GmbH. This tax benefit is attributable to a discontinued business and is therefore reported as part of discontinued operations and is not included in the 2002 income tax provision.

        The effective tax rate for Celanese in 2002 was 33 percent compared to 25 percent in 2001. In comparison to the German statutory rate, the Celanese effective tax rate in 2002 was favorably affected by the utilization of certain net operating loss carryforwards in Germany, the release of certain valuation allowances on prior years' deferred tax assets, unrepatriated low-taxed earnings and a lower effective minimum tax burden in Mexico. The effective tax rate was unfavorably affected in 2002 by distributions of taxable dividends from certain equity investments and the reversal of a tax-deductible writedown in 2000 of a German investment.

        In 2001, Celanese recognized an income tax benefit of $106 million and reported an effective tax rate of 25 percent. In comparison to the German statutory rate, the effective tax rate in 2001 was favorably affected by the full recognition of previously reserved deferred tax assets of a subsidiary in Germany, the utilization of net operating loss carryforwards, offset by non-deductible goodwill amortization and impairment charges.

  Cumulative Effect of Changes in Accounting Principles

        Celanese recorded income of $18 million for the cumulative effect of two changes in accounting principles, net of tax of $5 million, in 2002. The adoption of SFAS No. 142 in 2002 resulted in income of $9 million ($0.18 per share), as it required unamortized negative goodwill (excess of fair value over cost) on the balance sheet to be written off immediately and classified as a cumulative effect of change in accounting principle in the consolidated statement of operations. Additionally, in 2002 Celanese changed the actuarial measurement date for its U.S. pension and other postretirement benefit plans from September 30 to December 31. As this change was accounted for as a change in accounting principle, a cumulative effect adjustment of income $9 million ($0.18 per share), net of taxes of $5 million, was recorded in 2002.

  Net Earnings (Loss)

        As a result of the factors mentioned above, the net earnings (loss) of Celanese increased to net earnings of $168 million in 2002 from a net loss of $365 million in 2001.

Liquidity and Capital Resources

  Cash Flows—Six Months Ended June 30, 2004 Compared with Six Months Ended June 30, 2003

        Net Cash Used in/Provided by Operating Activities.    Cash flow from operating activities decreased to a cash outflow of $214 million for the first half of 2004 compared to a cash inflow of $73 million for the same period in 2003. This decrease primarily results from the payment of a $95 million obligation to a third party in the first quarter of 2004, as well as payments of $59 million associated with the exercising of stock appreciation rights. Additionally, pension contributions increased by $70 million to $147 million compared to the same period last year. These factors were partly offset by a decline in payments associated with income taxes, bonuses and restructuring as well as lower cash consumed through changes in inventory and trade payables. The hedging of foreign currency net receivables, primarily intercompany, resulted in a $29 million loss, which was partially offset by gains from favorable currency effects of $7 million. In addition, currency hedging contracts resulted in a $10 million cash inflow in 2004 due to lower currency fluctuations involving the U.S. dollar and euro compared to $156 million cash inflow in 2003. Unfavorable foreign currency effects on the euro versus the U.S. dollar on cash and cash equivalents increased to $26 million.

        Net Cash Provided by/Used in Investing Activities.    Net cash from investing activities decreased to a cash outflow of $1,553 million for the first half of 2004 compared to a cash outflow of $102 million for the same period in 2003. The increased cash outflow primarily represents the acquisition of Celanese.

        Net Cash Used in Financing Activities.    Net cash from financing activities increased to an inflow of $2,455 million in the first half of 2004 compared to a cash outflow of $46 million for the same period in 2003. The increased cash inflow primarily reflects higher net proceeds from borrowings in connection with the Transactions. Refer to the Liquidity section below for additional information.

  Cash Flows—Annual Results

        Net Cash Provided by Operating Activities.    Net cash provided by operating activities was $401 million, $363 million, and $462 million for the years ended December 31, 2003, 2002 and 2001, respectively.

        Net cash provided by operating activities increased by $38 million to $401 million in 2003 as compared to 2002 primarily due to insurance recoveries of $120 million, plus interest, offset by higher net taxes paid of $143 million and lower dividends from equity investments of $41 million. In addition, higher contributions were made to Celanese's U.S. qualified defined benefit pension plan of $130 million in 2003 compared to $100 million in 2002. The hedging activity of foreign currency denominated intercompany net receivables served to partially offset unfavorable currency effects on net earnings of $155 million and resulted in a $180 million cash inflow in 2003 compared to $95 million in 2002 due to the timing of settlements of these contracts.

        The decrease in net cash provided by operating activities of $99 million in 2002 as compared to 2001 is primarily due to changes in cash generated by trade working capital. In 2002, trade working capital increased slightly due to an increase in trade receivables resulting from higher sales in the fourth quarter of 2002 as compared to the fourth quarter in 2001, which was partially offset by lower inventory and increased trade accounts payable. In 2001, cash generated by trade working capital improvements related to the Project Focus initiatives was $265 million. Partially offsetting this trade working capital effect was a reduction in the cash outflow for special charges of $27 million, a lower pension contribution to Celanese's U.S. qualified defined benefit pension plan of $100 million in 2002 compared to $142 million in 2001 and an increase in dividends from equity investments of $46 million.

        Net Cash Used in Investing Activities.    Net cash used in investing activities was $275 million, $139 million and $105 million for the years ended December 31, 2003, 2002 and 2001, respectively.

        The increase in cash outflows of $136 million in 2003 compared to 2002 is mainly due to lower proceeds from disposal of discontinued operations of $196 million and the receipt of $39 million in returns of capital from investments in non-consolidated InfraServ companies in 2002. This increase in cash outflow for 2003 was partially offset by a $131 million cash outflow for the 2002 purchase of the net assets of the emulsions businesses. Additionally, net cash outflows increased by $41 million related to higher net purchases of marketable securities.

        Capital expenditures increased by $8 million to $211 million in 2003, primarily due to foreign currency effects. Spending in 2003 primarily related to the completion of a production facility for synthesis gas, a primary raw material at the Oberhausen site in Germany, major replacements of equipment, capacity expansions, major investments to reduce future operating costs, environmental, health and safety initiatives and the integration of a company-wide SAP platform. The spending in 2002 included the start of construction of the synthesis gas production facility at the Oberhausen site. In addition, major projects included the completion of the new GUR plant at the Bishop, Texas, facility and the capacity expansion for Vectra at Shelby, North Carolina. The Vectra expansion was built to supply the projected long-term demand of the telecommunications industry and to develop and grow emerging markets.

        The increase in cash outflows of $34 million in 2002 compared to 2001 is mainly due to a $131 million cash outflow for the fourth quarter purchase of the net assets of the emulsions businesses. Additionally, a net outflow of $22 million for the purchase of marketable securities in 2002 compared to a net inflow of $45 million on the sale of marketable securities in 2001 and an outflow of $25 million related to a long-term raw material supply contract increased the cash used compared to the prior year. Partially offsetting these effects were $206 million in proceeds from the disposal of discontinued operations in 2002 as compared to $34 million in 2001 and $39 million in distributions from investments in InfraServ companies.

        Capital expenditures on property, plant and equipment increased by $12 million to $203 million in 2002, compared to $191 million in 2001. The spending in 2002 included the start of construction on a new production facility for synthesis gas, a primary raw material at the Oberhausen site in Germany. In addition, major projects included the completion of the new GUR plant at the Bishop, Texas, facility and the capacity expansion for Vectra at Shelby, North Carolina. The Vectra expansion was needed to supply the projected long-term demand of the telecommunications industry and to develop and grow emerging markets.

        Net Cash Provided By/Used in Financing Activities.    Net cash used in financing activities was $108 million, $150 million and $337 million for the years ended December 31, 2003, 2002 and 2001, respectively.

        Net cash used in financing activities declined by $42 million to an outflow of $108 million in 2003 compared to 2002. This decrease is primarily related to lower net payments of short-term borrowings of $121 million, offset by net payments of long-term debt in 2003 of $48 million. In addition, in 2003, Celanese paid a cash dividend of $25 million, $0.48 per share, and repurchased 749,848 of its shares, to be held in treasury, for approximately $15 million.

        Net cash used in financing activities in 2002 was primarily due to net debt repayments aggregating $144 million. In addition, Celanese repurchased 284,798 of its shares, to be held in treasury, for approximately $6 million.

        Net cash used in financing activities amounted to $337 million in 2001. The net cash used in financing activities in 2001 was primarily due to net debt repayments aggregating $319 million. In addition, Celanese paid a cash dividend of $18 million, $0.35 per share, in 2001.

  Liquidity

        Prior to the Transactions, the primary source of liquidity for the Predecessor was cash generated from operations, which included cash inflows from currency hedging activities, and the primary liquidity requirements were for capital expenditures, working capital, pension contributions and investments. In connection with the Transactions, we will prefund $463 million of certain pension obligations, of which $105 million was prefunded as of June 30, 2004, which is expected to eliminate the need for future funding for seven to ten years. We expect that our debt service, capital expenditures, working capital requirements and investments will continue to be met primarily from cash generated from operations. If necessary, we have unused revolving credit facilities available to fund our cash flow needs.

        Our contractual obligations and commitments over the next several years are significant. Our primary source of liquidity will continue to be cash generated from operations. We have availability under lines of credit facilities to assist us, if required, in meeting our working capital needs and other contractual obligations. If our cash flow from operations is insufficient to fund our debt service and other obligations, we may be forced to reduce or delay capital expenditures, seek additional capital or seek to restructure or refinance our indebtedness.

        In connection with the Transactions, we incurred a substantial amount of debt. To finance the Tender Offer, we issued $200 million of Preferred Shares and BCP Caylux entered into the senior subordinated bridge loan facilities, both of which were subsequently refinanced by the senior subordinated notes and the floating rate term loan, issued additional senior subordinated notes and entered into senior credit facilities. Additionally, we were initially capitalized by equity contributions totaling $650 million from the Original Stockholders.

        As of June 30, 2004, we would have had total debt of $2,986 million on a pro forma basis including financing described above and assumed debt of $358 million. Taking into account pro forma cash and cash equivalents of $524 million as of June 30, 2004, net debt on a pro forma basis would have been $2,462 million.

        The Issuer has no material assets other than the stock of its subsidiaries that it owns and no independent external operations of its own apart from the financing of the Transactions. Crystal LLC and BCP Crystal are holding companies and, apart from the financing of the Transactions, all of their external operations are conducted through their subsidiaries. Therefore, Crystal LLC and BCP Crystal generally will depend on the cash flow of their subsidiaries, including Celanese, to meet their obligations, including their obligations under the senior discount notes, the senior subordinated notes, any revolving credit borrowings and the guarantees.

        Domination Agreement.    At the Celanese AG annual shareholders' meeting on June 15, 2004, Celanese AG shareholders approved payment of a dividend on the Celanese Shares for the fiscal year ended December 31, 2003 of €0.12 per share. The Purchaser expects that no dividend will be paid to Celanese AG's shareholders on the Celanese Shares for the fiscal year ended on September 30, 2004. Accordingly, in the near term, the Issuer and BCP Crystal will depend on resources other than Celanese's operating cash flow to make interest payments. If the Domination Agreement ceases to be operative, the ability of the Issuer and BCP Crystal to meet their obligations will be materially and adversely affected.

        In connection with the Domination Agreement becoming operative, we are required to offer cash compensation to minority shareholders to purchase their Celanese Shares for €41.92 per share, plus interest. Any minority shareholder who elects not to sell its shares to the Purchaser will be entitled to remain a shareholder of Celanese AG and to receive a gross guaranteed fixed annual payment on its shares (Ausgleich) of €3.27 per Celanese Share less certain corporate taxes in lieu of any future dividend. Taking into account the circumstances and the tax rates at the time of entering into the Domination Agreement, the net guaranteed fixed annual payment is €2.89 per share for a full fiscal year. If the Purchaser acquires all Celanese Shares outstanding as of June 30, 2004, the total amount of funds necessary to purchase such remaining outstanding shares would be €324 million ($394 million) plus accrued interest from October 2, 2004. The Purchaser intends to use a significant portion of its available cash to acquire the remaining outstanding shares.

        While the Domination Agreement is operative, the Purchaser will be required to compensate Celanese AG for any future annual loss incurred by Celanese AG at the end of the fiscal year when the loss was incurred. If the Purchaser were obligated to make cash payments to Celanese AG to cover an annual loss, it may not have sufficient funds to distribute to the Issuer to pay interest on the notes when due and, unless the Purchaser is able to obtain funds from a source other than annual profits of Celanese AG, the Purchaser may not be able to satisfy its obligation to fund such shortfall. For further information about the establishment and the consequences of the Domination Agreement, see "Risk Factors—The Purchaser may be required to compensate Celanese AG for annual losses which may reduce the funds the Purchaser can otherwise make available to the Issuer."

        Contractual Obligations.    The following table sets forth our fixed contractual debt obligations as of June 30, 2004, on a pro forma basis after giving effect to the Transactions, the Recent Restructuring and the use of proceeds from the offering. BCP Crystal's obligations are guaranteed by Celanese Holdings.

Fixed Contractual Debt Obligations(1)	Total	Less Than 1 Year	2-3 Years	4-5 Years	After 5 Years
	(in millions)
Senior Credit Facilities:
Term Loans Facility	$608	$5	$12	$12	$579
Floating Rate Term Loan	350	—	—	—	350
Senior Subordinated Notes(2)	1,468	—	—	—	1,468

BCP Crystal Fixed Contractual Debt Obligations	2,426	5	12	12	2,397
Senior Discount Notes(3)	323	—	—	—	323
Assumed Debt(4)	360	112	44	17	187

Total Fixed Contractual Debt Obligations	$3,109	$117	$56	$29	$2,907

(1)
Excludes the following: Cash interest obligations on debt excluding the senior discount notes are approximately $214 million in the next year, $424 million in years two to three, $418 million in years two to five and $1,016 million after five years. Interest payments on the term loan facility and the floating rate term loan were calculated using the applicable interest rates at June 30, 2004 for all periods. No cash interest is payable on the senior discount notes in years one to five and $166 million cash interest is payable after five years.

(2)
Does not include $6 million of premium on the $225 million of the senior subordinated notes issued July 1, 2004.

(3)
Reflects the accreted value of the notes at maturity.

(4)
Does not include $2 million purchase accounting adjustment to assumed debt.

        Senior Credit Facilities.    The senior credit facilities of $1,216 million consist of a term loan facility, revolving credit facility, and a credit-linked revolving facility. The term loan facility consists of commitments of $456 million and €125 million, both maturing in 2011. The majority of the term loan is expected to be lent to CAC under similar terms described below. The revolving credit facility, through a syndication of banks, provides for borrowings of up to $380 million, including the availability of letters of credit in U.S. dollars and euros. The $228 million credit-linked revolving facility, which matures in 2009, includes borrowing capacity available for letters of credit and for borrowings on same-day notice. As of June 30, 2004, there were $179 million of letters of credit issued under the credit-linked revolving facility. As of October 29, 2004, $414 million was available for borrowing under the revolving credit facilities (taking into account letters of credit issued under the revolving credit facilities). The senior credit facilities are unconditionally guaranteed by Celanese Holdings and, subject to certain exceptions, by substantially all of its existing and future domestic subsidiaries, referred to as U.S. Guarantors. These facilities are secured by substantially all of the assets of Celanese Holdings and each U.S. Guarantor, subject to certain exceptions. The borrowings under the senior credit facilities bear interest at a rate equal to an applicable margin plus, at Celanese Holdings' option, either a base rate or a LIBOR rate. The applicable margin for borrowing under the base rate option is 1.50% and for the LIBOR option, 2.50%.

        BCP Crystal is the borrower under the term loan facility and BCP Crystal and CAC are the borrowers under the revolving credit facilities. The term loan facility amortizes each year in an amount equal to 1% per annum in equal quarterly installments for the first six years and nine months, with the remaining amount payable on the date that is seven years from the date of the closing of the senior credit facilities. The senior credit facilities accrue interest, are subject to prepayment requirements and contain the covenants, defaults and other provisions as set forth under "Description of Indebtedness—Senior Credit Facilities."

        In connection with the borrowing by BCP Crystal under the term loan portion of the senior credit facilities, BCP Crystal and CAC have entered into an intercompany loan agreement whereby BCP Crystal has agreed to lend the proceeds from any borrowings under its term loan facility to CAC. The intercompany loan agreement contains the same amortization provisions as the senior credit facilities. The interest rate with respect to the loans made under the intercompany loan agreement is the same as the interest rate with respect to the loans under BCP Crystal's term loan facility plus three basis points. BCP Crystal intends to service the indebtedness under its term loan facility with the proceeds of payments made to it by CAC under the intercompany loan agreement. Approximately $61 million of the loans made under the intercompany loan agreement will be used by CAC for liquidity purposes, while the proceeds from remaining loans thereunder must be used to refinance existing debt and to prefund certain pension obligations.

        Floating Rate Term Loan.    The $350 million floating rate term loan matures in 2011. The borrowings under the floating rate term loan bear interest at a rate equal to an applicable margin plus, at BCP Crystal's option, either a base rate or a LIBOR rate. Prior to the completion of the Recent Restructuring, the applicable margin for borrowings under the base rate option was 3.25% and for the LIBOR option, 4.25%. Subsequent to the completion of the Recent Restructuring, the applicable margin for borrowings under the base rate option is 2.50% and for the LIBOR option, 3.50%. The floating rate term loan accrues interest, is subject to prepayment requirements and contains the covenants, defaults and other provisions as described under "Description of Indebtedness—Floating Rate Term Loan."

        Senior Subordinated Notes.    The senior subordinated notes consist of $1,225 million of 9 5/8% Senior Subordinated Notes due 2014 and €200 million of 10 3/8% Senior Subordinated Notes due 2014. From the completion of the Recent Restructuring, all of BCP Crystal's U.S. domestic, wholly owned subsidiaries that guarantee BCP Crystal's obligations under the senior credit facilities guarantee the senior subordinated notes on an unsecured senior subordinated basis.

        Senior Discount Notes.    In September 2004, Crystal US Holdings 3 L.L.C. ("Crystal LLC") and Crystal US Sub 3 Corp., a subsidiary of Crystal LLC, issued $853 million aggregate principal amount at maturity of their Senior Discount Notes due 2014 consisting of $163 million principal amount at maturity of their 10% Series A Senior Discount Notes due 2014 and $690 million principal amount at maturity of their 10 1/2% Series B Senior Discount Notes due 2014 (collectively, the "senior discount notes"). Until October 1, 2009, interest on the senior discount notes will accrue in the form of an increase in the accreted value of such notes. Cash interest on the senior discount notes will accrue commencing on October 1, 2009 and be payable semiannually in arrears on April 1 and October 1 of each year, commencing April 1, 2010.

        Assumed Debt.    As a result of the Transactions, Celanese prepaid, in April 2004, $175 million of debt scheduled to mature in 2005 and 2008 and, in September 2004, prepaid $58 million of additional debt previously scheduled to mature in 2009. The remaining assumed debt of $360 million, which does not include a $2 million reduction under purchase accounting, is primarily made up of fixed rate pollution control and industrial revenue bonds, short-term borrowings from affiliated companies and capital lease obligations. Celanese canceled its revolving credit lines and is renegotiating its $120 million trade receivable securitization program, which is currently not available. Additionally, Celanese no longer has a commercial paper program.

        Covenants.    The indentures governing the senior subordinated notes and the senior discount notes limit the ability of the issuers of such notes and the ability of their restricted subsidiaries to:

  •
  incur additional indebtedness or issue preferred stock;

  •
  pay dividends on or make other distributions or repurchase the respective issuer's capital stock;

  •
  make investments;

  •
  enter into certain transactions with affiliates;

  •
  limit dividends or other payments by BCP Crystal's restricted subsidiaries to it;

  •
  create liens or other pari passu or subordinated indebtedness without securing the respective notes;

  •
  designate subsidiaries as unrestricted subsidiaries; and

  •
  sell certain assets or merge with or into other companies.

        Subject to certain exceptions, the indentures governing the senior subordinated notes and the senior discount notes permit the issuers of the notes and their restricted subsidiaries to incur additional indebtedness, including secured indebtedness.

        The senior credit facilities contain a number of covenants that, among other things, restrict, subject to certain exceptions, the ability of Celanese Holdings and it subsidiaries' ability, to:

  •
  sell assets,

  •
  incur additional indebtedness or issue preferred stock,

  •
  repay other indebtedness (including the notes),

  •
  pay dividends and distributions or repurchase their capital stock,

  •
  create liens on assets,

  •
  make investments, loans guarantees or advances,

  •
  make certain acquisitions,

  •
  engage in mergers or consolidations,

  •
  enter into sale and leaseback transactions,

  •
  engage in certain transactions with affiliates,

  •
  amend certain material agreements governing BCP Crystal's indebtedness,

  •
  change the business conducted by Celanese Holdings and its subsidiaries and

  •
  enter into hedging agreements that restrict dividends from subsidiaries.

        In addition, the senior credit facilities require BCP Crystal to maintain the following financial covenants: a maximum total leverage ratio, a maximum bank debt leverage ratio, a minimum interest coverage ratio and maximum capital expenditures limitation.

        The floating rate term loan contains restrictive covenants that, subject to certain exceptions, are substantially similar to the covenants under the indenture governing the senior subordinated notes, except for the covenant related to BCP Crystal's ability to create liens on assets, which is substantially similar to the related covenant in the senior credit facilities. In addition, the floating rate term loan requires BCP Crystal to maintain a maximum bank debt leverage ratio and, after completion of the Recent Restructuring, the following financial covenants: a maximum total leverage ratio; and a minimum interest coverage ratio.

        The breach of covenants in the approximately $1.2 billion senior credit facilities that are tied to ratios based on Adjusted EBITDA could result in a default under the senior credit facilities and the lenders could elect to declare all amounts borrowed due and payable. Any such acceleration would also result in a default under the indentures governing approximately $2.0 billion of the senior subordinated notes and the senior discount notes. Additionally, under the senior credit facilities, the floating rate term loan and the indentures governing the senior subordinated notes and the senior discount notes, our ability to engage in activities such as incurring additional indebtedness, making investments and paying dividends is also tied to ratios based on Adjusted EBITDA.

        Covenant levels and pro forma ratios for the four quarters ended June 30, 2004 are as follows:

	Covenant Level	June 30, 2004 Ratios
Senior credit facility(1)
Minimum Adjusted EBITDA to cash interest ratio	1.7x	4.2x
Maximum net debt to Adjusted EBITDA ratio	5.5x	2.3x
Maximum bank debt to Adjusted EBITDA ratio	3.0x	0.1x
Floating rate term loan(2)
Maximum bank debt to Adjusted EBITDA ratio	3.5x	0.1x
Minimum Adjusted EBITDA to fixed charge ratio required to incur additional debt pursuant to ratio provisions	2.0x	3.6x
Senior subordinated notes indenture(3)
Minimum Adjusted EBITDA to fixed charge ratio required to incur additional debt pursuant to ratio provisions	2.0x	3.6x
Discount notes indenture(4)
Minimum Adjusted EBITDA to fixed charge ratio required to incur additional debt pursuant to ratio provisions	2.0x	2.9x

(1)
The senior credit facilities require BCP Crystal to maintain an Adjusted EBITDA to cash interest ratio starting at a minimum of 1.7x for the period April 1, 2004 to December 31, 2005, 1.8x for the period January 1, 2006 to December 31, 2006, 1.85x for the period January 1, 2007 to December 31, 2007 and 2.0x thereafter; a net debt to Adjusted EBITDA ratio starting at a maximum of 5.5x for the period April 1, 2004 to December 31, 2005, 5.25x for the period January 1, 2006 to December 31, 2006, 5.00x for the period January 1, 2007 to December 31, 2007 and 4.75x thereafter; and a bank debt to Adjusted EBITDA ratio at a maximum of 3.0x in each case for the most recent four quarter period. Failure to satisfy these ratio requirements would constitute a default under the senior credit facilities. If lenders under the senior credit facilities failed to waive any such default, repayment obligations under the senior credit facilities could be accelerated, which would also constitute a default under the indenture.

(2)
The floating rate term loan requires BCP Crystal to maintain a bank debt to Adjusted EBITDA ratio at a maximum of 3.5x for the most recent four quarter period. Following completion of the Recent Restructuring, the floating rate term loan also requires BCP Crystal to maintain a minimum Adjusted EBITDA to cash interest ratio and a maximum net debt to Adjusted EBITDA ratio, in each case at levels that are less restrictive than those under the senior credit facilities. Failure to satisfy any of these ratio requirements would constitute a default under the floating rate term loan. If the lenders under the floating rate term loan failed to waive any such default, the repayment obligations under the floating rate term loan could be accelerated, which would also constitute a default under the indenture.

(3)
BCP Crystal's ability to incur additional debt and make certain restricted payments under the senior subordinated note indenture, subject to specified exceptions, is tied to an Adjusted EBITDA to fixed charge ratio of at least 2.0 to 1.

(4)
Crystal LLC's ability to incur additional debt and make certain restricted payments under the senior discount notes indenture, subject to specified exceptions, is tied to an Adjusted EBITDA to fixed charge ratio of at least 2.0 to 1.

        Adjusted EBITDA is used to determine compliance with many of the covenants contained in the indentures governing our outstanding notes and in the senior credit facilities. Adjusted EBITDA is defined as EBITDA further adjusted to exclude unusual items, non-cash items and other adjustments permitted in calculating covenant compliance under our indentures, and the senior credit facility, as shown in the table below. The Issuer believes that the disclosure of the calculation of Adjusted EBITDA provides information that is useful to an investor's understanding of the Issuer's liquidity and financial flexibility. See "Special Note Regarding Non-GAAP Financial Information."

					Three Months Ended March 31, 2004	Three Months Ended June 30, 2004	Four Quarters Ended June 30, 2004
	Year Ended December 31,
				Six Months Ended June 30, 2003
	2001	2002	2003
	(unaudited)(in millions)
Net earnings (loss)	$(365)	$168	$148	$165	$78	$(125)	$(64)
(Earnings) loss from discontinued operations	52	(27)	(6)	8	(23)	1	(36)
Cumulative effect of changes in accounting principles	—	(18)	1	1	—	—	—
Interest expense	72	55	49	24	6	130	161
Interest income	(21)	(18)	(44)	(29)	(5)	(7)	(27)
Income tax (benefit) provision	(106)	61	60	86	25	10	9
Depreciation and amortization	326	247	294	144	72	71	293

EBITDA	(42)	468	502	399	153	80	336
Unusual items(1)	440	16	113	(97)	37	45	292
Other non-cash charges (income)(1)	21	97	24	16	13	47	68
Other adjustments(2)	15	(2)	4	5	4	5	8
Cost savings(3)	39	39	39	19	9	8	37

Adjusted EBITDA	$473	$618	$682	$342	$216	$185	$741

(1)
We are required to adjust EBITDA for unusual items and other non-cash charges. See notes 5 and 6 to Selected Historical Financial Data" for more information.

(2)
We are also required to make adjustments to EBITDA for (gain) loss on sale of assets, cash interest income earned by our captive insurance entities to fund their operations, Sponsor monitoring fees, and franchise taxes not included in income tax expense.

(3)
Our financing agreements also permit adjustment of EBITDA on a pro forma basis for certain cost savings that we expect to achieve. We expect annual cost savings of approximately $37 million from pension pre-funding and approximately $2 million from no longer having publicly listed equity in Germany.

        At December 31, 2003, fixed contractual cash obligations other than debt were as follows:

Fixed Contractual Cash Obligations	Total	Less than 1 Year	2-3 Years	4-5 Years	After 5 Years
	(in millions)
Operating Leases	$208	$48	$66	$45	$49
Unconditional Purchase Obligations	1,015	242	178	109	486
Other Contractual Obligations	45	40	4	1	—

Fixed Contractual Cash Obligations	$1,268	$330	$248	$155	$535

        Unconditional Purchase Obligations include take or pay contracts and fixed price forward contracts. Celanese does not expect to incur any material losses under these contractual arrangements. In addition, these contracts may include variable price components.

        Other Contractual Obligations primarily includes committed capital spending and fines associated with the U.S. antitrust settlement described in note 23 to the Celanese Consolidated Financial Statements. However, the €99 million ($115 million) fine from the European Commission related to antitrust matters in the sorbates industry has been excluded from Other Contractual Obligations pending an appeal. Celanese is indemnified by a third party for 80% of the expenses relating to these matters.

        At June 30, 2004, Celanese had contractual guarantees and commitments as follows:

		Expiration per Period
Contractual Guarantees and Commitments	Total	Less than 1 Year	2-3 Years	4-5 Years	After 5 Years
	(in millions)
Financial Guarantees	$59	$7	$14	$15	$23
Standby Letters of Credit	188	188	—	—	—

Contractual Guarantees and Commitments	$247	$195	$14	$15	$23

        Celanese is secondarily liable under a lease agreement pursuant to which Celanese has assigned a direct obligation to a third party. The lease assumed by the third party expires on April 30, 2012. The lease liability for the period from June 30, 2004 to April 30, 2012 is estimated to be approximately $59 million. Standby letters of credit of $188 million at June 30, 2004 are irrevocable obligations of an issuing bank that ensure payment to third parties in the event that certain Celanese subsidiaries fail to perform in accordance with specified contractual obligations. The likelihood is remote that material payments will be required under these agreements. The stand-by letters of credit include $179 million issued under the credit-linked revolving facility.

        For additional commitments and contingences see note 12 to the Interim Consolidated Financial Statements.

        Although we cannot predict with certainty the annual spending for these matters, such matters will affect our future cash flows.

		Additional Spending Three Months Ended
Other Obligations	Predecessor 2003 Actual Spending	Predecessor March 31, 2004	Successor June 30, 2004	2004 Remaining Projected Spending
Environmental Matters	$80	$22	$22	$50
Pension and Other Benefits	219	48	128	396
Plumbing Actions and Sorbates Litigation(1)	15	3	7	5

Other Obligations	$314	$73	$157	$451

(1)
Spending in 2004 related to the sorbates litigation cannot be reasonably estimated. Receipts associated with the plumbing actions and sorbates litigation were $8 million and $125 million, plus interest for the six months ended June 30, 2004 and for the year ended December 31, 2003, respectively and are projected to be $35 million for the remainder of 2004.

  Environmental Matters

        In the first six months of 2004 and in the year ended December 31, 2003, worldwide expenditures, including expenditures for legal compliance, internal environmental initiatives and remediation of active, orphan, divested and U.S. Superfund sites, were $44 million and $80 million, respectively. Environmental reserves for remediation matters were $150 million as of June 30, 2004. (See notes 15 and 17 to the Celanese Consolidated Financial Statements.)

        It is anticipated that stringent environmental regulations will continue to be imposed on the chemical industry in general. Although we cannot predict with certainty future environmental expenditures, especially expenditures beyond 2004, due to new air regulations in the U.S., there will be a temporary increase in compliance costs in 2005-2007 which could be significant depending on the outcome of challenges to aspects of those regulations.

        Due to its industrial history, Celanese has the obligation to remediate specific areas on its active sites as well as on divested, orphan or U.S. Superfund sites. In addition, as part of the demerger agreement with Hoechst, a specified proportion of the responsibility for environmental liabilities from a number of pre-demerger divestitures was transferred to Celanese. Celanese has provided for such obligations when the event of loss is probable and reasonably estimable. Management believes that the environmental costs will not have a material adverse effect on the financial position, but they may have a material adverse effect on the results of operations or cash flows in any given accounting period. (See note 24 to the Celanese Consolidated Financial Statements.)

  Pension and Other Benefits

        The funding policy for pension plans is to accumulate plan assets that, over the long run, will approximate the present value of projected benefit obligations. In the first six months of 2004, and for the years ended December 31, 2003 and 2002, pension contributions to the U.S. qualified defined benefit pension plan amounted to $33 million, $130 million and $100 million, respectively. Contributions to the German pension plans for the first six months of 2004 were $105 million. Also in the first six months of 2004, and for the years ended December 31, 2003 and 2002, payments to other non-qualified plans totaled $9 million, $24 million and $14 million, respectively.

        Spending associated with other benefit plans, primarily retiree medical, defined contribution and long-term disability, amounted to $29 million, $65 million and $61 million in the first six months of

2004, and for the years ended December 31, 2003 and 2002, respectively. Spending is expected to continue at comparable levels in 2004. (See note 9 to the Interim Consolidated Financial Statements.)

        In connection with the Transactions, we will prefund $463 million of certain pension obligations, of which $105 million was prefunded as of June 30, 2004, which is expected to eliminate the need for future funding for seven to ten years. The remaining contributions are expected to be made by the end of 2004.

  Plumbing Actions and Sorbates Litigation

        Celanese is involved in a number of legal proceedings and claims incidental to the normal conduct of its business. In the first six months of 2004 and for the year ended December 31, 2003, there were net cash (outflows) inflows of approximately ($2 million) and $110 million, respectively, in connection with the plumbing actions and sorbates litigation. As of June 30, 2004, there were reserves of $201 million for these matters. In addition, there were receivables from insurance companies and Hoechst in connection with the plumbing and sorbates matters of $167 million as of June 30, 2004.

        Although it is impossible at this time to determine with certainty the ultimate outcome of these matters, management believes that adequate provisions have been made and that the ultimate outcome will not have a material adverse effect on our financial position, but could have a material adverse effect on the results of operations or cash flows in any given accounting period. (See note 12 to the Interim Consolidated Financial Statements.)

  Capital Expenditures

        Capital expenditures were $94 million and $211 million in the first six months of 2004 and the year ended December 31, 2003, respectively.

        These capital expenditures primarily related to the completion of a production facility for synthesis gas, a primary raw material at the Oberhausen site in Germany, major replacements of equipment, capacity expansions, major investments to reduce future operating costs, environmental, health and safety initiatives and the integration of a company-wide SAP platform. Capital expenditures remained below depreciation levels as we continued to make selective capital investments to enhance the market positions of its products.

        Capital expenditures were financed principally with cash from operations. We anticipate spending in 2004 to be between 75% and 85% of depreciation expense in 2003.

  Restructuring Activities

        In connection with the Transactions, we are in the process of formulating a plan to exit or restructure certain activities. We have not completed the analysis, but at June 30, 2004, we have recorded initial purchase accounting liabilities of $10 million, primarily for employee severance and related costs in connection with our preliminary plan to exit or restructure certain activities. These initial activities are expected to be completed during 2005. In October 2004, we announced plans to implement a strategic restructuring of our acetate business to increase the efficiency, reduce overcapacity in certain areas and to focus on products and markets that provide long-term value. As part of this restructuring, we plan to discontinue acetate filament production by mid-2005 and to consolidate our acetate flake and tow operations at three locations, instead of five. The restructuring is expected to result in significant severance costs and impairment charges. These charges, when finalized, will be reflected through a combination of purchase price allocation adjustments and charges to the statement of operations. Sales of acetate filament were $118 million in 2003. We also expect to finalize any further plans to exit or restructure activities in 2004, at which time additional liabilities related to these plans may be recorded.

  Quantitative and Qualitative Disclosures

        We are exposed to market risk through commercial and financial operations. Our market risk consists principally of exposure to currency exchange rates, interest rates and commodity prices. The Predecessor has in place policies of hedging against changes in currency exchange rates, interest rates and commodity prices as described below. We intend to adopt the Predecessor's written policies regarding the use of derivative financial instruments. These policies are expected to be similar to those historically maintained by Celanese. These contracts are accounted for under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities amended by SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities and SFAS No. 148, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. (See note 22 to the Celanese Consolidated Financial Statements.)

  Foreign Exchange Risk Management

        We and the Predecessor have receivables and payables denominated in currencies other than the functional currencies of the various subsidiaries, which create foreign exchange risk. For the purposes of this prospectus, the Predecessor's reporting currency is the U.S. dollar, the legal reporting currency of Celanese continues to be the euro. With the introduction of the euro on January 1, 1999, the exposure to exchange rate fluctuations is eliminated in relation to the euro zone countries that have adopted the euro as their common currency, leaving the U.S. dollar, the euro, Mexican peso, Japanese yen, British pound sterling, and Canadian dollar as the most significant sources of currency risk. Accordingly, we enter into foreign currency forwards and options to minimize our exposure to foreign currency fluctuations. The foreign currency contracts are designated for recognized assets and liabilities and forecasted transactions. The terms of these contracts are generally under one year. The Predecessor's centralized hedging strategy states that foreign currency denominated receivables or liabilities recorded by the operating entities will be used to hedge the exposure on a consolidated basis. As a result, foreign currency forward contracts relating to this centralized strategy did not meet the criteria of SFAS No. 133 to qualify for hedge accounting. Accordingly, these contracts are accounted for as fair value hedges. Net foreign currency transaction gains or losses are recognized on the underlying transactions, which are offset by losses and gains related to foreign currency forward contracts.

        The Predecessor had contracts with net notional amounts totaling approximately $1,136 million, $765 million and $1,002 million at March 31, 2004, December 31, 2003 and 2002, respectively, which were denominated in U.S. dollars, British pound sterling, Japanese yen, and Canadian dollars. During the three month period ended March 31, 2004, foreign currency forward contracts, designated as fair value hedges, resulted in a decrease in total assets of $29 million and a decrease in total liabilities of $1 million. During 2003, the Predecessor's foreign currency forward contracts, designated as fair value hedges, resulted in a decrease in total assets of $8 million and an increase in total liabilities of $1 million. As of March 31, 2004 and December 31, 2003, these contracts hedged a portion (approximately 85% as of March 31, 2004 and December 31, 2003) of dollar denominated intercompany net receivables held by euro denominated entities. Related to the unhedged portion, a net gain of approximately $4 million and a net loss of approximately $14 million from foreign exchange gains or losses was recorded to other income, net and interest and other income, net in the three month period ended March 31, 2004 and the year ended December 31, 2003, respectively. During the years ended December 31, 2002 and 2001, the Predecessor hedged all of its dollar denominated intercompany net receivables held by euro denominated entities. Therefore, there was no material net effect from foreign exchange gains or losses in interest and other income, net. Hedging activities related to intercompany net receivables yielded cash flows from operating activities of approximately $180 million, $95 million and $14 million, in 2003, 2002 and 2001, respectively, and approximately $0 million and $73 million for the three months ended March 31, 2004 and 2003, respectively.

        In addition to the swap arrangement entered into by BCP Crystal as described below, we had contracts with notional amounts totaling approximately $604 million at June 30, 2004, which were denominated in U.S. dollars, British pound sterling, Japanese yen, and Canadian dollars. During the three month period ended June 30, 2004, foreign currency forward contracts, designated as fair value hedges, resulted in a decrease in total assets of $12 million and a decrease in total liabilities of $2 million. As of June 30, 2004 these contracts hedged a portion (approximately 85%) of dollar denominated intercompany net receivables held by euro denominated entities. Related to the unhedged portion, a net gain of approximately $1 million from foreign exchange gains or losses was recorded to other income, net in the three month period ended June 30, 2004. Hedging activities related to intercompany net receivables yielded cash flows from operating activities of approximately $10 million for the three months ended June 30, 2004.

        On June 16, 2004, as part of our currency risk management, BCP Crystal entered into a currency swap with certain financial institutions. Under the terms of the swap arrangement, BCP Crystal will pay approximately €13 million in interest and receive approximately $16 million in interest on each June 15 and December 15 (with interest for the first period prorated). Upon maturity of the swap agreement on June 16, 2008, BCP Crystal will pay approximately €276 million and receive $333 million. BCP Crystal has designated the swap as a cash flow hedge of a euro denominated intercompany loan. During the three month period ended June 30, 2004, the effects of the swap resulted in an increase in total liabilities and a decrease in shareholders' equity of $5 million and $2 million net of related income tax of $1 million, respectively. The Successor recorded a net loss of $3 million in other income, net offsetting a $3 million gain on foreign exchange associated with the underlying euro denominated intercompany loan.

        A substantial portion of our assets, liabilities, revenues and expenses is denominated in currencies other than U.S. dollar, principally the euro. Fluctuations in the value of these currencies against the U.S. dollar, particularly the value of the euro, can have, and in the past have had, a direct and material impact on the business and financial results. For example, a decline in the value of the euro versus the U.S. dollar, results in a decline in the U.S. dollar value of our sales denominated in euros and earnings due to translation effects. Likewise, an increase in the value of the euro versus the U.S. dollar would result in an opposite effect. Celanese estimates that the translation effects of changes in the value of other currencies against the U.S. dollar increased net sales by approximately 5% for the three months ended March 31, 2004 and the year ended December 31, 2003 and increased net sales by approximately 2% in 2002. The translation effects on us of changes in the value of other currencies against the U.S. dollar are estimated to have increased net sales by approximately 2% for the three months ended June 30, 2004. The Predecessor estimates that the translation effects of changes in the value of other currencies against the U.S. dollar decreased total assets by 1% for the three month period ended March 31, 2004 and increased total assets by approximately 5% in 2003. The translation effects on us of changes in the value of other currencies against the U.S. dollar had no effect on total assets for the three-month period ended June 30, 2004. Exposure to transactional effects is further reduced by a high degree of overlap between the currencies in which sales are denominated and the currencies in which the raw material and other costs of goods sold are denominated.

  Interest Rate Risk Management

        The Predecessor entered into interest rate swap agreements to reduce the exposure of interest rate risk inherent in its outstanding debt by locking in borrowing rates to achieve a desired level of fixed/floating rate debt depending on market conditions. The Predecessor had open interest rate swaps with a notional amount of $200 million at March 31, 2004 and December 31, 2003 and $300 million at December 31, 2002. In the second quarter of 2004, we recorded a loss of less than $1 million in other income, net, associated with the early termination of its $200 million interest rate swap. At June 30, 2004, we had no interest rate swap agreements in place. The Predecessor recognized net interest expense from hedging activities relating to interest rate swaps of $2 million and $3 million for the three months ended March 31, 2004 and 2003, respectively. Net interest expense from hedging activities relating to interest rate swaps was recognized in the amounts of $1 million and $3 million for the three months ended June 30, 2004 and 2003, respectively. The Predecessor recognized net interest expense from hedging activities relating to interest rate swaps of $11 million in 2003 and $12 million in 2002. During 2003, the Predecessor's interest rate swaps, designated as cash flow hedges, resulted in a decrease in total assets and total liabilities and an increase in shareholders' equity of $4 million, $14 million and $7 million, net of related income tax of $4 million, respectively. There was no significant gain or loss recorded related to the ineffective portion of the interest rate swaps for the three months ended June 30, 2004, March 31, 2004 or the comparable quarterly periods of 2003. During 2003, the Predecessor recorded a net gain of $2 million in interest and other income, net, for the ineffective portion of the interest rate swaps. During 2003, the Predecessor recorded a loss of $7 million in interest and other income, net, associated with the early termination of one of its interest rate swaps. During 2002, the Predecessor's interest rate swaps resulted in an increase in total assets and total liabilities and a decrease in shareholders' equity of $4 million, $17 million and $8 million, net of related income tax of $4 million, respectively. Celanese recorded a net loss of $3 million and $5 million in interest and other income, net for the ineffective portion of the interest rate swaps, during the years ended December 31, 2002 and December 31, 2001, respectively.

        On a pro forma basis as of June 30, 2004, we had $1,047 million of variable rate debt. In accordance with our credit facilities, we are required to maintain appropriate interest protection if needed so that at least 50% of consolidated net debt, as defined by the agreement, would effectively bear interest at a fixed or capped rate for a period of three years. A 1% increase in interest rates would increase annual interest expense by approximately $10 million.

  Commodity Risk Management

        Our and the Predecessor's policy for the majority of our natural gas and butane requirements allows entering into supply agreements and forward purchase or cash-settled swap contracts, generally for up to 24 months. During the first six months of 2004, there were no forward contracts for our butane requirements and, for natural gas, had positions covering about 35% of its North American Chemical Products segment requirements primarily as a result of forward contracts entered into in 2003. In the future, we may modify our practice of purchasing a portion of our commodity requirements forward, and consider utilizing a variety of other raw material hedging instruments in addition to forward purchase contracts in accordance with changes in market conditions. The fixed price natural gas forward contracts are principally settled through actual delivery of the physical commodity. The maturities of the cash-settled swap contracts correlate to the actual purchases of the commodity and have the effect of securing predetermined prices for the underlying commodity. Although these contracts are structured to limit our exposure to increases in commodity prices, they can also limit the potential benefit we might have otherwise received from decreases in commodity prices. These cash-settled swap contracts are accounted for as cash flow hedges. Realized gains and losses on these contracts are included in the cost of the commodity upon settlement of the contract. The Predecessor recognized a loss of $1 million and a gain of $1 million from its derivative contracts for the three months ended March 31, 2004 and 2003, respectively. A loss of less than $1 million and $1 million from derivative contracts was recognized for the three months ended June 30, 2004 and 2003, respectively. The Predecessor recognized losses of $3 million and less than $1 million from natural gas swaps as well as butane and methane contracts in 2003 and 2002, respectively. There was no material impact on the balance sheet at June 30, 2004, March 31, 2004, December 31, 2003 and December 31, 2002. The effective portion of unrealized gains and losses associated with the cash-settled swap contracts are $0 million as of June 30, 2004, March 31, 2004 and December 31, 2003 and $1 million as of December 31, 2002. These amounts are recorded as a component of accumulated other comprehensive income (loss) until the underlying hedged transactions are reported in earnings. There were open swaps with a notional amount of $0 million as of June 30, 2004 and March 31, 2004 and $5 million as of December 31, 2003.

Critical Accounting Policies and Estimates

        Our management has reviewed these critical accounting policies and estimates and is finalizing its evaluation of our accounting policies and may determine that different policies are preferable in the future. The critical accounting policies adopted by us are as follows:

        Our and the Predecessor's consolidated financial statements are based on the selection and application of significant accounting policies. The preparation of these financial statements and application of these policies requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. However, we are not currently aware of any reasonably likely events or circumstances that would result in materially different results.

        We believe the following accounting polices and estimates are critical to understanding the financial reporting risks present in the current economic environment. These matters, and the judgments and uncertainties affecting them, are also essential to understanding our reported and future operating results. See note 3 to the Celanese Consolidated Financial Statements and note 4 to the Interim Consolidated Financial Statements for a more comprehensive discussion of the significant accounting policies.

  Recoverability of Long Lived Assets

        Our business is capital intensive and has required, and will continue to require, significant investments in property, plant and equipment. At June 30, 2004, March 31, 2004 and December 31, 2003, the carrying amount of property, plant and equipment was $1,624 million, $1,649 million and $1,710 million, respectively. As discussed in note 3 to the Celanese Consolidated Financial Statements and note 4 to the Interim Consolidated Financial Statements, we and the Predecessor assess the recoverability of property, plant and equipment to be held and used by a comparison of the carrying amount of an asset or group of assets to the future net undiscounted cash flows expected to be generated by the asset or group of assets. If such assets are considered impaired, the impairment recognized is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets.

        We assess the recoverability of the carrying value of its goodwill and other intangible assets with indefinite useful lives at least annually or whenever events or changes in circumstances indicate that the carrying amount of the asset may not be fully recoverable. Recoverability of goodwill is measured at the reporting unit level based on a two-step approach. First, the carrying amount of the reporting unit is compared to the fair value as estimated by the future net discounted cash flows expected to be generated by the reporting unit. To the extent that the carrying value of the reporting unit exceeds the fair value of the reporting unit, a second step is performed, wherein the reporting unit's assets and liabilities are fair valued. The implied fair value of goodwill is calculated as the fair value of the reporting unit in excess of the fair value of all non-goodwill assets and liabilities allocated to the reporting unit. To the extent that the reporting unit's carrying value of goodwill exceeds its implied fair value, impairment exists and must be recognized.

        During 2003, the Predecessor performed the annual impairment test of goodwill and determined that there was no impairment. As a result of the tender offer price of €32.50 per share announced on December 16, 2003, which would place an implicit value on Celanese at an amount below book value of the net assets, the Predecessor initiated an impairment analysis in accordance with SFAS No. 142. The impairment analysis was prepared on a reporting unit level and utilized the most recent cash flow, discount rate and growth rate assumptions. Based on the resulting analysis, the Predecessor's management concluded that goodwill was not impaired as of December 31, 2003.

        As of March 31, 2004 and June 30, 2004, no significant changes in the underlying business assumptions or circumstances that drive the impairment analysis led Celanese to believe its goodwill might have been impaired. We will continue to evaluate the need for impairment if changes in circumstances or available information indicate that impairment may have occurred.

        A prolonged general economic downturn and, specifically, a continued downturn in the chemical industry as well as other market factors could intensify competitive pricing pressure, create an imbalance of industry supply and demand, or otherwise diminish volumes or profits. Such events, combined with changes in interest rates, could adversely affect estimates of future net cash flows to be generated by our long-lived assets. Consequently, it is possible that future operating results could be materially and adversely affected by additional impairment charges related to the recoverability of long-lived assets.

  Restructuring and Special Charges

        Special charges include provisions for restructuring and other expenses and income incurred outside the normal ongoing course of operations. Restructuring provisions represent costs related to severance and other benefit programs related to major activities undertaken to fundamentally redesign the business operations as well as costs incurred in connection with a decision to exit non-strategic businesses. These measures are based on formal management decisions, establishment of agreements with the employees' representatives or individual agreements with the affected employees as well as the public announcement of the restructuring plan. The related reserves reflect certain estimates, including those pertaining to separation costs, settlements of contractual obligations and other closure costs. We reassess the reserve requirements to complete each individual plan under existing restructuring programs at the end of each reporting period. Actual experience has been and may continue to be different from these estimates. (See note 25 to the Celanese Consolidated Financial Statements and note 13 to the Interim Consolidated Financial Statements.)

  Environmental Liabilities

        We manufacture and sell a diverse line of chemical products throughout the world. Accordingly, the businesses' operations are subject to various hazards incidental to the production of industrial chemicals including the use, handling, processing, storage and transportation of hazardous materials. We recognize losses and accrue liabilities relating to environmental matters if available information indicates that it is probable that a liability has been incurred and the amount of loss is reasonably estimated. If the event of loss is neither probable nor reasonably estimable, but is reasonably possible, appropriate disclosure is provided in the notes to its consolidated financial statements if the contingency is material.

        Total reserves for environmental liabilities were $150 million, $153 million and $159 million at June 30, 2004, March 31, 2004 and December 31, 2003, respectively. Measurement of environmental reserves is based on the evaluation of currently available information with respect to each individual site and considers factors such as existing technology, presently enacted laws and regulations and prior experience in remediation of contaminated sites. An environmental reserve related to cleanup of a contaminated site might include, for example, provision for one or more of the following types of costs: site investigation and testing costs, cleanup costs, costs related to soil and water contamination resulting from tank ruptures and post-remediation monitoring costs. These reserves do not take into account any claims or recoveries from insurance. There are no pending insurance claims for any environmental liability that are expected to be material. The measurement of environmental liabilities is based on a range of management's periodic estimate of what it will cost to perform each of the elements of the remediation effort. We use our best estimate within the range to establish our environmental reserves. We utilize third parties to assist in the management and the development of our cost estimates for our sites. Changes to environmental regulations or other factors affecting environmental liabilities are reflected in the consolidated financial statements in the period in which they occur. We accrue for legal fees related to litigation matters when the costs associated with defense can be reasonably estimated and are probable to occur. All other fees are expensed as incurred. (See note 24 to the Celanese Consolidated Financial Statements.)

  Asset Retirement Obligations

        We, as of June 30, 2004, and the Predecessor, as of March 31, 2004 and December 31, 2003, had reserves for asset retirement obligations of $48 million, $48 million and $47 million, respectively. SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred. The liability is measured at the discounted fair value and is adjusted to its present value in subsequent periods as accretion expense is recorded. The corresponding asset retirement costs are capitalized as part of the carrying amount of the related long-lived asset and depreciated over the asset's useful life. We have identified but not recognized asset retirement obligations related to substantially all our existing operating facilities. Examples of these types of obligations include demolition, decommissioning, disposal and restoration activities. Legal obligations exist in connection with the retirement of these assets upon closure of the facilities or abandonment of the existing operations. However, operations at these facilities are expected to continue indefinitely and therefore a reasonable estimate of fair value cannot be determined at this time. In the future, we will assess strategies of the businesses acquired and may support decisions that differ from past decisions of the Predecessor's management regarding the continuing operations of existing facilities. Asset retirement obligations will be recorded if these strategies are changed and probabilities of closure are assigned to existing facilities. If certain operating facilities were to close, the related asset retirement obligations could significantly effect our results of operations and cash flows.

        In accordance with SFAS No. 143, the Acetate Products segment recorded a charge of $8 million, included within 2003 depreciation expense, related to potential asset retirement obligations, as a result of a worldwide assessment of our acetate production capacity. The assessment concluded that there was a probability that certain facilities would be closed in the latter half of the decade. In October 2004 we announced plans to consolidate flake and tow production by early 2007 and to discontinue production of filament by mid-2005. The restructuring will result in the discontinuance of acetate production at two sites and is expected to require us to record additional charges related to asset retirement obligations.

  Realization of Deferred Tax Assets

        Total net deferred tax assets were approximately $486 million, $580 million and $555 million at June 30, 2004, March 31, 2004 and December 31, 2003, respectively. Management regularly reviews its deferred tax assets for recoverability and establishes a valuation allowance based on historical taxable income, projected future taxable income, applicable tax strategies, and the expected timing of the reversals of existing temporary differences. A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized. Such evaluations require significant management judgments. Valuation allowances have been established primarily for U.S. state net operating losses and federal net operating and capital loss carryforwards, German trade income tax loss carryforwards and Mexican net operating loss carryforwards. At March 31, 2004, the Predecessor had $176 million of net deferred tax assets arising from U.S. net operating loss ("NOL") carryforwards. Under U.S. tax law, the utilization of the deferred tax asset related to the NOL carryforward is subject to an annual limitation if there is a more than 50 percentage point change in shareholder ownership. On April 6, 2004, the Tender Offer triggered this limitation. Taking into consideration this NOL limitation, management has determined that it is more likely than not that it will not be able to realize any of the U.S. deferred tax asset attributable to the NOL carryforwards. The fair value of the NOL for purchase accounting is zero. In addition, management is reviewing the impact of the Tender Offer and whether it will have an adverse impact on other deferred tax assets other than the NOL carryforward.

  Benefit Obligations

        Pension and other postretirement benefit plans covering substantially all employees who meet eligibility requirements are sponsored by CAC, our subsidiary. With respect to its U.S. qualified defined benefit pension plan, minimum funding requirements are determined by the Employee Retirement Income Security Act. For the periods presented, the Predecessor has not been required to contribute under these minimum funding requirements. However, the Predecessor chose to contribute $130 million, $100 million, and $142 million for the years ended December 31, 2003, 2002 and 2001, respectively, and $33 million and $65 million for the three and six months ended March 31, 2004 and June 30, 2003, respectively. Benefits are generally based on years of service and/or compensation. Various assumptions are used in the calculation of the actuarial valuation of the employee benefit plans. These assumptions include the weighted average discount rate, rates of increase in compensation levels, expected long-term rates of return on plan assets and increases or trends in health care costs. In addition to the above mentioned assumptions, actuarial consultants use subjective factors such as withdrawal and mortality rates to estimate the projected benefit obligation. The actuarial assumptions used to estimate the projected benefit obligation may differ materially from actual results due to changing market and economic conditions, higher or lower withdrawal rates or longer or shorter life spans of participants. These differences may result in a significant impact to the amount of pension expense recorded by us in future periods.

        The amounts recognized in our and the Predecessor's consolidated financial statements related to pension and postretirement benefits are determined on an actuarial basis. A significant assumption used in determining pension expense is the expected long-term rate of return on plan assets. At June 30, 2004 we assumed an expected long-term rate of return on plan assets of 8.5% for the U.S. qualified defined benefit pension plan. In 2003, the Predecessor assumed an expected long-term rate of return on plan assets of 9.0% for its U.S. qualified defined benefit pension plan, reflecting the generally expected moderation of long-term rates of return in the financial markets. The U.S. qualified defined benefit plan represents greater than 90 percent and 80 percent of the pension plan assets and liabilities, respectively. On average, the actual return on plan assets over the long-term (15 to 20 years) has substantially exceeded 9.0%. In 2003, the plans experienced market related returns as compared to losses in 2002.

        For 2003, the Predecessor's expected long-term rate of return assumption for its U.S. plans remained at 9.0%. A 25 basis point decline in the expected long-term rate of return for the U.S. qualified defined benefit pension plan is expected to increase pension expense by an estimated $5 million in 2004. Another estimate that affects pension and postretirement benefit expense is the discount rate used in the annual actuarial valuations of pension and postretirement benefit plan obligations. At the end of each year, Management determines the appropriate discount rate, which represents the interest rate that should be used to determine the present value of future cash flows currently expected to be required to settle the pension and postretirement benefit obligations. The discount rate is generally based on the yield on high-quality corporate fixed-income securities. At June 30, 2004 and at December 31, 2003, the discount rate of the U.S. plans for the Successor and Predecessor, respectively, was each 6.25%. At December 31, 2002 the discount rate was 6.75% for the U.S. plans. At December 31, 2003, a 50 basis point decline in the discount rate for the U.S. pension and postretirement medical plans is estimated to increase pension and postretirement benefit expense in 2004 by approximately $5 million and less than $1 million, respectively, and the liabilities by approximately $130 million and approximately $13 million, respectively.

        Additionally, other postretirement benefit plans provide medical and life insurance benefits to retirees who meet minimum age and service requirements. The postretirement benefit cost for 2003 and 2002 was $35 million and $39 million, respectively, and the accrued post-retirement liability was $320 million and $326 million, respectively. The post-retirement benefit cost was $7 million for the six months ended June 30, 2004 and $16 million for the six months ended June 30, 2003, and the accrued post-retirement liability was $402 million at June 30, 2004. The key determinants of the accumulated postretirement benefit obligation ("APBO") are the discount rate and the healthcare cost trend rate. The healthcare cost trend rate has a significant effect on the reported amounts of APBO and related expense. For example, as estimated at December 31, 2003, increasing the healthcare cost trend rate by one percentage point in each year would increase the APBO at December 31, 2003, and the 2003 postretirement benefit cost by approximately $1 million and less than $1 million, and decreasing the healthcare cost trend rate by one percentage point in each year would decrease the APBO at December 31, 2003 and the 2003 postretirement benefit cost by approximately $2 million and less than $1 million, respectively. (See Note 18 to the Celanese Consolidated Financial Statements and Note 9 to the Interim Consolidated Financial Statements.)

  Accounting for Commitments & Contingencies

        We are subject to a number of lawsuits, claims, and investigations, incidental to the normal conduct of our business, relating to and including product liability, patent and intellectual property, commercial, contract, antitrust, and employment matters, which are handled and defended in the ordinary course of business. (See note 23 to the Celanese Consolidated Financial Statements and note 12 to the Interim Consolidated Financial Statements.) Management routinely assesses the likelihood of any adverse judgments or outcomes to these matters as well as ranges of probable and reasonably estimable losses. Reasonable estimates involve judgments made by management after considering a broad range of information including: notifications, demands, settlements which have been received from a regulatory authority or private party, available facts, identification of other potentially responsible parties and their ability to contribute, as well as prior experience. A determination of the amount of loss contingency required, if any, is assessed in accordance with SFAS No. 5 "Contingencies and Commitments" and recorded if probable and estimable after careful analysis of each individual matter. The required reserves may change in the future due to new developments in each matter and as additional information becomes available.

        CNA Holdings, Inc. ("CNA Holdings"), a U.S. subsidiary of ours and the Predecessor, which includes the U.S. business now conducted by Ticona, along with Shell Chemical Company ("Shell") and E. I. du Pont de Nemours ("DuPont"), among others, have been the defendants in a series of lawsuits, alleging that plastics manufactured by these companies that were utilized in the production of plumbing systems for residential property were defective or caused such plumbing systems to fail. CNA Holdings has accrued its best estimate of its share of the plumbing actions. At June 30, 2004 and December 31, 2003, accruals were $74 million and $76 million, respectively, for this matter, of which $12 million and $14 million, respectively, are included in current liabilities. Management believes that the plumbing actions are adequately provided for in the consolidated financial statements. However, if we were to incur an additional charge for this matter, such a charge would not be expected to have a material adverse effect on the financial position, but may have a material adverse effect on our results of operations or cash flows in any given accounting period. The Predecessor's receivables relating to the anticipated recoveries from third party insurance carriers for this product liability matter are based on the probability of collection on the settlement agreements reached with a majority of the insurance carriers whose coverage level exceeds the receivables and based on the status of current discussions with other insurance carriers. As of June 30, 2004 and December 31, 2003, insurance claims receivables were $65 million and $63 million, respectively. Collectability could vary depending on the financial status of the insurance carriers. In 2003, the Predecessor recorded income from special charges of $107 million and interest income of $20 million, related to settlements from insurers in excess of the recorded receivable amounts. (See note 23 to the Celanese Consolidated Financial Statements and note 12 to the Interim Consolidated Financial Statements.)

        Nutrinova Inc., a U.S. subsidiary of Nutrinova Nutrition Specialties & Food Ingredients GmbH, a wholly-owned subsidiary of ours and the Predecessor, is party to various legal proceedings in the United States, Canada and Europe alleging Nutrinova Inc. engaged in unlawful, anticompetitive behavior which affected the sorbates markets while it was a wholly-owned subsidiary of Hoechst. In accordance with the demerger agreement between Hoechst and Celanese, which became effective October 1999, Celanese, the successor to Hoechst's sorbates business, was assigned the obligation related to these matters. However, Hoechst agreed to indemnify Celanese for 80 percent of payments for such obligations. Expenses related to this matter are recorded gross of any such recoveries from Hoechst while the recoveries from Hoechst, which represents 80 percent of such expenses, are recorded directly to shareholders' equity, net of tax, as a contribution of capital.

        Based on a review of the existing facts and circumstances relating to the sorbates matter, including the status of governmental investigations, as well as civil claims filed and settled, we and the Predecessor had remaining accruals of $127 million and $137 million at June 30, 2004 and December 31, 2003, respectively, for the estimated loss relative to this matter. Although the outcome of this matter cannot be predicted with certainty, management's best estimate of the range of possible additional future losses and fines, including any that may result from governmental proceedings, as of June 30, 2004 is between $0 and $8 million. The estimated range of such possible future losses is management's best estimate taking into consideration potential fines and claims, both civil and criminal, that may be imposed or made in other jurisdictions. At June 30, 2004 and December 31, 2003, we and Predecessor had receivables, recorded within current assets, relating to the sorbates indemnification from Hoechst of $102 million and $110 million, respectively. (See Note 23 to the Celanese Consolidated Financial Statements and note 12 to the Interim Consolidated Financial Statements.)

  Captive Insurance Companies

        We and the Predecessor consolidate two wholly owned insurance companies (the "Captives"). The Captives are a key component of our global risk management program as well as a form of self-insurance for property, liability and workers compensation risks. The Captives issue insurance policies to Predecessor subsidiaries to provide consistent coverage amid fluctuating costs in the insurance market and to lower long-term insurance costs by avoiding or reducing commercial carrier overhead and regulatory fees. The Captives issue insurance policies and coordinate claims handling services with third party service providers. They retain risk at levels approved by the Board of Management and obtain reinsurance coverage from third parties to limit the net risk retained. One of the Captives also insures certain third party risks.

        The assets of the Captives consist primarily of marketable securities and reinsurance receivables. Marketable securities values are based on quoted market prices or dealer quotes. The carrying value of the amounts recoverable under the reinsurance agreements approximate fair value due to the short-term nature of these items.

        The liabilities recorded by the Captives relate to the estimated risk of loss recorded by the Captives, which is based on management estimates and actuarial valuations, and unearned premiums, which represent the portion of the premiums written applicable to the terms of the policies in force. The establishment of the provision for outstanding losses is based upon known facts and interpretation of circumstances influenced by a variety of factors. In establishing a provision, management considers facts currently known and the current state of laws and litigation where applicable. Liabilities are recognized for known claims when sufficient information has been developed to indicate involvement of a specific policy and management can reasonably estimate their liability. In addition, liabilities have been established to cover additional exposure on both known and unasserted claims. Estimates of the liabilities are reviewed and updated regularly. It is possible that actual results could differ significantly from the recorded liabilities.

        The Captives use reinsurance arrangements to reduce their risk of loss. Reinsurance arrangements however do not relieve the Captives from their obligations to policyholders. Failure of the reinsurers to honor their obligations could result in losses to the Captives. The Captives evaluate the financial condition of their reinsurers and monitor concentrations of credit risk to minimize their exposure to significant losses from reinsurer insolvencies and establish allowances for amounts deemed non-collectable.

        Premiums written are recognized based on the terms of the policies. Capitalization of the Captives is determined by regulatory guidelines.

Outlook

        In the third quarter, we experienced healthy demand for many of our products and volumes were stronger than those in the same period last year. Volatile pricing for crude oil, its derivatives and natural gas is expected to impact our raw material and energy costs. We will continue our efforts to raise prices, but expect that elevated costs for hydrocarbons will put pressure on margins. We are also reviewing options to redesign our corporate and business organizations and processes to enhance productivity and the profitability of our businesses.

        In October 2004, we announced plans to implement a strategic restructuring of our acetate business. The restructuring is expected to result in significant severance, asset retirement obligations and impairment charges in the second half of the year.

INDUSTRY OVERVIEW

        We are a leading player in the basic chemicals and specialty chemicals markets. We compete in four primary markets: Chemical Products, Acetate Products, Technical Polymers Ticona and Performance Products.

Chemical Products

        We participate in the basic chemicals market through our sales of acetic acid and vinyl acetate monomer, as well as our significant presence in acetyl derivatives. We also produce higher value-added acetyl based products, such as polyvinyl alcohol and emulsions. The Chemical Products segment consists of six business lines: Acetyls, Acetyl Derivatives and Polyols, Polyvinyl Alcohol, Emulsions, Specialties and other chemical activities.

  Acetyls

        Acetic acid is a global, mature product that is primarily used for the production of vinyl acetate monomer (VAM) as well as purified terephthalic acid solvent and acetic anhydride. The 2003 global demand was approximately 7.3 million metric tons served by a few, large producers, according to Tecnon and our estimates. Future demand for acetic acid largely depends on manufacturing growth in VAM and purified terephthalic acid, a precursor material for manufacturing polyester, and is expected to grow approximately 3-4% per annum on a global basis. Asia is projected to become an increasingly important player in acetic acid production and currently represents approximately one third of total production capacity. We have begun preparations to build a 600,000 metric ton per year acetic acid plant in Nanjing, China, with production anticipated to begin in late 2006 or early 2007. We are a leading global producer of acetic acid according to the Tecnon Orbichem Survey.

        Global demand for VAM in 2003 was estimated to be 4.4 million metric tons and is expected to grow 3-4% per annum, according to Tecnon and our estimates. VAM is used in a variety of adhesives, paints, films, coatings and textiles. We are the world's leading producer of VAM according to the Tecnon Orbichem Survey.

        Acetic acid and vinyl acetate monomer, like other commodity products, are characterized by cyclicality in pricing. The principal raw materials in these products are natural gas and ethylene, which are purchased from numerous sources; carbon monoxide, which we purchase under long-term contracts; methanol, which we both manufacture and purchase under short-term contracts; and butane, which we purchase from several suppliers. All these raw materials, except carbon monoxide, are themselves commodities and are available from a wide variety of sources. We intend to purchase most of our North American methanol requirements from Southern Chemical Corporation beginning in 2005 under a multi-year agreement.

        Our acetic acid and vinyl acetate monomer businesses are global and have several large customers. Generally, we supply these global customers under multi-year contracts. The customers of acetic acid and vinyl acetate monomer produce polymers used in water-based paints, adhesives, paper coatings, film modifiers and textiles.

        Other products include acetic anhydride, a raw material used in the production of cellulose acetate, detergents and pharmaceuticals and acetaldehyde, a major feedstock for the production of polyols. Acetaldehyde is also used in other organic compounds such as pyridines, which are used in agricultural products.

  Acetyl Derivatives and Polyols

        The acetyl derivatives and polyols business line produces a variety of solvents, polyols, formaldehyde and other chemicals, which in turn are used in the manufacture of paints, coatings,

adhesives, and other products. Many acetyl derivatives products are derived from our production of acetic acid and oxo alcohols.

        Acetyl derivatives and polyols are commodity products characterized by cyclicality in pricing. The principal raw materials used in the acetyl derivatives business line are acetic acid, various alcohols, methanol, acetaldehyde, propylene, ethylene and synthesis gas.

        The customers of acetyl derivatives are primarily engaged in the production of paints, coatings and adhesives. The sale of formaldehyde is based on both long and short term agreements. Polyols are sold globally to a wide variety of customers, primarily in the coatings and resins and the specialty products industries. Oxo products are sold into a wide variety of end uses, including plasticizers, acrylates and solvents/ethers. The oxo market is characterized by oversupply and numerous competitors.

  Polyvinyl Alcohol

        Polyvinyl alcohol ("PVOH") is a performance chemical engineered to satisfy particular customer requirements. Global demand for polyvinyl alcohol is estimated to be 840,000 metric tons, according to Tecnon and our estimates. According to Stanford Research International's December 2003 report on PVOH, we are the largest North American producer of polyvinyl alcohol and the third largest producer in the world.

        PVOH is used in adhesives, building products, paper coatings, films and textiles. The primary raw material to produce polyvinyl alcohol is vinyl acetate monomer, and acetic acid is produced as a by-product. Prices vary depending on industry segment and end use application. Products are sold on a global basis, and competition is from all regions of the world. Therefore, regional economies and supply and demand balances affect the level of competition in other regions. Polyvinyl alcohol is sold to a diverse group of regional and multinational customers. The customers of our polyvinyl alcohol business line are primarily engaged in the production of adhesives, paper, films, building products, and textiles.

  Emulsions

        Emulsions are a key component of water-based quality surface coatings, adhesives, non-woven textiles and other applications. According to Kline & Co., a chemicals industry consultant, based on sales, we held a number two position in emulsions (excluding styrene butadiene resins) in Europe and a number one position in European VAM-based emulsions in 2001. Emulsions are made from vinyl acetate monomer, acrylate esters and styrene. Emulsions and emulsion powders are sold to a diverse group of regional and multinational customers. Customers for emulsions are manufacturers of water-based quality surface coatings, adhesives, and non-woven textiles. Customers for emulsion powders are primarily manufacturers of building products.

  Specialties

        Our specialties business line produces (i) carboxylic acids used in detergents, synthetic lubricants and plasticizers, (ii) amines used in agrochemicals, herbicides, and in the treatment of rubber and water and (iii) oxo derivatives and special solvents which are used as raw materials for the fragrance and food ingredients industry.

        The prices for these products are generally relatively stable due to long-term contracts with customers in industries that are not generally subject to the cyclical trends of commodity chemicals. The primary raw materials for these products are olefins and ammonia, which are purchased from world market suppliers based on international prices. The specialties business line primarily serves global markets in the synthetic lubricant, agrochemical, rubber processing and other specialty chemical areas. Much of the specialties business line involves "one customer, one product" relationships, where the business develops customized products with the customer, but the specialties business line also sells several chemicals which are priced more like commodity chemicals.

  Competition

        Our principal competitors in the Chemical Products segment include Acetex Corporation, Air Products and Chemicals, Inc., Atofina S.A., BASF, Borden Chemical, Inc., BP p.l.c., Chang Chun Petrochemical Co., Ltd., Daicel, Dow, Eastman Chemical Corporation ("Eastman"), E. I. Du Pont de Nemours and Company ("DuPont"), Methanex Corporation ("Methanex"), Millennium Chemicals Inc. ("Millennium"), Nippon Goshei, Perstorp Inc., Rohm & Haas Company, Showa Denko K.K., and Kuraray Co. Ltd.

Acetate Products

        Global demand for cellulose acetate fiber was estimated to be approximately 700,000 tons, with approximately 85% comprising cigarette filter tow and the remaining 15% textile filament, according to our 2003 estimates. While filter tow demand is expected to grow 1% per annum, acetate filament is expected to decline by 4 to 6% per annum. According to the 2002 Stanford Research Institute International Chemical Economics Handbook, we are the world's leading producer of acetate fibers, including production through its joint ventures in Asia. In October 2004, we announced our plans to discontinue filament production by mid-2005 and to consolidate our flake and tow production at three sites instead of the current five.

        We produce acetate flake by processing wood pulp with acetic anhydride. We purchase wood pulp that is made from reforested trees from major suppliers and produces acetic anhydride internally. The acetate flake is then further processed into acetate fiber in the form of a tow band or filament.

        The acetate products business line produces acetate tow, which is used primarily in filter products. The acetate tow market continues to be characterized by stability and slow growth. The acetate filament business line is a supplier to the textile industry. Demand for acetate filament is dependent on fashion trends and the world economy.

        Sales in the acetate filter products industry are principally to the major tobacco companies that account for a majority of worldwide cigarette production.

        In the acetate filament industry, our sales are made to textile companies that range in size from the largest in the industry to others which are quite small. The textile companies either weave or knit the acetate filament yarns to produce greige fabrics. The greige fabrics are then dyed and finished, either by the greige fabrics manufacturer or by converters who buy the fabrics and contract with dyeing and finishing companies to process the fabrics. The finished fabrics are sold to manufacturers who cut and sew the fabrics into apparel for retail stores.

        The textile industry, in particular the apparel portion of the industry, continues to undergo structural changes as production moves from high-wage to low-wage countries. In recent years, this has resulted in a changing customer base for all participants in the textile chain.

  Competition

        Principal competitors in the Acetate Products segment include Acetate Products Ltd. (Acordis), Daicel, Eastman, Mitsubishi Rayon Company, Limited, Novaceta S.p.a., and Rhodia S.A. ("Rhodia").

Technical Polymers Ticona

        Ticona develops, produces and supplies a broad portfolio of high performance technical polymers including polyacetals and ultra-high-molecular-weight polyethylene. Polyacetals are estimated to have a

3-4% annual estimated growth in the U.S. and Western Europe, according to SRI Consulting. Ticona's technical polymers have chemical and physical properties enabling them, among other things, to withstand high temperatures, resist chemical reactions with solvents and resist fracturing or stretching. These products are used in a wide range of performance-demanding applications in the automotive and electronics sectors and in other consumer and industrial goods, often replacing metal or glass.

        Ticona's customer base consists primarily of a large number of plastic molders and component suppliers, which are often the primary suppliers to original equipment manufacturers, or OEMs. Ticona works with these molders and component suppliers as well as directly with the OEMs to develop and improve specialized applications and systems.

        Prices for most of these products, particularly specialized product grades for targeted applications, generally reflect the value added in complex polymer chemistry, precision formulation and compounding, and the extensive application development services provided. The specialized product lines are not particularly susceptible to cyclical swings in pricing. Polyacetals pricing, mainly in standard grades, is, however, somewhat more price competitive, with many minimum-service providers competing for volume sales.

        Polyacetals are used for mechanical parts, in automotive applications including door lock systems, seat belt mechanisms, fuel senders and in electrical, consumer, medical and industrial applications such as razors, shower handsets, medical dosage systems and gears for appliances.

        The primary raw material for polyacetals is formaldehyde, which is manufactured from methanol. Ticona currently purchases formaldehyde in the United States from our Chemical Products segment and, in Europe, manufactures formaldehyde from purchased methanol.

        Ultra high molecular weight polyethylene, or PE-UHMW, is a type of high density polyethylene (HDPE) specialty material that is very tough and abrasion and impact resistant. It is therefore used in different end-markets from traditional HDPE. It can be found in sheet form, molded into stock shapes, or spun into high-strength fibers. Its most common end uses are compression-molded sheets, porous parts, ram-extruded sheets, profiles, filters and rods. GUR, a form of PE-UHMW, is an engineered material used in heavy-duty automotive and industrial applications such as car battery separator panels and industrial applications, such as flood gates and conveyor belts, as well as in specialty medical and consumer applications, such as porous tips for marker pens, sports equipment, orthopedic devices or in water filtration. The basic raw material for PE-UHMW is ethylene.

        Polyesters are used in a wide variety of automotive, electrical and consumer applications, including ignition system parts, radiator grilles, airbags, electrical switches, appliance housings, boat fittings and perfume bottle caps. Raw materials for polyesters vary.

        Liquid crystal polymers, or LCPs are used in electrical and electronics applications and for precision parts with thin walls and complex shapes. Fortron, a polyphenylene sulphide, or PPS, product, is used in a wide variety of automotive and other applications, especially those requiring heat and/or chemical resistance, including fuel system parts, radiator pipes and halogen lamp housings, and often replaces metal in these demanding applications. Celstran and Compel are long fiber reinforced thermoplastics, which impart extra strength and stiffness, making them more suitable for larger parts than conventional thermoplastics.

        A number of Ticona's polyacetals customers, particularly in the appliance, electrical components, toys and certain sections of the electronics/telecommunications fields, have moved tooling and molding operations to Asia, particularly southern China. To meet the expected increased demand in this region, Ticona, along with Polyplastics, Mitsubishi Gas Chemical Company Inc., and Korea Engineering Plastics agreed on a production joint venture to construct and operate a 60,000 metric ton polyacetals facility in China.

        Ticona's principal customers are suppliers to the automotive industries as well as industrial suppliers. These customers primarily produce engineered products, and Ticona works closely with its customers to assist them to develop and improve specialized applications and systems.

  Competition

        Ticona's principal competitors include BASF, DuPont, General Electric Company DSM NV, and Solvay S.A. Other competitors include Asahi Kasei Corporation, Mitsubishi Plastics, Inc., Bayer AG, Chevron Phillips Chemical Company, L.P., Braskem S.A., Teijin and Toray Industries Inc.

Performance Products

        According to SRI Consulting, sales of high-intensity sweeteners represented approximately 11% of the $9.5 billion food additive businesses in the U.S., Western Europe and Japan in 2003. Nutrinova's food ingredients business consists of the production and sale of high intensity sweeteners and food protection ingredients, such as sorbic acids and sorbates, as well as the resale of dietary fiber products worldwide and the resale of other food ingredients in Japan, Australia, Mexico and the United States. Acesulfame-K, marketed under the trademark Sunett, is used in a variety of beverages, confections and dairy products throughout the world. It is a long lasting product independent of temperature and has synergies with other sweeteners, both nutritive and non-nutritive. The primary raw materials for this product are diketene and sulfur trioxide. Sunett pricing for targeted applications reflects the value added in the precision formulations and extensive technical services provided.

        Nutrinova's food protection ingredients are used in foods, beverages and personal care products. The primary raw materials for these products are ketene and crotonaldehyde. Sorbates pricing is extremely sensitive to demand and industry capacity and is not necessarily dependent on the prices of raw materials.

  Competition

        The principal competitors for Nutrinova's Sunett sweetener are Holland Sweetener Company, The Nutrasweet Company, Ajinomoto Co., Inc., Tate & Lyle and several Chinese manufacturers. In sorbates, Nutrinova competes with Nantong AA, Daicel, Chisso Corporation, Cheminova, Yu Yao/Ningbo, Yancheng AmeriPac and other Japanese and Chinese manufacturers of sorbates.

BUSINESS

Celanese Corporation

        We are an integrated global producer of value-added industrial chemicals and have #1 or #2 market positions worldwide in products comprising the majority of our sales. We are also the world's largest producer of acetyl products, including acetic acid, vinyl acetate monomer (VAM), and polyacetals (POM) and a leading global producer of high-performance engineered polymers used in consumer and industrial products and designed to meet highly technical customer requirements. Our operations are located in North America, Europe and Asia, including substantial joint ventures in China. We believe we are one of the lowest-cost producers of key building block chemicals in the acetyls chain, such as acetic acid and VAM, due to our economies of scale, operating efficiencies and proprietary production technologies.

        Our pro forma net sales were approximately $4.6 billion for the year ended December 31, 2003 and approximately $2.47 billion for the six months ended June 30, 2004. See "Unaudited Pro Forma Financial Information."

        We have a large and diverse global customer base consisting principally of major companies in a broad array of industries. In 2003, 39% of our net sales was to customers located in North America, 40% to customers in Europe and 21% to customers in Asia, Australia and the rest of the world.

Segment Overview

        We operate through four business segments: Chemical Products, Technical Polymers Ticona, Acetate Products and Performance Products. The table below illustrates each segment's net sales to external customers for the year ended December 31, 2003, as well as each segment's major products and end use markets.

	Chemical Products		Technical Polymers Ticona		Acetate Products(2)		Performance Products
2003 Net Sales(1)	$2,968 million		$762 million		$655 million		$169 million
Major Products	• • • • • • • •	Acetic acid Vinyl acetate monomer (VAM) Polyvinyl alcohol (PVOH) Emulsions Acetic anhydride Acetate esters Carboxylic acids Methanol	• • • •	Polyacetal (POM) UHMW-PE (GUR) Liquid crystal polymers (Vectra) Polyphenylene sulfide Fortron)	• •	Acetate tow Sunett sweetener	• •	Acetate filament Sorbates
Major End-Use Markets	• • • • •	Paints Coatings Adhesives Lubricants Detergents	• • • • •	Fuel system components Conveyor belts Electronics Seat belt mechanisms	• •	Filter products Textiles	• • • •	Beverages Confections Baked goods Dairy products

(1)
2003 net sales of $4,603 million also include $49 million in net sales from Other Activities.

(2)
In October 2004, we announced our plans to discontinue filament production by mid-2005 and to consolidate our flake and tow production at three sites, instead of the current five.

  Chemical Products

        Our Chemical Products segment produces and supplies acetyl products, including acetic acid, acetate esters, vinyl acetate monomer polyvinyl alcohol and emulsions. We are a leading global producer of acetic acid, the world's largest producer of vinyl acetate monomer and the largest North

American producer of methanol, the major raw material used for the production of acetic acid. We are also the largest polyvinyl alcohol producer in North America. These products are generally used as building blocks for value-added products or in intermediate chemicals used in the paints, coatings, inks, adhesives, films, textiles and building products industries. Other chemicals produced in this segment are organic solvents and intermediates for pharmaceutical, agricultural and chemical products.

  Technical Polymers Ticona

        Our Technical Polymers Ticona segment develops, produces and supplies a broad portfolio of high performance technical polymers for use in automotive and electronics products and in other consumer and industrial applications, often replacing metal or glass. Together with our 45%-owned joint venture Polyplastics, our 50%-owned joint venture Korea Engineering Plastics Company Ltd., and Fortron Industries, our 50-50 joint venture with Kureha Chemicals Industry of Japan, we are a leading participant in the global technical polymers business. The primary products within the Ticona segment are Hostaform/Celcon, our polyacetal, or POM, offerings, and GUR, an ultra-high molecular weight polyethylene. Hostaform and Celcon are used in a broad range of products including automotive components, electronics and appliances. GUR is used in battery separators, conveyor belts, filtration equipment, coatings and medical devices.

  Acetate Products

        Our Acetate Products segment primarily produces and supplies acetate tow, which is used in the production of filter products and acetate filament, which is used in the apparel and home furnishing industries. Our acetate products are sold into a diverse set of end market applications, including filter products, fashion apparel, linings and home furnishings. We are one of the world's leading producers of acetate tow and acetate filament, including production by our joint ventures in China. Our Acetate Products segment primarily produces and supplies acetate tow, which is used in the production of filter products, and acetate filament, which is used in the apparel and home furnishing industries. We are one of the world's leading producers of acetate tow and acetate filament, including production by our joint ventures in China. In October 2004, we announced plans to consolidate our acetate flake and tow manufacturing by early 2007 and to exit the acetate filament business by mid-2005. This restructuring is being implemented to increase efficiency, reduce over-capacities in certain manufacturing areas, and to focus on products and markets that provide long-term value.

  Performance Products

        The Performance Products segment operates under the trade name of Nutrinova and produces and sells a high intensity sweetener and food protection ingredients, such as sorbates, for the food, beverage and pharmaceuticals industries.

Competitive Strengths

        We have benefited from a number of competitive strengths, including the following:

  Leading Market Positions

        We have #1 or #2 market positions globally in products that make up a majority of our sales according to SRI Handbook and Tecnon Orbichem Survey. We are a leading global producer of acetic acid and the world's largest producer of vinyl acetate monomer. Ticona and our joint ventures, Polyplastics and KEP, are leading suppliers of polyacetals and other engineering resins in North America, Europe and the Asia/Pacific region. Our leadership positions are based on our large share of global production capacity, operating efficiencies, proprietary technology and competitive cost structures in our major products.

  Proprietary Production Technology and Operating Expertise

        Our production of acetyl products employs industry leading proprietary and licensed technologies, including our proprietary AO Plus acid-optimization technology for the production of acetic acid and VAntage vinyl acetate monomer technology. AO Plus enables plant capacity to be increased with minimal investment, while VAntage enables significant increases in production efficiencies, lower operating costs and increases in capacity at ten to fifteen percent of the cost of building a new plant.

  Low Cost Producer

        Our competitive cost structures are based on economies of scale, vertical integration, technical know-how and the use of advanced technologies.

  Global Reach

        We operate 24 production facilities (excluding our joint ventures) throughout the world, with major operations in North America, Europe and Asia. Joint ventures owned by us and our partners operate nine additional facilities. Our infrastructure of manufacturing plants, terminals, and sales offices provides us with a competitive advantage in anticipating and meeting the needs of our global and local customers in well-established and growing markets, while our geographic diversity reduces the potential impact of volatility in any individual country or region. We have a strong and growing presence in Asia (particularly in China) where joint ventures owned by us and our partners operate nine additional facilities.

  International Strategic Investments

        Our strategic investments, including our joint ventures, have enabled us to gain access, minimize costs and accelerate growth in new markets, while also generating significant cash flow and earnings. Our joint ventures represent an important component of our growth strategy. During the three fiscal years ended 2003, we received $291 million in dividends and other distributions from our joint ventures.

  Diversified Products and End-Use Markets

        We offer our customers a broad range of products in a wide variety of end-use markets. For example, the Technical Polymers Ticona business offers customers a broad range of high-quality engineering plastics to meet the needs of customers in numerous end-use markets, such as automotive, electrical/electronics, appliance and medical. The Chemical Products business has leading market positions in an integrated chain of basic and performance-based acetyl products, sold into diverse industrial applications. This product diversity and exposure help us reduce the potential impact of volatility in any individual market segment.

Business Strategies

        We are focused on increasing operating cash flows, profitability, return on investment and shareholder value, which we believe can be achieved through the following business strategies:

  Maintain Cost Advantage and Productivity Leadership

        We continually seek to reduce our production and raw material costs. We announced in July 2003 that we intend to purchase most of our North American internal methanol requirements from Southern Chemical Corporation beginning in 2005 under a multi-year agreement at a lower cost than our present cost for methanol. Our advanced process control projects generate significant savings in energy and raw materials while increasing yields in production units. Most significantly, we intend to intensify the implementation of Six Sigma, which has become a pervasive and important tool in both operations and administration for achieving greater productivity and growth. We are also engaged in several projects and process technology improvements focused on energy reduction. For example, by implementing modifications and improvements in the distillation systems at our Calvert City, Kentucky polyvinyl alcohol plant, we were able to achieve a 17% reduction in steam usage. Using less energy-intense technology to more efficiently reduce acetic acid impurities at our Clear Lake Plant has also enabled reductions in steam and electricity usage. We intend to continue using best practices to reduce costs and increase equipment reliability in maintenance and project engineering.

  Focused Business Investment

        We intend to continue investing strategically in growth areas, including new production capacity, to extend our global market leadership position. Historically, our strong market position has enabled us to initiate capacity growth to take advantage of projected demand growth. For example, we are preparing to build a 600,000 metric ton per year world-scale acetic acid plant in China, the world's fastest growing market for acetic acid and its derivatives. We also increased the capacity of our GUR ultra-high molecular weight polyethylene plant in Germany by 10,000 tons per year in the second half of 2004, which increased Ticona's worldwide capacity by 17%. We expect to continue to benefit from our investments and capacity expansion that enable us to meet increases in global demand.

  Maximize Cash Flow and Reduce Debt

        Despite a difficult operating environment over the past several years, we have generated a significant amount of operating cash flow. Between January 1, 2001 and December 31, 2003, we generated over $1.2 billion of net cash provided by operating activities which we have used principally to repay debt and make capital and strategic investments. We believe there are significant opportunities to further increase our cash flow through increasing productivity, receiving cash dividends from our joint ventures and pursuing additional cost reduction efforts. We believe in a focused capital expenditure plan that is dedicated to attractive investment projects. We intend to use our free cash flow to reduce indebtedness and selectively expand our businesses.

  Deliver Value-Added Solutions

        We continually develop new products and industry leading production technologies that solve our customers' problems. For example, Ticona has worked closely with fuel system suppliers to develop an acetal copolymer with the chemical and impact resistance necessary to withstand exposure to hot diesel fuels. In our emulsions business, we pioneered a technological solution that leads the industry in product offerings for ecologically friendly emulsions for solvent-free interior paints. We believe that our customers value our expertise, and we will continue to work with them to enhance the quality of their products.

  Enhance Value of Portfolio

        We will continue to further optimize our business portfolio through divestitures, acquisitions and strategic investments that enable us to focus on businesses in which we can achieve market, cost and technology leadership over the long term. In addition, we intend to continue to expand our product mix into higher value-added products. For example, we have begun construction of a 600,000 metric ton acetic acid plant in China, the world's fastest growing market for acetic acid. The plant is expected to come on stream in late 2006 or early 2007. We also divested non-core businesses, such as acrylates, which we sold to Dow in February 2004, and nylon 6/6, which we sold to BASF in December 2003.

Business Segments

  Chemical Products

        The Chemical Products segment consists of six business lines: Acetyls, Acetyl Derivatives and Polyols, Polyvinyl Alcohol, Emulsions, Specialties, and other chemical activities. All business lines in this segment mainly conduct business using the "Celanese" trade name, except Polyvinyl Alcohol, which uses the trademark Celvol, and Emulsions, which uses the trademarks Mowilith and Celvolit. The following table lists key products and their major end use markets.

Key Chemical Products	Major End Use Markets
Methanol	Formaldehyde and Acetic Acid
Acetic Acid	Vinyl Acetate Monomer, Acetic Anhydride and Purified Terephthalic Acid or PTA, an Intermediate used in the production of Polyester resins, films and fibers
Acetic Anhydride	Cellulose Acetate and Pharmaceuticals
Vinyl Acetate Monomer	Paints, Adhesives, Paper Coatings, Films and Textiles
Acetate Esters	Coatings, Inks
Oxo Alcohols	Plasticizers, Acrylates, Esters, Solvents and Inks
Polyvinyl Alcohol	Adhesives, Building Products, Paper Coatings, Films and Textiles
Emulsions	Water-Based Quality Surface Coatings, Adhesives, Non-Woven Textiles
Emulsion Powders	Building Products
Carboxylic Acids	Lubricants, Detergents and Specialties
Amines	Agricultural Products and Water Treatments

  Business Lines

        Acetyls.    The acetyls business line produces:

  •
  Acetic acid, used to manufacture vinyl acetate monomer and other acetyl derivatives. We manufacture acetic acid for our own use, as well as for sale to third parties, including producers of purified terephthalic acid, or PTA, and to other participants in the acetyl derivatives business.

  •
  Vinyl acetate monomer, used in a variety of adhesives, paints, films, coatings and textiles. We manufacture vinyl acetate monomer for its own use, as well as for sale to third parties.

  •
  Methanol, principally used internally in the production of acetic acid and formaldehyde. The balance is sold to the merchant market.

  •
  Acetic anhydride, a raw material used in the production of cellulose acetate, detergents and pharmaceuticals.

  •
  Acetaldehyde, a major feedstock for the production of polyols. Acetaldehyde is also used in other organic compounds such as pyridines, which are used in agricultural products.

        We are a leading global producer of acetic acid and the world's leading producer of vinyl acetate monomer according to the Tecnon Orbichem Survey. According to data from the CMAI Methanol Analysis, we are the largest producer of methanol in North America.

        Acetic acid, methanol, and vinyl acetate monomer, like other commodity products, are characterized by cyclicality in pricing. The principal raw materials in these products are natural gas and ethylene, which we purchase from numerous sources; carbon monoxide, which we purchase under long-term contracts; methanol, which we both manufacture and purchase under short-term contracts; and butane, which we purchase from several suppliers. All these raw materials, except carbon monoxide, are commodities and are available from a wide variety of sources.

        Our production of acetyl products employs leading proprietary and licensed technologies, including our proprietary AO Plus acid-optimization technology for the production of acetic acid and VAntage vinyl acetate monomer technology. AO Plus enables plant capacity to be increased with minimal investment, while VAntage enables significant increases in production efficiencies, lower operating costs and increases in capacity at 10 to 15 percent of the cost of building a new plant.

        Acetyl Derivatives and Polyols.    The acetyl derivatives and polyols business line produces a variety of solvents, polyols, formaldehyde and other chemicals, which in turn are used in the manufacture of paints, coatings, adhesives, and other products.

        Many acetyl derivatives products are derived from our production of acetic acid and oxo alcohols. Primary products are:

  •
  Ethyl acetate, an acetate ester that is a solvent used in coatings, inks and adhesives and in the manufacture of photographic films and coated papers;

  •
  Butyl acetate, an acetate ester that is a solvent used in inks, pharmaceuticals and perfume;

  •
  Propyl acetate, an acetate ester that is a solvent used in inks, lacquers and plastics;

  •
  Methyl ethyl ketone, a solvent used in the production of printing inks and magnetic tapes;

  •
  Butyric acid, an intermediate for the production of esters used in artificial flavors;

  •
  Propionic acid, an organic acid used to protect and preserve grain; and

  •
  Formic acid, an organic acid used in textile dyeing and leather tanning.

        Polyols and formaldehyde products are derivatives of methanol and are made up of the following products:

  •
  Formaldehyde, primarily used to produce adhesive resins for plywood, particle board, polyacetal engineering resins and a compound used in making polyurethane;

  •
  Polyol products such as pentaerythritol, used in coatings and synthetic lubricants; trimethylolpropane, used in synthetic lubricants; neopentyl glycol, used in powder coatings; and 1,3-butylene glycol, used in flavorings and plasticizers.

        Oxo alcohols and intermediates are produced from propylene and ethylene and include:

  •
  Butanol, used as a solvent for lacquers, dopes and thinners, and as an intermediate in the manufacture of chemicals, such as butyl acrylate;

  •
  Propanol, used as an intermediate in the production of amines for agricultural chemicals, and as a solvent for inks, resins, insecticides and waxes;

  •
  Synthesis gas, used as an intermediate in the production of oxo alcohols and specialties.

        Acetyl derivatives and polyols are commodity products characterized by cyclicality in pricing. The principal raw materials used in the acetyl derivatives business line are acetic acid, various alcohols, methanol, acetaldehyde, propylene, ethylene and synthesis gas. We manufacture many of these raw materials for our own use as well as for sales to third parties, including our competitors in the acetyl derivatives business. We purchase propylene and ethylene from a variety of sources. We manufacture acetaldehyde for our European production, but we purchase all acetaldehyde requirements for our North American operations from third parties. Acetaldehyde is also available from other sources.

        Polyvinyl Alcohol.    Polyvinyl alcohol is a performance chemical engineered to satisfy particular customer requirements. It is used in adhesives, building products, paper coatings, films and textiles. The primary raw material to produce polyvinyl alcohol is vinyl acetate monomer, while acetic acid is produced as a by-product. Prices vary depending on industry segment and end use application. Products are sold on a global basis, and competition is from all regions of the world. Therefore, regional economies and supply and demand balances affect the level of competition in other regions. According to Stanford Research International's December 2003 report on PVOH, we are the largest North American producer of polyvinyl alcohol and the third largest producer in the world.

        Emulsions.    We purchased the emulsions business of Clariant AG on December 31, 2002. The products in this business are sold under the Mowilith and Celvolit brands and include conventional emulsions, high-pressure vinyl acetate ethylene emulsions, and powders. Emulsions are made from vinyl acetate monomer, acrylate esters and styrene. Emulsions are a key component of water-based quality surface coatings, adhesives, non-woven textiles and other applications. According to Kline & Co., a chemicals industry consultant, based on sales the business held a number two position in emulsions (excluding SBRs) in Europe and a number one position in European VAM-based emulsions in 2001.

        Specialties.    The specialties business line produces:

  •
  Carboxylic acids such as pelargonic acid, used in detergents and synthetic lubricants, and heptanoic acid, used in plasticizers and synthetic lubricants;

  •
  Amines such as methyl amines, used in agrochemicals, monoisopropynol amines, used in herbicides, and butyl amines, used in the treatment of rubber and in water treatment; and

  •
  Oxo derivatives and special solvents, such as crotonaldehyde, which is used by the Performance Products segment for the production of sorbates, as well as raw materials for the fragrance and food ingredients industry.

        The prices for these products are relatively stable due to long-term contracts with customers whose industries are not generally subject to the cyclical trends of commodity chemicals.

        The primary raw materials for these products are olefins and ammonia, which are purchased from world market suppliers based on international prices.

        In March 2002, we formed Estech, a venture with Hatco Corporation, a leading producer of synthetic lubricants, for the production and marketing of neopolyol esters or NPEs. This venture, in which we hold a 51 percent interest, built and operates a 7,000 metric ton per year NPE plant at our Oberhausen, Germany site. The plant came on stream in the fourth quarter of 2003. Neopolyol esters are used as base stocks for synthetic lubricants in refrigeration, automotive, aviation and industrial applications, as well as in hydraulic fluids. We supply Estech with carboxylic acids and polyols, the main raw materials for producing NPEs.

        We contributed our commercial, technical and operational C3-oxo business activities in Oberhausen, Germany to European Oxo GmbH, Celanese's European oxo chemicals joint venture with Degussa. The joint venture began operations in October 2003.

  Facilities

        The Chemical Products segment has production sites in the United States, Canada, Mexico, Singapore, Spain, Sweden, Slovenia and Germany. The emulsions business line also has tolling arrangements in the United Kingdom, France and Greece. We also participate in a joint venture in Saudi Arabia that produces methanol and MTBE. Over the last few years, we have continued to shift our production capacity to lower cost production facilities while expanding in growth markets, such as China. As a result, we shut down our formaldehyde unit in Edmonton, Alberta, Canada in mid-2004. We announced plans to build a 600,000 metric ton acetic acid plant in Nanjing, China, which is expected to come on stream in late 2005 or early 2006.

  Capital Expenditures

        The Chemical Products segment's capital expenditures were $109 million, $101 million, and $63 million for the years 2003, 2002 and 2001, respectively. The capital expenditures incurred during the last three years related primarily to efficiency and safety improvement-related items associated with the normal operations of the business, as well as spending for a new plant for synthesis gas, an important raw material for the production of oxo alcohols and specialties, at our Oberhausen site. The new plant, which will supply European Oxo GmbH and Celanese, came on stream in the third quarter of 2003 and is expected to improve reliability and reduce production costs. Capital expenditures in 2003 also included the integration of a company-wide SAP system.

  Markets

        The following table illustrates net sales by destination of the Chemical Products segment by geographic region for the years ended December 31, 2003, 2002 and 2001.

Net Sales to External Customers by Destination—Chemical Products

	Year Ended December 31,
	2003		2002		2001
	$	% of Segment	$	% of Segment	$	% of Segment
	(in millions, except percentages)
North America	1,181	39%	1,039	44%	1,140	47%
Europe/Africa	1,183	40%	817	35%	858	35%
Asia/Australia	522	18%	418	18%	368	15%
Rest of World	82	3%	71	3%	73	3%

        The Chemical Products segment markets its products both directly to customers and through distributors. It also utilizes a number of "e-channels", including its website at www.chemvip.com, as well as system to system linking through its industry portal, Elemica.

        In the acetyls business line, the methanol market is regional and highly dependent on the demand for products made from methanol. In addition to our own demands for methanol, our production is sold to a few regional customers who are manufacturers of chemical intermediates and to a lesser extent, by manufacturers in the wood products industry. We typically enter into short-term contracts for the sale of methanol. Acetic acid and vinyl acetate monomer are global businesses which have several large customers. Generally, we supply these global customers under multi-year contracts. The customers of acetic acid and vinyl acetate monomer produce polymers used in water-based paints, adhesives, paper coatings, film modifiers and textiles. We have long-standing relationships with most of these customers.

        Polyvinyl alcohol is sold to a diverse group of regional and multinational customers mainly under single year contracts. The customers of the polyvinyl alcohol business line are primarily engaged in the production of adhesives, paper, films, building products, and textiles.

        Emulsions and emulsion powders are sold to a diverse group of regional and multinational customers. Customers for emulsions are manufacturers of water-based quality surface coatings,

adhesives, and non-woven textiles. Customers for emulsion powders are primarily manufacturers of building products.

        Acetyl derivatives and polyols are sold to a diverse group of regional and multinational customers both under multi-year contracts and on the basis of long-standing relationships. The customers of acetyl derivatives are primarily engaged in the production of paints, coatings and adhesives. In addition to our own demand for acetyl derivatives to produce cellulose acetate, we sell acetyl derivatives to other participants in the cellulose acetate industry. We manufacture formaldehyde for our own use as well as for sale to a few regional customers that include manufacturers in the wood products and chemical derivatives industries. The sale of formaldehyde is based on both long and short term agreements. Polyols are sold globally to a wide variety of customers, primarily in the coatings and resins and the specialty products industries. Oxo products are sold to a wide variety of customers, primarily in the automotive, solvents, paints, coatings and adhesive industries. The oxo market is characterized by oversupply and numerous competitors.

        The specialties business line primarily serves global markets in the synthetic lubricant, agrochemical, rubber processing and other specialty chemical areas. Much of the specialties business line involves "one customer, one product" relationships, where the business develops customized products with the customer, but the specialties business line also sells several chemicals which are priced more like commodity chemicals.

  Competition

        Our principal competitors in the Chemical Products segment include Acetex Corporation, Air Products and Chemicals, Inc., Atofina S.A., BASF, Borden Chemical, Inc., BP p.l.c. ("BP"), Chang Chun Petrochemical Co., Ltd., Daicel, Dow, Eastman Chemical Corporation ("Eastman"), E. I. Du Pont de Nemours and Company ("DuPont"), Methanex Corporation, Millennium Chemicals Inc., Nippon Goshei, Perstorp Inc., Rohm & Haas Company, Showa Denko K.K., and Kuraray Co. Ltd.

  Technical Polymers Ticona

        Ticona develops, produces and supplies a broad portfolio of high performance technical polymers. The following table lists key Ticona products, their trademarks, and their major end use markets.

Key Ticona Products	Major End Use Markets
Hostaform/Celcon (Polyacetals)	Automotive, Electronics, Acetate Products and Medical
GUR (Ultra High Molecular Weight	Profiles, Battery Separators, Industrial Specialties,
Polyethylene or PE-UHMW)	Filtration, Coatings and Medical
Celanex/Vandar/Riteflex/Impet (Polyester Engineering Resins)	Electrical, Electronics, Automotive, Appliances and Acetate Products
Vectra (Liquid Crystal Polymers)	Electronics, Telecommunications, Medical and Acetate Products
Fortron (Polyphenylene Sulfide or PPS)	Electronics, Automotive and Industrial
Celstran, Compel (long fiber reinforced thermoplastics)	Automotive and Industrial

        Ticona's technical polymers have chemical and physical properties enabling them, among other things, to withstand high temperatures, resist chemical reactions with solvents and resist fracturing or stretching. These products are used in a wide range of performance-demanding applications in the automotive and electronics sectors and in other consumer and industrial goods, often replacing metal or glass.

        Ticona is a business oriented to enable innovations for its customers while closely working together with them for a new development. Ticona focuses its efforts on developing new markets and applications for its product lines, often developing custom formulations to satisfy the technical and processing requirements of a customer's applications. For example, Ticona has worked closely with fuel system suppliers to develop an acetal copolymer with the chemical and impact resistance necessary to withstand exposure to hot diesel fuels in the new generation of common rail diesel engines. The product can also be used in automotive fuel sender units where it remains stable at the high operating temperatures present in direct-injection diesel engines. Ticona is also developing products such as Topas, a metallocene catalyst based cycloolefin copolymer, or COC. Topas is developing markets and applications where transparency, high temperature resistance and water vapor barrier properties are key requirements.

        Ticona's customer base consists primarily of a large number of plastic molders and component suppliers, which are often the primary suppliers to original equipment manufacturers, or OEMs. Ticona works with these molders and component suppliers as well as directly with the OEMs to develop and improve specialized applications and systems.

        Prices for most of these products, particularly specialized product grades for targeted applications, generally reflect the value added in complex polymer chemistry, precision formulation and compounding, and the extensive application development services provided. The specialized product lines are not particularly susceptible to cyclical swings in pricing. Polyacetals pricing, mainly in standard grades, is, however, somewhat more price competitive, with many minimum-service providers competing for volume sales.

  Business Lines

        Polyacetals are sold under the trademarks Celcon in North America and Hostaform in Europe and the rest of the world. Polyplastics and Korea Engineering Plastics, in which Ticona holds 45 and 50 percent ownership interests, respectively, are leading suppliers of polyacetals and other engineering resins in the Asia/Pacific region. Polyacetals are used for mechanical parts, including door locks and seat belt mechanisms, in automotive applications and in electrical, consumer and medical applications such as drug delivery systems and gears for appliances.

        The primary raw material for polyacetals is formaldehyde, which is manufactured from methanol. Ticona currently purchases formaldehyde in the United States from our Chemical Products segment and, in Europe, manufactures formaldehyde from purchased methanol.

        GUR, an ultra high molecular weight polyethylene or PE-UHMW, is an engineered material used in heavy-duty automotive and industrial applications such as car battery separator panels and industrial conveyor belts, as well as in specialty medical and consumer applications. GUR Micro powder grades are used for high performance filters, membranes, diagnostic devices, coatings and additives for thermoplastics & elastomers. PE-UHMW fibers are also used in protective ballistic applications. The basic raw material for GUR is ethylene.

        Polyesters such as Celanex polybutylene terephthalate, or PBT, and Vandar, a series of PBT-polyester blends, are used in a wide variety of automotive, electrical and consumer applications, including ignition system parts, radiator grilles, electrical switches, appliance housings, boat fittings and perfume bottle caps. Impetpolyethylene terephthalate, or PET, is a polyester which exhibits rigidity and strength useful in large injection molded part applications, as well as high temperature resistance in automotive or electrical/electronic applications. Riteflex is a co-polyester which adds flexibility to the range of high performance properties offered by Ticona's other products. Raw materials for polyesters vary. Base monomers, such as dimethyl terephthalate or DMT and PTA, are widely available with pricing dependent on broader polyester fiber and packaging resins market conditions. Smaller volume specialty co-monomers for these products are typically supplied by a few companies.

        Liquid crystal polymers, or LCPs, such as Vectra, are used in electrical and electronics applications and for precision parts with thin walls and complex shapes, as well as in lamp sockets and consumer applications. Fortron, a polyphenylene sulphide, or PPS, product, is used in a wide variety of automotive and other applications, especially those requiring heat and/or chemical resistance, including fuel system parts, radiator pipes and halogen lamp housings, and often replaces metal in these demanding applications. Fortron is manufactured by Fortron Industries, Ticona's 50-50 joint venture with Kureha Chemicals Industry of Japan. Celstran and Compel are long fiber reinforced thermoplastics, which impart extra strength and stiffness, making them more suitable for larger parts than conventional thermoplastics.

  Facilities

        Ticona has polymerization, compounding and research and technology centers in Germany and the United States, as well as additional compounding facilities in Brazil. Ticona's Kelsterbach, Germany production site is located in close proximity to one of the sites being considered for a new runway under the Frankfurt airport's expansion plans. The construction of this particular runway could have a negative effect on the plant's current production capacity and future development. While the state government of Hesse and the owner of the airport promote the expansion of this option, it is uncertain whether this option is in accordance with applicable laws. Although the government of the state of Hesse expects the plan approval for the airport expansion in 2007 and the start of operations in 2009-2010, neither the final outcome of this matter nor its timing can be predicted at this time.

  Capital Expenditures

        Ticona's capital expenditures were $56 million, $61 million, and $86 million for the years 2003, 2002 and 2001, respectively. Ticona had expenditures in each of these three years relating primarily to efficiency and safety improvement-related items associated with the normal operations of the business. In addition, Ticona had expenditures in 2001 and 2002 for significant capacity expansions at its Bishop, Texas and Shelby, North Carolina sites. Ticona doubled its U.S. capacity for GUR PE-UHMW by building a new 30,000 metric tons per year facility in Bishop, Texas, replacing the existing plant in Bayport, Texas. The new plant came on stream in the third quarter of 2002. In 2004, Ticona completed its expansion of its Oberhausen GUR PE-UHMW capacity by 10,000 metric tons per year. In the fourth quarter of 2002, Ticona increased capacity by 6,000 metric tons at its polyacetals facility in Kelsterbach, Germany and commenced a further increase of 17,000 metric tons; however, its completion is dependent upon the outcome of the Frankfurt Airport expansion described above. The capital expenditures for 2003 also include construction of a new administrative building in Florence, Kentucky and integration of a company-wide SAP system.

  Markets

        The following table illustrates the destination of the net sales of the Technical Polymers Ticona segment by geographic region for the years ended December 31, 2003, 2002 and 2001.

Net Sales to External Customers by Destination—Technical Polymers Ticona

	Year Ended December 31,
	2003		2002		2001
	$	% of Segment	$	% of Segment	$	% of Segment
	(in millions, except percentages)
North America	350	45%	319	48%	316	50%
Europe/Africa	373	49%	300	46%	284	45%
Asia/Australia	19	3%	18	3%	12	2%
Rest of World	20	3%	19	3%	20	3%

        Ticona's sales in the Asian market are made through its joint ventures, Polyplastics, Korea Engineering Plastics and Fortron Industries, which are accounted for under the equity method and therefore not included in Ticona's consolidated net sales. If Ticona's portion of the sales made by these joint ventures were included in the chart above, the percentage of sales sold in Asia/Australia would be substantially higher. A number of Ticona's polyacetals customers, particularly in the appliance, electrical components, toys and certain sections of the electronics/telecommunications fields, have moved tooling and molding operations to Asia, particularly southern China. To meet the expected increased demand in this region, Ticona, along with Polyplastics, Mitsubishi Gas Chemical Company Inc., and Korea Engineering Plastics agreed on a joint venture to construct and operate a world-scale 60,000 metric ton polyacetals facility in China. When completed, Ticona will indirectly own an approximate 38 percent interest in this joint venture. Work on the new facility commenced in July 2003, and the new plant is expected to start operations in the second quarter of 2005.

        Ticona's principal customers are suppliers to the automotive industries as well as industrial suppliers. These customers primarily produce engineered products, and Ticona works closely with its customers to assist them to develop and improve specialized applications and systems. Ticona has long-standing relationships with most of its major customers, but it also uses distributors for most of its major products, as well as a number of electronic channels, such as its BuyTiconaDirect on-line ordering system, to reach a larger customer base. For most of Ticona's product lines, contracts with customers typically have a term of one to two years. A significant swing in the economic conditions of the end markets of Ticona's principal customers could significantly affect the demand for Ticona's products.

  Competition

        Ticona's principal competitors include BASF, DuPont, General Electric Company, Solvay S.A., Asahi Kasei Corporation, DSM NV, Mitsubishi Plastics, Inc., Chevron Phillips Chemical Company, L.P., Braskem S.A., Teijin and Toray Industries Inc.

  Acetate Products

        The Acetate Products segment consists of two major business lines, acetate filter products and acetate filament. Both these business lines use the "Celanese" brand to market their products. The following table lists key products of the Acetate Products segment and their major end use markets.

Key Acetate Products	Major End Use Markets
Acetate Tow	Filter Products
Acetate Filament	Fashion Apparel, Linings and Home Furnishings

  Business Lines

        Products from the two major business lines are found in filter products, fashion apparel, linings and home furnishings. According to the 2002 Stanford Research Institute International Chemical Economics Handbook, we are the world's leading producer of acetate fibers, including production of our joint ventures in Asia.

        We produce acetate flake by processing wood pulp with acetic anhydride. We purchase wood pulp that is made from reforested trees from major suppliers and produces acetic anhydride internally. The acetate flake is then further processed into acetate fiber in the form of a tow band or filament.

        The acetate products business line produces acetate tow, which is used primarily in filter products. The acetate tow market continues to be characterized by stability and slow growth.

        We have a 30% interest in three manufacturing joint ventures with Chinese state-owned enterprises that produce cellulose acetate flake and tow in China. Additionally, in 2003, 21% of our sales of acetate tow were sold to the Chinese state-owned tobacco enterprises, the largest single market for acetate tow in the world. As demand for acetate tow in China exceeds local supply, we and our Chinese partners have agreed to expand capacity at their three manufacturing joint ventures. Although increases in manufacturing capacity of the joint ventures will reduce, beginning in 2005, the volume of our future direct sales of cellulose acetate tow to China, the dividends paid by the joint ventures to us are projected to increase once the expansions are complete in 2007.

        In October 2004, we announced plans to implement a strategic restructuring of our acetate business to increase the efficiency, reduce overcapacity in certain manufacturing areas and to focus on products and markets that provide long-term value. As part of this restructuring, we plan to discontinue acetate filament production by mid-2005 and to consolidate our acetate flake and tow operations at three locations, instead of the current five. The restructuring is expected to result in significant severance, asset retirement obligations and impairment charges. These charges, when finalized, will be reflected through a combination of purchase price allocation adjustments and charges to the statement of operations. Sales of acetate filament were $118 million in 2003.

        The acetate filament business line is a supplier to the textile industry. Demand for acetate filament is dependent on fashion trends and the world economy. Although the popularity of knit garments in the U.S. fashion industry has had a positive effect on demand for acetate filament, global demand for lining and shell material has declined due to fashion trends, such as the prevalence of casual office wear. In addition, market conditions in North America and Asia have significantly affected the global textile business and negatively affected consumption of all fibers, including acetate. Product substitution from acetate filament to polyester fibers and other filaments has also occurred. We continue to work more closely with downstream apparel manufacturers and major retailers to increase awareness of acetate's suitability for high-end fashion apparel due to its breathable and luxurious qualities.

        The Acetate Products segment is continuing its cost reduction and operations improvement efforts. These efforts are directed toward reducing costs while achieving higher productivity. In addition to restructuring activities undertaken in prior periods, we outsourced the operation and maintenance of our utility operations at the Narrows, Virginia and Rock Hill, South Carolina plants in 2003. We also closed our Charlotte, North Carolina administrative and research and development facility and relocated the functions there to the Rock Hill and Narrows locations. The relocation is expected to be completed during the third quarter of 2004. In October 2004, we announced a strategic restructuring to discontinue acetate filament production and consolidate our flake and tow operations at three locations.

  Facilities

        The Acetate Products segment has production sites in the United States, Canada, Mexico and Belgium, and participates in three manufacturing joint ventures in China. In October 2004, we announced plans to close the Rock Hill, South Carolina, production site during 2005 and to shutdown production of acetate products at the Edmonton, Alberta, Canada site by 2007. Additionally, filament production at Narrows and Ocotlan is expected to be discontinued by mid-2005 and flake production is expected to be recommissioned in 2005.

  Capital Expenditures

        The Acetate Products segment's capital expenditures were $39 million, $30 million, and $31 million for the years 2003, 2002 and 2001, respectively. The capital expenditures incurred during these years related primarily to efficiency, environmental and safety improvement-related items associated with the normal operations of the business. Capital expenditures in 2003 also included the integration of a company-wide SAP system.

  Markets

        The following table illustrates the destination of the net sales of the Acetate Products segment by geographic region for the years ended December 31, 2003, 2002 and 2001.

Net Sales to External Customers by Destination—Acetate Products

	Year Ended December 31,
	2003		2002		2001
	$	% of Segment	$	% of Segment	$	% of Segment
	(in millions, except percentages)
North America	189	29%	188	30%	226	33%
Europe/Africa	192	29%	167	26%	149	22%
Asia/Australia	258	40%	256	41%	287	42%
Rest of World	16	2%	21	3%	20	3%

        Sales in the acetate filter products industry are principally to the major tobacco companies that account for a majority of worldwide cigarette production. Our contracts with most of our customers, including our largest customer, with whom we have a long-standing relationship, are entered into on an annual basis. In recent years, the cigarette industry has experienced consolidation. In the acetate filter products industry, changes in the cigarette manufacturer customer base and shifts among suppliers to those customers have had significant effects on acetate tow prices in the industry as a whole.

        In the acetate filament industry, our sales are made to textile companies that range in size from the largest in the industry to others which are quite small. The textile companies either weave or knit the acetate filament yarns to produce greige fabrics. The greige fabrics are then dyed and finished, either by the greige fabrics manufacturer or by converters who buy the fabrics and contract with dyeing and finishing companies to process the fabrics. The finished fabrics are sold to manufacturers who cut and sew the fabrics into apparel for retail stores.

        The textile industry, in particular the apparel portion of the industry, continues to undergo structural changes as production moves from high-wage to low-wage countries. In recent years, this has resulted in a changing customer base for all participants in the textile chain from the yarn manufacturer to the garment manufacturer. Market conditions in North America and Asia have reduced profitability in the global textile industry. Many North American manufacturers in the textile chain have reduced capacity, vertically integrated with other manufacturers or exited from the business. Although demand in the Asian market continues to rise, intense competition has eroded pricing and reduced profitability. Product substitution to polyester and other fibers has also occurred. Our acetate filament business has been adversely affected by these trends in the industry.

        We are participating in the expanding Asian filament market through our marketing alliance with Teijin Limited. Teijin agreed to assist us with qualifying our acetate filament with customers beginning in January 2002 and we have successfully transitioned a majority of that business. Teijin discontinued acetate filament production in March 2002.

  Competition

        Principal competitors in the Acetate Products segment include Acetate Products Ltd. (Acordis), Daicel, Eastman, Mitsubishi Rayon Company, Limited, Novaceta S.p.a., and Rhodia S.A. ("Rhodia").

  Performance Products

        The Performance Products segment consists of the food ingredients business conducted by Nutrinova. This business uses its own trade names to conduct business. The following table lists key products of the Performance Products segment and their major end use markets.

Key Performance Products	Major End Use Markets
Sunett (Acesulfame-K)	Beverages, Confections, Dairy Products and Pharmaceuticals
Sorbates	Dairy Products, Baked Goods, Beverages, Animal Feeds, Spreads and Delicatessen Products

  Business Lines

        Nutrinova's food ingredients business consists of the production and sale of high intensity sweeteners and food protection ingredients, such as sorbic acids and sorbates, as well as the resale of dietary fiber products worldwide and the resale of other food ingredients in Japan, Australia, Mexico and the United States.

        Acesulfame-K, a high intensity sweetener marketed under the trademark Sunett, is used in a variety of beverages, confections and dairy products throughout the world. The primary raw materials for this product are diketene and sulfur trioxide. Sunett pricing for targeted applications reflects the value added in the precision formulations and extensive technical services provided. Nutrinova's strategy is to be the most reliable and highest quality producer of this product, to develop new applications for the product and to expand into new markets. Nutrinova maintains a strict patent enforcement strategy, which has resulted in favorable outcomes in a number of patent infringement matters in Europe and the United States. Nutrinova's European and U.S. patents for making Sunett expire in 2005.

        Nutrinova's food protection ingredients are used in foods, beverages and personal care products. The primary raw materials for these products are ketene and crotonaldehyde. Sorbates pricing is extremely sensitive to demand and industry capacity and is not necessarily dependent on the prices of raw materials.

  Facilities

        Nutrinova has production facilities in Germany, as well as sales and distribution facilities in all major world markets.

  Capital Expenditures

        The Performance Products segment's capital expenditures were $2 million, $4 million, and $2 million for the years 2003, 2002 and 2001, respectively. The capital expenditures incurred during these years related to efficiency and safety improvement items associated with the normal operation of the business.

  Markets

        The following table illustrates the destination of the net sales of the Performance Products segment by geographic region for the years ended December 31, 2003, 2002 and 2001.

Net Sales to External Customers by Destination—Performance Products

	Year Ended December 31,
	2003		2002		2001
	$	% of Segment	$	% of Segment	$	% of Segment
	(in millions, except percentages)
North America	73	43%	56	37%	51	36%
Europe/Africa	59	35%	55	36%	52	37%
Asia/Australia	28	17%	25	17%	23	16%
Rest of World	9	5%	15	10%	16	11%

        Nutrinova directly markets Sunett primarily to a limited number of large multinational and regional customers in the beverage and food industry under long-term and annual contracts. Nutrinova markets food protection ingredients primarily through regional distributors to small and medium sized customers and directly through regional sales offices to large multinational customers in the food industry. Nutrinova is currently developing markets and new applications for its omega-3 fatty acid, docosahexanoeic acid, Nutrinova—DHA. Potential application areas include functional foods and beverages, dietary supplements, clinical nutrition and pharmaceutical end-uses.

  Competition

        The principal competitors for Nutrinova's Sunett sweetener are Holland Sweetener Company, The Nutrasweet Company, Ajinomoto Co., Inc. and several Chinese manufacturers. In sorbates, Nutrinova competes with Nantong AA, Daicel, Chisso Corporation, Yu Yao/Ningbo, Yancheng AmeriPac and other Japanese and Chinese manufacturers of sorbates.

  Other Activities

        Other Activities includes revenues mainly from the captive insurance companies and Celanese Advanced Materials, Inc., which consists of high performance polymer PBI and the Vectran polymer fiber product lines. Other activities also include corporate activities, several service companies and other ancillary businesses, which do not have significant sales.

        Our two wholly-owned captive insurance companies are a key component of our global risk management program, as well as a form of self insurance for our property, liability and workers compensation risks. The captive insurance companies issue insurance policies to our subsidiaries to provide consistent coverage amid fluctuating costs in the insurance market and to lower long-term insurance costs by avoiding or reducing commercial carrier overhead and regulatory fees. The captive insurance companies issue insurance policies and coordinate claims handling services with third party service providers. They retain risk at levels approved by the board of management and obtain reinsurance coverage from third parties to limit the net risk retained. One of the captive insurance companies also insures certain third party risks.

Joint Ventures and Investments

        We have a significant portfolio of strategic investments, including a number of joint ventures, in Asia, North America, the Middle East and Europe. In aggregate, these strategic investments enjoy significant sales, earnings and cash flow. We have entered into these strategic investments in order to gain access to local markets, minimize costs and accelerate growth in areas we believe have significant future business potential. The table below sets forth the earnings and cash flow contribution from our strategic investments:

	Predecessor					Successor
	Celanese
	Year Ended December 31,			Six Months Ended June 30, 2003	Three Months Ended March 31, 2004	Three Months Ended June 30, 2004
	2001	2002	2003
				(unaudited)	(unaudited)	(unaudited)
	(in millions)
Earnings from equity investments	$12	$21	$35	$19	$12	$18
Dividends from equity investments	19	61	23	17	15	6
Other distributions from equity investments	4	39	—	—	1	—
Dividends from cost investments	46	39	60	20	14	7

        The following are our principal joint ventures:

Name	Location	Ownership	Accounting Method	Partner(s)	Description
Chemical Products
Clear Lake Methanol Partners LP	U.S.	50.0%	Equity Cost	Valero	Methanol production
National Methanol Company (lbn Sina)	Saudi Arabia	25.0%	Equity	SABIC, CTE Petrochemicals	Methanol production
European Oxo JV	Germany	50.0%	Equity	Degussa AG	European propylene-based oxo chemicals business
Estech	Germany	51.0%	Equity	Hatco	Neopolyol esters (NPEs)
Technical Polymers Ticona
Korea Engineering Plastics Co., Ltd. (KEPCO)	Korea	50.0%	Equity	Mitsubishi Gas Chemical	POM
Polyplastics Co., Ltd.	Japan	45.0%	Equity	Daicel Chemical Industries Ltd.	Polyacetal products
Fortron Industries	U.S.	50.0%	Equity	Kureha Chemical Industries	PPS
Acetate Products
Kunming Cellulose Fibers Co. Ltd.	China	30.0%	Cost	China National Tobacco Corp.	Acetate tow production
Nantong Cellulose Fibers Co. Ltd.	China	31.0%	Cost	China National Tobacco Corp.	Acetate tow production
Zhuhal Cellulose Fibers Co. Ltd.	China	30.0%	Cost	Tobacco China National Corp.	Acetate tow production

  Major Equity Investments

        Polyplastics Co., Ltd.    Polyplastics Co., Ltd. ("Polyplastics") is a leading supplier of engineering plastics in the Asia-Pacific region. Established in 1964 and headquartered in Japan, Polyplastics is a 45/55 joint venture between us and Daicel Chemical Industries Ltd. Polyplastics' principal production facilities are located in Japan, Taiwan, and Malaysia (with an additional joint venture facility under construction in China). We believe Polyplastics is the largest producer and marketer of POM in the Asia-Pacific region.

        Korea Engineering Plastics Co. Ltd.    Founded in 1987, Korea Engineering Plastics Co., Ltd. ("KEPCO") is the leading producer of POM in South Korea. We acquired our 50% interest in KEPCO in 1999 from the Hyosung Corporation, a Korean conglomerate. Mitsubishi Gas Chemical Company owns the remaining 50% of KEPCO. KEPCO operates a 55,000-ton annual capacity polyacetal plant in Ulsan, South Korea.

        Fortron Industries.    Fortron Industries is a 50/50 joint venture between us and Kureha Chemical Industry Co. Ltd. (KCI) of Japan. Production facilities are located in Wilmington, NC. We believe Fortron has the leading technology in linear polymer.

        European Oxo.    In October 2003, we entered into a 50/50 joint venture for European oxo operations with Degussa. Under the terms of this joint venture, we merged our commercial, technical and operational propylene-based oxo business activities, with those of Degussa's Oxeno subsidiary. European Oxo has plants in Oberhausen and Marl, Germany.

        InfraServs.    We hold ownership interests in several InfraServ groups located in Germany. InfraServs own and develop industrial parks and provide on-site general and administrative support to tenants.

  Major Cost Investments

        China Acetate Products Joint Ventures.    We hold approximately 30% ownership interests (50% board representation) in three separate joint venture acetate products production entities in China: the Nantong, Kunming, and Zhuhai Cellulose Fiber Companies. In each instance, Chinese state-owned entities control the remainder. The terms of these joint ventures were recently extended through 2020. With an estimated 30% share of the world's cigarette production and consumption, China is the world's largest and fastest growing market for acetate tow products. In combination, these ventures represent the market leader in Chinese domestic acetate production and are well positioned to capture future growth in the Chinese cigarette market. In March 2003, we and our partners decided to expand the manufacturing facilities at all three joint ventures in China. We expect that these expansions will be completed during 2007. The joint ventures expect to fund the required investments from operating cash flows.

        National Methanol Co. (Iba Sina).    With production facilities in Saudi Arabia, National Methanol Co. represents 2% of the world's methanol production capacity and is the world's eighth largest Methanol producer of MTBE. Methanol and MTBE are key global commodity chemical products. We own a 25% interest in National Methanol Co., with the remainder held by the Saudi Basic Industries Corporation (SABIC) (50%) and Texas Eastern Arabian Corporation Ltd. (25%). SABIC has responsibility for all product marketing.

Acquisitions and Divestitures

        We have recently acquired the following businesses:

  •
  As a part of our strategy of forward integration, we purchased the European emulsions and global emulsion powders business of Clariant AG on December 31, 2002 valued at $154 million.

        We have recently divested the following businesses:

  •
  In September 2003, Celanese and Dow reached an agreement for Dow to purchase the acrylates business of Celanese. This transaction was completed in February 2004.

  •
  In December 2003, the Ticona segment completed the sale of its nylon business line to BASF.

  •
  Effective January 1, 2002, Celanese sold its interest in InfraServ GmbH & Co. Deponie Knapsack KG ("Deponie") to Trienekens AG.

  •
  In December 2002, Celanese sold Trespaphan, its global oriented polypropylene film business, to a consortium consisting of the Dor-Moplefan Group and Bain Capital, Inc.

  •
  During 2002, Celanese sold its global allylamines and U.S. alkylamines businesses to U.S. Amines Ltd.

  •
  In January 2001, Celanese sold its investment in Infraserv GmbH & Co. Muenchsmuenster KG to Ruhr Oel GmbH.

  •
  In January 2001, Celanese sold its CelActiv™ and Hoecat catalyst business to Synetix.

  •
  In April 2001, Celanese sold NADIR filtration GmbH, formerly Celgard GmbH, to KCS Industrie Holding AG.

  •
  In June 2001, Celanese sold its ownership interest in Hoechst Service Gastronomie GmbH to Eurest Deutschland GmbH and Infraserv GmbH & Co. Hoechst KG.

  •
  In October 2001, Celanese sold its ownership interest in Covion Organic Semiconducters GmbH, a developer and producer of light-emitting organic polymers, to Avecia, its joint venture partner in Covion Organic Semiconductors GmbH.

        For further information on the acquisitions and divestitures discussed above, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Summary of Consolidated Results—2003 Compared with 2002—Discontinued Operations for the Years Ended December 31, 2003, 2002 and 2001" and note 7 to the Celanese Consolidated Financial Statements.

Raw Materials and Energy

        We purchase a variety of raw materials from sources in many countries for use in our production processes. We have a policy of maintaining, when available, multiple sources of supply for materials. However, some of our individual plants may have single sources of supply for some of their raw materials, such as carbon monoxide and acetaldehyde. In 2003, a primary U.S. supplier of wood pulp to the Acetate Products segment shut down its pulp facility. This closure resulted in increased operating costs for expenses associated with qualifying wood pulp from alternative suppliers and significant increases in wood pulp inventory levels. We have secured alternative sources of wood pulp supply. Although we have been able to obtain sufficient supplies of raw materials, there can be no assurance that unforeseen developments will not affect our raw material supply. Even if we have multiple sources of supply for a raw material, there can be no assurance that these sources can make up for the loss of a major supplier. Nor can there be any guarantee that profitability will not be affected should we be required to qualify additional sources of supply in the event of the loss of a sole supplier. In addition, the price of raw materials varies, often substantially, from year to year.

        A substantial portion of our products and raw materials are commodities whose prices fluctuate as market supply/demand fundamentals change. For example, the volatility of prices for natural gas and ethylene (whose cost is in part linked to natural gas prices) has increased in recent years. Our production facilities rely largely on coal, fuel oil, natural gas and electricity for energy. Most of the raw materials for our European operations are centrally purchased by our subsidiary, which also buys raw materials on behalf of third parties. We manage our exposure through the use of derivative instruments and forward purchase contracts for commodity price hedging, entering into long-term supply agreements, and multi-year purchasing and sales agreements. Our policy, for the majority of our natural gas and butane requirements, allows entering into supply agreements and forward purchase or cash-settled swap contracts, generally for up to 24 months. During the first six months of 2004, we did not enter into any forward contracts for our butane requirements and, for natural gas, had positions covering about 35% of our North American Chemical Products segment requirements primarily as a result of forward contracts entered into in 2003. As these forward contracts expire, we may be exposed to future price fluctuations if the forward purchase contracts are not replaced, or if we elect to replace them, we may have to do so at higher costs. Although we seek to offset increases in raw material prices with corresponding increases in the prices of its products, we may not be able to do so, and there may be periods when such product price increases lag behind raw material cost increases. In the future, we may modify our practice of purchasing a portion of our commodity requirements forward, and consider utilizing a variety of other raw material hedging instruments in addition to forward purchase contracts in accordance with changes in market conditions.

Research and Development

        All of our businesses conduct research and development activities to increase competitiveness. Our Technical Polymers Ticona and Performance Products segments in particular are innovation-oriented businesses that conduct research and development activities to develop new, and optimize existing, production technologies, as well as to develop commercially viable new products and applications.

        The Chemical Products segment has been focusing on improving core production technologies, such as improving catalyst development, and supporting both debottlenecking and cost reduction efforts.

        The Acetate Products segment has been concentrating on developing new fabrics using acetate filament and new applications for other acetate materials, such as their use in disposable consumer materials.

        Research in the Technical Polymers Ticona segment is focused on the development of new formulations and applications for its products, improved manufacturing processes and new polymer materials with varying chemical and physical properties in order to meet customer needs and to generate growth. This effort involves the entire value chain from new or improved monomer production, polymerization and compounding, to working closely with end-users to identify new applications that can take advantage of these high performance features. Ticona is continually improving compounding recipes to extend product properties and grades, while offering grade consistency on a global basis. In addition, Ticona is developing new polymerization and manufacturing technology in order to meet economic and ecological goals without sacrificing high quality processing.

        The research and development activities of the Performance Products segment are conducted at Nutrinova's Frankfurt, Germany location. They are directed towards expanding its existing technologies and developing new applications for existing products in close cooperation with its customers.

        Research and development costs are included in expenses as incurred. Our research and development costs for 2003, 2002 and 2001 were $89 million, $65 million and $74 million, respectively. For additional information on our research and development expenses, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Summary of Consolidated Results—2003 Compared with 2002—Research and Development Expenses."

Intellectual Property

        We attach great importance to patents, trademarks, copyrights and product designs in order to protect our investment in research and development, manufacturing and marketing. Our policy is to seek the widest possible protection for significant product and process developments in our major markets. Patents may cover products, processes, intermediate products and product uses. Protection for individual products extends for varying periods in accordance with the date of patent application filing and the legal life of patents in the various countries. The protection afforded, which may also vary from country to country, depends upon the type of patent and its scope of coverage.

        In most industrial countries, patent protection exists for new substances and formulations, as well as for unique applications and production processes. However, our continued growth strategy may bring us to regions of the world where intellectual property protection may be limited and difficult to enforce. We maintain strict information security policies and procedures wherever we do business. Such information security policies and procedures include data encryption, controls over the disclosure and safekeeping of confidential information, as well as employee awareness training. Moreover, we monitor our competitors and vigorously challenge patent and trademark infringement. For example, the Chemical Products segment maintains a strict patent enforcement strategy, which has resulted in favorable outcomes in a number of patent infringement matters in Europe, Asia and the United States. We are currently pursuing a number of matters relating to the infringement of our acetic acid patents. Some of our earlier acetic acid patents will expire in 2007; other patents covering acetic acid are presently pending.

        As patents expire, the products and processes described and claimed in those patents become generally available for use by the public. We believe that the loss of no single patent which may expire in the next several years will materially adversely affect our business or financial results.

        We seek to register trademarks extensively as a means of protecting the brand names of our products, which brand names become more important once the corresponding patents have expired. We protect our trademarks vigorously against infringement and also seek to register design protection where appropriate.

Environmental and Other Regulation

        Obtaining, producing and distributing many of our products involves the use, storage, transportation and disposal of toxic and hazardous materials. We are subject to extensive, evolving and increasingly stringent national and local environmental laws and regulations, which address, among other things, the following.

  •
  emissions to the air;

  •
  discharges to surface and subsurface waters;

  •
  other releases into the environment;

  •
  generation, handling, storage, transportation, treatment and disposal of waste materials;

  •
  maintenance of safe conditions in the workplace; and

  •
  production, handling, labeling or use of chemicals used or produced by us.

        We are subject to environmental laws and regulations that may require us to remove or mitigate the effects of the disposal or release of chemical substances at various sites. Under some of these laws and regulations, a current or previous owner or operator of property may be held liable for the costs of removal or remediation of hazardous substances on, under, or in its property, without regard to whether the owner or operator knew of, or caused the presence of the contaminants, and regardless of whether the practices that resulted in the contamination were legal at the time they occurred. As many of our production sites have an extended history of industrial use, it is impossible to predict precisely what effect these laws and regulations will have on us in the future. Soil and groundwater contamination has occurred at some of our sites, and might occur or be discovered at other sites.

        In December 1997, the Conference of the Parties of the United Nations Framework Convention on Climate Change drafted the Kyoto Protocol, which would establish significant emission reduction targets for six gases considered to have global warming potential (referred to as greenhouse gases) and would drive mandatory reductions in developed nations subject to the Protocol. To date, the Protocol has not been adopted by enough of the larger, industrialized countries (defined in Annex I to the Protocol) to come into effect. The European Union or EU, including Germany and other countries where Celanese has interests, ratified the Kyoto Protocol in 2002 and is formulating applicable regulations. Recent European Union regulations require Germany, like all EU member states, to implement a trading system covering carbon dioxide emissions to be in place by January 1, 2005. The new regulation which is already implemented into German law will affect our power plants at the Kelsterbach, Oberhausen and Lanaken sites as well as the power plants being operated by InfraServ entities. The InfraServ entities may be required to purchase carbon dioxide credits, which could result in increased operating costs, or may be required to develop additional cost-effective methods to reduce carbon dioxide emissions further, which could result in increased capital expenditures. The Company has not yet determined the impact of this legislation on future capital spending.

        In 2002, President Bush announced new climate change initiatives for the U.S. Among the policies to be pursued is a voluntary commitment to reduce the "greenhouse gas intensity" of the U.S. economy by 18 percent within the next ten years. The Bush Administration is seeking to partner with various industrial sectors, including the chemical industry, to reach this goal. The American Chemistry Council, of which we are a member, has committed to pursue additional reductions in greenhouse gas intensity toward an overall target of 18 percent by 2012, using 1990 emissions intensity as the baseline. We currently emit carbon dioxide and smaller amounts of methane and experience some losses of polyfluorinated hydrocarbons used as refrigerants. We have invested and continue to invest in improvements to our processes that increase energy efficiency and decrease greenhouse gas intensity.

        In some cases, compliance with environmental health and safety requirements can be achieved only by incurring capital expenditures. For example, various regulations in the United States, including the Miscellaneous Organic National Emissions Standards for Hazardous Air Pollutants regulations, and various approaches to regulating boilers and incinerators, including the National Emission Standards for Hazardous Air Pollutants (NESHAP) for Industrial/Commercial/Institutional Boilers and Process Heaters, will impose additional requirements on our operations. Although some of these rules have been finalized, a significant portion of the NESHAP for Industrial/Commercial/Institutional Boilers and Process Heaters regulation that provides for a low risk alternative method of compliance for hydrogen chloride emissions has been challenged in Federal court. We cannot predict the outcome of this challenge, which could if successful significantly increase our costs to comply with this regulation. Our worldwide expenditures in 2003, including those with respect to third party and divested sites, and those for compliance with environmental control regulations and internal company initiatives totaled $80 million of which $10 million was for capital projects. It is anticipated that stringent environmental regulations will continue to be imposed on us and the industry in general. Although we cannot predict with certainty future expenditures, due to new air regulations in the U.S., management expects that there will be a temporary increase in compliance costs in 2007 which could be significant, but thereafter management believes that the current spending trends will continue.

        Other new or revised regulations may place additional requirements on the production, handling, labeling or use of some Chemical Products. Pursuant to a European Union regulation on Risk Assessment of Existing Chemicals, the European Chemicals Bureau of the European Commission has been conducting risk assessments on approximately 140 major chemicals. Some of the chemicals initially being evaluated include vinyl acetate monomer or VAM, which Celanese produces, as well as competitors' products, such as styrene and 1,3-butadiene. These risk assessments entail a multi-stage process to determine whether and to what extent the Commission should classify the chemical as a carcinogen and, if so, whether this classification, and related labelling requirements, should apply only to finished products that contain specified threshold concentrations of a particular chemical. In the case of VAM, a final ruling is not expected until the end of 2004. We and other VAM producers are participating in this process with detailed scientific analyses supporting the industry's position that VAM is not a probable human carcinogen and that labeling of end products should not be required but that, if it is, should only be at relatively high parts per million of residual VAM levels in the end products. It is not possible for us to predict the outcome or effect of any final ruling.

        Several recent studies have investigated possible links between formaldehyde exposure and various medical conditions, including leukemia. The International Agency for Research on Cancer or IARC recently reclassified formaldehyde from Group 2A (probable human carcinogen) to Group 1 (known human carcinogen) based on studies linking formaldehyde exposure to nasopharyngeal cancer, a rare cancer in humans. IARC also concluded that there is insufficient evidence for a causal association between leukemia and occupational exposure to formaldehyde, although it also characterized evidence for such an association as strong. The results of IARC's review will be examined by government agencies with responsibility for setting worker and environmental exposure standards and labeling requirements.

        We are a producer of formaldehyde and plastics derived from formaldehyde. We, together with other producers and users, are evaluating these findings. We cannot predict the final effect of IARC's reclassification.

        Other recent initiatives will potentially require toxicological testing and risk assessments of a wide variety of chemicals, including chemicals used or produced by us. These initiatives include the Voluntary Children's Chemical Evaluation Program and High Production Volume Chemical Initiative in the United States, as well as various European Commission programs, such as the new European Environment and Health Strategy, commonly known as SCALE, and the

        Proposal for the Registration, Evaluation and Authorization and Restriction of Chemicals or REACH. REACH, which was proposed by the European Commission in October 2003, will establish a system to register and evaluate chemicals manufactured or imported to the European Union. Depending on the final ruling, additional testing, documentation and risk assessments will occur for the chemical industry. This will affect European producers of chemicals as well as all chemical companies worldwide that export to member states of the European Union. The final ruling has not yet been decided.

        The above-mentioned assessments in the United States and Europe may result in heightened concerns about the chemicals involved, and in additional requirements being placed on the production, handling, labeling or use of the subject chemicals. Such concerns and additional requirements could increase the cost incurred by our customers to use our chemical products and otherwise limit the use of these products, which could adversely affect the demand for these products.

        We are subject to claims brought by United States federal or state regulatory agencies, regulatory agencies in other jurisdictions or private individuals regarding the cleanup of sites that we own or operate, owned or operated, or where waste or other material from its operations was disposed, treated or recycled. In particular, we have a potential liability under the United States Federal Comprehensive

Environmental Response, Compensation, and Liability Act of 1980, as amended, commonly known as Superfund, the United States Resource Conservation and Recovery Act, and related state laws, or regulatory requirements in other jurisdictions, or through obligations retained by contractual agreements for investigation and cleanup costs. At many of these sites, numerous companies, including us, or one of our predecessor companies, have been notified that the Environmental Protection Agency or EPA, state governing body or private individuals consider such companies to be potentially responsible parties under Superfund or related laws. The proceedings relating to these sites are in various stages. The cleanup process has not been completed at most sites. We regularly review the liabilities for these sites and has accrued its best estimate of its ultimate liability for investigation or cleanup costs, but, due to the many variables involved in such estimation, the ultimate liability may vary from these estimates.

        Our wholly-owned subsidiary, InfraServ Verwaltungs GmbH, is the general partner of the InfraServ companies that provide on-site general and administrative services at German sites in Frankfurt am Main-Hoechst, Gendorf, Huerth-Knapsack, Wiesbaden, Oberhausen and Kelsterbach. Producers at the sites, including our subsidiaries, are owners of limited partnership interests in the respective InfraServ companies. The InfraServ companies are liable for any residual contamination and other pollution because they own the real estate on which the individual facilities operate. In addition, Hoechst, as the responsible party under German public law, is liable to third parties for all environmental damage that occurred while it was still the owner of the plants and real estate. However, the InfraServ companies have agreed to indemnify Hoechst from any environmental liability arising out of or in connection with environmental pollution of any InfraServ site. The partnership agreements provide that, as between the limited partners, each limited partner is responsible for any contamination caused predominantly by such partner. The limited partners have also undertaken to indemnify Hoechst against such liabilities. Any liability that cannot be attributed to an InfraServ partner and for which no third party is responsible, is required to be borne by the InfraServ company in question. In view of this potential obligation to eliminate residual contamination, the InfraServ companies in which we have an interest, have recorded provisions totaling approximately $72 million as of December 31, 2003. If the InfraServ companies default on their respective indemnification obligations to eliminate residual contamination, the limited partners in the InfraServ companies have agreed to fund such liabilities, subject to a number of limitations. To the extent that any liabilities are not satisfied by either the InfraServ companies or the limited partners, these liabilities are to be borne by us in accordance with the demerger agreement.

        As between Hoechst and Celanese, Hoechst has agreed to indemnify Celanese for two-thirds of these demerged residual liabilities. Likewise, in some circumstances Celanese could be responsible for the elimination of residual contamination on a few sites that were not transferred to Infraserv companies, in which case Hoechst must reimburse Celanese for two-thirds of any costs so incurred.

        Some of our facilities in Germany are over 100 years old, and there may be significant contamination at these facilities. Provisions are not recorded for potential soil contamination liability at facilities still under operation, as German law does not currently require owners or operators to investigate and remedy soil contamination until the facility is closed and dismantled, unless the authorities otherwise direct. However, soil contamination known to the owner or operator must be remedied if such contamination is likely to have an adverse effect on the public. If we were to terminate operations at one of our facilities or if German law were changed to require such removal or clean up, the cost could be material to us. We cannot accurately determine the ultimate potential liability for investigation and clean up at such sites. We adjust provisions as new remedial commitments are made. See notes 23 and 24 to the Celanese Consolidated Financial Statements.

        In the demerger agreement, Celanese agreed to indemnify Hoechst against environmental liabilities for environmental contamination that could arise under some divestiture agreements regarding chemical businesses, participations or assets that were entered into by Hoechst prior to the demerger. Celanese and Hoechst have agreed that Celanese will indemnify Hoechst against those liabilities up to an amount of €250 million (approximately $315 million). Hoechst will bear those liabilities exceeding €250 million (approximately $315 million), but Celanese will reimburse Hoechst for one-third of those liabilities for amounts that exceed €750 million (approximately $950 million). Celanese has made payments through December 31, 2003 of $35 million for environmental contamination liabilities in connection with the divestiture agreements. As of December 31, 2003, Celanese has reserves of $53 million for this contingency and may be required to record additional reserves in the future. See notes 23 and 24 to the Celanese Consolidated Financial Statements.

        It is difficult to estimate the future costs of environmental protection and remediation because of many uncertainties, including uncertainties about the status of laws, regulations, and information related to individual locations and sites. Subject to the foregoing, but taking into consideration our experience to date regarding environmental matters of a similar nature and facts currently known, we believe that capital expenditures and remedial actions to comply with existing laws governing environmental protection will not have a material adverse effect on our business and financial results. At June 30, 2004, the estimated range for remediation costs is between $100 million and $150 million, with the best estimate of $150 million. Future findings or changes in estimates could have a material affect on the recorded reserves and Celanese's cash flows. As of June 30, 2004 and December 31, 2003, we have reserves of $150 million and $159 million, respectively, for environmental matters worldwide.

Organizational Structure

  Significant Subsidiaries

        We operate our global businesses through subsidiaries in Europe, North America and Asia, all of which are owned indirectly through a series of holding companies. Our European and Asian subsidiaries, including Celanese Chemicals Europe GmbH, Ticona GmbH, Nutrinova Nutrition Specialties & Food Ingredients GmbH, and Celanese Singapore Pte., Ltd. are owned indirectly by Celanese AG. In North America, many of the businesses are consolidated under Celanese Americas Corporation which, through its wholly-owned subsidiary, CNA Holdings, Inc., directly or indirectly owns the North American operating companies. These include Celanese Ltd., Ticona Polymers, Inc., Celanese Acetate LLC, and Grupo Celanese S.A.

Description of Property

        As of December 31, 2003, we had numerous production and manufacturing facilities throughout the world. We also own or lease other properties, including office buildings, warehouses, pipelines, research and development facilities and sales offices.

        The following table sets forth a list of our principal production and other facilities throughout the world.

Site	Leased/Owned	Products/Function
Corporate Center
Kronberg/Taunus, Germany	Leased	Administrative offices
Chemical Products
Bay City, Texas, USA	Owned	Butyl acetate Iso-butylacetate Propylacetate Vinyl acetate monomer Carboxylic acids n/i-Butyraldehyde Butyl alcohols Propionaldehyde, Propyl alcohol
Bishop, Texas, USA	Owned	Formaldehyde Methanol Pentaerythritol Polyols
Calvert City, Kentucky, USA	Owned	Polyvinyl alcohol
Cangrejera, Veracruz, Mexico	Owned	Acetic anhydride Acetone derivatives Ethyl acetate Vinyl acetate monomer Methyl amines
Clear Lake, Texas, USA	Owned	Acetic acid Vinyl acetate monomer
Edmonton, Alberta, Canada	Owned	Methanol
Frankfurt am Main, Germany	Owned by InfraServ GmbH & Co. Hoechst KG, in which Celanese holds a 31.2 percent limited partnership interest	Acetaldehyde Butyl acetate Conventional emulsions Emulsion powders Vinyl acetate ethylene emulsions Vinyl acetate monomer
Frankfurt am Main, Germany	Leased	Conventional emulsions Emulsion powders Vinyl acetate ethylene emulsions
Oberhausen, Germany	Owned by InfraServ GmbH & Co. Oberhausen KG, in which Celanese holds an 84.0 percent limited partnership interest	Amines Carboxylic Acids Neopentyl Glycols
Pampa, Texas, USA	Owned	Acetic acid Acetic anhydride Ethyl acetate
Pasadena, Texas, USA	Owned	Polyvinyl alcohol

Jurong Island, Singapore	Owned	Acetic acid Butyl acetate Ethyl acetate Vinyl acetate monomer
Koper, Slovenia	Owned	Conventional emulsions
Tarragona, Spain	Owned by Complejo Industrial Taqsa AIE, in which Celanese holds a 15.0 percent share	Vinyl acetate monomer
Tarragona, Spain	Owned	Vinyl acetate ethylene emulsions
Tarragona, Spain	Leased	Conventional emulsions
Perstorp, Sweden	Owned	Conventional emulsions Vinyl acetate ethylene emulsions
Acetate Products
Lanaken, Belgium	Owned	Tow
Narrows, Virginia, USA(1)	Owned	Tow, Filament, Flake
Ocotlan, Jalisco, Mexico(1)	Owned	Tow, Filament
Technical Polymers Ticona
Auburn Hills, Michigan, USA	Leased Center	Automotive Development
Bishop, Texas, USA	Owned	Celanex GUR Polyacetal Compounding
Florence, Kentucky, USA	Owned	Compounding, Administrative Offices
Kelsterbach, Germany	Owned by InfraServ GmbH & Co. Kelsterbach KG, in which Celanese holds a 100.0% limited partnership interest	Celstran Polyacetals Compounding
Oberhausen, Germany	Owned by InfraServ GmbH & Co. Oberhausen KG, in which Celanese holds an 84.0% limited partnership interest	GUR Norbornene Topas(2)
Shelby, North Carolina, USA	Owned PBT Compounding	LCP(3)
Wilmington, North Carolina, USA	Leased by a non-consolidated joint venture, in which Celanese has a 50% interest	Fortron PPS
Winona, Minnesota, USA	Owned	Celstran
Performance Products
Frankfurt am Main, Germany	Owned by InfraServ GmbH & Co. Hoechst KG, in which Celanese holds a 31.2% limited partnership interest	Sorbates Sunett

(1)
Filament production at Narrows and Ocotlan is expected to be discontinued by mid-2005. Flake production at Ocotlan is expected to be recommissioned in 2005.

(2)
Technical Polymers Ticona's leased plant for its Topas cycloolefin copolymer in Oberhausen, Germany commenced production in September 2000. As Topas continues to undergo market development, the plant is operating at significantly less than commercial capacity. For further information on Topas, see "Business-Technical Polymers Ticona."

(3)
Technical Polymers Ticona completed a significant expansion of its Vectra LCP plant in Shelby, North Carolina in the second quarter of 2002. Continued depressed levels in the telecommunications industry, a principal market for Vectra, coupled with the increased capacity, has resulted in this plant operating at significantly less than commercial capacity.

        Polyplastics has its principal production facilities in Japan, Taiwan and Malaysia. Korea Engineering Plastics has its principal production facilities in South Korea. Our Chemical Products segment has joint ventures with manufacturing facilities in Saudi Arabia and Germany and its Acetate Products segment has three joint ventures with production facilities in China.

        In 2003, Celanese and its consolidated subsidiaries, in the aggregate, had capital expenditures for the expansion and modernization of production, manufacturing, research and administrative facilities of $211 million. In 2002 and 2001, these expenditures amounted to $203 million and $191 million, respectively. We believe that our current facilities and those of our consolidated subsidiaries are adequate to meet the requirements of our present and foreseeable future operations. We continue to review our capacity requirements as part of our strategy to maximize our global manufacturing efficiency.

        For information on environmental issues associated with our properties, see "Business—Environmental and Other Regulation" and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Environmental Matters." Additional information with respect to our property, plant and equipment, and leases is contained in notes 12 and 24 to the Celanese Consolidated Financial Statements.

Employees

        As of December 31, 2003, we had approximately 9,500 employees worldwide from continuing operations, compared to 10,500 as of December 31, 2002. This represents a decrease of approximately 10 percent. We had approximately 5,600 employees in North America, 3,600 employees in Europe, 200 employees in Asia and 100 employees in the rest of the world. The following table sets forth the approximate number of employees on a continuing basis as of December 31, 2003, 2002, and 2001.

	Employees as of December 31,
	2003	2002	2001
North America	5,600	6,300	6,900
thereof USA	4,000	4,600	5,000
thereof Canada	400	500	600
thereof Mexico	1,200	1,200	1,300
Europe	3,600	3,900	3,400
thereof Germany	3,000	2,800	2,900
Asia	200	200	200
Rest of World	100	100	100

Total Celanese Employees	9,500	10,500	10,600

        Many of our employees are unionized, particularly in Germany, Canada, Mexico, Brazil, Belgium and France However, in the United States, less than one quarter of our employees are unionized. Moreover, in Germany and France, wages and general working conditions are often the subject of centrally negotiated collective bargaining agreements. Within the limits established by these agreements, our various subsidiaries negotiate directly with the unions and other labor organizations, such as workers' councils, representing the employees. Collective bargaining agreements between the German chemical employers associations and unions relating to remuneration typically have a term of one year, while in the United States a three year term for collective bargaining agreements is typical. We offer comprehensive benefit plans for employees and their families and believe our relations with employees are satisfactory.

Legal Proceedings

        We are involved in a number of legal proceedings, lawsuits and claims incidental to the normal conduct of our business, relating to such matters as product liability, anti-trust, past waste disposal practices and release of chemicals into the environment. While it is impossible at this time to determine with certainty the ultimate outcome of these proceedings, lawsuits and claims, management believes that adequate provisions have been made and that the ultimate outcomes will not have a material adverse effect on our financial position, but may have a material adverse effect on the results of operations or cash flows in any given accounting period. See also note 23 to the Celanese Consolidated Financial Statements and note 12 to the Interim Consolidated Financial Statements.

  Plumbing Actions

        Our subsidiary, CNA Holdings, along with Shell, DuPont and others, have been the defendants in a series of lawsuits alleging that plastics manufactured by these companies that were utilized in the production of plumbing systems for residential property were defective or caused such plumbing systems to fail. Based on, among other things, the findings of outside experts and the successful use of Ticona's acetal copolymer in similar applications, CNA Holdings does not believe Ticona's acetal copolymer was defective or caused the plumbing systems to fail. In many cases CNA Holdings' exposure may be limited by invocation of the statute of limitations since Ticona ceased selling the acetal copolymer for use in the plumbing systems in site built homes during 1986 and in manufactured homes during 1990.

        CNA Holdings has been named a defendant in ten putative class actions, further described below, as well as a defendant in other non-class actions filed in ten states, the U.S. Virgin Islands, and Canada. In these actions, the plaintiffs typically have sought recovery for alleged property damages and, in some cases, additional damages under the Texas Deceptive Trade Practices Act or similar type statutes. Damage amounts have not been specified.

  •
  Dilday, et al. v. Hoechst Celanese Corporation, et al.—Weakley County, Tennessee 27th Judicial Chancery Court. Class certification of recreational vehicle owners was denied in July 2001, and cases are proceeding on an individual basis.

  •
  Shelter General Insurance Co., et al. v. Shell Oil Company, et al.—Weakley County, Tennessee Chancery Court. In April 2000, the U.S. District Court for the District of New Jersey denied class certification for a putative class action (of insurance companies with respect to subrogation claims). The plaintiffs' appeal to the Third Circuit Court of Appeals was denied in July 2000, and the case was subsequently dismissed. In September 2000 a similar putative class action seeking certification of the same class that was denied in the New Jersey matter was filed in Tennessee state court. The Tennessee court denied certification in March 2002, and plaintiffs are attempting an appeal. Cases are continuing on an individual basis.

  •
  Tom Tranter v. Shell Oil Company, et al.—Ontario Court, General Division; Gariepy, et al. v. Shell Oil Company, et al.—Ontario Court, General Division. These matters, which the Court consolidated, were denied class certification but are currently on appeal. Dupont and Shell have each settled these matters, as well as the Couture and Furlan matters below. Their settlement agreements have been approved by the Court, although Shell's legal fees are still awaiting court approval. We are the only defendant remaining in this lawsuit.

  •
  Richard Couture, et al. v. Shell Oil Company, et al.—Superior Court, Providence of Quebec; Furlan v. Shell Oil Company, et al.—British Columbia Supreme Court, Vancouver Registry. Dupont and Shell have each settled these matters, as noted above. Celanese is the only defendant remaining in these lawsuits. They are "on hold" pending the outcome of the appeal in the Tranter and Gariepy matters above, as in Canadian practice, Ontario tends to be the "lead jurisdiction" in such cases.

  •
  Howard, et al. v. Shell Oil Company, et al.—9th Judicial Circuit Court of Common Pleas, Charleston County, South Carolina; Viera, et al. v. Hoechst Celanese Corporation, et al.—11th Judicial Circuit Court, Dade County, Florida; Fry, et al. v. Hoechst Celanese Chemical Group, Inc., et al.—5th Judicial Circuit Court, Marion County, Florida. Certification has been denied in these putative class actions pending in South Carolina and Florida state courts. The Plaintiff's petition to appeal the Howard matter to the United States Supreme Court was denied in late September 2004. Although plaintiffs in Viera and Fry subsequently sought to bring actions individually, they were dismissed and are on appeal.

  •
  Richard, et al. v. Hoechst Celanese Chemical Group, Inc., et al.—U.S. District Court for the Eastern District of Texas, Texarkana Division. The court denied certification of a putative class action in March 2002, and the Fifth Circuit Court has upheld the dismissal. The plaintiff's petition to appeal to the United States Supreme Court was denied in late September 2004.

  •
  St. Croix Ltd., et al. v. Shell Oil Company, et al.—Virgin Islands Territorial Court, St. Croix Division. The court in a putative class action denied certification to a U.S. territories-wide class and dismissed Celanese on jurisdictional grounds. Plaintiffs are seeking reconsideration of those rulings.

  •
  Vickers, et al. v. Shell Oil Company, et al.—U.S. District Court—Northern District of Indiana. A putative nationwide class action was filed in federal court in December 2002 against, among others, CNA Holdings and Shell. CNA Holding's motion to dismiss this lawsuit was granted in December 2003. The plaintiffs appealed to the 7th Circuit of Appeals.

        In order to reduce litigation expenses and to provide relief to qualifying homeowners, in November 1995, CNA Holdings, DuPont and Shell entered into a national class action settlement, which has been approved by the courts. The settlement calls for the replacement of plumbing systems of claimants who have had qualifying leaks, as well as reimbursements for specified leak damage. Furthermore, the three companies have agreed to fund these replacements and reimbursements up to $950 million (which now amounts to $1,073 million, due to additional contributions and funding commitments of primarily other parties). There are additional pending lawsuits in approximately 10 jurisdictions not covered by this settlement; however, these cases do not involve (either individually or in the aggregate) a large number of homes and management does not expect the obligations arising from these lawsuits to have a material adverse effect on CNA Holdings.

        In 1995, CNA Holdings and Shell settled the claims relating to individuals in Texas owning a total of 110,000 property units, who are represented by a Texas law firm for an amount that will not exceed $170 million. These claimants are also eligible for a replumb of their homes in accordance with terms similar to those of the national class action settlement.

        In addition, a lawsuit filed in November 1989 in Delaware Chancery Court, between CNA Holdings and various of its insurance companies relating to all claims incurred and to be incurred for the product liability exposure led to a partial declaratory judgment in CNA Holdings' favor. As a result, settlements have been reached with a majority of CNA Holdings' insurers specifying their responsibility for these claims. However, in January 2000, CNA Holdings filed a motion in Superior State Court in Wilmington, Delaware to set a trial date with respect to this lawsuit against one insurer, asserting that the settlement is void because the insurer refused to make the required "coverage in place" payments to CNA Holdings. The insurer and CNA Holdings signed a settlement agreement in June 2003.

        Management believes that the plumbing actions are provided for in the consolidated financial statements and that they will not have a material adverse effect on our financial position. However, if we were to incur an additional charge for this matter, such a charge may have a material adverse effect on our results of operations or cash flows in any given accounting period. No assurance can be given that our litigation reserves will be adequate or that we will fully recover claims under our insurance policies.

  Sorbates Antitrust Actions

        In 1998, Nutrinova, then a wholly-owned subsidiary of Hoechst, received a grand jury subpoena from the United States District Court for the Northern District of California in connection with a criminal antitrust suit relating to the sorbates industry. In May 1999, Hoechst and the U.S. Federal Government entered into an agreement under which Hoechst pled guilty to a one-count indictment charging Hoechst with participating in a conspiracy to fix prices and allocate market shares of sorbates sold in the United States. Hoechst and the U.S. Federal Government agreed to recommend that the U.S. District Court fine Hoechst $36 million, payable over five years, with the last payment of $5 million being paid in June 2004. Hoechst also agreed to cooperate with the U.S. Federal Government's investigation and prosecutions related to the sorbates industry. The U.S. District Court accepted this plea in June 1999 and imposed a penalty as recommended in the plea agreement.

        Nutrinova and Hoechst have cooperated with the European Commission since 1998 in connection with matters relating to the sorbates industry. In May 2002, the European Commission informed Hoechst of its intent to officially investigate the sorbates industry, and in early January 2003, the European Commission served Hoechst, Nutrinova and a number of competitors with a statement of objections alleging unlawful, anticompetitive behavior affecting the European sorbates market. In October 2003, the European Commission ruled that Hoechst, Chisso Corporation, Daicel Chemical Industries Ltd., The Nippon Synthetic Chemical Industry Co. Ltd. and Ueno Fine Chemicals Industry Ltd. operated a cartel in the European sorbates market between 1979 and 1996. The European Commission imposed a total fine of €138.4 million (approximately $161 million), of which €99 million (approximately $115 million) was assessed against Hoechst. The case against Nutrinova was closed. The fine against Hoechst is based on the European Commission's finding that Hoechst does not qualify under the leniency policy, is a repeat violator and, together with Daicel, was a co-conspirator. In Hoechst's favor, the European Commission gave a discount for cooperating in the investigation. Hoechst appealed the European Commission's decision in December 2003.

        In addition, several civil antitrust actions by sorbates customers, seeking monetary damages and other relief for alleged conduct involving the sorbates industry, have been filed in U.S. state and federal courts naming Hoechst, Nutrinova, and our other subsidiaries, as well as other sorbates manufacturers, as defendants. Many of these actions have been settled and dismissed by the court. One private action, Kerr v. Eastman Chemical Co. et al., is still pending in the Superior Court of New Jersey, Law Division, Gloucester County. The plaintiff alleges violations of the New Jersey Antitrust Act and the New Jersey Consumer Fraud Act and seeks unspecified damages.

        In July 2001, Hoechst and Nutrinova entered into an agreement with the Attorneys General of 33 states, pursuant to which the statutes of limitations were tolled pending the states' investigations. This agreement expired in July 2003. Since October 2002, the Attorneys General for New York, Illinois, Ohio, Utah and Idaho filed suit on behalf of indirect purchasers in their respective states. The Utah, Nevada and Idaho actions have been dismissed as to Hoechst, Nutrinova and Celanese. A motion for reconsideration is pending in Nevada and an appeal is pending in Idaho. The Ohio and Illinois actions have been settled. The New York action, New York v. Daicel Chemical Industries Ltd., et al. pending in the New York State Supreme Court, New York County, is the only Attorney General action still pending; it too seeks unspecified damages. All antitrust claims in this matter were dismissed by the court in September 2004; however other state law claims are still pending. The Attorneys General of Connecticut, Florida, Hawaii, Maryland, South Carolina, Oregon and Washington have entered in settlement discussions and have been granted extensions of the tolling agreement through September 2004.

        Although the outcome of the foregoing proceedings and claims cannot be predicted with certainty, we believe that any resulting liabilities, net of amounts recoverable from Hoechst, will not, in the aggregate, have a material adverse effect on our financial position, but may have a material adverse effect on the results of operations or cash flows in any given period. In the demerger agreement, Hoechst agreed to pay 80 percent of liabilities that may arise from the government investigation and the civil antitrust actions related to the sorbates industry.

  Parcel Tanker Shipping Antitrust Matter

        We are prosecuting an arbitration against JO Tankers AS, JO Tankers B.V., JO Tankers, Inc. ("JO Tankers") arising from an illegal conspiracy among parcel tanker owners JO Tankers, Stolt Nielsen AS, Stolt-Nielsen Transportation Group, Ltd. ("Stolt-Nielsen") and Odfjell ASA, Odfjell Seachem AS, Odfjell U.S.A., Inc. ("Odfjell") to fix prices, rig bids, and allocate markets and shipping lanes in the parcel tanker industry. We believe that we may have been a victim of antitrust violations.

        Odfjell, JO Tankers and several Odfjell and JO Tankers executives pled guilty to criminal antitrust violations in connection with customer allocation and other anti-competitive conduct in the parcel tanker industry from 1998 to November 2002.

  Acetic Acid Patent Infringement Matters

        Celanese International Corporation v. China Petrochemical Development Corporation—Taiwan Kaohsiung District Court. On February 7, 2001, Celanese filed a private criminal action for patent infringement against certain employees of China Petrochemical Development Corporation, or CPDC, in the Taiwan Kaohsiung District Court. Celanese is alleging that CPDC's employees infringed its ROC Patent No. 27572 covering the manufacture of acetic acid. On February 16, 2001, Celanese filed a Supplementary Civil Brief in the same court alleging damages against CPDC in the amount of about $450 million based on a period of infringement of 10 years, 1991-2000, and based on CPDC's own data and as reported to the Taiwanese securities and exchange commission. Celanese's ROC patent was held valid by the Taiwanese Patent Office on March 8, 2001, after 14 months of legal proceedings before the patent office based on two cancellation actions by CPDC. In view of the recent changes in the Taiwanese patent laws, the supplementary civil action has been converted into an independent civil action, and the amount of damages claimed by Celanese has been reassessed at $35 million. This action is still pending.

  Shareholder Litigation

        Celanese AG is a defendant in the following nine consolidated actions brought by minority shareholders during August 2004 in the Frankfurt District Court (Landgericht):

  •
  Mayer v. Celanese AG
  •
  Knoesel v. Celanese AG
  •
  Allerthal Werke AG and Dipl.-Hdl. Christa Götz v. Celanese AG
  •
  Carthago Value Invest AG v. Celanese AG
  •
  Prof. Dr. Ekkehard Wenger v. Celanese AG
  •
  Jens-Uwe Penquitt & Claus Deiniger Vermögensverwaltung GbR v. Celanese AG
  •
  Dr. Leonhard Knoll v. Celanese AG
  •
  B.E.M. Börseninformations- und Effektenmanagement GmbH v. Celanese AG
  •
  Protagon Capital GmbH v. Celanese AG

        Further, two minority shareholders have joined the proceedings via a third party intervention in support of the plaintiffs. The Purchaser has joined the proceedings via a third party intervention in support of Celanese AG. On September 9, 2004, the Frankfurt District Court consolidated the nine actions.

        Among other things, these actions request the court to set aside shareholder resolutions passed at the extraordinary general meeting held on July 30 and 31, 2004 based on allegations that include the alleged violation of procedural requirements and information rights of the shareholders.

        Further, on August 2, 2004, two minority shareholders instituted public register proceedings with the Königstein Local Court (Amtsgericht) and the Frankfurt District Court, both with a view to have the registration of the Domination Agreement in the Commercial Register deleted (Amtslöschungsverfahren). These actions are based on an alleged violation of procedural requirements at the extraordinary general meeting, an alleged undercapitalization of the Issuer and Blackstone and an alleged misuse of discretion by the competent court with respect to the registration of the Domination Agreement in the Commercial Register.

        Based upon information available as of the date of this prospectus, the outcome of foregoing proceedings cannot be predicted with certainty. The time period to bring forward challenges has expired; we do not expect further challenges.

        The amounts of the fair cash compensation (Abfindung) and of the guaranteed fixed annual payment (Ausgleich) offered under the Domination Agreement may be increased in special award proceedings (Spruchverfahren) initiated by minority shareholders, which may further reduce the funds the Purchaser can otherwise make available to us. As of the date of this prospectus, several minority shareholders of Celanese AG have initiated special award proceedings seeking court's review of the amounts of the fair cash compensation (Abfindung) and of the guaranteed fixed annual payment (Ausgleich) offered under the Domination Agreement. As of the date of this prospectus, so far, pleadings by several minority shareholders have been served on the Purchaser. As a result of these proceedings, the amounts of the fair cash compensation (Abfindung) and of the guaranteed fixed annual payment (Ausgleich) could be increased by the court so that all minority shareholders including those who have already tendered their shares into the mandatory offer and have received the fair cash compensation could claim the respective higher amounts. This may reduce the funds the Purchaser can make available to the Issuer and its subsidiaries and, accordingly, diminish our ability to make payments on our indebtedness.

  Other Matters

        Celanese Ltd. and/or CNA Holdings, Inc., both our U.S. subsidiaries, are defendants in approximately 600 asbestos cases, the majority of which are premises-related. Because many of these cases involve numerous plaintiffs, we are subject to claims significantly in excess of the number of actual cases. We have reserves for defense costs related to claims arising from these matters. We believe we do not have any significant exposure in these matters.

MANAGEMENT

        Set forth below are the names, ages, as of November 3, 2004, and current positions of the Issuer's executive officers and directors:

Name	Age	Position
Chinh E. Chu	37	Chief Executive Officer and Director
Benjamin J. Jenkins	33	Chief Financial Officer, Chief Accounting Officer and Director
Anjan Mukherjee	30	Director

        Chinh E. Chu has been our Chief Executive Officer since November 3, 2004 and has been a member of our Board of Directors since March 2004. He is a Senior Managing Director of The Blackstone Group, which he joined in 1990. Mr. Chu currently serves on the boards of directors of Haynes International, Inc., Nalco Holdings LLC and Nycomed Holdings, on the supervisory board of Celanese AG and on the Advisory Committee of Graham Packaging Holdings Company.

        Benjamin J. Jenkins is our Chief Financial Officer and Chief Accounting Officer since November 3, 2004 and has been a member of our Board of Directors since April 2004. He is a Principal of The Blackstone Group, which he joined in 1999. Prior to that, Mr. Jenkins was an associate at Saunders Karp & Megrue. Mr. Jenkins currently serves on the supervisory board of Celanese AG.

        Anjan Mukherjee has been a member of our Board of Directors since April 2004. He is an Associate of The Blackstone Group, which he joined in 2001. Prior to that, Mr. Mukherjee was with Thomas H. Lee Company where he was involved with the analysis and execution of private equity investments in a wide range of industries. Before that, Mr. Mukherjee worked in the Mergers & Acquisitions Department at Morgan Stanley. Mr. Mukherjee currently serves on the board of directors of Encoda Systems, Inc.

        Each officer serves at the discretion of the Issuer's board of directors and holds office until his or her successor is elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Composition of the Board After this Offering

        The Issuer's board of directors currently consists of    directors, including    independent directors. We expect to add one independent director prior to the effectiveness of the registration statement of which this prospectus is a part, another independent director within 90 days after the effective date of the registration statement and a third independent director to our board within 12 months after the registration statement is effective.

        Our board of directors is divided into three classes. The members of each class serve for a three-year term.            serves, and the independent director that we expect to add prior to the effectiveness of the registration statement will serve, in the class with a term expiring in 2005,            ,             and            serve in the class with a term expiring in 2006, and            ,             and            serve in the class with a term expiring in 2007. At each annual meeting of the stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring.

        The Issuer intends to avail itself of the "controlled company" exception under the New York Stock Exchange rules which eliminates the requirements that a company has a majority of independent directors on its board of directors and that its compensation and nominating and corporate governance committees be composed entirely of independent directors.

Committees of the Board of Directors

        Our board of directors will have an audit committee, a compensation committee and a nominating and corporate governance committee.

  Audit Committee

        The Issuer's audit committee will consist of            ,             and            .            will be our audit committee "financial expert" as such term is defined in Item 401(h) of Regulation S-K.

        The audit committee is responsible for (1) recommending the hiring or termination of independent auditors and approving any non-audit work performed by such auditor, (2) approving the overall scope of the audit, (3) assisting the board in monitoring the integrity of our financial statements, the independent auditors' qualifications and independence, the performance of the independent auditors and our internal audit function and our compliance with legal and regulatory requirements, (4) annually reviewing an independent auditors' report describing the auditing firms' internal quality-control procedures, any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm, (5) discussing the annual audited financial and quarterly statements with management and the independent auditor, (6) discussing earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies, (7) discussing policies with respect to risk assessment and risk management, (8) meeting separately, periodically, with management, internal auditors and the independent auditor, (9) reviewing with the independent auditor any audit problems or difficulties and managements' response, (10) setting clear hiring policies for employees or former employees of the independent auditors, (11) annually reviewing the adequacy of the audit committee's written charter, (12) handling such other matters that are specifically delegated to the audit committee by the board of directors from time to time, (13) reporting regularly to the full board of directors and (14) evaluating the board of directors' performance.

        The board of directors shall adopt the Celanese Global Business Conduct Policy, which applies to all directors, officers and employees, and a Financial Code of Ethics, which sets forth additional ethics requirements for the Chief Executive Officer, Chief Financial Officer and Controller. Both the Global Business Conduct Policy and the Financial Code of Ethics will be posted on our website.

  Compensation Committee

        The Issuer's compensation committee will consist of            . The compensation committee is responsible for (1)  reviewing key employee compensation policies, plans and programs, (2) reviewing and approving the compensation of our chief executive officer and other executive officers, (3) developing and recommending to the board of directors compensation for board members, (4) reviewing and approving employment contracts and other similar arrangements between us and our executive officers, (5) reviewing and consulting with the chief executive officer on the selection of officers and evaluation of executive performance and other related matters, (6) administration of stock plans and other incentive compensation plans, (7) overseeing compliance with any applicable compensation reporting requirements of the SEC, (8) approving the appointment and removal of trustees and investment managers for pension fund assets, (9) retaining consultants to advise the committee on executive compensation practices and policies and (10) handling such other matters that are specifically delegated to the compensation committee by the board of directors from time to time.

  Nominating and Corporate Governance Committee

        The Issuer's nominating and corporate governance committee will consist of            . The nominating and corporate governance committee is responsible for (1) developing and recommending criteria for selecting new directors, (2) screening and recommending to the board of directors individuals qualified to become executive officers, (3) overseeing evaluations of the board of directors, its members and committees of the board of directors and (4) handling such other matters that are specifically delegated to the nominating and corporate governance committee by the board of directors from time to time.

Director Compensation

        The Issuer does not currently pay any compensation to any of its directors, other than its independent directors, for serving as a director or as a member or chair of a committee of the board of directors. The Issuer expects to add one independent director prior to the effectiveness of the registration statement of which this prospectus is a part, another independent director within three months after the effective date of the registration statement and a third independent director within 12 months after the registration statement is effective. The Issuer plans to pay its independent directors an annual cash retainer of $                  and a fee of $                  for each board meeting and each committee meeting attended. The Issuer also plans to pay a fee for acting as committee chair and to grant stock options and/or restricted stock awards to independent directors.

Executive Compensation

        The Issuer has established executive compensation plans that link compensation with the performance of our company. The Issuer will continually review our executive compensation programs to ensure that they are competitive.

  Summary Compensation Table

        The following table shows all compensation awarded to, earned by, or paid to our Chief Executive Officer and four other most highly compensated executive officers based on salary, whom we refer to as the "named executive officers."

		Annual Compensation		Long-Term Compensation
Name and Principal Position(1)	Year	Salary	Bonus	Securities Underlying Options (#)	All Other Compensation
2004
2004

(1)
We have provided compensation information as to 2004 for the named executive officers because 2004 is the first year in which we, as a newly established company following the Tender Offer and the Original Financing, are paying compensation to our named executive officers.

PRINCIPAL STOCKHOLDERS AND BENEFICIAL OWNERS

        The following table sets forth information with respect to the beneficial ownership of common stock of the Issuer, as of June 30, 2004, by (i) each person known to own beneficially more than 5% of common stock of the Issuer, (ii) each of the Issuer's directors, (iii) each of the Issuer's named executive officers and (iv) all directors and executive officers as a group.

        The number of shares and percentage of beneficial ownership before the offering set forth below are based on shares of common stock of the Issuer issued and outstanding on a pro forma basis, after giving effect to the            for one stock split we expect to effect prior to the consummation of this offering. The number of shares outstanding after the offering and the percentages of beneficial ownership after the offering are based on            shares of common stock of the Issuer to be issued and outstanding immediately after this offering, including         shares that will be either dividended to the Original Stockholders assuming no exercise of the underwriters' over-allotment option or sold to the underwriters pursuant to their over-allotment option assuming full exercise of that option.

			Percentage of Shares Beneficially Owned After this Offering
	Shares Beneficially Owned Prior to this Offering
Name of Beneficial Owner			Assuming the Underwriters' Option Is Not Exercised(*)	Assuming the Underwriters Option Is Exercised in Full(*)
	Number	Percent
Affiliates of The Blackstone Group(1)		92.6%
BA Capital Investors Sidecar Fund, L.P.(2)		7.4%
Chinh F. Chu(3)		92.6%
Benjamin J. Jenkins(3)		92.6%
Anjan Mukherjee(3)		92.6%
Stephen A. Schwarzman(1)		92.6%
Peter A. Peterson(1)		92.6%
All directors and executive officers as a group (3 persons)(3)		**

*
We will grant the underwriters an over-allotment option to purchase up to an additional          shares in this offering. Immediately prior to the consummation of this offering, we will declare a stock dividend the terms of which will require that shortly after the expiration of the underwriters' over-allotment option (assuming the option is not exercised in full) we issue to the Original Stockholders the number of shares equal to (x) the number of additional shares the underwriters have an option to purchase minus (y) the actual number of shares the underwriters purchase from us pursuant to that option.

**
Less than 1 percent of shares of common stock outstanding (excluding, in the case of all directors and executive officers or in a group, shares beneficially owned by the affiliates of The Blackstone Group and BA Capital Investors Sidecar Fund, L.P.).

(1)
Includes shares of common stock of the Issuer owned by Blackstone Capital Partners (Cayman) Ltd. 1 ("Cayman 1"), Blackstone Capital Partners (Cayman) Ltd. 2 ("Cayman 2"), and Blackstone Capital Partners (Cayman) Ltd. 3 ("Cayman 3" and collectively with Cayman 1 and Cayman 2, the "Cayman Entities"). Blackstone Capital Partners (Cayman) IV L.P. ("BCP IV") owns 100% of Cayman 1. Blackstone Family Investment Partnership (Cayman) IV-A L.P. ("BFIP") and Blackstone Capital Partners (Cayman) IV-A L.P. ("BCP IV-A") collectively own 100% of Cayman 2. Blackstone Chemical Coinvest Partners (Cayman) L.P. ("BCCP" and, collectively with BCP IV, BFIP and BCP IV-A, the "Blackstone Funds") owns 100% of Cayman 3. Blackstone Management Associates (Cayman) IV L.P. ("BMA") is the general partner of each of the Blackstone Funds. Blackstone LR Associates (Cayman) IV Ltd. ("BLRA") is the general partner of BMA and may, therefore, be deemed to have shared voting and investment power over shares of common stock of the Issuer. Mr. Chu, who serves as a director of the Issuer and is a member of the supervisory board of Celanese, is a non-controlling shareholder of BLRA and disclaims any beneficial ownership of shares of common stock of the Issuer beneficially owned by BLRA. Messrs. Peter G. Peterson and Stephen A. Schwarzman are

  directors and controlling persons of BLRA and as such may be deemed to share beneficial ownership of shares of common stock of the Issuer controlled by BLRA. Each of BLRA and Messrs. Peterson and Schwarzman disclaims beneficial ownership of such shares. The address of each of the Cayman Entities, the Blackstone Funds, BMA and BLRA is c/o Walkers, P.O. Box 265 GT. George Town. Grand Cayman. The address of each of Messrs. Peterson and Schwarzman is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York 10154.

(2)
BA Capital Investors Sidecar Fund, L.P. ("BACI") owns 7.4% of the Issuer. BACI is an affiliate of Bank of America Corporation. BA Capital Management Sidecar, L.P., a Cayman Islands limited partnership ("BACI Management"), as the general partner of BACI, has the power to vote and dispose of securities held by BACI and may therefore be deemed to have shared voting and dispositive power over the shares of common stock that BACI may be deemed to beneficially own. BACM I Sidecar GP Limited, a Cayman Islands limited liability exempted company ("BACM I"), as the general partner of BACI Management, has the shared power to vote and dispose of securities held by BACI Management and may therefore be deemed to have shared voting and dispositive power over the shares of common stock that BACI may be deemed to beneficially own. J. Travis Hain, as the managing member of BACI Management, has shared power to vote and dispose of securities held by BACI Management, and may therefore be deemed to have shared voting and dispositive power over the shares of common stock that BACI may be deemed to beneficially own. Mr. Hain disclaims such beneficial ownership. BA Equity Investors, Inc., a subsidiary of Bank of America Corporation, is the sole limited partner of BACI, but does not control the voting or disposition of any securities directly or indirectly owned by BACI. The address of each of the persons referred to in this paragraph is 100 North Tryon Street. Floor 25, Bank of America Corporate Center, Charlotte, NC 28255.

(3)
Mr. Chu is a Senior Managing Director, Mr. Jenkins is a Principal and Mr. Mukherjee is an Associate of The Blackstone Group. Messrs. Chu, Jenkins and Mukherjee disclaim beneficial ownership of the shares held by affiliates of The Blackstone Group. The address for each of Messrs. Chu, Jenkins and Mukherjee is c/o The Blackstone Group, 345 Park Avenue, New York, New York 10154.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Historical Celanese

        Except as described below, Celanese has not entered into any material transactions in the last three years in which any shareholder or member of its management or supervisory boards, or any associate of any shareholder or member of its management or supervisory boards has or had any interest. No shareholder or member of its management or supervisory boards or associate of any shareholder or member of its management or supervisory boards is or was during the last three years indebted to Celanese. Dresdner Bank and its subsidiaries provided various financial and investment advisory services to Celanese in 2003, for which they were paid reasonable and customary fees. Alfons Titzrath, who had been Chairman of the supervisory board of Dresdner Bank until May 2002 was a shareholder representative on Celanese's supervisory board from 1999 until May 2004.

        As part of Celanese's cash management strategy, affiliates invest surplus funds with Celanese. These balances were $100 million and $101 million at December 31, 2003 and 2002, respectively. As of June 30, 2004, short-term borrowings from affiliates were $74.5 million. Interest rates on these borrowings were adjusted on a short-term basis to reflect market conditions. The weighted average annual interest rates on these borrowings were 2.3% and 3.2% in 2003 and 2002, respectively.

        Celanese entered into an agreement with Goldman, Sachs & Co. on December 15, 2003 (the "Goldman Sachs Engagement Letter"), pursuant to which Goldman Sachs acted as Celanese's financial advisor in connection with the Tender Offer. Pursuant to the terms of the Goldman Sachs Engagement Letter, in March 2004 Celanese paid Goldman Sachs a financial advisory fee equal to $13 million and a discretionary bonus equal to $5 million, upon consummation of the Tender Offer. In addition, Celanese has agreed to reimburse Goldman Sachs for all its reasonable expenses and to indemnify Goldman Sachs and related persons for all direct damages arising in connection with the Goldman Sachs Engagement Letter. Kendrick R. Wilson, III, Vice Chairman—Investment Banking of Goldman Sachs was a shareholder representative on Celanese's supervisory board from 1999 until May 2004.

New Arrangements

  Preferred Shares

        In connection with the Original Financing, the Issuer issued $200 million aggregate preference of the Preferred Shares to an affiliate of Banc of America Securities LLC. The Preferred Shares were redeemed using a portion of the proceeds from the offering of the senior subordinated notes. Banc of America Securities LLC was also an initial purchaser of the senior subordinated notes and the senior discount notes and is an affiliate of a lender under the new senior secured credit facilities.

  Transaction and Monitoring Fee Agreement

        Following the closing of the Tender Offer and the Original Financing, we entered into a transaction and monitoring fee agreement with an affiliate of the Sponsor (the "Advisor").

        Under the agreement, the Advisor agreed to provide certain structuring, advisory and management services to us for a 12 year period, unless terminated earlier by agreement between us and the Advisor or until such time as the Sponsor's and its affiliates direct or indirect ownership of us falls below 10%. The annual monitoring fee under this transaction and monitoring fee agreement is equal to $10 million plus, beginning in January 2005, the excess, if any, of an amount equal to 2% of our EBITDA for the most recently completed fiscal year.

        Upon closing of the Tender Offer and the Original Financing, we paid aggregate transaction, advisory and other fees as well as the full monitoring fee for services rendered and to be rendered in

2004 of approximately $65 million to the Advisor. We have agreed to indemnify the Advisor and its affiliates and their respective partners, members, directors, officers, employees, agents and representatives for any and all losses relating to the transactional services contemplated by the transaction and monitoring fee agreement and the engagement of the Advisor pursuant to, and the performance by the Advisor of the services contemplated by, the transaction and monitoring fee agreement.

Shareholders' Agreement

        In connection with the acquisition of Celanese Shares pursuant to the Tender Offer, the Issuer and the Original Stockholders entered into a shareholders' agreement. Among other things, the shareholders' agreement provides the Original Stockholders with certain rights relating to our governance and establishes rights of and restrictions upon the Original Stockholders with respect to the transfer of shares of our common stock and related matters.

        The shareholders' agreement provides that the Original Stockholders which are affiliates of the Sponsor are entitled to designate all nominees for election to the board of directors, other than a nominee whom BA Capital Investors Sidecar Fund, L.P. ("BACI") is entitled to designate for as long as it holds at least 5% of our common stock. In connection with this initial public offering, the board of directors will be expanded to include such additional independent directors as may be required by the rules of the New York Stock Exchange on which the shares of our common stock are expected to be traded.

        BACI has agreed not to sell, dispose of or hedge any of the shares of the Issuer's common stock held by BACI for a period of six months after the completion of this offering, subject to certain exceptions. In addition, for a period of six months after the completion of this offering, any transfers by BACI of the shares of the Issuer's common stock are subject to a right of first refusal of the other Original Stockholders, subject to certain exceptions.

        For a period of six months after the completion of this offering, transfers by the Original Stockholders, other than BACI, of shares of the Issuer's common stock representing more than 5% of the outstanding shares, are subject to co-sale rights by BACI. In addition, transfers by the Original Stockholders of at least a majority of the Issuer's common stock give the selling Original Stockholder the right to require the other Original Stockholders to concurrently transfer their common stock of the Issuer.

        We have agreed to indemnify the Original Stockholders and their respective affiliates, directors, officers and representatives for losses relating to the Tender Offer and other related transactions.

Registration Rights Agreement

        In connection with the acquisition of Celanese Shares pursuant to the Tender Offer, the Issuer and the Original Stockholders entered into a registration rights agreement pursuant to which we may be required to register a sale of our shares held by the Original Stockholders. Under the registration rights agreement, the Original Stockholders will have a right, subject to certain exceptions, to request us to register the sale of shares of the common stock held by them, including by making available shelf registration statements permitting sales of shares of common stock held by the Original Stockholders into the market from time to time over an extended period. In addition, the Original Stockholders will have a right to include their shares, subject to certain exceptions, in registered offerings initiated by us.

        Immediately after this offering, the Original Stockholders will own                        shares entitled to these registration rights. We have agreed to indemnify the Original Stockholders, their respective affiliates, directors, officers and representatives, and each underwriter and their affiliates, for losses relating to any material misstatement or material omissions of facts in connection with the registration of the Original Stockholders' shares of the Issuer.

DESCRIPTION OF INDEBTEDNESS

Senior Credit Facilities

        On April 6, 2004, BCP Caylux entered into a senior credit facilities with a syndicate of banks and other financial institutions led by Deutsche Bank AG New York Branch, as administrative agent, Morgan Stanley Senior Funding, Inc., as global coordinator, Deutsche Bank Securities Inc. and Morgan Stanley Senior Funding, Inc., as joint lead arrangers, ABN AMRO Bank N.V., Bank of America, N.A. and General Electric Capital Corporation, as documentation agents, and Bayerische Hypo-und Vereinsbank AG, Mizuho Corporate Bank, Ltd., The Bank of Nova Scotia, KfW and Commerzbank AG, New York and Cayman Branches, as senior managing agents.

        The senior credit facilities provide financing of approximately $1.2 billion. A portion of the dollar-denominated commitments was redenominated into euros at an exchange rate of 1.21523 pursuant to an amendment dated as of June 4, 2004 to the credit agreement governing the senior credit facilities. As a result of such amendment, the credit facilities consist of

  •
  a term loan facility in the aggregate amount of $456 million and €125 million with a maturity of seven years;

  •
  a $228 million credit-linked revolving facility with a maturity of five years; and

  •
  a $380 million revolving credit facility with a maturity of five years.

        In addition, upon the occurrence of certain events, BCP Crystal may request, prior to April 6, 2005, an increase to the existing term loan facility in an amount not to exceed $175 million in the aggregate, subject to receipt of commitments by existing term loan lenders or other financial institutions reasonably acceptable to the administrative agent.

        BCP Crystal is the borrower under the term loan facility, and BCP Crystal and Celanese Americas Corporation are the initial borrowers under the credit-linked revolving facility and the revolving credit facility. Certain of BCP Crystal's subsidiaries may be designated as additional borrowers after the closing date under the revolving credit facility. A portion of the revolving credit facility may be made available to BCP Crystal's non-U.S. subsidiary borrowers in euros. The revolving credit facility will include borrowing capacity available for letters of credit and for borrowings on same-day notice, referred to as the swingline loans.

  Interest Rate and Fees

        The borrowings under the senior credit facilities bear interest at a rate equal to an applicable margin plus, at BCP Crystal's option, either (a) a base rate determined by reference to the higher of (1) the prime rate of Deutsche Bank AG New York Branch and (2) the federal funds rate plus 1/2 of 1% or (b) a LIBOR rate determined by reference to the costs of funds for deposits in the currency of such borrowing for the interest period relevant to such borrowing adjusted for certain additional costs. The applicable margin for borrowings under the credit-linked revolving facility and the revolving credit facility is 1.50% with respect to base rate borrowings and 2.50% with respect to LIBOR borrowings (in each case subject to a step-down based on a performance test). The applicable margin for borrowings under the term loan facility is 1.50% with respect to base rate borrowings and 2.50% with respect to LIBOR borrowings (in each case subject to a step-down based on a performance test).

        In addition to paying interest on outstanding principal under the senior credit facilities, BCP Crystal is required to pay a commitment fee to the lenders under the term loan facility and the revolving credit facility in respect of the unutilized commitments thereunder at a rate equal to 1.25% and 0.75%, respectively. BCP Crystal is also required to pay a facility fee to the lenders under the credit-linked revolving facility in respect of the total credit-linked deposits thereunder at a rate equal to

2.50% (plus an amount equal to the administrative costs for investing the credit-linked deposits). BCP Crystal also pays customary letter of credit fees.

        In October 2004, as a part of the Recent Restructuring, BCP Crystal assumed all rights and obligations of BCP Caylux under the senior credit facilities.

  Prepayments

        The senior credit facilities require BCP Crystal to prepay outstanding term loans, subject to certain exceptions, with:

  •
  75% (which percentage will be reduced to 50% if BCP Crystal's leverage ratio is less than 3.00 to 1.00 for any fiscal year ending on or after December 31, 2005) of its excess cash flow;

  •
  100% of the net cash proceeds of all non-ordinary course asset sales and casualty and condemnation events, if BCP Crystal does not reinvest or contract to reinvest those proceeds in assets to be used in BCP Crystal's business or to make certain other permitted investments within 12 months, subject to certain limitations;

  •
  100% of the net cash proceeds of any incurrence of debt other than debt permitted under the senior credit facilities, subject to certain exceptions; and

  •
  50% of the net cash proceeds of issuances of equity of Celanese Holdings, subject to certain exceptions.

        BCP Crystal may voluntarily repay outstanding loans under the senior credit facilities at any time without premium or penalty, other than customary "breakage" costs with respect to LIBOR loans.

  Amortization

        The term loan facility amortizes each year in an amount equal to 1% per annum in equal quarterly installments for the first six years and nine months, with the remaining amount payable on the date that is seven years from the date of the closing of the senior credit facilities.

        Principal amounts outstanding under the credit-linked revolving facility and the revolving credit facility are due and payable in full at maturity, five years from the date of the closing of the senior credit facilities.

  Guarantee and Security

        All obligations under the senior credit facilities are unconditionally guaranteed by Celanese Holdings and, subject to certain exceptions, each of BCP Crystal's existing and future domestic subsidiaries (other than BCP Crystal's receivables subsidiaries), referred to collectively as the U.S. Guarantors. The portion of the senior credit facilities borrowed by Celanese Americas Corporation, and any subsidiaries designated as additional borrowers under the revolving credit facility after the closing date, is guaranteed by BCP Crystal.

        All obligations under the senior credit facilities, and the guarantees of those obligations (as well as cash management obligations and any interest hedging or other swap agreements), are secured by substantially all the assets of Celanese Holdings, BCP Crystal and each U.S. Guarantor, including, but not limited to, the following, and subject to certain exceptions:

  •
  a pledge of the capital stock of BCP Crystal, to the extent owned by Celanese Holdings, 100% of the capital stock of all U.S. Guarantors, and 65% of the capital stock of each of BCP

    Crystal's non-U.S. subsidiaries that is directly owned by BCP Crystal or one of the U.S. Guarantors; and

  •
  a security interest in substantially all other tangible and intangible assets of Celanese Holdings, BCP Crystal and each U.S. Guarantor (but excluding receivables sold to a receivables subsidiary under a receivables facility).

        All obligations of each non-U.S. subsidiary designated as an additional borrower under the revolving credit facility after the closing date will be secured by a pledge of the capital stock of such non-US subsidiary.

  Certain Covenants and Events of Default

        The senior credit facilities contain a number of covenants that, among other things, restrict, subject to certain exceptions, the ability of Celanese Holdings and its subsidiaries, to:

  •
  sell assets;

  •
  incur additional indebtedness or issue preferred stock;

  •
  repay other indebtedness (including the notes);

  •
  pay dividends and distributions or repurchase their capital stock;

  •
  create liens on assets;

  •
  make investments, loans, guarantees or advances;

  •
  make certain acquisitions;

  •
  engage in mergers or consolidations;

  •
  enter into sale and leaseback transactions;

  •
  engage in certain transactions with affiliates;

  •
  amend certain material agreements governing BCP Crystal's indebtedness;

  •
  change the business conducted by Celanese Holdings and its subsidiaries (including BCP Crystal);

  •
  enter into agreements that restrict dividends from subsidiaries; and

  •
  enter into hedging agreements.

        In addition, the senior credit facilities require BCP Crystal to maintain the following financial covenants:

  •
  a maximum total leverage ratio;

  •
  a maximum bank debt leverage ratio;

  •
  a minimum interest coverage ratio; and

  •
  a maximum capital expenditures limitation.

        The senior credit facilities also contain certain customary affirmative covenants and events of default. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Liquidity—Covenants" for a description of the ratios Celanese Holdings is required to maintain under the senior credit facilities.

Floating Rate Term Loan

        In addition to the senior credit facilities, on June 8, 2004, BCP Caylux entered into a $350 million term loan with Deutsche Bank AG New York Branch, as administrative agent, Morgan Stanley Senior Funding, Inc., as global coordinator, and Deutsche Bank Securities Inc. and Morgan Stanley Senior Funding, Inc., as joint lead arrangers. In October 2004, as a part of the Recent Restructuring, BCP Crystal assumed all rights and obligations of BCP Caylux under the floating rate term loan. BCP Crystal is the borrower under the floating rate term loan. The floating rate term loan has a maturity of seven and one-half years and provides for no amortization of principal.

  Interest Rate

        The borrowings under the floating rate term loan bear interest at a rate equal to an applicable margin plus, at BCP Crystal's option, either (a) a base rate determined by reference to the higher of (1) the prime rate of Deutsche Bank AG New York Branch and (2) the federal funds rate plus 1/2 of 1% or (b) a LIBOR rate determined by reference to the costs of funds for deposits in the currency of such borrowing for the interest period relevant to such borrowing adjusted for certain additional costs. The applicable margin for borrowings is (a) prior to completion of the Recent Restructuring, 3.25% with respect to base rate borrowings and 4.25% with respect to LIBOR borrowings and (b) after completion of the Recent Restructuring, 2.50% with respect to base rate borrowings and 3.50% with respect to LIBOR borrowings.

  Prepayments

        The floating rate term loan requires BCP Crystal to prepay outstanding loans, subject to certain exceptions and to the extent not required to prepay loans outstanding under the senior credit facilities, with:

  •
  75% (which percentage will be reduced to 50% if BCP Crystal's leverage ratio is less than 3.00 to 1.00 for any fiscal year ending on or after December 31, 2005) of BCP Crystal's excess cash flow;

  •
  100% of the net cash proceeds of all non-ordinary course asset sales and casualty and condemnation events, if Celanese Holdings does not reinvest or contract to reinvest those proceeds in assets to be used in BCP Crystal's business or to make certain other permitted investments within 12 months, subject to certain limitations;

  •
  100% of the net cash proceeds of any incurrence of debt other than debt permitted under the senior credit facilities, subject to certain exceptions and reductions for prepayments; and

  •
  50% of the net cash proceeds of issuances of equity of Celanese Holdings, subject to certain exceptions and reductions for prepayments.

        BCP Crystal may voluntarily prepay outstanding loans under the floating rate term loan facility (with a premium of 1% if during the first three years after the closing date), subject to customary "breakage" costs with respect to LIBOR loans.

  Guarantee and Security

        All obligations under the floating rate term loan are unconditionally guaranteed by Celanese Holdings and, following completion of the Recent Restructuring, were unconditionally guaranteed by each of BCP Crystal's subsidiaries that guarantees the obligations under the senior credit facilities.

        All obligations under the floating rate term loan, and the guarantees of those obligations secured by the same assets that secure the obligations under the senior credit facilities, are secured by assets on a silent second basis.

  Certain Covenants and Events of Default

        The floating rate term loan contains restrictive covenants that, subject to certain exceptions, are substantially similar to the covenants under the indenture governing the notes, except for the covenant related to BCP Crystal's ability to create liens on assets, which is substantially similar to the related covenant in the senior credit facilities. In addition, the floating rate term loan requires BCP Crystal to maintain the following financial covenants:

  •
  a maximum bank debt leverage ratio;

  •
  a maximum total leverage ratio; and

  •
  a minimum interest coverage ratio.

        The floating rate term loan also contains affirmative covenants and events of default substantially similar to those in the senior credit facilities, except that under the floating rate term loan, certain defaults have longer grace periods and higher thresholds and the cross-default is limited to payment default and cross-acceleration. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Contractual Obligations—Covenants" for a description of the ratios Celanese Holdings is required to maintain under the floating rate term loan.

Senior Subordinated Notes due 2014

  General

        In June and July 2004, BCP Caylux issued $1,225 million aggregate principal amount of 9 5/8% U.S. Dollar-denominated senior subordinated notes and €200 million principal amount of 10 3/8% Euro-denominated senior subordinated notes that mature on June 15, 2014 in a private transaction not subject to the registration requirements under the Securities Act. In October 2004, as a part of the Recent Restructuring, BCP Crystal assumed all rights and obligations of BCP Caylux under the senior subordinated notes.

  Ranking

        The senior subordinated notes are BCP Crystal's senior subordinated unsecured obligations and rank junior in right of payment to all of BCP Crystal's existing and future senior indebtedness; rank equally in right of payment with all of BCP Crystal's existing and future senior subordinated indebtedness; are effectively subordinated in right of payment to all of BCP Crystal's existing and future secured indebtedness (including obligations under the senior credit facilities), to the extent of the value of the assets securing such indebtedness; are structurally subordinated to all obligations of each of BCP Crystal's subsidiaries that are not guarantors; and rank senior in right of payment to all of BCP Crystal's future subordinated indebtedness.

  Optional Redemption

        The dollar senior subordinated notes and the euro senior subordinated notes may be redeemed, in each case, at BCP Crystal's option, in whole or in part, at any time prior to June 15, 2009, at a redemption price equal to 100% of the principal amount of the senior subordinated notes redeemed, plus the greater of: (1) 1.0% of the then outstanding principal amount of the senior subordinated notes; and (2) the excess of (a) the present value at such redemption date of (i) the redemption price of the senior subordinated notes at June 15, 2009 (as set forth in the table below), plus (ii) all required interest payments due on the senior subordinated notes through June 15, 2009 (excluding accrued but unpaid interest), computed using a discount rate equal to the applicable treasury rate as of such redemption date plus 50 basis points; over (b) the then outstanding principal amount of the senior subordinated notes, plus accrued and unpaid interest and additional interest, if any, to the redemption date.

        The dollar senior subordinated notes and the euro senior subordinated notes may be redeemed, in each case, at BCP Crystal's option, in whole or in part, at any time on or after June 15, 2009, at the redemption prices (expressed as percentages of principal amount) as set forth in the table below, plus accrued and unpaid interest and additional interest, if any, to the redemption date, if redeemed during the twelve-month period commencing on June 15 of the years set forth below:

  Dollar Senior Subordinated Notes

Period	Redemption Price
2009	104.813%
2010	103.208%
2011	101.604%
2012 and thereafter	100.000%

  Euro Senior Subordinated Notes

Period	Redemption Price
2009	105.188%
2010	103.458%
2011	101.729%
2012 and thereafter	100.000%

        In addition, at any time on or prior to June 15, 2007, (x) up to 35% of the aggregate principal amount of the dollar senior subordinated notes originally issued and (y) up to 35% of the aggregate principal amount of the euro senior subordinated notes originally issued shall be redeemable, in each case, in cash at BCP Crystal's option at a redemption price of 109.625% of the principal amount thereof in the case of the dollar senior subordinated notes and 110.375% of the principal amount thereof in the case of the euro senior subordinated notes, plus, in each case, accrued and unpaid interest and additional interest, if any, to the redemption date, with the net cash proceeds of one or more equity offerings; provided, however, at least 65% of the original aggregate principal amount of dollar senior subordinated notes in the case of each redemption of dollar senior subordinated notes, and at least 65% of euro senior subordinated notes in the case of each redemption of euro senior subordinated notes, in each case remains outstanding after each such redemption and provided, further, that such redemption will occur within 90 days after the date on which any such equity offering is consummated.

  Change of Control

        Upon the occurrence of a change of control, which is defined in the indenture governing the senior subordinated notes, each holder of the senior subordinated notes has the right to require BCP Crystal to repurchase some or all of such holder's senior subordinated notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the repurchase date.

  Covenants

        The indenture governing the senior subordinated notes contains covenants limiting, among other things, BCP Crystal's ability and the ability of its restricted subsidiaries to:

  •
  incur additional indebtedness;

  •
  pay dividends on or make other distributions or repurchase capital stock of BCP Crystal or its parent entities;

  •
  make certain investments;

  •
  enter into certain types of transactions with affiliates;

  •
  limit dividends or other payments by its restricted subsidiaries to BCP Crystal;

  •
  use assets as security in other transactions; and

  •
  sell certain assets or merge with or into other companies.

  Events of Default

        The indenture governing the senior subordinated notes also provides for events of default which, if any of them occurs, would permit or require the principal of and accrued interest on such senior subordinated notes to become or to be declared due and payable.

        As of    , 2004, BCP Crystal was in compliance in all material respects with all covenants and provisions contained under the indenture governing these notes.

Senior Discount Notes due 2014

  General

        In September 2004, our subsidiaries Crystal US 3 Holdings L.L.C. and Crystal US Sub 3 Corp. (collectively, "Crystal 3"), issued $853 million aggregate principal amount at maturity ($513 million in gross proceeds) of their Senior Discount Notes due 2014 (the "senior discount notes") consisting of $163 million aggregate principal amount at maturity of its 10% Series A Senior Discount Notes (the "series A notes") and $690 million aggregate principal amount at maturity of their 10 1/2% Series B Senior Discount Notes (the "series B notes"). Prior to October 1, 2009, interest will accrue on the senior discount notes in the form of an increase in their accreted value. Cash interest payments will be due and payable beginning on April 1, 2010.

  Ranking

        The senior discount notes will be Crystal 3's unsecured obligations and will rank equally with all of Crystal 3's future senior obligations and senior to Crystal 3's future subordinated indebtedness. The senior discount notes will be effectively subordinated to Crystal 3's future secured indebtedness to the extent of the assets securing that indebtedness and will be structurally subordinated to all indebtedness and other obligations of Crystal 3's subsidiaries, including Celanese Holdings and BCP Crystal.

  Optional Redemption

        The senior discount notes may be redeemed at Crystal 3's option, in whole or in part, at any time prior to October 1, 2009, at a redemption price equal to 100% of the accreted value of the senior discount notes redeemed, plus the greater of: (1) 1.0% of the then outstanding accreted value of the senior discount notes; and (2) the excess of (a) the present value at such redemption date of the redemption price of the senior discount notes at October 1, 2009 (as set forth in the table below), computed using a discount rate equal to the applicable treasury rate as of such redemption date plus 50 basis points; over (b) the then outstanding accreted value of the senior discount notes.

        The senior discount notes may be redeemed, in each case, at Crystal 3's option, in whole or in part, at any time on or after October 1, 2009, at the redemption prices (expressed as percentages of principal amount) as set forth in the table below, plus accrued and unpaid interest and additional interest, if any, to the redemption date, if redeemed during the twelve-month period commencing on October 1 of the years set forth below:

  Series A Notes

Period	Redemption Price
2009	105.000%
2010	103.333%
2011	101.667%
2012 and thereafter	100.000%

  Series B Notes

Period	Redemption Price
2009	105.250%
2010	103.500%
2011	101.750%
2012 and thereafter	100.000%

        In addition, at any time on or prior to October 1, 2007, (i) up to 35% of the aggregate principal amount at maturity of the series A notes may be redeemed at Crystal 3's option at a redemption price of 110% of the accreted value thereof, plus additional interest, if any, to the redemption date, with the proceeds of certain equity offerings; provided, however, at least 65% of the original aggregate principal amount at maturity of series A notes remains outstanding after each such redemption, and (ii) (x) up to 35% of the aggregate principal amount at maturity of the series B notes may be redeemed at Crystal 3's option at a redemption price of 110.500% of the accreted value thereof, plus additional interest, if any, to the redemption date, with proceeds of certain equity offerings; provided, however, at least 65% of the original aggregate principal amount at maturity of the series B notes remains outstanding after each such redemption, or (y) all, but nor less than all, of the series B notes shall be redeemed at Crystal 3's option at a redemption price of 110.500% of the accreted value thereof, plus additional interest, if any, to the redemption date, with the proceeds of certain equity offering; in each case provided, that such redemption will occur within 90 days after the date on which such equity offering is consummated. We intend to use approximately $ million of proceeds from this offering to redeem % of the outstanding aggregate principal amount at maturity of the senior discount notes.

  Change of Control

        Upon the occurrence of a change of control, which is defined in the indenture governing the senior discount notes, each holder of the senior discount notes has the right to require Crystal 3 to repurchase some or all of such holder's senior discount notes at a purchase price in cash equal to 101% of the accreted value thereof, plus accrued and unpaid interest, if any, to the repurchase date.

  Covenants

        The indenture governing the senior discount notes contains covenants limiting, among other things, Crystal 3's ability and the ability of its restricted subsidiaries to:

  •
  incur additional indebtedness or issue preferred stock;

  •
  pay dividends on or make other distributions or repurchase capital stock of Crystal 3 or make other restricted payments;

  •
  make certain investments;

  •
  enter into certain types of transactions with affiliates;

  •
  limit dividends or other payments by its restricted subsidiaries to Crystal 3 or other restricted subsidiaries;

  •
  sell certain assets or merge with or into other companies.

  Events of Default

        The indenture governing the senior discount notes also provides for events of default which, if any of them occurs, would permit or require the accreted value of and accrued interest on such senior discount notes to become or to be declared due and payable.

        As of            , 2004, Crystal 3 was in compliance in all material respects with all covenants and provisions contained under the indenture governing the senior discount notes.

DESCRIPTION OF CAPITAL STOCK

        The following is a description of the material terms of our certificate of incorporation and bylaws as each is in effect as of             , 2004. We refer you to our certificate of incorporation and bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part.

Authorized Capitalization

        Our authorized capital stock consists of (i) 5,000,000 shares of common stock, par value $.01 per share, of which            shares are currently issued and outstanding, and (ii) 5,000,000 shares of preferred stock, par value $.01 per share. Immediately following the completion of this offering, there are expected to be             shares of common stock,            shares of common stock if the underwriters exercise in full their option to purchase additional shares, and no shares of preferred stock, outstanding.

  Common Stock

        Voting Rights.    Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of common stock do not have cumulative voting rights in the election of directors.

        Dividend Rights.    Holders of common stock are entitled to receive dividends if, as and when dividends are declared from time to time by our board of directors out of funds legally available for that purpose, after payment of dividends required to be paid on outstanding preferred stock, as described below, if any. Our senior credit facilities and indentures impose restrictions on our ability to declare dividends with respect to our common stock. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions and factors that our board of directors may deem relevant.

        Liquidation Rights.    Upon liquidation, dissolution or winding up, any business combination or a sale or disposition of all or substantially all of the assets, the holders of common stock are entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities and accrued but unpaid dividends and liquidation preferences on any outstanding preferred stock.

        Other Matters.    The common stock has no preemptive or conversion rights and, if fully paid, is not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of our common stock, including the common stock offered in this offering, are fully paid and non-assessable, and the shares of our common stock offered in this offering, upon payment and delivery in accordance with the underwriting agreement, will be fully paid and non-assessable.

  Preferred Stock

        Our certificate of incorporation authorizes our board of directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of that series, including:

  •
  the designation of the series;

  •
  the number of shares of the series, which our board may, except where otherwise provided in the preferred stock designation, increase or decrease, but not below the number of shares then outstanding;

  •
  whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

  •
  the dates at which dividends, if any, will be payable;

  •
  the redemption rights and price or prices, if any, for shares of the series;

  •
  the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

  •
  the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our company;

  •
  whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our company or any other corporation, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

  •
  restrictions on the issuance of shares of the same series or of any other class or series; and

  •
  the voting rights, if any, of the holders of the series.

        In connection with the rights agreement that we intend to adopt prior to consummation of this offer, we intend to designate a related series of preferred stock, the Series A junior participating preferred stock. No shares of Series A junior participating preferred stock will be outstanding at the consummation of the offering, and the terms described below will apply only in the event that shares of the Series A junior participating preferred stock are issued. We expect that the terms of the Series A junior participating preferred stock will grant our board of directors the authority to issue shares of Series A junior participating preferred stock from time to time and to increase the number of authorized shares of Series A junior participating preferred stock. The Series A junior participating preferred stock will rank junior to all other preferred stock, but senior to our common stock. The holders of Series A junior participating preferred stock will vote with the holders of our common stock as a single class, unless otherwise required by law, and will be entitled to 1,000 votes per share. We expect that under the terms of the Series A junior participating preferred stock the board of directors may not effect any amendment to the terms of the Series A junior participating preferred stock which would adversely affect the rights, powers and preferences thereof without the prior approval of the holders of two-thirds of the then outstanding Series A junior participating preferred stock. The holders of our Series A junior participating preferred stock will be entitled to receive dividends equal to the greater of $1 per share and an amount equal to 1000 times the aggregate per share amount of any dividends declared on the common stock. In the event we are subject to any liquidation, dissolution or winding up, the holders of Series A junior participating preferred stock shall be entitled to receive an aggregate per share liquidation payment of 1000 times the payment made per share of common stock. We expect that under the terms of the Series A junior participating preferred stock, the Series A junior participating preferred stock may not be redeemed.

Anti-Takeover Effects of Certain Provisions of Our Certificate of Incorporation and Bylaws

        Certain provisions of our certificate of incorporation and bylaws, which are summarized in the following paragraphs, may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

Classified Board

        Our certificate of incorporation provides that our board of directors will be divided into three classes of directors, with the classes to be as nearly equal in number as possible. As a result, approximately one-third of our board of directors will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our board. Our certificate of incorporation and the bylaws provide that the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by the board, but must consist of not less than three or more than fifteen directors.

Removal of Directors

        Our certificate of incorporation and bylaws provide that (i) prior to the date on which the Sponsor and its affiliates cease to beneficially own, in aggregate, at least 50.1% in voting power of all outstanding shares entitled to vote generally in the election of directors, directors may be removed for any reason upon the affirmative vote of holders of at least a majority of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class and (ii) on and after the date the Sponsor and its affiliates cease to beneficially own, in aggregate, at least 50.1% in voting power of all outstanding shares entitled to vote generally in the election of directors, directors may be removed only upon the affirmative vote of holders of at least 80% of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. In addition, our bylaws also provide that any vacancies on our board of directors will be filled only by the affirmative vote of the remaining directors.

No Cumulative Voting

        The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our certificate of incorporation does not expressly provide for cumulative voting.

Calling of Special Meetings of Stockholders

        Our certificate of incorporation provides that a special meeting of our stockholders may be called at any time by the chairman of the board, the board or a committee of the board which has been granted such authority by the board.

Stockholder Action by Written Consent

        The DGCL permits stockholder action by written consent unless otherwise provided by the certificate of incorporation. Our certificate of incorporation precludes stockholder action by written consent after the date on which the Sponsor and its affiliates ceases to beneficially own, in the aggregate, at least 50.1% in voting power of all outstanding shares of our stock entitled to vote generally in the election of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

        Our bylaws provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary.

        Generally, to be timely, a stockholder's notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date on which the proxy materials for the previous year's annual meeting were first mailed. Our bylaws also specify requirements as to the form and content of a stockholder's notice. These provisions, which do not apply to the Sponsor and its affiliates, may impede stockholders' ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders.

Supermajority Provisions

        The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote is required to amend a corporation's certificate of incorporation or bylaws, unless the certificate of incorporation requires a greater percentage. Our certificate of incorporation provides that the following provisions in the certificate of incorporation and bylaws may be amended only by a vote of at least 80% of the voting power of all of the outstanding shares of our stock entitled to vote in the election of directors, voting together as a single class:

  •
  classified board (the election and term of our directors);

  •
  the removal of directors;

  •
  the prohibition on stockholder action by written consent;

  •
  the ability to call a special meeting of stockholders being vested solely in our board of directors and the chairman of our board;

  •
  the advance notice requirements for stockholder proposals and director nominations; and

  •
  the amendment provision requiring that the above provisions be amended only with an 80% supermajority vote.

        In addition, our certificate of incorporation grants our board of directors the authority to amend and repeal our bylaws without a stockholder vote in any manner not inconsistent with the laws of the State of Delaware or our certificate of incorporation.

Limitations on Liability and Indemnification of Officers and Directors

        The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors' fiduciary duties. Our certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director, except for liability:

  •
  for breach of duty of loyalty;

  •
  for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;

  •
  under Section 174 of the DGCL (unlawful dividends); or

  •
  for transactions from which the director derived improper personal benefit.

        Our certificate of incorporation and bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by the DGCL. We are also expressly authorized to advance certain expenses (including attorneys' fees and disbursements and court costs) and carry directors' and officers' insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

        The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

        There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Rights Agreement

        We intend to adopt, prior to consummation of this offering, a rights agreement subject to the approval of our board of directors. Under our rights agreement, each share of our common stock has associated with it one preferred stock purchase right. Each of these rights entitles its holder to purchase, at a purchase price of $                              , subject to adjustment, one one-thousandth of a share of Series A junior participating preferred stock under circumstances provided for in the rights agreement.

        The purpose of our rights agreement is to:

  •
  give our board of directors the opportunity to negotiate with any persons seeking to obtain control of us;

  •
  deter acquisitions of voting control of us without assurance of fair and equal treatment of all of our stockholders; and

  •
  prevent a person from acquiring in the market a sufficient amount of voting power over us to be in a position to block an action sought to be taken by our stockholders.

        The exercise of the rights under our rights agreement would cause substantial dilution to a person attempting to acquire us on terms not approved by our board of directors and therefore would significantly increase the price that person would have to pay to complete the acquisition. Our rights agreement may deter a potential acquisition or tender offer.

        Until a "distribution date" occurs, the rights will:

  •
  not be exercisable;

  •
  be represented by the same certificate that represents the shares with which the rights are associated; and

  •
  trade together with those shares.

        The rights will expire at the close of business on the ten-year anniversary of the rights agreement, unless earlier redeemed or exchanged by us.

        Following a "distribution date," the rights would become exercisable and we would issue separate certificates representing the rights, which would trade separately from the shares of our common stock.

        A "distribution date" would occur upon the earlier of:

  •
  ten business days after a public announcement that a person has become an "acquiring person;" or

  •
  ten business days after a person commences or announces its intention to commence a tender or exchange offer that, if successful, would result in the person becoming an "acquiring person."

        Under our rights agreement, a person becomes an "acquiring person" if the person, alone or together with a group, acquires beneficial ownership of    % or more of the outstanding shares of our common stock. However, an "acquiring person" shall not include us, any of our subsidiaries, any of our

employee benefit plans, any person or entity acting pursuant to such employee benefit plans or                        and any of their affiliates or their subsequent transferees of at least    % of our then outstanding common stock. Our rights agreement also contains provisions designed to prevent the inadvertent triggering of the rights by institutional or certain other stockholders.

        If any person becomes an acquiring person, each holder of a right, other than the acquiring person, will be entitled to purchase, at the purchase price, a number of our shares of common stock having a market value equal to two times the purchase price. If, following a public announcement that a person has become an acquiring person:

  •
  we merge or enter into any similar business combination transaction and we are not the surviving corporation; or

  •
  50% or more of our assets, cash flow or earning power is sold or transferred,

        then each holder of a right, other than the acquiring person, will be entitled to purchase, at the purchase price, a number of shares of common stock of the surviving entity having a market value equal to two times the purchase price.

        After a person becomes an acquiring person, but prior to such person acquiring 50% of our outstanding shares of common stock, our board of directors may exchange the rights, other than rights owned by the acquiring person, into shares of our common stock at an exchange ratio of one share of common stock, or into shares of Series A junior participating preferred stock (or equivalent preferred stock) at an exchange ratio determined based on the market price of our common stock, for each right.

        At any time until a person has become an acquiring person, our board of directors may redeem all of the rights at a redemption price of $.01 per right. On the redemption date, the rights will expire and the only entitlement of the holders of rights will be to receive the redemption price.

        A holder of rights, as such, will not have any rights as a stockholder, including rights to vote or receive dividends.

        For so long as the rights are redeemable, our board of directors may amend any provisions in the rights agreement without the approval of any holders of the rights. After the distribution date, and provided that the rights remain redeemable, our board of directors may amend the provisions of our rights agreement without the approval of any holders of the rights in order to:

  •
  cure any ambiguity;

  •
  correct or supplement any provision that is defective or inconsistent with other provisions of the rights agreement;

  •
  shorten or lengthen any time period under the rights agreement; or

  •
  make any other changes that do not adversely affect the interests of the holders of the rights.

        The distribution of the rights will not be taxable to our stockholders or us. Our stockholders may recognize taxable income when the rights become exercisable for shares of our stock or shares of stock of an acquiring company.

Delaware Anti-takeover Statute

        We expect to opt out of Section 203 of the DGCL. Subject to specified exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder. "Business combinations" include mergers, asset sales and other transactions resulting in a financial benefit to the "interested stockholder." Subject to various exceptions, an "interested stockholder" is a person who together with his or her affiliates and associates, owns, or within three years did own, 15% or more of the corporation's outstanding voting stock. These restrictions generally prohibit or delay the accomplishment of mergers or other takeover or change in control attempts. However, these restrictions will not apply to us due to our election not to be governed by this provision of the DGCL.

Transfer Agent and Registrar

        is the transfer agent and registrar for our common stock.

Listing

        We intend to apply for listing of our common stock on the New York Stock Exchange under the symbol "    ."

Authorized but Unissued Capital Stock

        The DGCL does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the New York Stock Exchange, which would apply so long as our common stock is listed on the New York Stock Exchange, require stockholder approval of certain issuances equal to or exceeding 20% of the then-outstanding voting power or then outstanding number of shares of common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

        One of the effects of the existence of unissued and unreserved common stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

SHARES ELIGIBLE FOR FUTURE SALE

        Prior to this offering, there has not been any public market for our common stock, and we cannot predict what effect, if any, market sales of shares of common stock or the availability of shares of common stock for sale will have on the market price of our common stock. Nevertheless, sales of substantial amounts of common stock, including shares issued upon the exercise of outstanding warrants, in the public market, or the perception that such sales could occur, could materially and adversely affect the market price of our common stock and could impair our future ability to raise capital through the sale of our equity or equity-related securities at a time and price that we deem appropriate.

        Upon the closing of this offering, we will have outstanding an aggregate of approximately         million shares of common stock, assuming no exercise by the underwriters of their over-allotment option. Of the outstanding shares, the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares held by our "affiliates," as that term is defined under Rule 144 of the Securities Act, may be sold only in compliance with the limitations described below. The remaining outstanding shares of common stock will be deemed "restricted securities" as that term is defined under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or 144(k) under the Securities Act, which are summarized below.

        Subject to the lock-up agreements described below and the provisions of Rules 144 and 144(k), additional shares of our common stock will be available for sale in the public market under exemptions from registration requirements as follows:

Number of Shares	Date
After days from the date of this prospectus (subject to volume limitations and other conditions under Rule 144)
At various times after days from the date of this prospectus (Rule 144(k))

Rule 144

        In general, under Rule 144 as currently in effect, a person (or persons whose shares are required to be aggregated), including an affiliate, who has beneficially owned shares of our common stock for at least one year is entitled to sell in any three-month period a number of shares that does not exceed the greater of:

  •
  1% of the then-outstanding shares of common stock or approximately            million shares assuming no exercise by the underwriters of their over-allotment option; and

  •
  the average weekly reported volume of trading in the common stock on the New York Stock Exchange during the four calendar weeks preceding the date on which notice of sale is filed, subject to restrictions.

        Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144(k)

        In addition, a person who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, would be entitled to sell those shares under Rule 144(k) without regard to the manner of sale, public information, volume limitation or notice requirements of Rule 144. To the extent that our affiliates sell their shares, other than pursuant to Rule 144 or a registration statement, the purchaser's holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.

Lock-Up Agreements

        We, the Original Stockholders and all of our directors and executive officers have agreed that, without the prior written consent of                        on behalf of the underwriters, we and they will not, during the period ending 180 days after the date of this prospectus:

  •
  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of directly or indirectly, any of our shares of common stock or any securities convertible into or exercisable or exchangeable for our common stock; or

  •
  enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock;

whether any such transaction described above is to be settled by delivery of our common stock or other securities, in cash or otherwise. The restrictions described in this paragraph do not apply to:

  •
  the sale of shares to the underwriters;

  •
  the issuance by us of shares of common stock upon the exercise of an option, or a warrant or a similar security or the conversion of a security outstanding on the date of and reflected in this prospectus;

  •
  the grant of options or stock under our benefit plans;

  •
  transactions by any person other than us relating to shares of common stock acquired in open market transactions after the completion of this offering; and

  •
  the issuance of common stock in connection with the acquisition of, or a joint venture with, another company provided that, subject to certain exceptions, the recipients of such common stock agree in writing to be bound by the restrictions described in this paragraph for the remainder of such 180 day period.

CERTAIN UNITED STATES FEDERAL INCOME AND ESTATE TAX
CONSEQUENCES TO NON-U.S. HOLDERS

        The following is a summary of certain United States federal income and estate tax consequences of the purchase, ownership and disposition of our common stock as of the date hereof. Except where noted, this summary deals only with common stock that is held as a capital asset by a non-U.S. holder.

        A "non-U.S. holder" means a person (other than a partnership) that is not for United States federal income tax purposes any of the following:

  •
  an individual citizen or resident of the United States;

  •
  a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate the income of which is subject to United States federal income taxation regardless of its source; or

  •
  a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

        This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, it does not represent a detailed description of the United States federal income and estate tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, "controlled foreign corporation," "passive foreign investment company," "foreign personal holding company," corporation that accumulates earnings to avoid United States federal income tax or an investor in a pass-through entity). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

        If a partnership holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisors.

        If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the ownership of the common stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

Dividends

        As we discussed under the section entitled "Dividend Policy" above, we do not currently intend to pay dividends. In the event that we do pay dividends, dividends paid to a non-U.S. holder of our common stock generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, where a tax treaty applies, are attributable to a United States permanent establishment of the non-U.S. holder) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

        A non-U.S. holder of our common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required to (a) complete Internal Revenue Service Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code or (b) if our common stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are entities rather than individuals.

        A non-U.S. holder of our common stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Gain on Disposition of Common Stock

        Any gain realized on the disposition of our common stock generally will not be subject to United States federal income tax unless:

  •
  the gain is effectively connected with a trade or business of the non-U.S. holder in the United States, and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder;

  •
  the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

  •
  we are or have been a "United States real property holding corporation" for United States federal income tax purposes.

        An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated United States federal income tax rates. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

        We believe we are not and do not anticipate becoming a "United States real property holding corporation" for United States federal income tax purposes.

Federal Estate Tax

        Common stock held by an individual non-U.S. holder at the time of death will be included in such holder's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

        We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

        A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder, and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code, or such holder otherwise establishes an exemption.

        Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code) or such owner otherwise establishes an exemption.

        Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder's United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

UNDERWRITERS

        Under the terms and subject to the conditions contained in the underwriting agreement dated the date of this prospectus, the underwriters named below, for whom                         is acting as representative, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares indicated below:

Name	Number of Shares

Total:

        The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters' over-allotment option described below.

        The underwriters initially propose to offer part of the shares of common stock directly to the public at the public offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of $                      per share under the public offering price. Any underwriter may allow, and such dealers may reallow, a concession not in excess of $                              a share to other underwriters or to certain dealers. After the initial offering of the shares, the offering price and other selling terms may from time to time be varied by the representative.

        We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of            additional shares of common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of the additional shares of common stock as the number listed next to the underwriter's name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table. If the underwriters' option is exercised in full, the total price to the public would be $                              , the total underwriters' discounts and commissions would be $                              and the total proceeds to us would be $                  .

        The underwriters have informed us that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of common stock offered by them.

        We, the Original Stockholders and all of our directors and executive officers have agreed that, without the prior written consent of                        on behalf of the underwriters, we and they will not, during the period ending 180 days after the date of this prospectus:

  •
  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of directly or indirectly, any of our shares of common stock or any securities convertible into or exercisable or exchangeable for our common stock; or

  •
  enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock;

whether any such transaction described above is to be settled by delivery of our common stock or other securities, in cash or otherwise. The restrictions described in this paragraph do not apply to:

  •
  the sale of shares to the underwriters;

  •
  the issuance by us of shares of common stock upon the exercise of an option, or a warrant or a similar security or the conversion of a security outstanding on the date of and reflected in this prospectus;

  •
  the grant of options or stock under our benefit plans;

  •
  transactions by any person other than us relating to shares of common stock acquired in open market transactions after the completion of this offering; and

  •
  the issuance of common stock in connection with the acquisition of, or a joint venture with, another company provided that, subject to certain exceptions, the recipients of such common stock agree in writing to be bound by the restrictions described in this paragraph for the remainder of such 180 day period.

        The estimated offering expenses payable by us, in addition to the underwriting discounts and commissions, are approximately $                              , which includes legal, accounting and printing costs and various other fees associated with registering and listing the common stock.

        The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of our common stock.

	No Exercise	Full Exercise
Per share	$	$
Total	$	$

        In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more stock than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of stock available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing stock in the open market. In determining the source of stock to close out a covered short sale, the underwriters will consider, among other things, the open market price of stock compared to the price available under the over-allotment option. The underwriters may also sell stock in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. In addition, to stabilize the price of the common stock, the underwriters may bid for, and purchase, common stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in this offering, if the syndicate repurchases previously distributed common stock to cover syndicate short positions or to stabilize the price of the common stock. Any of these activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

        From time to time, certain of the underwriters have provided, and continue to provide, investment banking and other services to us for which they receive customary fees and commissions.

        We will apply for listing of our common stock on the New York Stock Exchange under the symbol "            ."

        We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

        The shares have not been and will not be offered to the public within the meaning of the German Sales Prospectus Act (Verkaufsprospektgesetz) or the German Investment Act (Investmentgesetz). The shares have not been and will not be listed on a German exchange. No sales prospectus pursuant to the German Sales Prospectus Act has been or will be published or circulated in Germany or filed with the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht) or any other governmental or regulatory authority in Germany. This prospectus does not constitute an offer to the public in Germany and it does not serve for public distribution of the shares in Germany. Neither this prospectus, nor any other document issued in connection with this offering, may be issued or distributed to any person in Germany except under circumstances which do not constitute an offer to the public within the meaning the German Sales Prospectus Act or the German Investment Act.

        The offer is only being made to persons in the United Kingdom whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 or the UK Financial Services and Markets Act 2000 ("FSMA"), and each underwriter has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received by it in connection with the issue or sale of the shares in circumstances in which section 21(1) of FSMA does not apply to the Issuer. Each of the underwriters agrees and acknowledges that it has complied and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

        The shares may not be offered, transferred, sold or delivered to any individual or legal entity other than to persons who trade or invest in securities in the conduct of their profession or trade (which includes banks, securities intermediaries (including dealers and brokers), insurance companies, pension funds, other institutional investors and commercial enterprises which as an ancillary activity regularly invest in securities) in the Netherlands.

        The offering has not been registered with the Commissione Nazionale per le Societa e la Borsa (CONSOB) pursuant to Italian securities legislation. The shares may not be offered or sold nor may the prospectus or any other offering materials be distributed in the Republic of Italy unless such offer, sale or distribution is:

          (a)   made by an investment firm, bank or financial intermediary permitted to conduct such activities in the Republic of Italy in accordance with Legislative Decree No. 385 of September 1, 1993 (Decree No. 385), Legislative Decree No. 58 of February 24, 1998, CONSOB Regulation No. 11971 or May 14, 1999 and any other applicable laws and regulations;

          (b)   made (i) to professional investors (operatori qualificati) as defined in Article 31, second paragraph of CONSOB Regulation No. 11422 of July 1, 1998, as amended, or Regulation No. 11522, (ii) in circumstances where an exemption from the rules governing solicitations to the public at large applies pursuant to Article 100 of Legislative Decree No. 58 of February 24, 1998 and Article 33, first paragraph, of CONSOB Regulation No. 11971 of May 14, 1999, as amended or (iii) to persons located in the Republic of Italy who submit an unsolicited request to purchase shares; and

          (c)   in compliance with all relevant Italian securities and tax laws and regulations.

        The shares have not been and will not be registered under the Securities and Exchange Law of Japan and may not be offered or sold directly or indirectly in Japan except under circumstances which result in compliance with all applicable laws, regulations and guidelines promulgated by the relevant Japanese governmental and regulatory authorities.

Pricing of the Offering

        Prior to this offering, there has been no public market for the common stock. The initial public offering price will be determined by negotiations between us and the representative. Among the factors to be considered in determining the initial public offering price will be our future prospects and those of our industry in general; our sales, earnings and certain other financial and operating information in recent periods; and the price-earnings ratios, price-sales ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to ours. The estimated initial public offering price range set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors.

VALIDITY OF THE SHARES

        The validity of the issuance of the shares of common stock to be sold in this offering will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York and for the underwriters by Davis Polk & Wardwell, New York, New York. A private investment fund comprised of selected partners of Simpson Thacher & Bartlett LLP, members of their families, related persons and others owns an interest representing less than 1% of the capital commitments of funds affiliated with the Sponsor.

EXPERTS

        The consolidated financial statements of Celanese AG and subsidiaries ("Celanese") as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, have been included in this prospectus in reliance upon the report of KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft Wirtschaftsprüfungsgesellschaft, independent registered public accounting firm, appearing elsewhere in this prospectus, and upon the authority of said firm as experts in accounting and auditing. The report of the independent registered public accounting firm covering these consolidated financial statements contains explanatory paragraphs that state that (a) Celanese changed from using the last-in, first-out, or LIFO, method of determining cost of inventories at certain locations to the first-in, first-out or FIFO method, adopted Statement of Financial Accounting Standards ("SFAS") No. 143, "Accounting for Asset Retirement Obligations," effective January 1, 2003, adopted Financial Accounting Standards Board Interpretation No. 46 (Revised), "Consolidation of Variable Interest Entities—an interpretation of ARB No. 51," effective December 31, 2003, adopted SFAS No. 142, "Goodwill and Other Intangible Assets," effective January 1, 2002, early adopted SFAS No. 146 "Accounting for Costs Associated with Exit or Disposal Activities," effective October 1, 2002, and changed the actuarial measurement date for its Canadian and U.S. pension and other postretirement benefit plans in 2003 and 2002, respectively, and (b) the independent registered public accounting firm also has reported separately on the consolidated financial statements of Celanese for the same periods, prior to the change from the LIFO method to the FIFO method of determining cost of inventories, presented separately using the U.S. dollar and the euro as the reporting currency.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed with the Securities and Exchange Commission (the "SEC") a registration statement on Form S-1 under the Securities Act with respect to this offering. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us and the shares of our common stock, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. The Issuer is not currently subject to the informational requirements of the Exchange Act. As a result of the offering of the shares of common stock, it will become subject to the informational requirements of the Exchange Act, and, in accordance therewith, will file reports and other information with the SEC. The registration statement, such reports and other information can be inspected and copied at the Public Reference Room of the SEC located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC's home page on the Internet (http://www.sec.gov).

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

PAGE
ANNUAL CELANESE CONSOLIDATED FINANCIAL STATEMENTS
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Statements of Operations for the years ended December 31, 2003, 2002 and 2001	F-3
Consolidated Balance Sheets as of December 31, 2003 and 2002	F-4
Consolidated Statements of Shareholders' Equity for the years ended December 31, 2003, 2002 and 2001	F-5
Consolidated Statements of Cash Flows for the years ended December 31, 2003, 2002 and 2001	F-6
Notes to Consolidated Financial Statements	F-7
INTERIM UNAUDITED ISSUER CONSOLIDATED FINANCIAL STATEMENTS
Unaudited Consolidated Statements of Operations for the six months ended June 30, 2003 and the three months ended March 31, 2004 and June 30, 2004	F-71
Unaudited Consolidated Balance Sheets as of December 31, 2003 and June 30, 2004	F-72
Unaudited Consolidated Statements of Shareholder's Equity for the six months ended June 30, 2003 and the three months ended March 31, 2004 and June 30, 2004	F-73
Unaudited Consolidated Statements of Cash Flows for the six months ended June 30, 2003 and the three months ended March 31, 2004 and June 30, 2004	F-74
Notes to Unaudited Consolidated Financial Statements	F-75

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Supervisory Board and Shareholders

Celanese AG:

        We have audited the consolidated financial statements of Celanese AG and subsidiaries ("Celanese") as listed in the accompanying index. These consolidated financial statements are the responsibility of Celanese's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Celanese as of December 31, 2003 and 2002, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2003 in conformity with U.S. generally accepted accounting principles.

        As discussed in Note 3 to the consolidated financial statements, Celanese changed from using the last-in, first-out or LIFO method of determining cost of inventories at certain locations to the first-in, first-out or FIFO method.

        As discussed in Note 4 to the consolidated financial statements, Celanese adopted Statement of Financial Accounting Standards ("SFAS") No. 143, "Accounting for Asset Retirement Obligations," effective January 1, 2003.

        As discussed in Note 4 to the consolidated financial statements, Celanese adopted Financial Accounting Standards Board Interpretation No. 46 (Revised), "Consolidation of Variable Interest Entities—an interpretation of ARB No. 51," effective December 31, 2003.

        As discussed in Note 4 to the consolidated financial statements, Celanese adopted SFAS No. 142, "Goodwill and Other Intangible Assets," effective January 1, 2002.

        As discussed in Note 4 to the consolidated financial statements, Celanese has early adopted SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," effective October 1, 2002.

        As discussed in Note 18 to the consolidated financial statements, Celanese changed the actuarial measurement date for its Canadian and U.S. pension and other postretirement benefit plans in 2003 and 2002, respectively.

        We also have reported separately on the consolidated financial statements of Celanese for the same periods, prior to the change from the LIFO to the FIFO method of determining cost of inventories. Those consolidated financial statements were presented separately using the U.S. dollar and the euro as the reporting currency.

/s/ KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft Wirtschaftsprüfungsgesellschaft

Frankfurt am Main, Germany
August 31, 2004, except for paragraph one of Note 28
which is as of October 6, 2004, and paragraph
two of Note 28, which is as of October 26, 2004

CELANESE AG AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31,

	2003	2002	2001
	(in $ millions except for share and per share data)
Net sales	4,603	3,836	3,970
Cost of sales	(3,883)	(3,171)	(3,409)
Selling, general and administrative expenses	(510)	(446)	(489)
Research and development expenses	(89)	(65)	(74)
Special charges
Insurance recoveries associated with plumbing cases	107	—	28
Sorbates antitrust matters	(95)	—	—
Restructuring, impairment and other special charges, net	(17)	5	(444)
Foreign exchange gain (loss)	(4)	3	1
Gain on disposition of assets	6	11	—

Operating profit (loss)	118	173	(417)
Equity in net earnings of affiliates	35	21	12
Interest expense	(49)	(55)	(72)
Interest and other income, net	99	45	58

Earnings (loss) from continuing operations before tax and minority interests	203	184	(419)
Income tax (provision) benefit	(60)	(61)	106

Earnings (loss) from continuing operations before minority interests	143	123	(313)
Minority interests	—	—	—

Earnings (loss) from continuing operations	143	123	(313)
Earnings (loss) from operation of discontinued operations (including gain on disposal of discontinued operations of $7 million, $14 million and $13 million in 2003, 2002 and 2001, respectively)	6	(29)	(76)
Income tax benefit	—	56	24

Earnings (loss) from discontinued operations	6	27	(52)
Cumulative effect of changes in accounting principles, net of income tax of $1 million and $5 million in 2003 and 2002, respectively	(1)	18	—

Net earnings (loss)	148	168	(365)

Earnings (loss) per common share—basic:
Continuing operations	2.89	2.44	(6.22)
Discontinued operations	0.12	0.54	(1.03)
Cumulative effect of changes in accounting principles	(0.02)	0.36	—

Net earnings (loss)	2.99	3.34	(7.25)

Weighted average shares—basic:	49,445,958	50,329,346	50,331,847
Earnings (loss) per common share—diluted:
Continuing operations	2.89	2.44	(6.22)
Discontinued operations	0.12	0.54	(1.03)
Cumulative effect of changes in accounting principles	(0.02)	0.36	—

Net earnings (loss)	2.99	3.34	(7.25)

Weighted average shares—diluted	49,457,145	50,329,346	50,331,847

CELANESE AG AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31,

	2003	2002
	(in $ millions)
ASSETS
Current assets:
Cash and cash equivalents	148	124
Receivables, net:
Trade receivables, net — third party and affiliates	722	666
Other receivables	589	463
Inventories	509	505
Deferred income taxes	67	84
Other assets	52	45
Assets of discontinued operations	164	180

Total current assets	2,251	2,067

Investments	561	476
Property, plant and equipment, net	1,710	1,593
Deferred income taxes	606	630
Other assets	578	566
Intangible assets, net	1,108	1,085

Total assets	6,814	6,417

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Short-term borrowings and current installments of long-term debt — third party and affiliates	148	204
Accounts payable and accrued liabilities:
Trade payables — third party and affiliates	590	572
Other current liabilities	919	690
Deferred income taxes	19	11
Income taxes payable	266	421
Liabilities of discontinued operations	30	33

Total current liabilities	1,972	1,931

Long-term debt	489	440
Deferred income taxes	99	54
Benefit obligations	1,165	1,271
Other liabilities	489	612
Minority interests	18	13
Commitments and contingencies
Shareholders' equity:
Common stock, no par value, €140 ($150) million aggregate registered value; 54,790,369 shares authorized and issued; 49,321,468 and 50,058,476 shares outstanding in 2003 and 2002, respectively	150	150
Additional paid-in capital	2,714	2,665
Retained earnings (deficit)	25	(98)
Accumulated other comprehensive loss	(198)	(527)

	2,691	2,190
Less: Treasury stock at cost (5,468,901 and 4,731,893 shares in 2003 and 2002, respectively)	109	94

Total shareholders' equity	2,582	2,096

Total liabilities and shareholders' equity	6,814	6,417

CELANESE AG AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

	Common Stock	Additional Paid-in Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total Share- holders' Equity
	(in $ millions)
Balance at December 31, 2000	153	2,677	117	(163)	(113)	2,671
Comprehensive loss, net of tax:
Net loss	—	—	(365)	—	—	(365)
Other comprehensive loss:
Unrealized loss on securities (1)	—	—	—	(4)	—	(4)
Foreign currency translation	—	—	—	(97)	—	(97)
Additional minimum pension liability (2)	—	—	—	(229)	—	(229)
Unrealized loss on derivative contracts (3)	—	—	—	(4)	—	(4)

Other comprehensive loss	—	—	—	(334)	—	(334)

Comprehensive loss	—	—	—	—	—	(699)
Dividends (€0.40, $0.35, per share)	—	—	(18)	—	—	(18)

Balance at December 31, 2001	153	2,677	(266)	(497)	(113)	1,954

Comprehensive income (loss), net of tax:
Net earnings	—	—	168	—	—	168
Other comprehensive income (loss):
Unrealized gain on securities (1)	—	—	—	3	—	3
Foreign currency translation	—	—	—	192	—	192
Additional minimum pension liability (2)	—	—	—	(220)	—	(220)
Unrealized loss on derivative contracts (3)	—	—	—	(5)	—	(5)

Other comprehensive loss	—	—	—	(30)	—	(30)
Comprehensive income	—	—	—	—	—	138
Amortization of deferred compensation	—	3	—	—	—	3
Indemnification of demerger liability	—	7	—	—	—	7
Purchase of treasury stock	—	—	—	—	(6)	(6)
Retirement of treasury stock	(3)	(22)	—	—	25	—

Balance at December 31, 2002	150	2,665	(98)	(527)	(94)	2,096

Comprehensive income, net of tax:
Net earnings	—	—	148	—	—	148
Other comprehensive income:
Unrealized gain on securities (1)	—	—	—	4	—	4
Foreign currency translation	—	—	—	307	—	307
Additional minimum pension liability (2)	—	—	—	12	—	12
Unrealized gain on derivative contracts (3)	—	—	—	6	—	6

Other comprehensive income	—	—	—	329	—	329

Comprehensive income	—	—	—	—	—	477
Dividends (€0.44, $0.48, per share)	—	—	(25)	—	—	(25)
Amortization of deferred compensation	—	5	—	—	—	5
Indemnification of demerger liability (4)	—	44	—	—	—	44
Purchase of treasury stock	—	—	—	—	(15)	(15)

Balance at December 31, 2003	150	2,714	25	(198)	(109)	2,582

(1)
Net of tax (benefit) expense of $(1) million, $(1) million and $2 million in 2001, 2002 and 2003, respectively.

(2)
Net of tax (benefit) expense of $(132) million, $(118) million and $5 million in 2001, 2002 and 2003, respectively.

(3)
Net of tax (benefit) expense of $(2) million, $(2) million, and $4 million in 2001, 2002 and 2003, respectively.

(4)
Net of tax expense of $33 million in 2003.

CELANESE AG AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31,

	2003	2002	2001
	(in $ millions)
Operating activities from continuing operations:
Net earnings (loss)	148	168	(365)
(Earnings) loss from discontinued operations, net	(6)	(27)	52
Cumulative effect of changes in accounting principles	1	(18)	—
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Special charges, net of amounts used	91	(60)	332
Stock-based compensation	65	5	10
Depreciation and amortization	294	247	326
Change in equity of affiliates	(12)	40	7
Deferred income taxes	79	2	(262)
Gain on disposition of assets, net	(9)	(11)	(6)
Write-downs of investments	4	15	9
(Gain) loss on foreign currency	155	121	(27)
Changes in operating assets and liabilities:
Trade receivables, net—third party and affiliates	—	(90)	237
Other receivables	22	(18)	157
Inventories	(11)	11	120
Trade payables—third party and affiliates	(41)	7	(61)
Other liabilities	(165)	(4)	(211)
Income taxes payable	(195)	(4)	141
Other, net	(19)	(21)	3

Net cash provided by operating activities	401	363	462
Investing activities from continuing operations:
Capital expenditures on property, plant and equipment	(211)	(203)	(191)
Acquisitions of businesses and purchase of investment	(18)	(131)	(2)
Proceeds (outflow) on sale of assets	10	(12)	5
Proceeds and payments of borrowings from disposal of discontinued operations	10	206	34
Proceeds from sale of marketable securities	202	201	312
Purchases of marketable securities	(265)	(223)	(267)
Distributions from affiliates	—	39	4
Other, net	(3)	(16)	—

Net cash used in investing activities	(275)	(139)	(105)
Financing activities from continuing operations:
Short-term borrowings, net	(20)	(141)	(147)
Proceeds from long-term debt	61	50	—
Payments of long-term debt	(109)	(53)	(172)
Purchase of treasury stock	(15)	(6)	—
Dividend payments	(25)	—	(18)

Net cash used in financing activities	(108)	(150)	(337)
Exchange rate effects on cash	6	7	1

Net increase in cash and cash equivalents	24	81	21
Cash and cash equivalents at beginning of year	124	43	22

Cash and cash equivalents at end of year	148	124	43

Net cash provided by (used in) discontinued operations:
Operating activities	(12)	16	1
Investing activities	12	(17)	(3)
Financing activities	—	(2)	—

Net cash used in discontinued operations	—	(3)	(2)

CELANESE AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Description of the Company

        On October 22, 1999 (the "Effective Date"), Celanese AG and its subsidiaries ("Celanese" or the "Company"), were demerged from Hoechst AG ("Hoechst") and Celanese became an independent publicly traded company. Subsequent to the demerger, Hoechst merged with Rhône-Poulenc S.A. to form Aventis S.A. ("Aventis"). In the demerger, Hoechst distributed all of the outstanding shares of Celanese's common stock to existing Hoechst shareholders.

        Celanese is a global industrial chemicals company. Its business involves processing chemical raw materials, such as ethylene and propylene, and natural products, including natural gas and wood pulp, into value-added chemicals and chemical-based products. During the fourth quarter of 2003, Celanese realigned its business segments to reflect a change of how the Company manages the business and assesses performance. (See Note 27) The Celanese portfolio consists of four main business segments: Chemical Products, Acetate Products, Technical Polymers Ticona ("Ticona") and Performance Products.

2.    Tender Offer

        On December 16, 2003, BCP Crystal Acquisition GmbH & Co. KG ("BCP"), a German limited partnership controlled by a group of investor funds advised by The Blackstone Group, announced its intention to launch a voluntary public offer to acquire all of the outstanding shares, excluding treasury shares, of Celanese AG for a price of €32.50 per share, without interest.

        On April 1, 2004, BCP announced that the minimum acceptance conditions for the offer had been met. Following the expiry of the acceptance period on March 29, 2004, and the subsequent acceptance period from April 4 through April 19, 2004, 84.3% of the outstanding shares of Celanese AG had been tendered.

        Following the completion of the acquisition, the Celanese Shares were delisted from the New York Stock Exchange on June 2, 2004. A domination and profit and loss transfer agreement (the "Domination Agreement") between Celanese AG and BCP was approved by the necessary majority of shareholders at the Extraordinary General Meeting held on July 30-31, 2004, registered in the Commercial Register on August 2, 2004 and is expected to become operative on October 1, 2004. When the Domination Agreement becomes operative, BCP will be obligated to offer to acquire all outstanding Celanese Shares from the minority shareholders of Celanese in return for payment of fair cash compensation. The amount of this fair cash compensation has been determined to be €41.92 per share in accordance with applicable German law. Any minority shareholder who elects not to sell its shares to BCP will be entitled to remain a shareholder of Celanese and to receive a gross guaranteed fixed annual payment on their shares of €3.27 per Celanese Share less certain corporate taxes in lieu of any future dividend. Taking into account the circumstances and the tax rates at the time of entering into the Domination Agreement, the net guaranteed fixed annual payment is €2.89 per share for a full fiscal year. The net guaranteed fixed annual payment may, depending on applicable corporate tax rates, in the future be higher, lower or the same as €2.89.

        In connection with the tender offer, Celanese Americas Corporation ("CAC"), a wholly owned subsidiary of Celanese, became a party to credit facilities whereby substantially all of the assets of CAC and its U.S. subsidiaries, as well as 65% of the shares of foreign subsidiaries directly owned by CAC are pledged and/or mortgaged as collateral to third party lenders. CAC and its U.S. subsidiaries have access to approximately $608 million under these credit facilities. CAC also borrowed $359 million from BCP Caylux Holdings Luxembourg S.C.A ("Caylux"), an indirect parent of BCP at a variable rate, and repaid $175 million of Celanese's variable rate debt, scheduled to mature in 2005 and 2008. Celanese cancelled its committed commercial paper backup facilities and revolving credit lines and replaced $72 million of existing letters of credit by June 30, 2004. Currently, Celanese does not have the ability to sell trade receivables into the receivable securitization program. All obligations under the senior credit facilities are unconditionally guaranteed by CAC and its U.S. subsidiaries.

        In addition, BCP has committed to fund $463 million related to certain pension obligations of Celanese, of which $159 million was contributed in the second quarter 2004.

        At March 31, 2004, Celanese had $176 million of net deferred tax assets arising from U.S. net operating loss ("NOL") carryforwards. Under U.S. tax law, the utilization of the deferred tax asset related to NOL carryforwards is subject to an annual limitation if there is a more than 50 percentage point change in shareholder ownership. The acquisition triggered this limitation and it is expected to adversely affect the Company's ability to utilize its NOL carryforwards. As a result, management has determined that it is not likely that the Company will be able to realize any of the deferred tax asset attributable to its NOL carryforwards and recorded a valuation allowance of $176 million in the second quarter 2004. In addition, management is reviewing the impact of the acquisition and whether it will have an impact on other deferred tax assets other than the U.S. NOL carryforwards.

3.    Summary Of Accounting Policies

  •
  Consolidation principles

        The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States ("U.S. GAAP") for all periods presented and include the accounts of the Company and its majority owned subsidiaries over which Celanese exercises control as well as a special purpose entity which is a variable interest entity where Celanese is deemed the primary beneficiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

  •
  Estimates and assumptions

        The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues, expenses and allocated charges during the reporting period. The more significant estimates pertain to the allowance for doubtful accounts, inventory allowances, impairments of intangible assets and other long-lived assets, restructuring costs and other special charges, income taxes, pension and other postretirement benefits, asset retirement obligations, environmental liabilities, and loss contingencies, among others. Actual results could differ from those estimates.

  •
  Revenue recognition

        Celanese recognizes revenue when title and risk of loss have been transferred to the customer, generally at the time of shipment of products, and provided four basic criteria are met: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered; (3) the fee is fixed and determinable; and (4) collectibility is reasonably assured. Should changes in conditions cause management to determine revenue recognition criteria are not met for certain transactions, revenue recognition would be delayed until such time that the transactions become realizable and fully earned. Payments received in advance of revenue recognition are recorded as deferred revenue.

  •
  Cash and cash equivalents

        All highly liquid investments with original maturities of three months or less are considered cash equivalents.

  •
  Investments in marketable securities

        Celanese has classified its investments in debt and equity securities as "available-for-sale" and has reported those investments at their fair or market values in the balance sheet as other assets. Unrealized gains or losses, net of the related tax effect on available-for-sale securities, are excluded from earnings and are reported as a component of accumulated other comprehensive income (loss) until realized. The cost of securities sold is determined by using the specific identification method.

        A decline in the market value of any available-for-sale security below cost that is deemed to be other than temporary results in a reduction in the carrying amount to fair value. The impairment is charged to earnings and a new cost basis for the security is established. To determine whether an impairment is other-than-temporary, the Company considers whether it has the ability and intent to hold the investment until a market price recovery and evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary. Evidence considered in this assessment includes the reasons for the impairment, the severity and duration of the impairment, changes in value subsequent to year-end, and forecasted performance of the investee.

  •
  Financial instruments

        Celanese addresses certain financial exposures through a controlled program of risk management that includes the use of derivative financial instruments. As a matter of principle, Celanese does not use derivative financial instruments for trading purposes. Celanese is party to interest rate swaps as well as foreign currency forward contracts in the management of its interest rate and foreign currency exchange rate exposures. Celanese generally utilizes interest rate derivative contracts in order to fix or limit the interest paid on existing variable rate debt. Celanese utilizes foreign currency derivative financial instruments to eliminate or reduce the exposure of its foreign currency denominated receivables and payables. Additionally, Celanese utilizes derivative instruments to reduce the exposure of its commodity prices and stock compensation expense.

        Differences between amounts paid or received on interest rate swap agreements are recognized as adjustments to interest expense over the life of each swap, thereby adjusting the effective interest rate on the hedged obligation. Gains and losses on instruments not meeting the criteria for cash flow hedge accounting treatment, or that cease to meet hedge accounting criteria, are included as income or expense.

        If a swap is terminated prior to its maturity, the gain or loss is recognized over the remaining original life of the swap if the item hedged remains outstanding, or immediately, if the item hedged does not remain outstanding. If the swap is not terminated prior to maturity, but the underlying hedged item is no longer outstanding, the interest rate swap is marked to market and any unrealized gain or loss is recognized immediately.

        Foreign exchange contracts relating to foreign currency denominated accounts receivable or accounts payable are accounted for as fair value hedges. Gains and losses on derivative instruments designated and qualifying as fair value hedging instruments as well as the offsetting losses and gains on the hedged items are reported in earnings in the same accounting period. Foreign exchange contracts for anticipated exposures are accounted for as cash flow hedges. The effective portion of unrealized gains and losses associated with the contracts are deferred as a component of accumulated other comprehensive income (loss) until the underlying hedged transactions affect earnings. Derivative instruments not designated as hedges are marked-to-market at the end of each accounting period with the results included in earnings.

        Celanese's risk management policy allows the purchase of up to 80 percent of its natural gas, butane and methane requirements, generally up to 18 months forward using forward purchase or cash-settled swap contracts to manage its exposure to fluctuating feed stock and energy costs. Throughout 2003, Celanese entered into natural gas forward and cash-settled swap contracts for approximately 50 percent of its natural gas requirements, generally for up to 3 to 6 months forward; however, this practice may not be indicative of future actions. The fixed price natural gas forward contracts are principally settled through actual delivery of the physical commodity. The maturities of the cash-settled swap contracts correlate to the actual purchases of the commodity and have the effect of securing predetermined prices for the underlying commodity. Although these contracts are structured to limit Celanese's exposure to increases in commodity prices, they can also limit the potential benefit Celanese might have otherwise received from decreases in commodity prices. These cash-settled swap contracts are accounted for as cash flow hedges. Realized gains and losses are included in the cost of the commodity upon settlement of the contract. The effective portion of unrealized gains and losses associated with the cash-settled swap contracts are deferred as a component of accumulated other comprehensive income (loss) until the underlying hedged transactions affect earnings.

        Celanese selectively used call options to offset some of the exposure to variability in expected future cash flows attributable to changes in the Company's stock price related to its stock appreciation rights plans. The options are designated as cash flow hedging instruments. Celanese excludes the time value component from the assessment of hedge effectiveness. The change in the call option's time value is reported each period in interest expense. The intrinsic value of the option contracts is deferred as a component of accumulated other comprehensive income (loss) until the compensation expense associated with the underlying hedged transactions affect earnings.

        Financial instruments which could potentially subject Celanese to concentrations of credit risk are primarily receivables concentrated in various geographic locations and cash equivalents. Celanese performs ongoing credit evaluations of its customers' financial condition. Generally, collateral is not required from customers. Allowances are provided for specific risks inherent in receivables.

  •
  Inventories

        Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out or FIFO method. Cost includes raw materials, direct labor and manufacturing overhead. Stores and supplies are valued at cost or market, whichever is lower. Cost is generally determined by the average cost method. During the second quarter of 2004, Celanese changed its inventory valuation method of accounting for its U.S. subsidiaries from LIFO to FIFO. This change will more closely represent the physical flow of goods resulting in ending inventory which will better represent the current cost of the inventory and the costs in income will more closely match the flow of goods. These financial statements have been restated for all periods presented to reflect this change. The effect of this change on reported net earnings (loss) and earnings (loss) per share for the years ended December 31, 2003, 2002 and 2001 is as follows:

	2003	2002	2001
	(in $ millions)
Net earnings (loss) prior to restatement	147	181	(345)
Change in inventory valuation method	1	(19)	(31)
Income tax effect of change	0	6	11

Net earnings (loss) as restated	148	168	(365)
Basic earnings per share(1):
Prior to restatement	2.97	3.60	(6.85)
Change in inventory valuation method, net of tax	0.02	(0.26)	(0.40)

As restated	2.99	3.34	(7.25)

(1)
Per-share data are based on weighted average shares outstanding in each period.

•
Investments and equity in net earnings of affiliates

        Accounting Principles Board ("APB") Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock, stipulates that the equity method should be used to account for investments in corporate joint ventures and certain other companies when an investor has "the ability to exercise significant influence over operating and financial policies of an investee. APB Opinion No. 18 generally considers an investor to have the ability to exercise significant influence when it owns 20 percent or more of the voting stock of an investee. Financial Accounting Standards Board ("FASB") Interpretation No. 35, Criteria for Applying the Equity Method of Accounting for Investments in Common Stock, issued to clarify the criteria for applying the equity method of accounting to 50 percent or less owned companies, lists circumstances under which, despite 20 percent ownership, an investor may not be able to exercise significant influence. Certain investments where Celanese owns greater than a 20 percent ownership and can not exercise significant influence or control are accounted for under the cost method. Such investments aggregate $76 million and $75 million as of December 31, 2003 and 2002, respectively, and are included within long-term other assets.

        In accordance with Statement of Financial Accounting Standards ("SFAS") No. 142, Goodwill and Other Intangible Assets, adopted by the Company effective January 1, 2002, the excess of cost over underlying equity in net assets acquired is no longer amortized.

        Celanese assesses the recoverability of the carrying value of its investments whenever events or changes in circumstances indicate a loss in value that is other than a temporary decline. See "Impairment of property, plant and equipment" for explanation of the methodology utilized.

  •
  Property, plant and equipment

        Property, plant and equipment are capitalized at cost. Depreciation is calculated on a straight-line basis, generally over the following estimated useful lives of the assets:

Land Improvements	20 years
Buildings	30 years
Buildings and Leasehold Improvements	10 years
Machinery and Equipment	10 years

        Leasehold improvements are amortized over 10 years or the remaining life of the respective lease, whichever is shorter.

        Repair and maintenance costs, including costs for planned maintenance turnarounds, that do not extend the useful life of the asset are charged against earnings as incurred. Major replacements, renewals and significant improvements are capitalized.

        Interest costs incurred during the construction period of assets are applied to the average value of constructed assets using the estimated weighted average interest rate incurred on borrowings outstanding during the construction period. The interest capitalized is amortized over the life of the asset.

        Impairment of property, plant and equipment—Celanese assesses the recoverability of the carrying value of its property, plant and equipment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be fully recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future net undiscounted cash flows expected to be generated by the asset. If assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying value of the assets exceeds the fair value of the assets. The estimate of fair value may be determined as the amount at which the asset could be bought or sold in a current transaction between willing parties. If this information is not available, fair value is determined based on the best information available in the circumstances. This frequently involves the use of a valuation technique including the present value of expected future cash flows, discounted at a rate commensurate with the risk involved, or other acceptable valuation techniques. Impairment of property, plant and equipment to be disposed of is determined in a similar manner, except that fair value is reduced by the costs to dispose of the assets.

  •
  Intangible assets

        The excess of the purchase price over fair value of net identifiable assets and liabilities of an acquired business ("goodwill") and other intangible assets with indefinite useful lives, beginning in 2002, are no longer amortized, but instead tested for impairment at least annually. Patents, trademarks and other intangibles with finite lives are amortized on a straight-line basis over their estimated economic lives.

        Impairment of intangible assets—Celanese assesses the recoverability of the carrying value of its goodwill and other intangible assets with indefinite useful lives annually or whenever events or changes in circumstances indicate that the carrying amount of the asset may not be fully recoverable. Recoverability of goodwill is measured at the reporting unit level based on a two-step approach. First, the carrying amount of the reporting unit is compared to the fair value as estimated by the future net discounted cash flows expected to be generated by the reporting unit. To the extent that the carrying value of the reporting unit exceeds the fair value of the reporting unit, a second step is performed, wherein the reporting unit's assets and liabilities are fair valued. To the extent that the reporting unit's carrying value of goodwill exceeds its implied fair value of goodwill, impairment exists and must be recognized. The implied fair value of goodwill is calculated as the fair value of the reporting unit in excess of the fair value of all non-goodwill assets and liabilities allocated to the reporting unit. The estimate of fair value may be determined as the amount at which the asset could be bought or sold in a current transaction between willing parties. If this information is not available, fair value is determined based on the best information available in the circumstances. This frequently involves the use of a valuation technique including the present value of expected future cash flows, discounted at a rate commensurate with the risk involved, or other acceptable valuation techniques.

        Recoverability of other intangible assets with indefinite useful lives is measured by a comparison of the carrying amount of the intangible assets to the fair value of the respective intangible assets. Any excess of the carrying value of the intangible assets over the fair value of the intangible assets is recognized as an impairment loss. The estimate of fair value is determined similar to that for goodwill outlined above.

        Celanese assesses the recoverability of intangible assets with finite lives in the same manner as for property, plant and equipment. See "Impairment of property, plant and equipment."

  •
  Income taxes

        The provision for income taxes has been determined using the asset and liability approach of accounting for income taxes. Under this approach, deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes and net operating loss and tax credit carryforwards. The amount of deferred taxes on these temporary differences is determined using the tax rates that are expected to apply to the period when the asset is realized or the liability is settled, as applicable, based on tax rates and laws in the respective tax jurisdiction enacted by the balance sheet date.

  •
  Environmental liabilities

        Celanese manufactures and sells a diverse line of chemical products throughout the world. Accordingly, Celanese's operations are subject to various hazards incidental to the production of industrial chemicals including the use, handling, processing, storage and transportation of hazardous materials. Celanese recognizes losses and accrues liabilities relating to environmental matters if available information indicates it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. If the event of a loss is neither probable nor reasonably estimable, but is reasonably possible, Celanese provides appropriate disclosure in the notes to its consolidated financial statements if the contingency is material. Celanese estimates environmental liabilities on a case-by-case basis using the most current status of available facts, existing technology and presently enacted laws and regulations. Environmental liabilities for which the remediation period is fixed and associated costs are readily determinable are recorded at their net present value. Recoveries of environmental remediation costs from other parties are recorded as assets when their receipt is deemed probable. (See Note 24)

  •
  Legal fees

        Celanese accrues for legal fees related to litigation matters when the costs associated with defending these matters can be reasonably estimated and are probable of occurring. All other legal fees are expensed as incurred.

  •
  Minority interests

        Minority interests in the equity and results of operations of the entities consolidated by Celanese are shown as a separate item in the consolidated financial statements. The entities included in the consolidated financial statements that have minority interests at December 31, 2003 are as follows:

Ownership Percentage
InfraServ GmbH & Co. Oberhausen KG	84%
Celanese Polisinteza d.o.o.	73%
Synthesegasanlage Ruhr GmbH	50%
Dacron GmbH	0%

        Celanese has a 60 percent voting interest and the right to appoint a majority of the board of management of Synthesegasanlage Ruhr GmbH, which results in Celanese controlling this entity and, accordingly, Celanese consolidating this entity in its consolidated financial statements.

        Dacron GmbH is a variable interest entity as defined under FASB Interpretation ("FIN") No. 46, Consolidation of Variable Interest Entities. Celanese is deemed the primary beneficiary of this variable interest entity and, accordingly, consolidates this entity in its consolidated financial statements. (See Note 4)

  •
  Accounting for Sorbates Matters

        In accordance with the demerger agreement between Hoechst and Celanese, which became effective October 22, 1999, Celanese, then successor to Hoechst's sorbates business, was assigned the obligation related to the Sorbates matters. However, Hoechst agreed to indemnify Celanese for 80 percent of payments for such obligations. Expenses related to this matter are recorded gross of any such recoveries from Hoechst in the Consolidated Statement of Operations. Recoveries from Hoechst, which represent 80 percent of such expenses, are recorded directly to shareholders' equity, net of tax, as a contribution of capital in the Consolidated Balance Sheet. (See Note 23)

  •
  Research and development

        The costs of research and development are charged as an expense in the period in which they are incurred.

  •
  Functional and reporting currencies

        As a result of BCP's acquisition of voting control of Celanese AG, these financial statements are reported in U.S. dollars to be consistent with BCP's reporting requirements. For Celanese's reporting requirements, the euro continues to be the reporting currency.

        For Celanese's international operations where the functional currency is other than the U.S. Dollar, assets and liabilities are translated using period-end exchange rates, while the statement of operations amounts are translated using the average exchange rates for the respective period. Differences arising from the translation of assets and liabilities in comparison with the translation of the previous periods or from initial recognition during the period are included as a separate component of accumulated other comprehensive income (loss).

  •
  Earnings per share

        Basic earnings per share is based on the net earnings divided by the weighted average number of common shares outstanding during the period. Diluted earnings per share is based on the net earnings divided by the weighted average number of common shares outstanding during the period adjusted to give effect to common stock equivalents, if dilutive. For the years ended December 31, 2003 and 2002, Celanese had employee stock options outstanding of 1.2 million and 1.1 million, respectively. The number of employee stock options considered dilutive as of December 31, 2003 was approximately 11,000. There were no stock options considered dilutive for the year ended December 31, 2002.

  •
  Stock-based compensation

        Celanese accounts for stock options and similar equity instruments under the fair value method which requires compensation cost to be measured at the grant date based on the value of the award. The fair value of stock options is determined using the Black-Scholes option-pricing model that takes into account the stock price at the grant date, the exercise price, the expected life of the option, the volatility and the expected dividends of the underlying stock, and the risk-free interest rate over the expected life of the option. Compensation expense based on the fair value of stock options is recorded over the vesting period of the options and has been recognized in the accompanying consolidated financial statements. (See Note 20)

        Compensation expense for stock appreciation rights, either partially or fully vested, is recorded based on the difference between the base unit price at the date of grant and the quoted market price of Celanese's common stock on the Frankfurt Stock Exchange at the end of the period proportionally recognized over the vesting period and adjusted for previously recognized expense. (See Note 20)

  •
  Accounting for purchasing agent agreements

        CPO Celanese Aktiengesellschaft & Co. Procurement Olefin KG, Frankfurt am Main ("CPO"), a wholly-owned subsidiary of Celanese, acts as a purchasing agent on behalf of Celanese as well as third parties. CPO arranges sale and purchase agreements for raw materials on a commission basis. Accordingly, the commissions earned on these third party sales are classified as a reduction to selling, general and administrative expense. Commissions amounted to $8 million, $5 million and $13 million in 2003, 2002 and 2001, respectively. The raw material sales volume commissioned by CPO for third parties amounted to $560 million, $441 million and $478 million in 2003, 2002 and 2001, respectively.

  •
  Reclassifications

        Certain reclassifications have been made to prior year balances in order to conform to current year presentation.

4.    Accounting Changes

  Accounting Changes Adopted in 2003

        Celanese adopted SFAS No. 143, Accounting for Asset Retirement Obligations, on January 1, 2003. The statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred. The liability is measured at its discounted fair value and is adjusted to its present value in subsequent periods as accretion expense is recorded. The corresponding asset retirement costs are capitalized as part of the carrying amount of the related long-lived asset and depreciated over the asset's useful life. On January 1, 2003, Celanese recognized transition amounts for existing asset retirement obligation liabilities, associated capitalized costs and accumulated depreciation. An after-tax transition charge of $1 million was recorded as the cumulative effect of an accounting change. The ongoing expense on an annual basis resulting from the initial adoption of SFAS No. 143 is immaterial. (See Note 17). The effect of the adoption of SFAS No. 143 on proforma net income and proforma earnings per share for prior periods presented is not material.

        In January 2003, and subsequently revised in December 2003, the FASB issued FIN No. 46, Consolidation of Variable Interest Entities and FIN No. 46 Revised (collectively "FIN No. 46"). FIN No. 46 clarifies the application of Accounting Research Bulletin No. 51, "Consolidation of Financial Statements" requiring the consolidation of certain variable interest entities ("VIEs") which are defined as entities having equity that is not sufficient to permit such entity to finance its activities without additional subordinate financial support or whose equity holders lack certain characteristics of a controlling financial interest. The company deemed to be the primary beneficiary is required to consolidate the VIE. FIN No. 46 requires VIEs that meet the definition of a special purpose entity to be consolidated by the primary beneficiary as of December 31, 2003. For VIEs that do not meet the definition of a special purpose entity, consolidation is not required until March 31, 2004; however, expanded disclosure is required at December 31, 2003. Celanese has not identified any VIEs other than the VIE disclosed below.

        Celanese has a lease agreement for its cyclo-olefin copolymer ("COC") plant with Dacron GmbH, a special purpose entity. This special purpose entity was created primarily for the purpose of constructing and subsequently leasing the COC plant to Celanese. This arrangement qualifies as a VIE. Based upon the terms of the lease agreement and the residual value guarantee Celanese provided to the lessors, Celanese is deemed the primary beneficiary of the VIE. At December 31, 2003, Celanese recorded $44 million of additional assets and liabilities from the consolidation of this special purpose entity. The consolidation of this entity is not expected to have a material impact on Celanese's future results of operations and cash flows.

        In November 2002, the Emerging Issues Task Force ("EITF") reached a consensus on Issue No. 00-21, Revenue Arrangements with Multiple Deliverables. EITF Issue No. 00-21 provides guidance on how to account for arrangements that involve the delivery or performance of multiple products, services and/or rights to use assets. The provisions of EITF Issue No. 00-21 apply to revenue arrangements entered into after June 30, 2003.

        In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. SFAS No. 149 is intended to result in more consistent reporting of contracts as either freestanding derivative instruments subject to SFAS No. 133 in its entirety, or as hybrid instruments with debt host contracts and embedded derivative features. In addition, SFAS No. 149 clarifies the definition of a derivative by providing guidance on the meaning of initial net investments related to derivatives. This statement is effective for contracts entered into or modified after June 30, 2003. The adoption of SFAS No. 149 did not have a material effect on Celanese's consolidated financial position, results of operations or cash flows.

        In May 2003, the EITF reached a consensus on Issue No. 01-8, Determining Whether an Arrangement Contains a Lease. EITF Issue No. 01-8 provides guidance on identifying leases contained in contracts or other arrangements that sell or purchase products or services. This consensus is effective prospectively for contracts entered into or significantly modified after May 28, 2003.

        In December 2003, the SEC issued Staff Accounting Bulletin ("SAB") 104, Revenue Recognition. The SAB updates portions of the interpretive guidance included in Topic 13 of the codification of staff accounting bulletins in order to make the guidance consistent with current authoritative accounting literature. The principal revisions relate to the incorporation of certain sections of the staff's frequently asked questions document on revenue recognition into Topic 13. The adoption of SAB 104 did not have an effect on Celanese's consolidated financial position, results of operations or cash flows.

        In December 2003, the FASB issued SFAS No. 132 (revised), Employers' Disclosures about Pensions and Other Postretirement Benefits. SFAS No. 132 (revised) prescribes employers' disclosures about pension plans and other postretirement benefit plans; it does not change the measurement or recognition of those plans. The statement retains and revises the disclosure requirements contained in the original SFAS No. 132. It also requires additional disclosures about the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other postretirement benefit plans. The statement generally is effective for fiscal years ending after December 15, 2003. Celanese's disclosures in Note 18 incorporate the requirements of SFAS No. 132 (revised).

  Accounting Changes Adopted in 2002

        In 2002, Celanese recorded income of $18 million for the cumulative effect of two accounting changes. This amount consisted of income of $9 million ($0.18 per share) from the implementation of SFAS No. 142, as disclosed below, and income of $9 million ($0.18 per share), net of income taxes of $5 million, as a result of the change in the measurement date of Celanese's U.S. benefit plans. (See Note 18)

        Effective January 1, 2002, Celanese adopted SFAS No. 142, Goodwill and Other Intangible Assets, and accordingly applied the standards of the statement prospectively. This statement addresses financial accounting and reporting for acquired goodwill and other intangible assets and provides that goodwill and some intangibles no longer be amortized on a recurring basis. Instead, goodwill and intangible assets with an indefinite life are subject to an initial impairment test within six months of adoption of SFAS No. 142 and at least annually thereafter.

        As of January 1, 2002, Celanese had goodwill with a net carrying value of $1,024 million that was subject to the transition provision of SFAS No. 142. During the first half of 2002, Celanese performed the required impairment tests of goodwill as of January 1, 2002 and determined that there was no impairment. Other intangible assets with finite lives continue to be amortized over their useful lives and reviewed for impairment.

        Additionally, SFAS No. 142 requires that any unamortized negative goodwill (excess of fair value over cost) on the balance sheet be written off immediately and classified as a cumulative effect of change in accounting principle in the consolidated statement of operations. As a result, income of

$9 million was recorded to cumulative effect of changes in accounting principles in Celanese's consolidated statement of operations in the first quarter of 2002. (See Note 13)

        Celanese adopted SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, on January 1, 2002, and accordingly applied the statement prospectively. SFAS No. 144 supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. The statement also supersedes APB No. 30, Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. This statement establishes a single accounting model to test impairment, based on the framework established in SFAS No. 121, for long-lived assets to be disposed of by sale. The statement retains most of the requirements in SFAS No. 121 related to the recognition of impairment of long-lived assets to be held and used. Additionally, SFAS No. 144 extends the applicability to discontinued operations, and broadens the presentation of discontinued operations to include a component of an entity. The adoption of SFAS No. 144 did not have a material effect on Celanese's consolidated financial statements.

        Effective October 2002, Celanese early adopted SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, and accordingly applied the statement prospectively to exit or disposal activities initiated after September 30, 2002. SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities. The statement nullifies EITF Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). The principal difference between SFAS No. 146 and EITF Issue No. 94-3 relates to the criteria for recognition of a liability for a cost associated with an exit or disposal activity.

        SFAS No. 146 requires recognition only when the liability is incurred. In contrast, under EITF Issue No. 94-3, a liability was recognized when the Company committed to an exit plan. Additionally, SFAS No. 146 stipulates that the liability be measured at fair value and adjusted for changes in cash flow estimates.

        In November 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others ("FIN No. 45"), which addresses the disclosure to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees. These disclosure requirements are included in Note 23. FIN No. 45 also requires the recognition of a liability by a guarantor at the inception of certain guarantees entered into or modified subsequent to adoption.

        FIN No. 45 requires the guarantor to recognize a liability for the non-contingent component of the guarantee, this is the obligation to stand ready to perform in the event that specified triggering events or conditions occur. The initial measurement of this liability is the fair value of the guarantee at inception. The recognition of a liability is required even if it is not probable that payments will be required under the guarantee or if the guarantee was issued with a premium payment or as part of a transaction with multiple elements. As noted above, Celanese has adopted the disclosure requirements of FIN No. 45 and applied the recognition and measurement provisions for all guarantees entered into or modified after December 31, 2002.

  Accounting Changes Adopted in 2001

        Celanese adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, amended by SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, on January 1, 2001, and accordingly applied the standards of the statements prospectively. These statements standardized the accounting for derivative instruments, including certain derivative instruments embedded in other contracts. Under the standards, entities are required to carry all derivative instruments in the statements of financial position at fair value. The accounting for changes in the fair value (i.e. gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship, and, if so, on the reason for holding it. If certain conditions are met, entities may elect to designate a derivative instrument as a hedge of exposure to changes in fair values, cash flows, or foreign currencies. If the hedged exposure is a fair value exposure, the gain or loss on the derivative instrument is recognized in earnings in the period of change together with the offsetting gain or loss on the hedged item attributable to the risk being hedged. If the hedged exposure is a cash flow exposure, the effective portion of the gain or loss on the derivative instrument is reported initially as a component of other comprehensive income (loss) and subsequently reclassified into earnings when the forecasted transaction affects earnings. Any amounts excluded from the assessment of hedge effectiveness as well as the ineffective portion of the gain or loss is reported in earnings immediately. Accounting for foreign currency hedges is similar to the accounting for fair value and cash flow hedges. If the derivative instrument is not designated as a hedge, the gain or loss is recognized in earnings in the period of change.

        Upon adoption, Celanese recorded a net transition adjustment gain of $8 million, net of related income tax of $4 million, in accumulated other comprehensive income (loss) at January 1, 2001. Further, the adoption of these statements resulted in Celanese recognizing $13 million of derivative instrument assets and $2 million of derivative liabilities. The effect of the ineffective portion of the derivatives on the consolidated statement of operations was not material.

        Celanese adopted SFAS No. 141, Business Combinations, on June 30, 2001, and accordingly applied the standards of the statement prospectively. Under this new standard, all acquisitions subsequent to June 30, 2001 must be accounted for under the purchase method of accounting. SFAS No. 141 also establishes criteria for the recognition of intangible assets apart from goodwill. The adoption of SFAS No. 141 did not have a material effect on Celanese's consolidated financial statements.

5.    Supplemental cash flow information

	For the Years Ended December 31,
	2003	2002	2001
	(in $ millions)
Cash paid during the year for:
Taxes, net of refunds	171	28	(44)
Interest, net of amounts capitalized	39	45	65
Noncash investing and financing activities:
Fair value adjustment to securities available-for-sale, net of tax	4	3	(4)
Indemnification of demerger liability (See Note 19)	44	7	—

6.    Transactions and relationships with Affiliates

        Celanese is a party to various transactions with affiliated companies. Companies for which Celanese has investments accounted for under the cost or equity method of accounting are considered Affiliates; any transactions or balances with such companies are considered Affiliate transactions. The following tables represent Celanese's transactions with Affiliates, as defined above, for the periods presented.

	For the Years Ended December 31,
	2003	2002	2001
	(in $ millions)
Statements of Operations
Purchases from Affiliates(1)	40	73	68
Sales to Affiliates(1)	105	70	37
Interest income from Affiliates	—	1	3
Interest expense to Affiliates	5	7	12
	As of December 31,
	2003	2002
	(in $ millions)
Balance Sheets
Trade and other receivables from Affiliates	50	12
Current notes receivable (including interest) from Affiliates	7	10

Total receivables from Affiliates	57	22

Accounts payable and other liabilities due Affiliates	35	26
Short-term borrowings from Affiliates(2)	100	101

Total due Affiliates	135	127

(1)
Purchases/Sales from/to Affiliates

Purchases and sales from/to Affiliates are accounted for at prices approximating those charged to third party customers for similar goods or services.

(2)
Short- term borrowings from Affiliates (See Note 16)

The 2003 and 2002 balances reflect Celanese's short-term borrowings from Affiliates, the terms of which are based on current market conditions.

7.    Acquisitions, Divestitures and Joint Ventures

  Acquisitions:

  •
  On December 31, 2002, Celanese acquired Clariant AG's European emulsions and worldwide emulsion powders businesses, valued at $154 million, including the assumption of related liabilities. Net of purchase price adjustments of $2 million and the assumption of liabilities of $21 million, Celanese paid $131 million cash for the net assets of the business in 2002. In 2003, the purchase price adjustment related to the acquisition was finalized, which resulted in

    Celanese making an additional payment of $7 million. The addition of this business to the Chemical Products segment will enable Celanese to offer a comprehensive range of value-added emulsions and emulsion powders that serve as the primary ingredients in quality surface coatings, adhesives, non-woven textiles and other applications. The emulsions and emulsion powders business has four production facilities servicing the product requirements of customers across Europe. There are also 11 sales offices and seven research and technology centers, located to provide rapid response to customers. Two of the production facilities are located in Germany and Spain, in close proximity to Celanese plants that supply chemical ingredients for emulsions. Celanese recorded $35 million of initial goodwill in 2002 which was subsequently reduced by $24 million upon completion of the purchase price allocation in 2003. In addition, the fair value of the intangible assets acquired was $42 million, consisting primarily of patents and trademarks. (See Note 13).

  Joint Ventures:

  •
  On October 1, 2003, Celanese and Degussa AG ("Degussa") completed the combination of their European oxo businesses. The new joint venture, which is named European Oxo GmbH, consists of both companies' propylene-based oxo chemical activities. Celanese contributed to European Oxo GmbH net assets with a carrying value of $12 million for a 50% interest in the joint venture. Celanese retained substantially all the accounts receivable, accounts payable and accrued liabilities of its contributed business existing on September 30, 2003. In addition, Celanese and Degussa each have committed to fund the joint venture equally. Under a multi-year agreement, Degussa has the option to sell its share in European Oxo GmbH to Celanese at fair value beginning in January 2008. Celanese has the option to purchase Degussa's share in the business at fair value beginning in January 2009. Celanese's European oxo business was part of Celanese's former Chemical Intermediates segment. Celanese reports its investment in the Chemicals Products segment using the equity method of accounting.

  Divestitures:

        The following table summarizes the results of the discontinued operations for the years ended December 31, 2003, 2002 and 2001.

	Sales			Operating Profit (Loss)
	2003	2002	2001	2003	2002	2001
	(in $ millions)
Discontinued operations of Chemical Products	$236	$246	$300	$(1)	$(52)	$(81)
Discontinued operations of Performance Products	—	257	252	—	10	(5)
Discontinued operations of Ticona	45	57	60	—	(1)	(3)

Total discontinued operations	$281	$560	$612	$(1)	$(43)	$(89)

  2003

  •
  In September 2003, Celanese and The Dow Chemical Company ("Dow") reached an agreement for Dow to purchase the acrylates business of Celanese. This transaction was completed in

    February 2004. Dow acquired Celanese's acrylates business line, including inventory, intellectual property and technology for crude acrylic acid, glacial acrylic acid, ethyl acrylate, butyl acrylate, methyl acrylate and 2-ethylhexyl acrylate, as well as acrylates production assets at the Clear Lake, Texas facility. In related agreements, Celanese will provide certain contract manufacturing services to Dow, and Dow will supply acrylates to Celanese for use in its emulsions production. The sale price, subject to purchase price adjustments, for the business was $149 million, which was received in the first quarter of 2004. Simultaneously with the sale, Celanese repaid an unrelated obligation of $95 million to Dow. The acrylates business was part of Celanese's former Chemical Intermediates segment. As a result of this transaction, the assets, liabilities, revenues and expenses related to the acrylates product lines at the Clear Lake Texas facility are reflected as a component of discontinued operations in the consolidated financial statements in accordance with SFAS No. 144. In the first quarter of 2004, Celanese recorded a pre-tax gain of $14 million associated with this transaction.

  •
  In December 2003, the Ticona segment completed the sale of its nylon business line to BASF. Ticona received cash proceeds of $10 million and recorded a gain of $3 million. The transaction is reflected as a component of discontinued operations in the consolidated financial statements in accordance with SFAS No. 144.

        In 2003, Celanese recorded $1 million in losses from operations of discontinued operations related to the acrylates and nylon business divestitures. In addition, Celanese also recorded adjustments related to prior year discontinued operations representing a gain of $4 million.

  2002

  •
  Effective January 1, 2002, Celanese sold its interest in InfraServ GmbH & Co. Deponie Knapsack KG ("Deponie") to Trienekens AG. Celanese recorded a net cash outflow of $20 million on the sale of this business, which included cash of $35 million offset by proceeds received of $15 million, and a gain of $9 million on disposition of Deponie included in gain on disposition of assets.

  •
  In December 2002, Celanese completed the sale of Trespaphan, its global oriented polypropylene ("OPP") film business, to a consortium consisting of Dor-Moplefan Group and Bain Capital, Inc. for a value of $214 million. Net of the purchase price adjustments of $19 million and the repayment of $80 million in intercompany debt that Trespaphan owed Celanese, Celanese received net proceeds of $115 million. Trespaphan was formerly part of Celanese's Performance Products segment. The transaction is reflected as a component of discontinued operations in the consolidated financial statements in accordance with SFAS No. 144.

  •
  During 2002, Celanese sold its global allylamines and U.S. alkylamines businesses to U.S. Amines Ltd. These businesses are reflected as a component of discontinued operations in the consolidated financial statements in accordance with SFAS No. 144.

        In 2002, Celanese received net proceeds of $106 million and recorded $14 million in earnings (loss) from operation of discontinued operations (including a gain on disposal of discontinued operations of $14 million) and a gain of $9 million in gain on disposition of assets relating to these divestitures. Additionally, Celanese recognized a tax benefit of $40 million for discontinued operations, which includes a tax benefit associated with a tax deductible writedown of the tax basis for

Trespaphan's subsidiary in Germany relating to tax years ended December 31, 2001 and 2000. Since this tax benefit relates to an entity solely engaged in a business designated as discontinued operations, this tax benefit has been correspondingly included in earnings (loss) from discontinued operations. Additionally, Celanese recognized tax benefits of $10 million in 2001 related to these divestitures and recorded these in income tax benefit (expense) of discontinued operations.

  2001

  •
  In January 2001, Celanese sold its investment in InfraServ GmbH & Co. Munchsmunster KG to Ruhr Oel GmbH. (See Note 11)

  •
  In January 2001, Celanese sold its CelActiv™ and Hoecat® catalyst business to Synetix.

  •
  In April 2001, Celanese sold NADIR filtration GmbH, formerly Celgard GmbH, to KCS Industrie Holding AG. This divestiture was classified as a discontinued operation.

  •
  In June 2001, Celanese sold its ownership interest in Hoechst Service Gastronomie GmbH to Eurest Deutschland GmbH and InfraServ GmbH & Co. Höchst KG.

  •
  In October 2001, Celanese sold its ownership interest in Covion Organic Semiconducters GmbH, a developer and producer of light-emitting organic polymers, to Avecia, its joint venture partner in Covion Organic Semiconductors GmbH.

        Celanese received gross proceeds of $12 million in 2001 and recorded a gain of $5 million in interest and other income, net, a gain of $2 million in gain on disposal of discontinued operations and a gain of $1 million in gain on disposition of assets related to the sale of these businesses and assets. Celanese recorded an additional pre-tax gain in 2001 of $11 million in gain on disposal of discontinued operations related to a business divested in 2000. Additionally, Celanese recognized a tax expense of $5 million for discontinued operations.

8.    Securities Available for Sale

        At December 31, 2003 and 2002, Celanese had $203 million and $142 million, respectively, of marketable securities available for sale, which were included as a component of long-term other assets. Celanese's captive insurance companies hold these securities. There was a net realized gain of $3 million and $4 million in 2003 and 2001, respectively and a net realized loss of $7 million in 2002.

The amortized cost, gross unrealized gain, gross unrealized loss and fair values for available-for-sale securities by major security type at December 31, 2003 and 2002, were as follows:

	Authorized Cost	Unrealized Gain	Unrealized Loss	Fair Value
	(in $ millions)
At December 31, 2003
Debt Securities
U.S. Government	27	—	—	27
U.S. municipal	1	—	—	1
U.S. corporate	99	2	—	101

Total debt securities	127	2	—	129
Bank certificates of deposit	35	—	—	35
Equity securities	6	2	—	8
Mortgage-backed securities	31	—	—	31

	199	4	—	203

At December 31, 2002
Debt Securities
U.S. Government	32	1	—	33
U.S. municipal	—	—	—	—
U.S. corporate	67	2	—	69

Total debt securities	99	3	—	102
Bank certificates of deposit	16	—	—	16
Equity securities	6	1	—	7
Mortgage-backed securities	17	—	—	17

	138	4	—	142

        Fixed maturities at December 31, 2003 by contractual maturity are shown below. Actual maturities could differ from contractual maturities because borrowers may have the right to call or prepay obligations, with or without call or prepayment penalties.

	Amortized Cost	Value Fair
	(in $ millions)
Within one year	36	36
From one to five years	93	95
From six to ten years	53	53
Greater than ten years	11	11

	193	195

9.    Receivables, net

	As of December 31,
	2003	2002
	(in $ millions)
Trade receivables—third party and affiliates	744	687
Reinsurance receivables	205	223
Other	384	240

Subtotal	1,333	1,150
Allowance for doubtful accounts	(22)	(21)

Net receivables	1,311	1,129

        As of December 31, 2003 and 2002, Celanese had no significant concentrations of credit risk since Celanese's customer base is dispersed across many different industries and geographies.

        In 2001, Celanese entered into an agreement that allows Celanese to sell certain U.S. trade receivables under a planned continuous sale program to a third party. This program is renewable annually until December 2004. The program is accounted for under the provisions of SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities. The agreement permits Celanese's U.S. operating subsidiaries to sell certain U.S. trade receivable to CNA Funding LLC, a wholly owned subsidiary of Celanese that was formed for the sole purpose of entering into the program. CNA Funding LLC in turn sells an undivided ownership interest in these trade receivables to the purchaser. Undivided interests in designated receivable pools were sold to the purchaser with recourse limited to the receivables purchased. Celanese continues to service, administer, and collect the trade receivables on behalf of the financial institution and receives a fee for performance of these services. During both 2003 and 2002, the provisions of the program allowed for the sale of up to $120 million of receivables. There were no outstanding sales of receivables under this program as of December 31, 2003 and 2002 (See Note 2). Fees paid by Celanese under this agreement are based on certain variable market rate indices and were $1 million in both 2003 and 2002. There were no fees paid in 2001.

10.    Inventories

	As of December 31,
	2003	2002
	(in $ millions)
Finished goods	359	371
Work-in-process	16	18
Raw materials and supplies	134	116

Total inventories	509	505

11.    Investments

        Celanese accounts for the following Affiliates under the equity method:

				Celanese's Share of Earnings (Loss)
			Celanese's Carrying Value
Affiliate		Percent Ownership
	Segment		2003
			(in $ millions)
Estech GmbH & Co. KG	Chemical Products	51.0%	3	(1)
Clear Lake Methanol Co., LLC	Chemical Products	50.0%	—	—
European Oxo GmbH	Chemical Products	50.0%	10	(2)
Fortron Industries	Ticona	50.0%	22	4
Korea Engineering Plastics Co., Ltd.	Ticona	50.0%	113	8
Polyplastics Co., Ltd.	Ticona	45.0%	244	15
InfraServ GmbH & Co. Gendorf KG	Other	39.0%	21	1
InfraServ GmbH & Co. Höchst KG	Other	31.2%	127	9
InfraServ GmbH & Co. Knapsack KG	Other	27.0%	18	1
Sherbrooke Capital Health and Wellness, L.P.	Performance Products	10.0%	3	—

Total			561	35

	2003	2002
	(in $ millions)
Affiliates totals:
Net sales	2,053	1,749
Net earnings	85	51
Celanese's share:
Net earnings	35	21
Dividends	24	65
Distributions	—	39
Total assets	2,320	1,888
Total liabilities	(1,147)	(914)
Interests of others	720	594

Celanese's share of equity	453	380
Excess of cost over underlying equity in net assets acquired	108	96

Celanese's carrying value of investments	561	476

        Estech GmbH & Co. KG is a venture created in 2002 for the production and marketing of neopolyol esters. Celanese accounts for its ownership interest in Estech GmbH & Co. KG under the equity method of accounting because the minority shareholder has substantive participating rights that allow it to participate in significant decisions made in the ordinary course of business.

        In October 2003, Celanese and Degussa completed the formation of European Oxo Chemicals GmbH, a joint venture created to own and operate the European propylene-based oxo businesses of Celanese and Degussa. (See Note 7)

        In January 2001, Celanese sold its investment in InfraServ GmbH & Co. Munchsmunster KG to Ruhr Oel GmbH. (See Note 7)

        During the third quarter of 2001, overcapacity in the methanol industry resulted in Celanese and its venture partners idling their methanol unit, operated by the Clear Lake Methanol Joint Venture ("CLMV") indicating that an other than temporary decline in the value of Celanese's investment in CLMV had occurred. As a result, Celanese wrote down its remaining investment in CLMV of $5 million.

        Celanese accounts for its ownership interest in Sherbrooke Capital Health and Wellness, L.P. under the equity method of accounting because Celanese is able to exercise significant influence.

12.    Property, Plant and Equipment

	As of December 31,
	2003	2002
	(in $ millions)
Land and land improvements	191	166
Buildings, building improvements and leasehold improvements	598	559
Machinery and equipment	5,085	4,740
Construction in progress	193	174
Capitalized interest	153	157

Property, plant and equipment, gross	6,220	5,796
Accumulated depreciation and amortization	(4,510)	(4,203)

Property, plant and equipment, net	1,710	1,593

        Total capital expenditures in property, plant and equipment were $211 million, $203 million and $191 million in 2003, 2002 and 2001, respectively. Depreciation totaled $278 million, $244 million and $251 million in 2003, 2002, and 2001 respectively. Writedowns due to asset impairments amounting to $2 million, $6 million and $76 million were recorded to special charges in 2003, 2002 and 2001, respectively.

        Assets under capital leases, net of accumulated amortization, amounted to $13 million and $8 million in 2003 and 2002, respectively.

        Interest costs capitalized were $3 million, $6 million and $4 million in 2003, 2002 and 2001, respectively.

        In 2003, the purchase price allocation associated with the December 2002 acquisition of the Emulsions business was finalized. As a result, property, plant and equipment was increased by $35 million. This increase was recorded as follows: $30 million in machinery and equipment, $4 million in buildings, and $1 million in land.

        At December 31, 2003, the consolidation of a variable interest entity, Dacron GmbH, resulted in the recording of $53 million in net property, plant and equipment. This was recorded as follows: $73 million in machinery and equipment cost and $20 million in machinery and equipment accumulated depreciation.

        On October 1, 2003, Celanese and Degussa began their European Oxo GmbH joint venture. (See Note 7) Celanese contributed property, plant, and equipment of $7 million to European Oxo GmbH. This contribution was recorded as follows: $122 million in machinery and equipment cost and $116 million in machinery and equipment accumulated depreciation and $1 million in construction in process.

        As of January 1, 2003, Celanese adopted SFAS No. 143, Accounting for Asset Retirement Obligations. Celanese recognized transition amounts for existing asset retirement obligations and corresponding capitalized costs and accumulated depreciation. Upon adoption, Celanese recorded $8 million in land and land improvements cost, and $5 million in land and land improvements accumulated depreciation. In addition, in the fourth quarter of 2003, the Company assigned a probability that certain facilities in the Acetate products segment will close in the latter half of this decade. As a result, the Company recorded $10 million in land and land improvements cost and $1 million to machinery and equipment cost as well as $10 million in land and land improvement accumulated depreciation and $1 million in machinery and equipment accumulated depreciation.

13.    Intangible Assets

Goodwill

	Chemical Products	Acetate Products	Ticona	Total
	(in $ millions)
Carrying value of goodwill as of December 31, 2001	528	153	343	1,024
Acquired during the year	35	—	—	35
Exchange rate changes	2	—	—	2

Carrying value of goodwill as of December 31, 2002	565	153	343	1,061

Finalization of Purchase Accounting Adjustments	(24)	—	—	(24)
Exchange rate changes	27	8	—	35

Carrying value of goodwill as of December 31, 2003	568	161	343	1,072

        Effective January 1, 2002, Celanese adopted SFAS No. 142, Goodwill and Other Intangible Assets, and accordingly applied the standards of the statement prospectively. This statement provides that goodwill and other intangible assets with an indefinite life no longer be amortized rather they will be tested at least annually for impairment. Additionally, the adoption of SFAS No. 142 required that any unamortized negative goodwill (excess of fair value over cost) on the balance sheet be written off immediately and classified as a cumulative effect of change in accounting principle in the consolidated statement of operations. As a result, income of $9 million was recorded to cumulative effect of changes in accounting principles in Celanese's consolidated statement of operations in the first quarter of 2002.

        The following table presents the impact of adopting SFAS No. 142 on net earnings (loss) and net earnings (loss) per share:

	For the Years Ended December 31,
	2002	2001
	(in $ millions except per share data)
Reported net earnings (loss)	168	(365)
Adjustment for goodwill amortization	—	81
Adjustment for negative goodwill	(9)	(3)

Adjusted net earnings (loss)	159	(287)

Earnings (loss) per common share—basic and diluted:
Reported net earnings (loss)	3.34	(7.25)
Goodwill amortization	—	1.60
Negative goodwill	(0.18)	(0.06)

Adjusted net earnings (loss)	3.16	(5.71)

        In 2001, special charges of $218 million were recorded for the impairment of goodwill in Celanese's former Chemical Intermediates segment due to the deterioration in the outlook of the acrylates and oxo business lines. Celanese's management determined that the future undiscounted cash flows associated with portions of the assets of the underlying businesses were insufficient to recover their carrying value. Accordingly, such assets were written down to fair value, which was determined on the basis of discounted cash flows.

Other Intangible Assets

        Celanese's other intangible assets, primarily relate to patents and trademarks acquired in the emulsions acquisition. Celanese's cost and accumulated amortization of other intangible assets as of December 31, 2003 were $67 million and $31 million, respectively. Celanese's cost and accumulated amortization of other intangible assets as of December 31, 2002 were $41 million and $17 million, respectively. Aggregate amortization expense charged against earnings for intangible assets with finite lives during the years ended December 31, 2003, 2002 and 2001 totaled $11 million, $2 million and $2 million, respectively. Estimated amortization expense for the succeeding five fiscal years is approximately $5 million each in 2004, 2005 and 2006, $3 million in 2007 and $1 million in 2008. Intangible assets subject to amortization have a weighted average life of five years.

        In 2003, it was determined that of the other intangible assets that were acquired in the emulsions acquisition, $7 million represents a trademark, which has an indefinite life and is not subject to amortization. Accordingly, no amortization expense was recorded for this trademark in 2003.

14.    Income Taxes

        Celanese is headquartered in Germany. Under German tax law, German corporations are subject to both a corporate income tax and a trade income tax, the latter of which varies based upon location. The trade income tax is deductible for corporate income tax purposes. The German corporate income tax rate in 2003 was 26.5 percent. Combined with a solidarity surcharge of 5.5 percent on the German corporate tax, and the blended trade income tax rate, the statutory tax rate for Celanese in Germany is 41 percent. In 2002 and 2001, the corporate tax rate was 25 percent. Combined with a solidarity surcharge of 5.5 percent on the German corporate tax, and the blended trade income tax rate, the statutory tax rate for Celanese in Germany was 40 percent for those years.

        Effective January 1, 2004, the German corporate income tax rate is decreased to 25 percent for the year 2004 and beyond. The solidarity surcharge on the corporate income tax will remain 5.5 percent. Combined with the solidarity surcharge on the German income tax rate plus the blended trade income tax rate, the statutory tax rate in Germany will be 40 percent for 2004.

Deferred taxes are being provided at a 40 percent rate for the German companies as of December 31, 2003.

	For the Years Ended December 31,
	2003	2002	2001
	(in $ millions)
Earnings (loss) from continuing operations before income tax and minority interests:
Germany	(28)	140	139
U.S.	68	(150)	(652)
Other	163	194	94

Total	203	184	(419)

Provision (benefit) for income taxes:
Current:
Germany	28	37	43
U.S.	(74)	(29)	85
Other	42	42	21

Total current	(4)	50	149

Deferred:
Germany	(8)	24	(41)
U.S.	76	(15)	(197)
Other	(4)	2	(17)

Total deferred	64	11	(255)

Income tax provision (benefit)	60	61	(106)

Effective income tax rate reconciliation:
A reconciliation of income tax provision (benefit) for the years ended December 31, 2003, 2002 and 2001 determined by using the applicable German statutory rate of 41% for 2003, 40% for 2002 and 40% for 2001 follows:
Income tax provision (benefit) computed at statutory tax rates	83	75	(166)
Increase (decrease) in taxes resulting from:
Change in valuation allowance	(7)	(26)	(58)
Equity Income and Dividends	5	14	(3)
Non-deductible amortization and impairment	—	—	107
U.S. foreign tax credit/Subpart F income	4	2	12
U.S. tax rate differentials	(4)	6	32
Other foreign tax rate differentials	(35)	(31)	(39)
Valuation adjustments in subsidiaries	8	15	—
Change in statutory German trade tax rate	(3)	—	—
Adjustment for prior years taxes	7	—	—
Other	2	6	9

Income tax provision (benefit)	60	61	(106)

        Celanese recognized income tax expense of $60 and $61 million in 2003 and 2002, respectively. In 2001, Celanese recognized an income tax benefit of $106 million.

        The effective tax rate for Celanese in 2003 was 30 percent compared to 33 percent in 2002 and 25 percent in 2001. In comparison to the German statutory tax rate, the 2003 effective rate was favorably affected by unrepatriated low-taxed earnings, favorable settlement of prior year (1996) taxes in the U.S., equity earnings from Polyplastics Co. Ltd. which are excluded from U.S. taxable income, and utilization of a U.S. capital loss carryforward that had been subject to a valuation allowance. The effective tax rate was unfavorably affected in 2003 by dividend distributions from subsidiaries and writedowns of certain German corporate income and trade tax benefits related to prior years.

        In comparison to the German statutory tax rate, the Celanese effective tax rate in 2002 was favorably affected by the utilization of certain net operating loss carryforwards in Germany, the release of certain valuation allowances on prior years' deferred tax assets, unrepatriated low-taxed earnings and a lower effective minimum tax burden in Mexico. The effective tax rate was unfavorably affected in 2002 by distributions of taxable dividends from equity investments and the reversal of a tax-deductible writedown in 2000 of a German investment.

        In 2001, Celanese recognized an income tax benefit of $106 million and reported an effective tax rate of 25 percent. In comparison to the German statutory tax rate, the effective tax rate in 2001 was favorably affected by the full recognition of previously reserved deferred tax assets of a subsidiary in Germany, the utilization of net operating loss carryforwards, offset by non-deductible goodwill amortization and impairment charges.

        The tax effects of the temporary differences which give rise to a significant portion of deferred tax assets and liabilities are as follows:

	For the Years Ended December 31,
	2003	2002
	(in $ millions)
Pension and postretirement obligations	365	410
Accrued expenses	122	123
Net operating loss carryforwards	361	382
Investments	35	27
Other	66	99

Subtotal	949	1,041
Valuation allowance	(160)	(174)

Deferred tax assets	789	867

Depreciation	207	189
Interest	3	7
Inventory	24	21
Other	—	1

Deferred tax liabilities	234	218

Net deferred tax assets	555	649

        A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized. Celanese has established valuation allowances primarily in the U.S. for state net operating losses and federal capital loss carryforwards, and Mexican net operating loss carryforwards, which may not be realizable. Based on the criteria provided under SFAS No. 109, it is more likely than not that Celanese will realize the benefit of the remaining deferred tax assets existing at December 31, 2003.

        At December 31, 2003, Celanese has net operating loss carryforwards of approximately $788 million, primarily in the United States, Germany and Mexico, with various expiration dates (the U.S. carryforwards begin to expire in 2021). In addition, Celanese has a capital loss carryforward of $162 million in the United States which will expire in 2004. Under U.S. tax law, the U.S. federal net operating loss carryforwards may be subject to limitation in the event of an ownership change. As a result of the completion of the tender offer, Celanese has recorded a 100% valuation allowance of $176 million in the second quarter of 2004 against its U.S. NOL deferred tax asset carryforward as of March 31, 2004 and is evaluating whether the acquisition will affect other deferred tax assets.

        Provisions have not been made for income taxes or foreign withholding taxes on cumulative earnings of foreign subsidiaries because such earnings will either not be subject to any such taxes or are intended to be indefinitely reinvested in those operations. It is not practicable to determine the tax liability, if any, that would be payable if such earnings were not reinvested indefinitely.

15.    Accounts Payable and Accrued Liabilities

	For the Years Ended December 31,
	2003	2002
	(in $ millions)
Trade payables—third party and affiliates	590	572
Accrued salaries and benefits	160	163
Accrued environmental (See note 24)	35	35
Accrued restructuring	40	58
Insurance loss reserves (See note 26)	145	145
Accrued legal	143	25
Other	396	264

Total accounts payable and accrued liabilities	1,509	1,262

        As of December 31, 2003, the Other caption above includes a reclassification from Other liabilities on the Consolidated Balance Sheet of approximately $56 million in anticipation of an early payment of an obligation under a separate agreement with Dow, which was accelerated upon the close of the sale of the acrylates business. As of December 31, 2003, the total liability recorded within Other associated with this matter was $95 million, including interest. This amount was paid in February 2004. (See Note 7).

        As of December 31, 2003, accrued legal above includes $137 million of liabilities related to sorbates matters (See Note 23), of which $29 million was reclassed from other long-term liabilities during 2003.

16.    Debt

Short-term borrowings and current installments of long-term debt

	As of December 31,		Weighted Average Interest Rates
	2003	2002	2003	2002
	(in $ millions)
Current installments of long-term debt	48	103	5.9%	1.6%
Short-term borrowings from Affiliates	100	101	2.0%	3.6%

Total short-term borrowings and current installments of long-term debt	148	204

        Celanese has a $700 million commercial paper program of which no amounts were outstanding as of December 31, 2003. Celanese maintained committed backup facilities, revolving credit lines and term loans with several banks aggregating $1,540 million at December 31, 2003; the aggregate unused part thereof amounts to $1,303 million, of which $320 million are backup facilities for Celanese's commercial paper program. These credit backup facilities for the commercial paper program are 364-day facilities which are subject to renewal annually. These credit backup facilities were cancelled in April 2004. Celanese had outstanding letters of credit amounting to $149 million at December 31, 2003.

Long-term debt

	As of December 31
	2003	2002
	(in $ millions)
Term notes:
6.125% notes, due 2004	25	25
7.125% medium-term notes, due 2009	14	14
Variable rate loans with interest rates adjusted periodically:
Due in 2003, interest rate of 4.47%	—	3
Due in 2003, interest rate of 1.49%	—	99
Due in 2005, interest rate of 1.55%	25	175
Due in 2006, interest rate of 4.47%	—	5
Due in 2008, interest rate of 1.55%	150	—
Due in 2009, interest rate of 2.90%	61	—
Pollution control and industrial revenue bonds, interest rates ranging from 5.2% to 6.7%, due at various dates through 2030	209	209
Obligations under capital leases and other secured borrowings due at various dates through 2018	53	13

Subtotal	537	543
Less: Current installments of long-term debt	48	103

Total long-term debt	489	440

        As of December 31, 2003, approximately 80% of the long-term borrowings above are denominated in U.S. dollars, with the remaining amounts denominated primarily in euros. A number of Celanese's bank loan agreements have ratio or credit rating covenants. Approximately one-third of total debt outstanding at December 31, 2003 is subject to repayment in the case of a specified downgrade in Celanese's credit rating and change of control. Should Celanese fail to meet the ratio or credit rating covenants of a particular loan, Celanese believes that it has adequate liquidity sources to meet its ongoing requirements. As of December 31, 2003, Celanese was in compliance with all debt covenants.

        In connection with the tender offer, Celanese Americas Corporation ("CAC"), a wholly owned subsidiary of Celanese, became a party to credit facilities whereby substantially all of the assets of CAC and its U.S. subsidiaries, as well as 65% of the shares of foreign subsidiaries directly owned by CAC are pledged and/or mortgaged as collateral to third party lenders. CAC and it U.S. subsidiaries have access to approximately $608 million under these credit facilities. CAC also borrowed $161 million from BCP Caylux Holdings Luxembourg S.C.A ("Caylux"), an indirect parent of BCP at a variable rate, and repaid $175 million of Celanese's variable rate debt, scheduled to mature in 2005 and 2008. Celanese cancelled its committed commercial paper backup facilities and revolving credit lines and replaced $72 million of existing letters of credit by June 30, 2004.

        The maturities in 2004 and thereafter, including short-term borrowings, are as follows:

Total
(in $ millions)
2004	148
2005	33
2006	32
2007	11
2008	152
Thereafter	261

Total	637

        Celanese recorded interest expense, net of amounts capitalized, of $49 million, $55 million and $72 million in 2003, 2002 and 2001, respectively. Interest expense on the borrowings noted above, including the effects of related interest rate swaps and the adjustment for capitalized interest was $37 million, $45 million and $62 million, respectively. The remaining portion related to the interest component of discounted environmental liabilities, financial instruments, and other liabilities.

17.    Other Liabilities

	As of December 31,
	2003	2002
	(in $ millions)
Pension and postretirement medical and life obligations (See Note 18)	1,165	1,271
Environmental liabilities (See Note 24)	124	173
Insurance liabilities (See Note 26)	171	177
Other	194	262

Total other liabilities	1,654	1,883

        Prior to the adoption of SFAS 143, Celanese had $33 million of post closure liabilities included within environmental liabilities. As provided under SFAS 143, such amounts were reversed, and $39 million of asset retirement obligations were established. As of December 31, 2003, estimated costs for asset retirement obligations were approximately $47 million, of which $42 million is included as a component of other long-term liabilities included in the other caption above. This amount primarily represents Celanese's estimated future liability for various landfill closures and the associated monitoring costs at these operating sites.

        Changes in Celanese's asset retirement obligations can be reconciled as follows:

For the year ended December 31,
2003
(in $ millions)
Balance January 1, 2003	39
Additions	11
Accretion	2
Payments	(4)
Revisions to Cash Flow Estimates	(1)
Exchange rate changes	—

Balance December 31, 2003	47

        The Company has identified but not recognized asset retirement obligations related to substantially all of its existing operating facilities. Examples of these types of obligations include demolition, decommissioning, disposal and restoration activities. Legal obligations exist in connection with the retirement of these assets upon closure of the facilities or abandonment of the existing operations. However, Celanese currently plans on continuing operations at these facilities indefinitely and therefore a reasonable estimate of fair value cannot be determined at this time. In the event that Celanese considers plans to abandon or cease operations at these sites, an asset retirement obligation will be reassessed at that time. If certain operating facilities were to close, the related asset retirement obligations could significantly effect Celanese's results of operations and cash flows.

18.    Benefit Obligations

        Pension obligations—Pension obligations are established for benefits payable in the form of retirement, disability and surviving dependent pensions. The benefits offered vary according to the legal, fiscal and economic conditions of each country. The commitments result from participation in defined contribution and defined benefit plans, primarily in the U.S. Benefits are dependent on years of service and the employee's compensation. Supplemental retirement benefits provided to certain employees are non-qualified for U.S. tax purposes. Separate trusts have been established for some non-qualified plans.

        Defined benefit pension plans exist at certain locations in the North America and Europe. As of December 31, 2003, Celanese's U.S. Qualified Plan represented greater than 90 percent and 80 percent of Celanese's pension plan assets and liabilities, respectively. Effective January 1, 2001, for Celanese's U.S. Qualified pension plan, the Company began providing pension benefits for certain new employees hired in the United States after December 31, 2000 based upon a new Cash Balance Plan formula. Independent trusts or insurance companies administer the majority of these plans. Actuarial valuations for these plans generally are prepared annually.

        Celanese sponsors various defined contribution plans in Europe and North America covering certain employees. Employees may contribute to these plans and Celanese will match these contributions in varying amounts. Celanese's contributions to the defined contribution plans are based on specified percentages of employee contributions and aggregated $11 million in 2003, $12 million in 2002 and $14 million in 2001.

        Other postretirement benefit plans—Certain retired employees receive postretirement medical benefits under plans sponsored by Celanese. Celanese has the right to modify or terminate these plans at any time. Celanese employees in the U.S. who were 50 years of age as of January 1, 2001 are eligible to receive postretirement medical benefits, both pre-65 coverage and continued secondary coverage at age 65, provided that upon termination they are at least age 55 and have a minimum of 10 years of service. On January 1, 2001, Celanese eliminated continued postretirement medical coverage at age 65 for employees who were not 50 on January 1, 2001 or were hired on or after January 1, 2001. This group of employees continues to be eligible for pre-65 postretirement medical coverage provided that upon termination they are at least age 55 and have a minimum of 10 years of service. Generally, the cost for coverage is shared between Celanese and the employee, and is determined based upon completed years of service.

        In 2003, the Celanese U.S. postretirement medical plan was amended to introduce defined dollar caps for pre-1993 retirees. The amendments included: pre-age 65 cap was set to $9,600 and the post-age 65 cap was set to $3,000; the elimination of pre-1993 retiree contributions until the cap is reached; moving all retirees to the managed choice program; and introduction of relatively minor changes to the retiree cost sharing in order to simplify administration. These changes were approved by the Board in June 2003 and were reflected with a remeasurement of the retiree medical plan resulting in the establishment of a $67 million negative prior service cost base as these changes become effective for participants July 1, 2004.

        On December 8, 2003, the U.S. Government signed the Medicare Prescription Drug, Improvement and Modernization Act into law. This law provides for payment of certain prescription drug costs by Medicare or for a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to the benefit established by the law. Celanese is currently evaluating the effect this new legislation will have on the Celanese retiree medical plan design and liability values. In addition, the Company is awaiting further guidance from the FASB on the appropriate accounting treatment of the government subsidies. Therefore, the effect of the Medicare legislation is not included in the retiree medical figures. Celanese anticipates that this bill may decrease the Celanese accumulated postretirement benefit obligation ("APBO") by 5% to 10%.

	Pension Benefits		Postretirement Benefits
	2003	2002	2003	2002
	(in $ millions)
Change in projected benefit obligation
Projected benefit obligation at beginning of year	2,558	2,350	487	454
Service cost	36	33	2	3
Interest cost	171	166	27	29
Participant contributions	1	1	11	8
Plan amendments	5	1	(67)	—
Actuarial (gains) losses	156	77	16	35
Acquisitions	—	6	—	—
Special termination benefits	(1)	1	—	—
Settlements	(1)	(7)	—	—
Benefits paid	(170)	(158)	(55)	(50)
Change in measurement dates	6	72	—	6
Foreign currency exchange rate changes	47	16	3	2

Projected benefit obligation at end of year	2,808	2,558	424	487

	Pension Benefits		Postretirement Benefits
	2003	2002	2003	2002
	(in $ millions)
Weighted-average assumptions used to determine benefit obligations as of December 31,
Discount rate—
U.S. plans:	6.25%	6.75%	6.25%	6.75%
International plans:	5.70%	6.30%	6.00%	6.50%
Combined:	6.20%	6.70%	6.25%	6.75%
Rate of compensation increase—
U.S. plans:	4.00%	4.00%	—	—
International plans:	2.25%	2.70%	—	—
Combined:	3.60%	3.75%	—	—

	Pension Benefits		Postretirement Benefits
	2003	2002	2003	2002
	(in $ millions)
Change in plan assets
Fair value of plan assets at beginning of year	1,574	1,534	—	—
Actual (loss) return on plan assets	343	(150)	—	—
Company contributions	154	114	44	42
Participant contributions	1	1	11	8
Settlements	(1)	(5)	—	—
Benefits paid	(170)	(158)	(55)	(50)
Change in measurement dates	2	230	—	—
Foreign currency exchange rate changes	26	8	—	—

Fair value of plan assets at end of year	1,929	1,574	—	—

Funded status and net amounts recognized
Plan assets in excess of (less than) benefit obligation	(879)	(984)	(424)	(487)
Unrecognized prior service cost (benefit)	39	42	(71)	(7)
Unrecognized actuarial loss	830	846	175	168
Unrecognized net transition asset	—	(2)	—	—

Net amount recognized in the consolidated balance sheets	(10)	(98)	(320)	(326)

Amounts recognized in the accompanying consolidated balance sheets consist of:
Accrued benefit liability	(739)	(843)	(320)	(326)
Intangible asset(1)	39	42	—	—
Additional minimum liability(2)	690	703	—	—

Net amount recognized in the consolidated balance sheets	(10)	(98)	(320)	(326)

(1)
Amount is classified as other assets in the consolidated balance sheets.

(2)
Amount shown net of tax in the consolidated statements of shareholders' equity.

        The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets as of December 31, 2003 were $2,799 million, $2,662 million and $1,917 million, respectively, and as of December 31, 2002 were $2,551 million, $2,413 million and $1,566 million, respectively.

        The accumulated benefit obligation for all defined benefit pension plans was $2,670 million and $2,419 million at December 31, 2003 and 2002, respectively.

        Celanese uses a measurement date of December 31 for its pension and other postretirement benefit plans.

        In 2003, Celanese changed the actuarial valuation measurement date for its Canadian pension and other postretirement benefit plans from September 30 to December 31. The net effect of this change is not material.

        In 2002, Celanese changed the actuarial valuation measurement date for its U.S. pension and other postretirement benefit plans from September 30 to December 31. Celanese believes this method is preferable in the circumstances because a calendar year reporting will bring the valuation date in line with its fiscal year-end reporting and allow for a more current measurement of the related actuarial components. Celanese accounted for this as a change in accounting principle, which resulted in a cumulative effect adjustment in 2002. As a result, income of $9 million, net of income taxes of $5 million, was recorded to cumulative effect of changes in accounting principles in Celanese's consolidated statement of operations. In addition, this change reduced total 2002 pension and postretirement benefit expense cost by approximately $14 million.

	Pension Benefits			Postretirement Benefits
	2003	2002	2001	2003	2002	2001
	(in $ millions)
Components of net periodic benefit cost for the years ended December 31,
Service cost	36	33	31	2	3	3
Interest cost	171	166	162	27	29	28
Expected return on plan assets	(175)	(168)	(156)	—	—	—
Amortization of prior service cost	8	8	13	(3)	(1)	(1)
Recognized actuarial loss	16	3	—	8	7	—
Amortization of the unamortized obligation	(1)	(2)	(2)	—	—	—
Curtailment loss (gain)	—	(1)	1	—	—	—
Settlement loss	1	2	1	—	—	—
Change in measurement dates	(1)	(14)	—	1	1	—

Net periodic benefit cost	55	27	50	35	39	30

        On January 1, 2003, Celanese's trend assumption for its US postretirement medical plan's expense was at 9% grading down 1% per year until an ultimate trend of 5% is reached. With the June 30, 2003 remeasurement in cost for the plan amendment, the trend assumption was reset equal to 12% grading down 1% per year until the ultimate trend of 5% is reached. At December 31, 2003, the trend assumption was 11% per year grading down 1% to an ultimate trend of 5%. In addition, the discount rate at the June 30, 2003 remeasurement date was set at 6%. Therefore, 2003 cost is the blend of six months under the prior plan provisions using a 6.75% discount rate and 9% initial trend assumption and six months under the amended provisions using a 6% discount rate and 12% initial trend assumption.

	Pension Benefits			Postretirement Benefits
	2003	2002	2001	2003	2002	2001
Weighted-average assumptions used to determine net cost for the years ended December 31,
Discount rate:
U.S. plans	6.75%	7.25%	7.75%	6.75%	7.25%	7.75%
International plans	6.30%	6.90%	7.65%	6.50%	7.10%	7.10%
Combined	6.70%	7.20%	7.70%	6.75%	7.25%	7.75%
Expected return on plan assets:
U.S. plans	9.00%	9.00%	9.25%	—	—	—
International plans	7.10%	7.60%	8.15%	—	—	—
Combined	8.85%	8.90%	9.20%	—	—	—
Rate of compensation increase:
U.S. plans	4.00%	3.40%	3.65%	—	—	—
International plans	2.70%	3.30%	4.20%	—	—	—
Combined	3.75%	3.40%	3.80%	—	—	—

        In 2003, the additional minimum liability decreased by $13 million. This decrease is primarily attributed to small reductions in the U.S. pension plans, which resulted from an increase in the value of pension plan assets offset by a reduction in the discount rate used to value pension plan obligations offset by currency translation effects. As a result of this adjustment, accumulated other comprehensive income (loss) in the consolidated statement of shareholders' equity was decreased by $12 million, which is net of an income tax expense of $5 million.

        Included in the pension obligations above are accrued liabilities relating to supplemental retirement plans for certain employees amounting to $212 million and $199 million as of December 31, 2003 and 2002, respectively. Pension expense relating to these plans included in net periodic benefit cost totaled $18 million, $20 million and $17 million for 2003, 2002 and 2001, respectively. To fund these obligations, Celanese has established non-qualified trusts, included within other non-current assets, which had market values of $130 million and $116 million at December 31, 2003 and 2002, respectively, and recognized income of $3 million and $2 million for 2003 and 2001, respectively. There was no income recorded in 2002 related to these trusts. In 2003, Celanese contributed $18 million to these trusts from proceeds it received from the demutualization of an insurance carrier. The gain associated with these proceeds was included within interest and other income, net, in the consolidated statement of operations.

        The asset allocation for the Company's qualified U.S. defined benefit pension plan at the end of 2003 and 2002, and the target allocation ranges for 2004 by asset category is presented below. The fair value of plan assets for this plan was $1,783 million and $1,468 million at the end of 2003 and 2002, respectively. These asset amounts represent approximately 93% of the Company's total pension assets in both 2003 and 2002. The expected long-term rate of return on these assets was 9.0% in both 2003 and 2002.

	Target Allocation	Percentage of Plan Assets at December 31,
	2004	2003	2002
Asset Category—US
Equity securities	55-80%	74%	65%
Debt securities	25-30%	25%	34%
Real Estate	0-5%	0%	0%
Other	0-1%	1%	1%

Total		100%	100%

        Plan assets did not include any investment in Celanese AG ordinary shares during 2003 or 2002.

        The asset allocation for the Company's Canadian main defined benefit pension plan at the end of 2003 and 2002 and the target allocation ranges for 2004 by asset category is presented below. The fair value of plan assets for this plan was $116 million and $92 million at the end of 2003 and 2002, respectively. These asset amounts represent approximately 6% of the Company's total pension assets in 2003 and 2002. The expected long-term rate of return on these plan assets was 7.5% and 8.0% as of December 31, 2003 and 2002, respectively.

	Target Allocation	Percentage of Plan Assets at December 31,
	2004	2003	2002
Asset Category—Canada
Equity securities	55-75%	64%	54%
Debt securities	25-45%	30%	35%
Real Estate	0-10%	3%	10%
Other	0-1%	3%	1%

Total		100%	100%

        The Company's other post-retirement benefit plans are unfunded.

        The financial objectives of the Company's qualified U.S. and Canadian pension plans are established in conjunction with a comprehensive review of each plan's liability structure. Asset allocation policy is based on detailed asset/liability analysis. In developing investment policy and financial goals, consideration is given to the plan's demographics, the returns and risks associated with alternative investment strategies, and the current and projected cash, expense and funding ratios of the plan. A formal asset/liability mix study of the plan is undertaken every 3 to 5 years or whenever there has been a material change in plan demographics, benefit structure or funding status and investment market. The Company has adopted a long-term investment horizon such that the risk and duration of investment losses are weighed against the long-term potential for appreciation of assets. Although there cannot be complete assurance that these objectives will be realized, it is believed that the likelihood for their realization is reasonably high, based upon the asset allocation chosen and the historical and expected performance of the asset classes utilized by the plans. The intent is for investments to be broadly diversified across asset classes, investment styles, investment managers, developed and emerging markets, business sectors and securities in order to moderate portfolio volatility and risk. Investments may be in separate accounts, commingled trusts, mutual funds and other pooled asset portfolios provided they all conform to fiduciary standards.

        External investment managers are hired to manage the Company's pension assets. An investment consultant assists with the screening process for each new manager hire. Over the long-term, the investment portfolio is expected to earn returns that exceed a composite of market indices that are weighted to match each plan's target asset allocation. Long-term is considered three (3) to five (5) years; however, incidences of underperformance are analyzed. The portfolio return should also (over the long-term) meet or exceed the return used for actuarial calculations in order to minimize future pension contributions and escalation in pension expense.

        The expected rate of return assumptions for plan assets are based mainly on historical performance achieved over a long period of time (15 to 20 years) encompassing many business and economic cycles. Modest adjustments, upward and downward, may be made to those historical returns to reflect future capital market expectations; these expectations are typically derived from expert advice from the investment community and surveys of peer company assumptions.

        As of December 31, 2003, expected 2004 contributions to the Company's pension plans are $154 million and expected payments for the other postretirement benefit plans is $44 million. These amounts are subject to increase due to the completion of the BCP tender offer. (See Note 2)

        Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

	One Percent Increase	One Percent Decrease
	(in $ millions)
Effect on postretirement obligation	1	(2)

        The effect of a one percent increase or decrease in the assumed health care cost trend rate would have less than a $1 million impact on service and interest cost.

        The following table represents additional benefit liabilities and other similar obligations:

	As of December 31,
	2003	2002
	(in $ millions)
Other Obligations
Long-term disability	79	76
Other	27	26

Total	106	102

19.    Shareholders' Equity

Number of Shares Authorized and Issued

        In 2002, Celanese retired 1,125,000 shares held in treasury, which resulted in a $3 million reduction of common stock, a $22 million reduction in additional paid-in capital and a $25 million reduction in treasury stock. Celanese had authorized and issued 54,790,369 shares of common stock of no par value at December 31, 2003 and 2002.

        See table below for share activity:

	Common Stock	Common Stock	Authorized Common Stock
	(authorized and issued)	(outstanding)	(authorized, not issued)
	(in whole shares)
As of December 31, 2000	55,915,369	50,326,355	—
Shares issued to Supervisory Board from treasury	—	8,536	—

As of December 31, 2001	55,915,369	50,334,891	—
Retirement of treasury shares	(1,125,000)	—	—
Shares repurchased into treasury	—	(284,798)	—
Shares issued to Supervisory Board from treasury	—	8,383	—
Authorized Capital increases pursuant to stock option plan	—	—	1,250,000

As of December 31, 2002	54,790,369	50,058,476	1,250,000
Shares repurchased into treasury	—	(749,848)	—
Shares issued to Supervisory Board from treasury	—	12,840	—
Authorized Capital increases pursuant to stock option plan	—	—	1,250,000

As of December 31, 2003	54,790,369	49,321,468	2,500,000

Authorized and Conditional Capital

        At the Annual General Meeting of Celanese held on May 15, 2002 and April 1, 2003, shareholders approved resolutions to increase the Company's share capital on a contingent basis by up to €3,195,574 ($4,036,008) through the issuance of up to 1,250,000 ordinary shares, no-par value ("contingent capital"). As of December 31, 2003, total contingent capital amounted to €6,391,148 ($8,072,016) through the issuance of up to 2,500,000 ordinary shares. The contingent capital increase serves exclusively to grant stock options to members of the board of management and its group companies as well as to other senior managers of the Company. The issuance of these shares will be carried out only insofar as stock options are exercised and are not satisfied by the delivery of existing treasury shares.

Treasury Stock

        Celanese is legally permitted under the German Stock Corporation Act to hold as treasury shares a maximum of 10 percent of its authorized and issued shares at any point in time. At the Annual

General Meeting of Celanese held on April 1, 2003, the shareholders renewed an authorization for the Board of Management to acquire and hold a maximum of 10 percent of the 54,790,369 shares authorized and issued at the time of such meeting. The authorization expires on September 30, 2004.

        In 2003, Celanese repurchased 749,848 shares at a total cost of $15 million. In 2002, Celanese retired 1,125,000 treasury shares and repurchased 284,798 shares at a total cost of $6 million.

        During 2003, 2002 and 2001, respectively, 12,840, 8,383, and 8,536 shares of treasury stock were issued to members of the Supervisory Board as part of their annual compensation.

        Celanese held 5,468,901, 4,731,893 and 5,580,478 shares of treasury stock as of December 31, 2003, 2002 and 2001, respectively.

Additional Paid-in Capital

        In connection with the demerger and pursuant to the Demerger Agreement executed and delivered by Celanese and Hoechst, Celanese assumed all of the assets and liabilities of Hoechst's basic chemicals, acetate, technical polymer and certain other industrial businesses as well as certain contractual rights and obligations related to other current and former Hoechst businesses. In 2003, Celanese recorded a $44 million, net of tax of $33 million, increase to additional paid-in capital related to recoveries due from Hoechst for the antitrust matters in the sorbates industry. (See Note 23) In 2002, as a result of a favorable settlement of a demerger liability with Hoechst, Celanese recorded a $7 million increase to additional paid-in capital.

        In 2003 and 2002, Celanese granted stock options totaling 0.1 million and 1.1 million, respectively, and in accordance with SFAS No. 123 expensed the fair value of these options. As a result, additional paid-in capital increased by $5 million in 2003 and $3 million in 2002 to reflect the amortization of the fair value of the stock options. (See Note 20)

Accumulated Other Comprehensive Income (Loss)

        Comprehensive income (loss), which is displayed in the consolidated statement of shareholders' equity, represents net earnings (loss) plus the results of certain shareholders' equity changes not reflected in the consolidated statement of operations. Such items include unrealized gains/losses on marketable securities, foreign currency translation, minimum pension liabilities and unrealized gains/losses on derivative contracts.

        The after-tax components of accumulated other comprehensive income (loss) are as follows:

	Unrealized Gain/(Loss) on Marketable Securities	Foreign Currency Translation	Additional Minimum Pension Liability	Unrealized Gain/(Loss) on Derivative Contracts	Accumulated Other Comprehensive Income/(Loss)
	(in $ millions)
Balance at December 31, 2000	7	(159)	(11)	—	(163)
Current-period change	(4)	(97)	(229)	(4)	(334)

Balance at December 31, 2001	3	(256)	(240)	(4)	(497)
Current-period change	3	192	(220)	(5)	(30)

Balance at December 31, 2002	6	(64)	(460)	(9)	(527)
Current-period change	4	307	12	6	329

Balance at December 31, 2003	10	243	(448)	(3)	(198)

Dividend Policy

        The payment and amount of any dividends depends on Celanese's current and future earnings, cash flow, financial condition and other factors and therefore cannot be guaranteed to be paid in any given period. Dividends are subject to recommendation by the Celanese Supervisory Board and Board of Management and the approval of the shareholders at Celanese's annual general meetings. Under German law, dividends are payable only out of unappropriated retained earnings as shown in the unconsolidated annual financial statements of Celanese AG, prepared in accordance with German accounting principles, as adopted and approved by resolutions of the Celanese Board of Management and Supervisory Board.

        At the Annual General Meeting of Celanese held on April 1, 2003, shareholders voted in favor of the proposed dividend of €0.44 ($0.48) per registered share. Payment of the dividend occurred on April 2, 2003.

        At the Annual General Meeting of Celanese held on June 15, 2004, shareholders voted in favor of the proposed dividend of €0.12 ($0.14) per share for the year ended December 31, 2003. Payment of the dividend occurred on June 16, 2004.

20.    Stock-based Compensation

        At the Annual General Meetings of Celanese on May 15, 2002 and April 1, 2003, shareholders approved the 2002 Celanese Stock Option Plan (the "2002 Plan") and the 2003 Celanese Stock Option Plan (the "2003 Plan"), respectively. Each plan authorized the issuance of up to 1.25 million options to purchase shares of common stock. Options are granted at an exercise price reflecting the reference price (twenty day average of market price prior to grant date) plus a 20% exercise premium and become exercisable five years from the date of grant. Two year vesting is possible, if the market price per share outperforms the median performance of Celanese competitors as defined in the plan over the holding period. All unexercised options expire ten years from the date of grant. If the market price per Celanese share of common stock on the date of exercise is at least 20% higher than the reference price at the time of the grant, the holder is entitled to receive a cash payment equal to the exercise premium of 20%.

        On July 8, 2002, Celanese granted 1.1 million stock options relating to the 2002 Plan, at an exercise price of €27.54 per share, to members of the Board of Management and key employees for the purchase of Celanese shares of common stock. On January 31, 2003, Celanese granted an additional 0.1 million stock options relating to the 2002 plan, at an exercise price of €23.78 per share, to individuals who became eligible persons since the last grant for the purchase of Celanese shares of common stock.

        In accordance with SFAS No. 123, the fair value of the 1.1 million and the 0.1 million options granted approximated €10 million ($10 million) and €1 million ($1 million), respectively. As a result of Celanese's market price per share outperforming the median performance of Celanese's peer group, the fair value of these options will be recognized over the accelerated vesting period of two years. For the years ended December 31, 2003 and 2002, Celanese recognized compensation expense of $6 million and $3 million, respectively, for these options to the consolidated statements of operations with a corresponding increase to additional paid-in capital within shareholders' equity.

        A summary of the activity related to the 2003 Plan and 2002 Plan as of and for the year ended December 31, 2003 and 2002, is presented (stock options in millions):

	2003		2002
	Number of Options	Weighted- Average Grant Price in €	Number of Options	Weighted- Average Grant Price in €
Outstanding at beginning of year	1.1	27.54	—	—
Granted	0.1	23.78	1.1	27.54
Exercised	—	—	—	—
Forfeited	—	27.54	—	—

Outstanding at end of year	1.2	27.26	1.1	27.54

Options exercisable at end of year	—	—	—	—

Weighted-average remaining contractual life (years)		8.5		9.5

        The weighted-average fair value of the options granted during the years ended December 31, 2003 and 2002 was estimated to be €6.41($6.93) per option and €9.33 ($9.10) per option, respectively, on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

	2003	2002
Expected dividend yield	1.70%	1.70%
Risk-free interest rate	3.29%	4.30%
Expected stock price volatility	42.00%	41.00%
Expected life (years)	6	6

        Effective January 15, 2001, Celanese adopted the Long-Term Incentive Plan (the "2000 Celanese LTIP"). The 2000 Celanese LTIP covers the Board of Management and senior executives of Celanese. Stock appreciation rights ("Rights") granted under the 2000 Celanese LTIP have a ten-year term and generally will be exercisable in whole or in part, subject to certain limitations, at any time during the period between January 15, 2003 and January 14, 2011, provided at the time of exercise, the performance of an ordinary share of Celanese on the Frankfurt Stock Exchange must exceed the performance of the median of the share prices of Celanese's peer group companies as defined by the Board of Management of Celanese. Under the 2000 Celanese LTIP, the participant will receive the cash difference between the base price and the share price of Celanese on the day of exercise. In January 2001, Celanese granted approximately 2 million Rights to the participants under the 2000 Celanese LTIP. During 2002, Celanese granted an additional 0.1 million Rights to the 2000 Celanese LTIP participants. Of the total 2.1 million Rights granted, 1.4 million remain outstanding as of December 31, 2003. Celanese recognized expense of $24 million, $1 million and $1 million during 2003, 2002 and 2001, respectively, for the 2000 Celanese LTIP. Rights remaining unexercised as of January 15, 2011 will be deemed to have been forfeited as of that date. The grant price of these Rights was €19.56 per share.

        During 1999, Celanese adopted the Equity Participation Plan (the "1999 Celanese EPP") and the Long-Term Incentive Plan (the "1999 Celanese LTIP"). The 1999 Celanese EPP covers the Board of Management and certain senior executives of Celanese. The participants in the 1999 Celanese EPP were required to purchase a defined value of Celanese stock over a one or two year period. The Rights granted under the 1999 Celanese EPP were based on the required amount of money invested in Celanese shares by the participant, divided by the base price of the stock and multiplied by two. Rights granted under the EPP have a ten-year term and generally will be exercisable in whole or in part, subject to certain limitations, at any time during the period between October 25, 2001 and October 25, 2009, provided at the time of exercise, the performance of an ordinary share of Celanese on the Frankfurt Stock Exchange must exceed the median of performance of the share prices of Celanese's peer group companies as defined by the Celanese Board of Management. Under the 1999 Celanese EPP, the participant will receive the cash difference between the base price and the Celanese share price on the day of exercise. During 1999, Celanese granted approximately 2.5 million Rights to the 1999 Celanese EPP participants. During 2001, Celanese granted an additional 0.1 million Rights to the 1999 Celanese EPP participants. Of the total 2.6 million Rights granted, 0.8 million remain outstanding as of December 31, 2003. Rights remaining unexercised as of October 26, 2009 will be deemed to have been forfeited as of that date. The grant price of these Rights was €16.37 per share. Celanese recognized expense of $18 million, $1 million and $4 million for the 1999 Celanese EPP during 2003, 2002 and 2001, respectively.

        The 1999 Celanese LTIP covers the Board of Management and senior executives of Celanese. Rights granted under the 1999 Celanese LTIP have a ten-year term and generally are exercisable in whole or in part, subject to limitations, at any time during the period between October 25, 2001 and October 25, 2009, provided at the time of exercise, the performance of an ordinary share of Celanese on the Frankfurt Stock Exchange must exceed the performance of the median of the share prices of Celanese's peer group companies as defined by the Board of Management of Celanese. Under the 1999 Celanese LTIP, the participant will receive the cash difference between the base price and the share price of Celanese on the day of exercise. During 1999, Celanese granted approximately 2.4 million Rights to the participants under the 1999 Celanese LTIP, of which 0.9 million remain outstanding at December 31, 2003. Rights remaining unexercised as of October 26, 2009 will be deemed to have been forfeited as of that date. The grant price of these Rights was €16.37 per share. Celanese recognized expense of $17 million, $1 million and $4 million for the 1999 Celanese LTIP in 2003, 2002 and 2001, respectively.

        A summary of the activity related to stock appreciation rights plans as of and for the years ended December 31, 2003, 2002 and 2001 is presented (Rights in millions):

	2003		2002		2001
	Number of Rights	Weighted- Average Grant Price in €	Number of Rights	Weighted- Average Grant Price in €	Number of Rights	Weighted- Average Grant Price in €
Outstanding at beginning of year	5.2	17.54	5.8	17.47	4.4	16.37
Granted	—	—	0.1	19.56	2.1	19.41
Exercised	(2.1)	17.27	(0.6)	16.37	(0.5)	16.37
Forfeited	—	—	(0.1)	19.56	(0.2)	16.37

Outstanding at end of year	3.1	17.77	5.2	17.54	5.8	17.47

Rights exercisable at end of year	3.1	17.77	3.3	16.37	3.8	16.37

        Beginning in 2000, Celanese offers stock participation plans ("SPP") to employees not eligible to participate in the stock appreciation rights plans. Under these plans, active employees who invest a defined amount of money in Celanese shares during a limited period of time are entitled to receive a 35 percent rebate from Celanese. The SPP was not offered to employees during 2003. Compensation expense of $2 million was recognized in both 2002 and 2001.

        In connection with the demerger, Celanese assumed obligations associated with the Hoechst 1997 Stock Appreciation Rights Plan (the "1997 Hoechst SAR Plan") and the Hoechst 1998 Stock Option Plan (the "1998 Hoechst Option Plan") for participating Celanese employees under these compensation programs. As a result of the merger of Hoechst and Rhone-Poulenc to form Aventis in December 1999, the terms and conditions of these compensation programs were modified to take into account the changed circumstances.

        The 1997 Hoechst SAR Plan and 1998 Hoechst Option Plan, including all rights and options granted, expired in 2002 and 2003, respectively. Celanese recognized less than $1 million of income in both 2003 and 2002, and less than $1 million of expense in 2001 for the 1998 Hoechst Option Plan. Celanese recognized $1 million of income in both 2002 and 2001 for the 1997 Hoechst SAR Plan.

21. Leases

        Total minimum rent charged to operations under all operating leases was $95 million, $73 million and $80 million in 2003, 2002 and 2001, respectively. Future minimum lease payments under rental and lease agreements which have initial or remaining terms in excess of one year at December 31, 2003 are as follows:

	Capital	Operating
	(in $ millions)
2004	4	48
2005	3	36
2006	3	30
2007	3	26
2008	2	19
Later years	5	49
Sublease income	—	(11)

Minimum lease commitments	20	197

Less amounts representing interest	5

Present value of net minimum lease obligations	15

        The related assets for capital leases are included in machinery and equipment in the consolidated balance sheets.

        Management expects that, in the normal course of business, leases that expire will be renewed or replaced by other leases.

22. Financial Instruments

        In the normal course of business, Celanese uses various financial instruments, including derivative financial instruments, to manage risks associated with interest rate, currency, certain raw material price and stock based compensation exposures. Celanese does not use derivative financial instruments for speculative purposes.

Interest Rate Risk Management

        Celanese enters into interest rate swap agreements to reduce the exposure of interest rate risk inherent in Celanese's outstanding debt. Celanese's interest rate derivative policy is to lock in borrowing rates to achieve a desired level of fixed/floating rate debt depending on market conditions. Celanese had open interest rate swaps with a notional amount of $200 million and $300 million at December 31, 2003 and 2002, respectively. Celanese believes its credit risk exposure related to counterparty default on instruments is not material. Celanese recognized net interest expense from hedging activities relating to interest rate swaps of $11 million in 2003 and $12 million in 2002. During 2003, Celanese's interest rate swaps, designated as cash flow hedges, resulted in a decrease in total assets and total liabilities and an increase in shareholders' equity of $4 million, $14 million and $7 million, net of related income tax of $4 million, respectively. During 2003, the Company recorded a net gain of $2 million in interest and other income, net, for the ineffective portion of the interest rate swaps. During 2003, Celanese recorded a loss of $7 million in interest and other income, net, associated with the early termination of one of its interest rate swaps. During 2002, Celanese's interest rate swaps resulted in an increase in total assets and total liabilities and a decrease in shareholders' equity of $4 million, $17 million and $8 million, net of related income tax of $4 million, respectively. Celanese recorded a net loss of $3 million and $5 million in interest and other income, net for the ineffective portion of the interest rate swaps, during the years ended December 31, 2002 and 2001, respectively. The amount of losses expected to be reclassified from accumulated other comprehensive income (loss) into earnings within the next twelve months is not currently determinable.

Foreign Exchange Risk Management

        Certain Celanese entities have receivables and payables denominated in currencies other than their respective functional currencies, which creates foreign exchange risk. Celanese may enter into foreign currency forwards and options to minimize its exposure to foreign currency fluctuations. The foreign currency contracts are fair value hedges mainly for booked exposure and, in some cases, cash flow hedges for anticipated exposure.

        Contracts with notional amounts totaling approximately $765 million and $1,002 million at December 31, 2003 and 2002, respectively, are predominantly in U.S. dollars, British pound sterling, Japanese yen, and Canadian dollars. Certain of Celanese's foreign currency forward contracts did not meet the criteria of SFAS No. 133 to qualify for hedge accounting. Celanese recognizes net foreign currency transaction gains or losses on the underlying transactions, which are offset by losses and gains related to foreign currency forward contracts. During 2003, Celanese's foreign currency forward contracts, designated as fair value hedges, resulted in a decrease in total assets of $8 million and an increase in total liabilities of $1 million. As of December 31, 2003, these contracts hedged a portion (approximately 85% as of December 31, 2003) of Celanese's dollar denominated intercompany net receivables held by euro denominated entities. Related to the unhedged portion, a net loss of approximately $14 million from foreign exchange gains or losses was recorded to interest and other income, net in 2003. During the years ended December 31, 2002 and 2001, Celanese hedged all of its dollar denominated intercompany net receivables held by euro denominated entities. Therefore, there was no material net effect from foreign exchange gains or losses in interest and other income, net. Hedging activities related to intercompany net receivables yielded cash flows from operating activities of approximately $180 million, $95 million and $14 million, in 2003, 2002 and 2001, respectively.

Commodity Risk Management

        Celanese recognized losses of $3 million and less than $1 million from natural gas swaps as well as butane and methane contracts in 2003 and 2002, respectively. There was no material impact on the balance sheet at December 31, 2003 and December 31, 2002. The effective portions of unrealized gains and losses associated with the cash-settled swap contracts are $0 million and $1 million as of December 31, 2003 and 2002, respectively, are recorded as a component of accumulated other comprehensive income (loss) until the underlying hedged transactions are reported in earnings. Celanese had open swaps with a notional amount of $5 million as of December 31, 2003.

Stock Based Compensation Risk Management

        During 2001, Celanese purchased call options for one million shares of Celanese stock to offset, in part its exposure of the 2000 Celanese LTIP. These options had a maturity of two years, a strike price of €19.56 per share and an average premium of €4.39 per share. These options expired during 2003. As a result, a net loss of $1 million was recorded to interest and other income, net in 2003.

Fair Value of Financial Instruments

        Summarized below are the carrying values and estimated fair values of Celanese's financial instruments as of December 31, 2003 and 2002. For these purposes, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties.

	2003		2002
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(in $ millions)
Other assets—investments	317	317	251	251
Long-term debt	489	524	440	478
Pension funds in non-qualified trust	130	130	116	116
Debt-related derivative liability	13	13	26	26
Foreign exchange-related derivative asset	47	47	37	37
Call options on Celanese stock	—	—	2	2
Commodity swap asset	—	—	1	1

        At December 31, 2003 and 2002, the fair values of cash and cash equivalents, receivables, notes payable, trade payables, short-term debt and the current installments of long-term debt approximate carrying values due to the short-term nature of these instruments. These items have been excluded from the table. Additionally, certain long-term receivables, principally insurance recoverables, are carried at net realizable value. (See Note 23)

        Included in other assets are certain investments accounted for under the cost method and long-term marketable securities classified as available for sale. In general, the cost investments are not publicly traded; however, Celanese believes that the carrying value approximates the fair value.

        The fair value of long-term debt and debt-related financial instruments is estimated based upon the respective implied forward rates as of December 31, 2003, as well as quotations from investment bankers and on current rates of debt for similar type instruments.

23. Commitments and Contingencies

        Celanese is involved in a number of legal proceedings, lawsuits and claims incidental to the normal conduct of its business, relating to such matters as product liability, anti-trust, past waste disposal practices and release of chemicals into the environment. While it is impossible at this time to determine with certainty the ultimate outcome of these proceedings, lawsuits and claims, management believes that adequate provisions have been made and that the ultimate outcome will not have a material adverse effect on the financial position of Celanese, but may have a material adverse effect on the results of operations or cash flows in any given accounting period. (See Note 24)

Plumbing Actions

        CNA Holdings, Inc. ("CNA Holdings"), a U.S. subsidiary of Celanese, includes the U.S. business now conducted by Ticona. CNA Holdings, along with Shell Chemical Company ("Shell") and E. I. du Pont de Nemours ("DuPont"), among others, have been the defendants in a series of lawsuits, alleging that plastics manufactured by these companies that were utilized in the production of plumbing systems for residential property were defective or caused such plumbing systems to fail. Based on, among other things, the findings of outside experts and the successful use of Ticona's acetal copolymer in similar applications, CNA Holdings does not believe Ticona's acetal copolymer was defective or caused the plumbing systems to fail. In many cases CNA Holdings' exposure may be limited by invocation of the statute of limitations since CNA Holdings ceased selling the resin for use in the plumbing systems in site built homes during 1986 and in manufactured homes during 1990.

        CNA Holdings has been named a defendant in ten putative class actions, further described below, as well as a defendant in other non-class actions filed in ten states, the U.S. Virgin Islands, and Canada. In these actions, the plaintiffs typically have sought recovery for alleged property damages and, in some cases, additional damages under the Texas Deceptive Trade Practices Act or similar type statutes. Damage amounts have not been specified.

        Developments under this matter are as follows:

  •
  Class certification has been denied in putative class actions pending in Florida and South Carolina state courts. Although plaintiffs subsequently sought to bring actions individually, they were dismissed and are on appeal.

  •
  In April 2000, the U.S. District Court for the District of New Jersey denied class certification for a putative class action (of insurance companies with respect to subrogation claims). The plaintiffs' appeal to the Third Circuit Court of Appeals was denied in July 2000 and the case was subsequently dismissed. In September 2000, a similar putative class action seeking certification of the same class that was denied in the New Jersey matter was filed in Tennessee state court. The court denied certification in March 2002, and plaintiffs are attempting an appeal. Cases are continuing on an individual basis.

  •
  Class certification of recreational vehicle owners was denied by the Chancery Court of Tennessee, Weakley County in July 2001, and cases are proceeding on an individual basis.

  •
  The U.S. District Court for the Eastern District of Texas denied certification of a putative class action in March 2002, and the plaintiffs' appeals have been dismissed by the appellate court.

  •
  Of the four putative class actions pending in Canadian courts, one was denied class certification, but is currently on appeal. The other three matters are still pending. The court in a putative class action pending in the U.S. Virgin Islands denied certification to a U.S. territories-wide class and dismissed Celanese on jurisdictional grounds. Plaintiffs are seeking reconsideration of those rulings.

  •
  A putative nationwide class action was filed in federal court in Indiana in December 2002, against, among others, CNA Holdings and Shell. CNA's motion to dismiss this lawsuit was granted in December 2003.

        In November 1995, CNA Holdings, DuPont and Shell entered into national class action settlements, which have been approved by the courts. The settlements call for the replacement of plumbing systems of claimants who have had qualifying leaks, as well as reimbursements for certain leak damage. Furthermore, the three companies had agreed to fund such replacements and reimbursements up to $950 million. As of December 31, 2003, the funding is now $1,073 million due to additional contributions and funding commitments, made primarily by other parties. There are additional pending lawsuits in approximately ten jurisdictions not covered by this settlement; however, these cases do not involve (either individually or in the aggregate) a large number of homes, and management does not expect the obligations arising from these lawsuits to have a material adverse effect on Celanese.

        In 1995, CNA Holdings and Shell settled the claims of certain individuals, owning 110,000 property units for an amount not to exceed $170 million. These claimants are also eligible for a replumb of their homes in accordance with the terms similar to those of the national class action settlement. CNA Holdings' and Shell's contributions under this settlement were subject to allocation as determined by binding arbitration.

        CNA Holdings has accrued its best estimate of its share of the plumbing actions. At December 31, 2003, Celanese had remaining accruals of $76 million for this matter, of which $14 million is included in current liabilities. Management believes that the plumbing actions are adequately provided for in the consolidated financial statements. However, if Celanese were to incur an additional charge for this matter, such a charge would not be expected to have a material adverse effect on the financial position, but may have a material adverse effect on the results of operations or cash flows of Celanese in any given accounting period. Celanese has reached settlements with CNA Holdings' insurers specifying their responsibility for these claims; as a result, Celanese has recorded receivables relating to the anticipated recoveries from certain third party insurance carriers. These receivables are based on the probability of collection, the settlement agreements with Celanese's insurance carriers whose coverage level exceeds the receivables and the status of current discussions with other insurance carriers. In 2003, Celanese recorded income to special charges of $107 million and interest income to interest and other income, net of $20 million, totaling $127 million, related to settlements from insurers in excess of the recorded receivable amounts. As of December 31, 2003, Celanese has a $63 million note receivable related to a settlement with an insurance carrier. This receivable is discounted and recorded within Other assets in the Consolidated Balance Sheet as it will be collected over the next four years.

Sorbates Litigation

        In 1998, Nutrinova Inc., a U.S. subsidiary of Nutrinova Nutrition Specialties & Food Ingredients GmbH, then a wholly-owned subsidiary of Hoechst, received a grand jury subpoena from the U.S. District Court for the Northern District of California in connection with a U.S. criminal antitrust investigation of the sorbates industry. On May 3, 1999, Hoechst and the Government of the United States of America entered into an agreement under which Hoechst pled guilty to a one-count indictment charging Hoechst with participating in a conspiracy to fix prices and allocate market shares of sorbates sold in the U.S. Hoechst and the U.S. Government agreed to recommend that the U.S. District Court fine Hoechst $36 million. This fine is being paid over a 5 year period, with the last payment of $5 million due in June 2004. Hoechst also agreed to cooperate with the government's investigation and prosecutions related to the sorbates industry. The U.S. District Court accepted this plea on June 18, 1999 and imposed the penalty as recommended in the plea agreement.

        In addition, several civil antitrust actions by sorbates customers, seeking monetary damages and other relief for alleged conduct involving the sorbates industry, have been filed in U.S. state and federal courts naming Hoechst, Nutrinova, and other Celanese subsidiaries, as well as other sorbates manufacturers, as defendants. Many of these actions have been settled and dismissed by the court. Three private actions are still pending, in state courts in Tennessee and New Jersey, and in federal court in Kansas.

        In July 2001, Hoechst and Nutrinova entered into an agreement with the attorneys general of 33 states, pursuant to which the statutes of limitations were tolled pending the states' investigations. This agreement expired in July 2003. Since October 2002, the Attorneys General for New York, Illinois, Ohio, Nevada, Utah and Idaho filed suit on behalf of indirect purchasers in their respective states. The Utah, Nevada and Idaho actions have been dismissed as to Hoechst, Nutrinova and Celanese; the Ohio action has been settled, subject to court approval. The New York and Illinois actions are in the early stages of litigation. Since the fall of 2002, the Attorneys General of Connecticut, Florida, South Carolina, Oregon and Washington gave notice of intent to take legal action against sorbates manufacturers. Hoechst, Nutrinova, and the other sorbates manufacturers are in the process of settling any claims from these five attorney generals as well as those from Hawaii and Maryland.

        Nutrinova and Hoechst have cooperated with the European Commission since 1998. In May 2002, the European Commission informed Hoechst of its intent to investigate officially the sorbates industry, and in January 2003, the European Commission served Hoechst, Nutrinova and a number of competitors with a statement of objections alleging unlawful, anticompetitive behavior affecting the European sorbates market. In October 2003, the European Commission ruled that Hoechst, Chisso Corporation, Daicel Chemical Industries Ltd., The Nippon Synthetic Chemical Industry Co. Ltd. and Ueno Fine Chemicals Industry Ltd. operated a cartel in the European sorbates market between 1979 and 1996. The European Commission imposed a total fine of €138.4 million ($161 million), of which €99 million ($115 million) was assessed against Hoechst. The case against Nutrinova was closed. The fine against Hoechst is based on the European Commission's finding that Hoechst does not qualify under the leniency policy, is a repeat violator and, together with Daicel, was a co-conspirator. In Hoechst's favor, the European Commission gave a discount for cooperating in the investigation. Hoechst appealed the European Commission's decision in December 2003. Payment of the obligation is deferred pending a ruling on the appeal.

        Considering previously recorded reserves, Celanese recorded in 2003 a special charge of $95 million for matters in the sorbates industry primarily related to the decision by the European Commission. Based on a review of the existing facts and circumstances relating to the sorbates matter, including the status of government investigations, as well as civil claims filed and settled, Celanese has remaining accruals of $137 million. This amount is included in current liabilities at December 31, 2003 for the estimated loss relative to this matter. Although the outcome of this matter cannot be predicted with certainty, management's best estimate of the range of possible additional future losses and fines, including any that may result from the above noted governmental proceedings, as of December 31, 2003 is between $0 and $8 million. The estimated range of such possible future losses is management's best estimate taking into consideration potential fines and claims, both civil and criminal, that may be imposed or made in other jurisdictions.

        Pursuant to the Demerger Agreement, Celanese was assigned the obligation related to the sorbates matter. However, Hoechst agreed to indemnify Celanese for 80 percent of any costs Celanese may incur relative to this matter. Accordingly, Celanese has recognized a receivable from Hoechst and a corresponding contribution of capital, net of tax, from this indemnification. In 2003, Celanese recorded a $44 million, net of tax, increase to additional paid-in capital related to the recoveries from Hoechst for the special charges discussed above. As of December 31, 2003, Celanese has receivables, recorded within current assets, relating to the sorbates indemnification from Hoechst totaling $110 million. The additional reserve and the estimated range of possible future losses, noted above, for this matter are gross of any recovery from Hoechst. Celanese believes that any resulting liabilities, net of amounts recoverable from Hoechst, will not, in the aggregate, have a material adverse effect on Celanese's financial position, but may have a material adverse effect on results of operations or cash flows in any given accounting period.

Guarantees

        Celanese has agreed to guarantee or indemnify third parties for environmental and other liabilities pursuant to a variety of agreements, including asset and business divestiture agreements, leases, settlement agreements, and various agreements with affiliated companies. Although many of these obligations contain monetary and/or time limitations, others do not provide such limitations.

        Celanese has accrued for all probable and reasonably estimable losses associated with all known matters or claims that have been brought to its attention. (See Note 24)

        These known obligations include the following:

  Demerger Obligations

          Celanese has obligations to indemnify Hoechst for various liabilities under the Demerger Agreement as follows:

  •
  Celanese agreed to indemnify Hoechst for environmental liabilities associated with contamination arising under 19 divestiture agreements entered into by Hoechst prior to the demerger.

          Celanese's obligation to indemnify Hoechst is subject to the following thresholds:

    •
    Celanese will indemnify Hoechst against those liabilities up to €250 million (approximately $315 million);

    •
    Hoechst will bear those liabilities exceeding €250 million (approximately $315 million), however Celanese will reimburse Hoechst for one-third of those liabilities for amounts that exceed €750 million (approximately $950 million) in the aggregate.

    At December 31, 2002, Celanese's obligation regarding two agreements had been settled. The aggregate maximum amount of environmental indemnifications under the remaining divestiture agreements which provide for monetary limits is approximately €750 million ($950 million). Three of the divested agreements do not provide for monetary limits.

    As of December 31, 2003, Celanese has spent in the aggregate $35 million for environmental contamination liabilities in connection with these divestiture agreements. Based on Celanese's estimate of the probability of loss under this indemnification, Celanese has reserves of $53 million as of December 31, 2003, for this contingency. Where Celanese is unable reasonably to determine the probability of loss or estimate such loss under an indemnification, Celanese has not recognized any related liabilities. (See Note 24)

    •
    Celanese has also undertaken in the Demerger Agreement to indemnify Hoechst to the extent that Hoechst is required to discharge liabilities, including tax liabilities, associated with businesses that were included in the demerger where such liabilities were not demerged, due to legal restrictions on the transfers of such items. These indemnities do not provide for any monetary or time limitations. Celanese has not provided for any reserves associated with this indemnification. Celanese did not make any payments to Hoechst in 2003, 2002 or 2001 in connection with this indemnification.

Divestiture Obligations

        Celanese and its predecessor companies agreed to indemnify third party purchasers of former businesses and assets for various pre-closing conditions, as well as for breaches of representations, warranties and covenants. Such liabilities also include environmental liability, product liability, antitrust and other liabilities. These indemnifications and guarantees represent standard contractual terms associated with typical divestiture agreements and, other than environmental liabilities, Celanese does not believe that they expose the Company to any significant risk.

        Since the demerger, Celanese has divested in the aggregate over 20 businesses, investments and facilities, through agreements containing indemnifications or guarantees to the purchasers. Many of the obligations contain monetary and/or time limitations, ranging from one year to 30 years, the aggregate amount of guarantees provided for under these agreements is approximately $2.7 billion as of December 31, 2003. Other agreements do not provide for any monetary or time limitations.

        Based on Celanese's historical claims experience and its knowledge of the sites and businesses involved, the Company believes that it is adequately reserved for these matters. As of December 31, 2003, Celanese has reserves in the aggregate of $52 million for all such environmental matters.

Plumbing Insurance Indemnifications

        Celanese has entered into agreements with insurance companies related to product liability settlements associated with Celcon® plumbing claims. These agreements, except those with insolvent insurance companies, require Celanese to indemnify and/or defend these insurance companies in the event that third parties seek additional monies for matters released in these agreements. The indemnifications in these agreements do not provide for time limitations.

        In certain of the agreements, Celanese received a fixed settlement amount. The indemnities under these agreements generally are limited to, but in some cases are greater than, the amount received in settlement from the insurance company. The maximum exposure under these indemnifications is $95 million. Other settlement agreements have no stated limits.

        There are other agreements whereby the settling insurer agreed to pay a fixed percentage of claims that relate to that insurer's policies. Celanese has provided indemnifications to the insurers for amounts paid in excess of the settlement percentage. These indemnifications do not provide for monetary or time limitations.

        Celanese has reserves associated with these product liability claims. See Plumbing Actions above.

Other Obligations

  •
  Celanese is secondarily liable under a lease agreement pursuant to which Celanese has assigned a direct obligation to a third party. The lease assumed by the third party expires on April 30, 2012. The lease liability for the period from January 1, 2004 to April 30, 2012 is estimated to be approximately $62 million.

  •
  Celanese has agreed to indemnify various insurance carriers, for amounts not in excess of the settlements received, from claims made against these carriers subsequent to the settlement. The aggregate amount of guarantees under these settlements is approximately $9 million, which is unlimited in term.

        As indemnification obligations often depend on the occurrence of unpredictable future events, the future costs associated with them cannot be determined at this time. However, if Celanese were to incur additional charges for these matters, such charges may have a material adverse effect on the financial position, results of operations or cash flows of Celanese in any given accounting period.

Other Matters

        In the normal course of business, Celanese enters into commitments to purchase goods and services over a fixed period of time. Celanese maintains a number of "take-or-pay" contracts for the purchase of raw materials and utilities. As of December 31, 2003, there were outstanding commitments of approximately $1,015 million under take-or-pay contracts. Celanese does not expect to incur any losses under these contractual arrangements. Additionally, as of December 31, 2003, there were outstanding commitments relating to capital projects of approximately $32 million.

        Celanese Ltd. and/or CNA Holdings, Inc., both U.S. subsidiaries of Celanese, are defendants in approximately 600 asbestos cases, the majority of which are premises-related. Celanese has reserves for defense costs related to claims arising from these matters. Celanese believes it does not have any significant exposure in these matters.

        On July 31, 2003, a federal district court ruled that the formula used in International Business Machine Corporation's ("IBM") cash balance pension plan violated the age discrimination provisions of the Employee Retirement Income Security Act of 1974. The IBM decision, however, conflicts with the decisions from two other federal district courts and with the proposed regulations for cash balance plans issued by the Internal Revenue Service in December 2002. IBM has announced that it will appeal the decision to the United States Court of Appeals for the Seventh Circuit. The effect of the IBM decision on Celanese's cash balance plan cannot be determined at this time.

        Celanese entered into an agreement with Goldman, Sachs & Co. on December 15, 2003 (the "Goldman Sachs Engagement Letter"), pursuant to which Goldman Sachs acted as Celanese's financial advisor in connection with the Tender Offer. Pursuant to the terms of the Goldman Sachs Engagement Letter, in March 2004 Celanese paid Goldman Sachs a financial advisory fee equal to $13 million and a discretionary bonus equal to $5 million, upon consummation of the Tender Offer. In addition, Celanese has agreed to reimburse Goldman Sachs for all its reasonable expenses and to indemnify Goldman Sachs and related persons for all direct damages arising in connection with the Goldman Sachs Engagement Letter.

24.    Environmental

        General—Celanese is subject to environmental laws and regulations worldwide which impose limitations on the discharge of pollutants into the air and water and establish standards for the treatment, storage and disposal of solid and hazardous wastes. Celanese is also subject to retained environmental obligations specified in various contractual agreements arising from divestiture of certain businesses by Celanese or one of its predecessor companies.

        In 2003, 2002 and 2001, Celanese's worldwide expenditures, including expenditures for legal compliance, internal environmental initiatives and remediation of active, orphan, divested and U.S. Superfund sites were $80 million, $83 million and $78 million, respectively. Capital project related environmental expenditures in 2003, 2002 and 2001, included in worldwide expenditures, were

$10 million, $4 million and $7 million, respectively. Environmental reserves for remediation matters were $159 million and $208 million as of December 31, 2003 and 2002, respectively. (See Notes 15 and 17). As of December 31, 2003, the estimated range for remediation costs is between $110 million and $159 million, with the best estimate of $159 million.

        Remediation—Due to its industrial history and through retained contractual and legal obligations, Celanese has the obligation to remediate specific areas on its own sites as well as on divested, orphan or U.S. Superfund sites. In addition, as part of the Demerger Agreement with Hoechst, a specified portion of the responsibility for environmental liabilities from a number of Hoechst divestitures was transferred to Celanese. Celanese has provided for such obligations when the event of loss is probable and reasonably estimable.

        In 2003, 2002 and 2001, the total remediation efforts charged to earnings before tax were $0 million, $7 million and $7 million, respectively. These charges were offset by reversals of previously established environmental reserves due to favorable trends in estimates at unrelated sites of $6 million, $15 million, and $11 million during 2003, 2002 and 2001, respectively. Management believes that the environmental related costs will not have a material adverse effect on the financial position of Celanese, but may have a material adverse effect on the results of operations or cash flows in any given accounting period.

        Celanese did not record any insurance recoveries related to these matters in 2003 or 2002 and recorded $1 million in 2001. There are no receivables for recoveries as of December 31, 2003 and 2002.

        German InfraServs—On January 1, 1997, coinciding with a reorganization of the Hoechst businesses in Germany, real estate service companies ("InfraServs") were created to own directly the land and property and to provide various technical and administrative services at each of the manufacturing locations. Celanese has manufacturing operations at three InfraServ locations in Germany: Oberhausen, Frankfurt am Main-Höchst, and Kelsterbach, and holds interests in the companies which own and operate the former Hoechst sites in Gendorf, Knapsack and Wiesbaden.

        InfraServs are liable for any residual contamination and other pollution because they own the real estate on which the individual facilities operate. In addition, Hoechst, as the responsible party under German public law, is liable to third parties for all environmental damage that occurred while it was still the owner of the plants and real estate. The contribution agreements entered into in 1997 between Hoechst and the respective operating companies, as part of the divestiture of these companies, provide that the operating companies will indemnify Hoechst against environmental liabilities resulting from the transferred businesses. Additionally, the InfraServs have agreed to indemnify Hoechst against any environmental liability arising out of or in connection with environmental pollution of any site. Likewise, in certain circumstances Celanese could be responsible for the elimination of residual contamination on a few sites that were not transferred to InfraServ companies, in which case Hoechst must reimburse Celanese for two-thirds of any costs so incurred.

        The Infraserv partnership agreements provide that, as between the partners, each partner is responsible for any contamination caused predominantly by such partner. Any liability, which cannot be attributed to an InfraServ partner and for which no third party is responsible, is required to be borne by the InfraServ in question. In view of this potential obligation to eliminate residual contamination, the InfraServs, primarily relating to equity and cost affiliates which are not consolidated by Celanese, have reserves of $72 million and $61 million as of December 31, 2003 and 2002, respectively.

        If an InfraServ partner defaults on its respective indemnification obligations to eliminate residual contamination, the owners of the remaining participation in the InfraServ companies have agreed to fund such liabilities, subject to a number of limitations. To the extent that any liabilities are not satisfied by either the InfraServs or their owners, these liabilities are to be borne by Celanese in accordance with the Demerger Agreement. However, Hoechst will reimburse Celanese for two-thirds of any such costs. Likewise, in certain circumstances Celanese could be responsible for the elimination of residual contamination on a few sites that were not transferred to InfraServ companies, in which case Hoechst must reimburse Celanese for two-thirds of any costs so incurred.

        The German InfraServs are owned partially by Celanese, as noted below, and the remaining ownership is held by various other companies. Celanese's ownership interest and environmental liability participation percentages for such liabilities which cannot be attributed to an InfraServ partner were as follows as of December 31, 2003:

Company	Ownership %	Liability %
InfraServ GmbH & Co. Gendorf KG	39.0%	10.0%
InfraServ GmbH & Co. Oberhausen KG	84.0%	75.0%
InfraServ GmbH & Co. Knapsack KG	27.0%	22.0%
InfraServ GmbH & Co. Kelsterbach KG	100.0%	100.0%
InfraServ GmbH & Co. Höchst KG	31.2%	40.0%
InfraServ GmbH & Co. Wiesbaden KG	17.9%	0.0%
InfraServ Verwaltungs GmbH	100.0%	0.0%

        U.S. Superfund Sites—In the U.S., Celanese may be subject to substantial claims brought by U.S. Federal or state regulatory agencies or private individuals pursuant to statutory authority or common law. In particular, Celanese has a potential liability under the U.S. Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and related state laws (collectively referred to as "Superfund") for investigation and cleanup costs at approximately 50 sites. At most of these sites, numerous companies, including certain companies comprising Celanese, or one of its predecessor companies, have been notified that the EPA, state governing bodies or private individuals consider such companies to be potentially responsible parties ("PRP") under Superfund or related laws. The proceedings relating to these sites are in various stages. The cleanup process has not been completed at most sites and the status of the insurance coverage for most of these proceedings is uncertain. Consequently, Celanese cannot determine accurately its ultimate liability for investigation or cleanup costs at these sites. As of December 31, 2003 and 2002, Celanese had provisions totaling $12 million and $13 million, respectively, for U.S. Superfund sites and utilized $1 million of these reserves in 2003 and 2002. There were no additional provisions recorded during 2003, 2002 or 2001.

        As events progress at each site for which it has been named a PRP, Celanese accrues, as appropriate, a liability for site cleanup. Such liabilities include all costs that are probable and can be reasonably estimated. In establishing these liabilities, Celanese considers its shipment of waste to a site, its percentage of total waste shipped to the site, the types of wastes involved, the conclusions of any studies, the magnitude of any remedial actions that may be necessary, and the number and viability of other PRPs. Often Celanese will join with other PRPs to sign joint defense agreements that will settle, among PRPs, each party's percentage allocation of costs at the site. Although the ultimate liability may differ from the estimate, Celanese routinely reviews the liabilities and revises the estimate, as appropriate, based on the most current information available.

        Hoechst Liabilities—In connection with the Hoechst demerger, Celanese agreed to indemnify Hoechst for the first €250 (approximately $315 million) of future remediation liabilities for environmental damages arising from 19 specified divested Hoechst entities. As of December 31, 2003 and 2002, Celanese has reserves of $53 million and $60 million, respectively, for these matters which are included as a component of the total environmental reserves. Celanese has made payments through December 31, 2003 and 2002 of $35 million and $30 million, respectively. If such future liabilities exceed €250 million (approximately $315 million), Hoechst will bear such excess up to an additional €500 million (approximately $635 million). Thereafter, Celanese will bear one-third and Hoechst will bear two-thirds of any further environmental remediation liabilities. Where Celanese is unable to reasonably determine the probability of loss or estimate such loss under this indemnification, Celanese has not recognized any liabilities relative to this indemnification.

25.    Special Charges

        Special charges include provisions for restructuring and other expenses and income incurred outside the normal course of ongoing operations. Restructuring provisions represent costs related to severance and other benefit programs related to major activities undertaken to redesign Celanese's operations, as well as costs incurred in connection with a decision to exit non-strategic businesses and the related closure of facilities. These measures are based on formal management decisions, establishment of agreements with the employees' representatives or individual agreements with the affected employees as well as the public announcement of the restructuring plan.

        The components of special charges for 2003, 2002 and 2001 were as follows:

	2003	2002	2001
	(in $ millions)
Employee termination benefits	18	8	112
Plant/office closures	7	6	93
Restructuring adjustments	(6)	(10)	(17)

Total Restructuring	19	4	188
Sorbates antitrust matters	95	—	—
Plumbing actions	(107)	—	(28)
Asset impairments	—	—	261
Third-party reimbursements of restructuring charges	—	(1)	(7)
Other	(2)	(8)	2

Total Special Charges	5	(5)	416

        The components of the 2003, 2002 and 2001 restructuring reserves were as follows:

	Employee Termination Benefits	Plant/Office Closures	Total
	(in $ millions)
Restructuring reserve at December 31, 2000	35	56	91
Restructuring additions	112	93	205
Cash and noncash uses	(54)	(85)	(139)
Other changes	(3)	(14)	(17)
Currency translation adjustments	(1)	(2)	(3)

Restructuring reserve at December 31, 2001	89	48	137
Restructuring additions	8	6	14
Cash and noncash uses	(56)	(22)	(78)
Other changes	(4)	(5)	(9)
Currency translation adjustments	2	2	4

Restructuring reserve at December 31, 2002	39	29	68
Restructuring additions	18	7	25
Cash and noncash uses	(32)	(13)	(45)
Other changes	—	(6)	(6)
Currency translation adjustments	3	4	7

Restructuring reserve at December 31, 2003	28	21	49

        Included in the above restructuring reserves of $49 million and $68 million at December 31, 2003 and 2002, respectively, are $9 million and $9 million, respectively, of long-term reserves included in other liabilities.

2003

        In 2003, Celanese recorded expense of $5 million in special charges, which consisted of $25 million of restructuring charges, $6 million of income from favorable adjustments to restructuring reserves that were recorded previously, and $14 million of income from other special charges. The $25 million of additions to the restructuring reserve included employee severance costs of $18 million and plant and office closure costs of $7 million. Within other special charges there was income of $107 million related to insurance recoveries associated with the plumbing cases, partially offset by $95 million of expenses for antitrust matters in the sorbates industry, primarily related to a decision by the European Commission.

        In 2003, the Chemical Products segment recorded employee severance charges of $4 million, which primarily related to the shutdown of an obsolete synthesis gas unit in Germany. There will be minimal additional costs in 2004 associated with the shutdown of this unit.

        Ticona started a redesign of its operations. Approximately 160 positions are expected to be reduced by 2005, as a result of the redesign. These plans included a decision to sell the Summit, New Jersey site and to relocate administrative and research and development activities to the existing Ticona site in Florence, Kentucky in 2004. As a result of this decision, Celanese recorded termination benefit expense of $5 million in 2003. In addition to the relocation in the United States, Ticona has streamlined its operations in Germany, primarily through offering employees early retirement benefits under an existing employee benefit arrangement. As a result of this arrangement, Ticona recorded a charge of $7 million in 2003. Additional severance costs to be recorded in special charges, related to the redesign, are expected to be approximately $1 million per quarter in 2004.

        In addition, Ticona ceased its manufacturing operations in Telford, United Kingdom during 2003, based on a 2002 restructuring initiative to concentrate its European manufacturing operations in Germany. As a result, Ticona recorded contract termination costs and asset impairments totaling $7 million and employee severance costs of $1 million in 2003. The total costs of the Telford shutdown through 2003 are $12 million.

        The $6 million of income from favorable adjustments of previously recorded restructuring reserves consisted of a $1 million adjustment to the 2002 reserves, a $4 million adjustment to the 2001 reserves and a $1 million adjustment to the 1999 reserves. The adjustment to the 2002 reserve related to lower than expected costs related to the demolition of the GUR Bayport facility. The adjustment to the 2001 reserve was primarily due to the lower than expected decommissioning costs of the Mexican production facility. The adjustment to the 1999 reserve was due to lower than expected payments related to the closure of a former administrative facility in the United States.

2002

        In 2002, Celanese recorded income from special charges of $5 million, which consisted of $14 million of restructuring charges, $10 million of income from favorable adjustments to previously recorded restructuring reserves, $1 million of income from reimbursements from third party site partners related to prior year initiatives, and $8 million of income from other special charges. The $14 million of restructuring charges included employee severance costs of $8 million and plant and office closure costs of $6 million.

        Project Focus, initiated in early 2001, set goals to reduce trade working capital, limit capital expenditures and improve earnings before interest, taxes, depreciation and amortization from programs to increase efficiency. Project Forward was announced in August 2001 and initiated additional restructuring and other measures to reduce costs and increase profitability. During 2002, Celanese recorded employee severance charges of $8 million, of which $3 million related to adjustments to the 2001 forward initiatives and $4 million for streamlining efforts of production facilities in Germany and the United States, and $1 million for employee severance costs in the polyvinyl alcohol business.

        Ticona recorded asset impairments of $4 million in 2002 related to a decision in 2002 to shutdown operations in Telford, United Kingdom in 2003. In addition, with the construction of a new and expanded GUR® plant in Bishop, Texas, the GUR operations in Bayport, Texas were transferred to a new facility. Decommissioning and demolition costs associated with the Bayport closure were $2 million.

        The $10 million of favorable adjustments of previously recorded restructuring reserves consisted of an $8 million adjustment to the 2001 reserves and a $2 million adjustment to the 2000 reserves. The 2001 adjustment was primarily due to lower than expected personnel and closure costs associated with the streamlining of chemical facilities in the United States, Canada, and Germany. The 2000

adjustment was due to lower than expected demolition costs for the Chemical Products production facility in Knapsack, Germany. The other special charges income of $8 million related to a reduction in reserves associated with settlements of environmental indemnification obligations associated with former Hoechst entities.

2001

        In 2001, Celanese recorded special charges totaling $416 million, which consisted of $205 million of restructuring charges, which were reduced by $7 million of income for reimbursements from third party site partners and income from forfeited pension plan assets, $17 million of favorable adjustments to restructuring reserves recorded in 2000 and 2001 and $235 million of other special charges.

        The $205 million of additions to the restructuring reserve included employee severance costs of $112 million and plant and office closure costs of $93 million. Employee severance costs consisted primarily of $34 million for the streamlining of chemical production and administrative positions in the United States, Germany and Singapore, $25 million for administrative and production positions at Ticona in the United States and Germany, $20 million for the restructuring of production and administrative positions in Mexico, $7 million for the closure of the acetic acid, pentaerythritol and vinyl acetate monomer units and the elimination of administrative positions in Edmonton, $6 million for the elimination of corporate administrative positions, $5 million resulting from the closure of a chemical research and development center in the United States, $5 million for the shutdown of acetate filament production at Lanaken, Belgium and $10 million for the shut-down of acetate filament production at Rock Hill, South Carolina.

        The $93 million of additions to the restructuring reserve related to plant and office closures consisted mainly of $66 million for fixed asset impairments, the cancellation of supply contracts, other required decommissioning and environmental closure costs relating to the closure of the acetic acid, pentaerythritol and vinyl acetate monomer units in Edmonton. Also included in plant and office closure costs were $10 million for fixed asset impairments, contract cancellation and other costs associated with the closure of the chemical research and development center in the United States, $4 million of fixed asset impairments and other closure costs related to the closure of a chemical distribution terminal in the United States, $7 million for fixed asset impairments and shut-down costs at the acetate filament facility in Lanaken, $5 million for equipment shutdown and other decommissioning costs for the acetate filament production facility at Rock Hill and $1 million associated with the cancellation of a lease associated with the closure of an administrative facility in Germany.

        The $17 million of favorable adjustments of prior year restructuring reserves consisted of a $13 million adjustment to the 2000 reserves and a $4 million adjustment to the 1999 reserves. The entire 2000 adjustment was due to lower than expected demolition and decommissioning costs for the Chemical Products production facility in Knapsack, Germany. This adjustment resulted from a third party site partner assuming ownership of an existing facility and obligations. Of the 1999 adjustment, $2 million related to the reversal of a reserve for closure costs for a parcel of land in Celaya, Mexico that Celanese donated to the Mexican government, which assumed the remaining liabilities. The 1999 adjustment also included $2 million relating to less than anticipated severance costs for Ticona employees in Germany.

        The other special charges of $235 million consisted of goodwill impairment of $218 million and fixed asset impairments of $27 million, related to the former Chemical Intermediates segment,

$16 million of fixed asset impairments related to the former Acetyl Products segment, and $5 million for the relocation of acetate filament production assets associated with restructuring initiatives. Also included in other special charges was $28 million of income from the receipt of higher than expected insurance reimbursements linked to the plumbing cases (see Note 23) and $3 million of income related to a net reduction in reserves associated with settlements of environmental indemnification and other obligations associated with former Hoechst entities.

26.    Captive Insurance Companies

        Celanese consolidates two wholly-owned insurance companies (the "Captives"). The Captives are a key component of the Company's global risk management program as well as a form of self-insurance for property, liability and workers' compensation risks. The Captives issue insurance policies to Celanese subsidiaries to provide consistent coverage amid fluctuating costs in the insurance market and to lower long-term insurance costs by avoiding or reducing commercial carrier overhead and regulatory fees. The Captives issue insurance policies and coordinate claims handling services with third party service providers. They retain risk at levels approved by the Board of Management and obtain reinsurance coverage from third parties to limit the net risk retained. One of the Captives also insures certain third party risks. Third party premiums earned are shown below.

        Summarized financial data, excluding intercompany activity, appear below.

	As of December 31,
	2003	2002
	(in $ millions)
Assets
Reinsurance and Losses Receivable	205	223
Prepaid Insurance Premiums	28	29
Other Current Assets	11	8

Total Current Assets	244	260
Marketable Securities	203	142
Other Long-Term Assets	1	1

Total Assets	448	403

Liabilities
Insurance Reserves and Payables for Third Party and Internal Matters	145	145
Other Current Liabilities	10	6

Total Current Liabilities	155	151
Insurance Loss Reserves	171	177

Total Liabilities	326	328

Equity	122	75

Total Liabilities and Equity	448	403

	For the Years Ended December 31,
	2003	2002	2001
	(in $ millions)
Third Party Premiums	25	28	27
Losses	(25)	(39)	(27)
Interest Income	6	6	11
Dividend Income	50	23	28
Other Income/(Expense)	8	(7)	9
Income Tax Expense	(11)	(7)	(2)

Net Income	53	4	46

        The assets of the Captives consist primarily of marketable securities and reinsurance receivables. Marketable securities values are based on quoted market prices or dealer quotes. The carrying value of the amounts recoverable under the reinsurance agreements approximate fair value due to the short-term nature of these items.

        The liabilities recorded by the Captives relate to the estimated risk of loss recorded by the Captives, which is based on management estimates and actuarial valuations, and unearned premiums, which represent the portion of the premiums written applicable to the unexpired terms of the policies in-force. The establishment of the provision for outstanding losses is based upon known facts and interpretation of circumstances influenced by a variety of factors. In establishing a provision, management considers facts currently known and the current state of laws and litigation where applicable. Liabilities are recognized for known claims when sufficient information has been developed to indicate involvement of a specific policy and management can reasonably estimate its liability. In addition, liabilities have been established to cover additional exposure on both known and unasserted claims. Estimates of the liabilities are reviewed and updated regularly. It is possible that actual results could differ significantly from the recorded liabilities.

        The Captives use reinsurance arrangements to reduce their risk of loss. Reinsurance arrangements, however, do not relieve the Captives from their obligations to policy holders. Failure of the reinsurers to honor their obligations could result in losses to the Captives. The Captives evaluate the financial condition of their reinsurers and monitor concentrations of credit risk to minimize their exposure to significant losses from reinsurer insolvencies and establish allowances for amounts deemed uncollectible.

        Premiums written are recognized as revenue based on the terms of the policies. Capitalization of the Captives is determined by regulatory guidelines.

27.    Business and Geographical Segments

        In the fourth quarter of 2003, Celanese realigned its business segments to reflect a change of how the Company manages the business and assesses performance. This change resulted from recent transactions, including divestitures and the formation of a joint venture. A new segment, Chemical Products, has been introduced and consists primarily of the former Acetyl Products and Chemical Intermediates segments. Additionally, legacy pension and other postretirement benefit costs associated with previously divested Hoechst businesses, which were historically allocated to the business segments, are reflected as part of Other Activities within the reconciliation column and a procurement subsidiary, which was previously recorded within the reconciliation column, is now reported within Chemical Products. Prior year amounts have been reclassified to conform to the current year presentation.

        Information with respect to Celanese's industry segments follows:

  Business Segments

        Chemical Products primarily produces and supplies acetyl products, including acetic acid, vinyl acetate monomer and polyvinyl alcohol; specialty and oxo products, including organic solvents and other intermediates;

        Acetate Products primarily produces and supplies acetate filament and acetate tow;

        Ticona, the technical polymers segment, develops and supplies a broad portfolio of high performance technical polymers; and

        Performance Products consists of Nutrinova, the high intensity sweetener and food protection ingredients business.

        The segment management reporting and controlling systems are based on the same accounting policies as those described in the summary of significant accounting policies in Note 3. Celanese evaluates performance based on operating profit, net earnings, cash flows and other measures of financial performance reported in accordance with U.S. GAAP. Besides these measures, management believes that return on assets is considered appropriate for evaluating the performance of its operating segments. Return on assets, which may be calculated differently by other companies, is calculated as earnings (loss) from continuing operations before interest expense, tax and minority interests divided by the average of total assets, calculated using total assets as of the beginning and end of the year.

        Trade working capital is defined as trade accounts receivable from third parties and affiliates, net of allowance for doubtful accounts, plus inventories, less trade accounts payable to third parties and affiliates.

        Sales and revenues related to transactions between segments are generally recorded at values that approximate third-party selling prices. Revenues and long-term assets are allocated to countries based on the location of the business. Capital expenditures represent the purchase of property, plant and equipment.

27.    Business and Geographical Segments

	Chemical Products	Acetate Products	Ticona	Performance Products	Total Segments	Reconciliation	Consolidated
	(in $ millions)
2003:
Sales to external customers	2,968	655	762	169	4,554	49	4,603
Inter-segment revenues	97	—	—	—	97	(97)	—
Operating profit (loss)	138	13	122	(44)	229	(111)	118
Operating margin	4.6%	2.0%	16.0%	-26.0%	5.0%	n.m.	2.6%
Earnings (loss) from continuing operations before tax and minority interests	182	17	167	(44)	322	(119)	203
Earnings (loss) from continuing operations before tax and minority interests as a percentage of net sales	6.1%	2.6%	21.9%	-26.0%	7.1%	n.m.	4.4%
Depreciation and amortization	157	66	57	7	287	7	294
Capital expenditures	109	39	56	2	206	5	211
Special charges	1	—	87	(95)	(7)	2	(5)
Intangible assets, net	604	161	343	—	1,108	—	1,108
Trade working capital	369	148	116	25	658	(17)	641
Total assets	4,571	920	1,466	172	7,129	(315)	6,814
Return on assets(2)	4.0%	1.9%	11.9%	-34.0%	4.6%	n.m.	3.8%
2002:
Sales to external customers	2,345	632	656	151	3,784	52	3,836
Inter-segment revenues	74	—	—	—	74	(74)	—
Operating profit (loss)	152	31	23	45	251	(78)	173
Operating margin(1)	6.5%	4.9%	3.5%	29.8%	6.6%	n.m.	4.5%
Earnings (loss) from continuing operations before tax and minority interests	165	43	35	45	288	(104)	184
Earnings (loss) from continuing operations before tax and minority interests as a percentage of net sales	7.0%	6.8%	5.3%	29.8%	7.6%	n.m.	4.8%
Depreciation and amortization	130	53	52	7	242	5	247
Capital expenditures	101	30	61	4	196	7	203
Special charges	2	—	(6)	—	(4)	9	5
Intangible assets, net	588	153	343	1	1,085	—	1,085
Trade working capital	394	91	104	20	609	(10)	599
Total assets	4,553	844	1,348	87	6,832	(415)	6,417
Return on assets(2)	3.8%	5.1%	2.6%	22.1%	4.3%	n.m.	3.8%
2001:
Sales to external customers	2,439	682	632	142	3,895	75	3,970
Inter-segment revenues	83	—	—	—	83	(83)	—
Operating profit (loss)	(358)	(27)	(4)	39	(350)	(67)	(417)
Operating margin(1)	-14.7%	-4.0%	-0.6%	27.5%	-9.0%	n.m.	-10.5%
Earnings (loss) from continuing operations before tax and minority interests	(328)	(15)	(2)	39	(306)	(113)	(419)
Earnings (loss) from continuing operations before tax and minority interests as a percentage of net sales	-13.4%	-2.2%	-0.3%	27.5%	-7.9%	n.m.	10.6%
Depreciation and amortization	185	65	67	6	323	3	326
Capital expenditures	63	31	86	2	182	9	191
Special charges	(377)	(44)	8	—	(413)	(3)	(416)
Intangible assets, net	530	153	344	1	1,028	—	1,028
Trade working capital	342	96	66	17	521	(22)	499
Total assets	4,171	829	1,323	321	6,644	(412)	6,232
Return on assets(2)	-7.3%	-1.7%	-0.1%	10.1%	-4.3%	n.m.	-5.2%

(1)
Defined as operating profit (loss) divided by net sales.

(2)
Defined as earnings (loss) from continuing operations before interest expense, tax and minority interests divided by the average of total assets, calculated using total assets as of the beginning and end of the year.

n.m. = not meaningful

        The reconciliation column includes (a) operations of certain other operating entities and their related assets, liabilities, revenues and expenses, (b) the elimination of inter-segment sales, (c) assets and liabilities not allocated to a segment, (d) corporate center costs for support services such as legal, accounting and treasury functions and (e) interest income or expense associated with financing activities of the Company.

        Additionally, Celanese recognized special charges in 2003, 2002 and 2001 primarily related to restructuring costs and environmental and other costs associated with previously divested entities of Hoechst, and demerger costs. (See Note 25)

        Other operating entities consist of ancillary businesses as well as companies which provide infrastructure services.

        The following table presents financial information based on the geographic location of Celanese's facilities:

	North America	Thereof USA	Thereof Canada	Thereof Mexico	Europe	Thereof Germany	Asia	Thereof Singapore	Rest of World	Consolidated
	(in $ millions)
2003:
Total assets	4,179	3,256	312	611	1,871	1,676	456	278	308	6,814
Property, plant and equipment, net	948	781	57	110	591	532	168	161	3	1,710
Operating profit (loss)	57	78	(16)	(5)	3	(40)	57	53	1	118
Net sales	2,156	1,656	236	264	1,891	1,510	509	457	47	4,603
Depreciation and amortization	181	148	14	19	86	77	27	27	—	294
Capital expenditures	108	89	8	11	98	91	5	2	—	211
2002:
Total assets	4,273	3,423	248	602	1,454	1,280	468	314	222	6,417
Property, plant and equipment, net	1,000	830	47	123	401	347	189	185	3	1,593
Operating profit (loss)	8	(67)	39	36	130	108	47	44	(12)	173
Net sales	1,911	1,501	176	234	1,450	1,170	433	391	42	3,836
Depreciation and amortization	170	139	8	23	50	46	27	27	—	247
Capital expenditures	104	89	6	9	98	92	1	1	—	203
2001:
Total assets	4,405	3,440	233	732	1,212	1,064	431	298	184	6,232
Property, plant and equipment, net	1,086	882	48	156	255	229	215	211	2	1,558
Operating profit (loss)	(566)	(347)	(36)	(183)	81	79	58	54	10	(417)
Net sales	2,076	1,617	215	244	1,477	1,194	375	338	42	3,970
Depreciation and amortization	250	179	19	52	49	44	27	27	—	326
Capital expenditures	135	119	4	12	55	50	1	1	—	191

28.    Subsequent Events

      In October 2004, the parent of the Purchaser effected an internal restructuring ("Recent Restructuring"). As a part of the Recent Restructuring, the Purchaser, by giving a corresponding instruction under the Domination Agreement, effected the transfer of all of the shares of Celanese Americas Corporation ("CAC") from Celanese Holding GmbH, a wholly owned subsidiary of Celanese AG, to BCP Caylux Holdings Luxembourg S.C.A. ("BCP Caylux") which resulted in BCP Caylux owning 100% of the equity of CAC and, indirectly, all of its assets, including subsidiary stock. The transfer was effected under the Domination Agreement as follows: (1) Celanese Holding GmbH distributed all outstanding shares in CAC to Celanese AG, (2) Celanese AG sold all outstanding shares in CAC to the Purchaser for an unsecured note from the Purchaser to Celanese AG in an amount equal to CAC's fair market value of €291 million ($361 million) and (3) the Purchaser transferred all outstanding capital stock of CAC to BCP Caylux for $361 million in partial satisfaction of a loan owing to BCP Caylux. In 2003 CAC had net sales of approximately $2.8 billion.

        In October 2004, CAC announced plans to implement a strategic restructuring of our acetate business to increase efficiency, reduce overcapacity in certain manufacturing areas and to focus on products and markets that provide long-term value. As part of this restructuring, CAC plans to discontinue filament production by mid-2005 and to consolidate its acetate flake and tow operations at three locations, instead of the current five. When finalized, the restructuring is expected to result in significant asset impairment charges and additional asset retirement obligations being incurred by the Company.

BLACKSTONE CRYSTAL HOLDINGS CAPITAL PARTNERS (CAYMAN) IV LTD. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	Predecessor		Successor
	Six Months ended June 30, 2003	Three Months ended March 31, 2004	Three Months ended June 30, 2004
	(in millions except per share data)
Net sales	$2,305	$1,243	$1,229
Cost of sales	(1,915)	(1,002)	(1,058)
Selling, general and administrative expenses	(238)	(137)	(125)
Research and development expenses	(43)	(23)	(22)
Special charges
Insurance recoveries associated with plumbing cases	102	—	3
Sorbates antitrust matters	(11)	—	—
Restructuring, impairment and other special charges, net	(1)	(28)	(2)
Foreign exchange loss	(2)	—	—
Loss on disposition of assets	—	(1)	—

Operating profit	197	52	25
Equity in net earnings of affiliates	19	12	18
Interest expense	(24)	(6)	(130)
Interest income	29	5	7
Other income (expense), net	39	17	(24)

Earnings (loss) from continuing operations before tax and minority interests	260	80	(104)
Income tax provision	(86)	(25)	(10)

Earnings (loss) from continuing operations before minority interests	174	55	(114)
Minority interests	—	—	(10)

Earnings (loss) from continuing operations	174	55	(124)
Earnings (loss) from operation of discontinued operations (including gain (loss) on disposal of discontinued operations of $(3) million, $14 million, and $(1) million for six months ended June 30, 2003, three months ended March 31, 2004, and three months ended June 30, 2004, respectively)	(11)	9	(1)
Income tax benefit	3	14	—

Earnings (loss) from discontinued operations	(8)	23	(1)
Cumulative effect of changes in accounting principles, net of tax effect	(1)	—	—

Net earnings (loss)	$165	$78	$(125)

Earnings (loss) per common share — basic:
Continuing operations
Discontinued operations
Net earnings (loss)
Weighted average shares — basic:
Earnings (loss) per common share — diluted:
Continuing operations
Discontinued operations
Net earnings (loss)
Weighted average shares — diluted:

See the accompanying notes to the unaudited consolidated financial statements.

BLACKSTONE CRYSTAL HOLDINGS CAPITAL PARTNERS (CAYMAN) IV LTD. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED BALANCE SHEETS

	Predecessor As of December 31, 2003	Successor As of June 30, 2004
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$148	$716
Receivables, net:
Trade receivables, net — third party and affiliates	722	787
Other receivables	589	592
Inventories	509	513
Deferred income taxes	67	61
Other assets	52	23
Assets of discontinued operations	164	14

Total current assets	2,251	2,706

Investments	561	559
Property, plant and equipment, net	1,710	1,624
Deferred income taxes	606	529
Other assets	578	666
Intangible assets, net	1,108	856

Total assets	$6,814	$6,940

LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
Short-term borrowings and current installments of long-term debt — third party and affiliates	$148	$173
Accounts payable and accrued liabilities:
Trade payables — third party and affiliates	590	562
Other current liabilities	919	736
Deferred income taxes	19	10
Income taxes payable	266	312
Liabilities of discontinued operations	30	14

Total current liabilities	1,972	1,807

Long-term debt	489	2,227
Deferred income taxes	99	94
Benefit obligations	1,165	1,240
Other liabilities	489	458
Mandatorily redeemable preferred stock	—	200
Minority interests	18	420
Commitments and contingencies
Shareholder's equity:
Common stock	150	—
Additional paid-in capital	2,714	642
Retained earnings (deficit)	25	(125)
Accumulated other comprehensive loss	(198)	(23)

	2,691	494
Less: Treasury stock at cost	(109)	—

Total shareholder's equity	2,582	494

Total liabilities and shareholder's equity	$6,814	$6,940

See the accompanying notes to the unaudited consolidated financial statements.

BLACKSTONE CRYSTAL HOLDINGS CAPITAL PARTNERS (CAYMAN) IV LTD. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF SHAREHOLDERS EQUITY

	Common Stock	Additional Pain-in- Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total Shareholder's Equity
			(in millions)
Predecessor
Balance at December 31, 2002	$150	$2,665	$(98)	$(527)	$(94)	$2,096
Comprehensive income, net of tax:
Net earnings			165			165
Other comprehensive income:
Unrealized gain on securities				7		7
Foreign currency translation				156		156
Unrealized gain on derivative contracts				3		3

Other comprehensive income				166		166
Comprehensive income						331
Dividends (€0.44, $0.48 per share).			(25)			(25)
Amortization of deferred compensation		3				3
Indemnification of demerger liability		9				9
Retirement of treasury stock					(15)	(15)

Balance at June 30, 2003	$150	$2,677	$42	$(361)	$(109)	$2,399

Balance at December 31, 2003	$150	$2,714	$25	$(198)	$(109)	$2,582
Comprehensive income (loss), net of tax:
Net earnings			78			78
Other comprehensive income (loss):
Unrealized gain on securities				7		7
Foreign currency translation				(46)		(46)

Other comprehensive loss				(39)		(39)
Comprehensive income						39
Amortization of deferred compensation		1				1

Balance at March 31, 2004	$150	$2,715	$103	$(237)	$(109)	$2,622

Successor
Contributed capital	$—	$641	$—	$—	$—	$641
Comprehensive income (loss), net of tax:
Net loss			(125)			(125)
Other comprehensive income (loss):
Unrealized loss on securities				(7)		(7)
Unrealized gain on derivative contract				—		—
Foreign currency translation				(16)		(16)

Other comprehensive loss				(23)		(23)
Comprehensive loss						(148)
Indemnification of demerger liability		1				1

Balance at June 30, 2004	$—	$642	$(125)	$(23)	$—	$494

See the accompanying notes to the unaudited consolidated financial statements.

BLACKSTONE CRYSTAL HOLDINGS CAPITAL PARTNERS (CAYMAN) IV LTD. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Predecessor
			Successor Three months ended June 30, 2004
	Six months ended June 30, 2003	Three months ended March 31, 2004
		(in millions)
Operating activities of continuing operations:
Net earnings (loss)	$165	$78	$(125)
(Earnings) loss from discontinued operations, net	8	(23)	1
Cumulative effect of changes in accounting principles	1	—	—
Adjustments to reconcile net earnings (loss) to net cash provided by (used in) operating activities:
Special charges, net of amounts used	(124)	20	(20)
Stock-based compensation	7	2	1
Depreciation and amortization	144	72	71
Amortization of deferred financing costs	—	—	73
Change in equity of affiliates	(2)	3	(12)
Deferred income taxes	44	(12)	(19)
Gain on disposition of assets, net	(4)	—	—
(Gain) loss on foreign currency	86	(26)	19
Minority Interest	—	—	10
Changes in operating assets and liabilities:
Trade receivables, net—third party and affiliates	(65)	(89)	6
Other receivables	68	(42)	(30)
Inventories	(41)	(11)	49
Trade payables—third party and affiliates	(38)	(6)	(18)
Other liabilities	(113)	(118)	(138)
Income taxes payable	(79)	38	22
Other, net	16	7	3

Net cash provided by (used in) operating activities	73	(107)	(107)
Investing activities of continuing operations:
Capital expenditures on property, plant and equipment	(83)	(44)	(50)
Acquisition of Celanese, net of $93 in cash acquired	—	—	(1,531)
Fees associated with the acquisition of Celanese	—	—	(67)
Acquisitions of businesses	(7)	—	—
Proceeds on sales of assets	6	—	1
Proceeds from disposal of discontinued operations	—	139	—
Proceeds from sale of marketable securities	81	42	27
Purchases of marketable securities	(94)	(42)	(28)
Distributions from affiliates	—	1	—
Other, net	(5)	—	(1)

Net cash provided by (used in) investing activities	(102)	96	(1,649)
Financing activities of continuing operations:
Initial capitalization	—	—	641
Issuance of mandatorily redeemable preferred stock	—	—	200
Borrowings under bridge loans	—	—	1,565
Repayment of bridge loans	—	—	(1,565)
Proceeds from issuance of Senior Subordinated Notes	—	—	1,244
Proceeds from Floating Rate Term Loan	—	—	350
Borrowings under Senior Credit Facilities	—	—	389
Short-term borrowings (repayments) net	96	(16)	7
Payments of long-term debt	(102)	(27)	(177)
Purchase of treasury stock	(15)	—	—
Issuance of preferred stock by consolidated subsidiary	—	—	15
Fees associated with financing	—	—	(170)
Dividend payments	(25)	—	(1)

Net cash provided by (used in) financing activities	(46)	(43)	2,498
Exchange rate effects on cash	—	(1)	(26)

Net increase (decrease) in cash and cash equivalents	(75)	(55)	716
Cash and cash equivalents at beginning of year	124	148	—

Cash and cash equivalents at end of period	$49	$93	$716

Net cash provided by (used in) discontinued operations:
Operating activities	$1	$(139)	$—
Investing activities	(1)	139	—

Net cash provided by (used in) discontinued operations	$—	$—	$—

See the accompanying notes to the unaudited consolidated financial statements.

BLACKSTONE CRYSTAL HOLDINGS CAPITAL PARTNERS (CAYMAN) IV LTD. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1.    Description of the Company and Change in Ownership

Description of Company

        Blackstone Crystal Holdings Capital Partners IV Ltd. (the "Issuer") and its subsidiaries (collectively the "Company" or the "Successor") is a global industrial chemicals company, representing the former business of Celanese AG and its subsidiaries ("Celanese" or the "Predecessor"). The Company's business involves processing chemical raw materials, such as ethylene and propylene, and natural products, including natural gas and wood pulp, into value-added chemicals and chemical-based products. On October 22, 1999, Celanese was demerged from Hoechst AG ("Hoechst") and became an independent publicly traded company. The term "BCP Caylux" refers to the Issuer's subsidiaries, BCP Caylux Holdings Luxembourg S.C.A. and, from and after the completion of the Restructuring (as defined below), BCP Crystal US Holdings Corp. The term "Celanese Holdings" refers to our subsidiary, BCP Crystal Holdings Ltd. 2 and, from and after the completion of the Migration (as defined below), Celanese Holdings LLC.

        On November 3, 2004, Blackstone Crystal Holdings Capital Partners (Cayman) IV Ltd. was reorganized as a Delaware corporation and changed its name to Celanese Corporation (the "Migration"). Accordingly, from and after the completion of the Migration, the terms "Blackstone Crystal Holdings Capital Partners (Cayman) IV Ltd." And "the Issuer" refer to Celanese Corporation.

Change in Ownership

        Pursuant to a voluntary tender offer commenced in February 2004, Celanese Europe Holding GmbH & Co. KG, formerly known as BCP Crystal Acquisition GmbH & Co. KG (the "Purchaser"), an indirect wholly owned subsidiary of the Issuer, on April 6, 2004 acquired approximately 84.3% of the ordinary shares of Celanese AG, excluding treasury shares, (the "Celanese Shares") outstanding as of June 30, 2004 for a purchase price of $1,691 million, including direct acquisition costs of approximately $67 million (the "Acquisition").

        Funding for the Acquisition included equity investments from Blackstone Capital Partners (Cayman) Ltd. 1, Blackstone Capital Partners (Cayman) Ltd. 2, and Blackstone Capital Partners (Cayman) Ltd. 3 and BA Capital Investors Sidecar Fund, L.P. (collectively, the "Original Stockholders"), term loans of approximately $608 million, $1,565 million in borrowings under senior subordinated bridge loan facilities as well as the issuance of mandatorily redeemable preferred stock totaling $200 million. In June 2004, BCP Caylux, a subsidiary of the Issuer, used the proceeds from its offerings of $1,000 million and €200 million ($244 million) principal amount of its senior subordinated notes due 2014, together with available cash and borrowings under a $350 million senior secured floating rate term loan to repay the senior subordinated bridge loan facilities, plus accrued interest, and to pay related fees and expenses. See Notes 8, 10 and 11 for further description of financings.

        Following the completion of the Acquisition, the Celanese Shares were delisted from the New York Stock Exchange on June 2, 2004. In addition, a domination and profit and loss transfer agreement (the "Domination Agreement") between Celanese AG and the Purchaser was approved by the necessary majority of shareholders at the extraordinary general meeting held on July 30-31, 2004, registered in the Commercial Register on August 2, 2004 became operative on October 1, 2004. When the Domination Agreement became operative, the Purchaser became obligated to offer to acquire all outstanding Celanese Shares from the minority shareholders of Celanese AG in return for payment of fair cash compensation. The amount of this fair cash compensation has been determined to be €41.92 per share in accordance with applicable German law. The total amount of funds necessary to purchase all of the remaining Celanese Shares as of June 30, 2004, assuming all such shares were tendered on or prior to the date that the Domination Agreement became operative would be €324 million ($394 million). The Purchaser may elect, or be required, to pay a purchase price in excess of €41.92 to acquire the remaining outstanding Celanese Shares. Any minority shareholder who elects not to sell its shares to the Purchaser will be entitled to remain a shareholder of Celanese AG and to receive a gross guaranteed fixed annual payment on their shares of €3.27 per Celanese Share less certain corporate taxes in lieu of any future dividend. Taking into account the circumstances and the tax rates at the time of entering into the Domination Agreement, the net guaranteed fixed annual payment is €2.89 per share for a full fiscal year. The net guaranteed fixed annual payment, depending on applicable corporate tax rates, in the future may be higher, lower or the same as €2.89 per share.

        Under the terms of the Domination Agreement, the Purchaser, as the dominating entity, among other things, is required to compensate Celanese AG for any annual loss incurred by Celanese AG, the dominated entity, at the end of the fiscal year when the loss was incurred. This obligation to compensate Celanese AG for annual losses will apply during the entire term of the Domination Agreement.

        There is no assurance that the Domination Agreement will remain operative in its current form. If the Domination Agreement ceases to be operative, the Purchaser will not be able to directly give instructions to the Celanese AG board of management. However, irrespective of whether a domination agreement is in place between the Purchaser and Celanese AG, under German law Celanese AG is effectively controlled by the Purchaser because of the Purchaser's ownership of approximately 84% of the outstanding shares of Celanese AG. The Purchaser has the ability, through a variety of means, to utilize its controlling rights as an owner of approximately 84% of the outstanding shares of Celanese AG, to, among other things, (1) ultimately cause a domination agreement to become operative; (2) use its ability, through its approximately 84% voting power at any shareholders' meetings of Celanese AG, to elect the shareholder representatives on the supervisory board and to thereby effectively control the appointment and removal of the members of the Celanese AG board of management; and (3) effect all decisions that an approximately 84% majority shareholder is permitted to make under German law. The controlling rights of the Purchaser constitute a controlling financial interest for accounting purposes and result in the Purchaser being required to consolidate Celanese AG as of the date of acquisition.

2.    Basis of Presentation

        The financial position, results of operations and cash flows and related disclosures for periods prior to April 1, 2004 (a convenience date for the April 6, 2004 acquisition date), the effective date of the transaction (the "Effective Date") are presented as the results of the Predecessor. The financial position, results of operations and cash flows subsequent to the Effective Date, are presented as the results of the Successor as of and for the three-month period ending June 30, 2004.

        The consolidated financial statements of the Successor as of and for the three-month period ending June 30, 2004 reflect the Acquisition under the purchase method of accounting, in accordance with Financial Accounting Standard Board ("FASB") Statement of Financial Accounting Standard ("SFAS") No. 141 Business Combinations.

        In the opinion of management, the June 30, 2004 unaudited consolidated financial statements contain all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial position, results of operations, and cash flows of the Company and the Predecessor. As discussed in Note 3, the purchase price allocation is preliminary and subject to substantial adjustments, which could materially impact the results of operations for the three month period ended June 30, 2004 compared to what the results would have been had the purchase price allocation been finalized. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States ("U.S. GAAP") have been condensed or omitted in accordance with rules and regulations of the Securities and Exchange Commission. These unaudited consolidated financial statements should be read in conjunction with the Celanese AG and Subsidiaries consolidated financial statements for the year ended December 31, 2003, included within this registration statement.

        Operating results for the three-month periods ended June 30, 2004 and March 31, 2004 and the six months ended June 30, 2003 are not necessarily indicative of the results to be expected for the entire year. The results of the Successor are not comparable to the results of the Predecessor due to the difference in the basis of presentation of purchase accounting as compared to historical cost.

        The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues, expenses and allocated charges during the reporting period. The more significant estimates pertain to the preliminary purchase accounting, allowance for doubtful accounts, inventory allowances, impairments of intangible assets and other long-lived assets, restructuring costs and other special charges, income taxes, pension and other postretirement benefits, asset retirement obligations, environmental liabilities and loss contingencies, among others. Actual results could differ from those estimates.

        The Company has reclassified certain prior period amounts to conform with the current period's presentation.

3.    Acquisition of Celanese and Pro Forma Information

Acquisition of Celanese

        As described further in Note 1, in April 2004, the Purchaser, a consolidated subsidiary of the Issuer, acquired financial control of Celanese. The Company has not finalized the allocation of purchase price as of June 30, 2004 as the Company is in the process of finalizing the valuation of tangible and intangible assets acquired and liabilities assumed. The Company has preliminarily allocated the purchase price on the basis of its current estimate of the fair value of the underlying assets acquired and liabilities assumed. The assets acquired and liabilities assumed are reflected at fair value for the 84.3% portion acquired and at historical basis for the remaining 15.7%. The excess of the purchase price over the amounts preliminarily allocated to specific assets and liabilities is included in goodwill.

As of April 1, 2004
Current assets:
Cash and cash equivalents	$93
Receivables	1,364
Inventories	565
Other current assets	126
Investments	552
Property plant and equipment	1,649
Deferred income taxes	509
Other non-current assets	571
Goodwill	827
Intangible assets	31

Total assets acquired	6,287

Current liabilities:
Accounts payable and accrued liabilities	599
Other current liabilities	1,101
Short-term borrowings and current installments of long-term debt	279
Long term debt	308
Benefit obligations	1,347
Other long term liabilities	560

Total liabilities assumed	4,194
Minority interest	402

Net assets acquired	$1,691

        Cash and cash equivalents, receivables, other current assets, accounts payable and accrued liabilities and other current liabilities were stated at their historical carrying values, given the short term nature of these assets and liabilities.

        The preliminary estimated fair value of inventory, as of the Effective Date, has been allocated based on management's computations. The valuation process is expected to be finalized in the fourth quarter 2004. The unaudited consolidated statement of operations for the three months ended June 30, 2004 includes $49 million in cost of sales representing the capitalized manufacturing profit in inventory on hand as of the Effective Date. The capitalized manufacturing profit was recorded in purchase accounting and the inventory was subsequently sold during the three month period ended June 30, 2004.

        Deferred income taxes have been provided in the consolidated balance sheet based on the Company's preliminary estimate of the tax versus book basis of the assets acquired and liabilities assumed. Valuation allowances have been established against those assets for which realization is not likely, primarily in the U.S. See Note 14.

        The Company's preliminary estimate of pension and other postretirement benefit obligations for U.S. and Canadian plans has been reflected in the allocation of purchase price at the projected benefit obligation less plan assets at fair market value, based on management's computation, which included preliminary valuations performed by actuaries engaged by the Company for the most significant plans. The Company expects to receive other pension valuations, primarily German, in the fourth quarter 2004.

        The Company has not finalized its estimate of the fair value of property, plant and equipment, customer and vendor contracts, other intangible assets, investment in affiliates, debt and other assets and liabilities which management believes may have a fair value different than book value. Therefore, no purchase accounting adjustments have been reflected in the Company's financial statements. The Company expects to have preliminary estimates recorded in the third quarter 2004 and to finalize its estimates in the fourth quarter of 2004.

        In connection with the Acquisition, at the acquisition date, the Company began formulating a plan to exit or restructure certain activities. The Company has not completed this analysis, but has recorded initial liabilities of $10 million, primarily for employee severance and related costs in connection with the preliminary plan, as well as approving the continuation of all existing Predecessor restructuring and exit plans. As the Company finalizes its plans to exit or restructure activities, it may record additional liabilities for, among other things, severance and severance related costs, which would also increase the goodwill recorded.

        The primary reasons for the Acquisition and the primary factors that contribute to a purchase price that results in recognition of goodwill include:

  •
  Celanese's leading market position as a global producer of acetic acid and the world's largest producer of vinyl acetate monomer.

  •
  Celanese's competitive cost structures, which are based on economies of scale, vertical integration, technical know-how and the use of advanced technologies.

  •
  Celanese's global reach, with major operations in North America, Europe and Asia and its extensive network of joint ventures, is a competitive advantage in anticipating and meeting the needs of its global and local customers in well-established and growing markets, while its geographic diversity mitigates the potential impact of volatility in any individual country or region.

  •
  Celanese's broad range of products into a variety of different end-use markets, which helps to mitigate the potential impact of volatility in any individual end-use market.

        Other considerations affecting the value of goodwill include:

  •
  The potential to reduce production and raw material costs further through advanced process control projects that will help to generate significant savings in energy and raw materials while increasing yields in production units.

  •
  The potential to increase its cash flow further through increasing productivity, managing trade working capital, receiving cash dividends from its joint ventures and continuing to pursue cost reduction efforts.

  •
  The ability of the assembled workforce to continue to deliver value-added solutions and develop new products and industry leading production technologies that solve customer problems.

  •
  The potential to optimize the value of Celanese's portfolio further through divestitures, acquisitions and strategic investments that enable Celanese to extend its global market leadership position and focus on businesses in which it can achieve market, cost and technology leadership over the long term.

  •
  The application of purchase accounting, particularly for items such as pension and other postretirement benefits and restructuring activities for which significant reserve balances were or may be recorded.

Pro Forma Information

        The following pro forma information for the six months ended June 30, 2004 and 2003 was prepared as if the Acquisition had occurred as of the beginning of such period.

	Six months ended June 30,
	2003	2004
Net sales	$2,305	$2,472
Operating profit	$216	$167
Net earnings (loss)	$71	$(29)

        Pro forma adjustments include adjustments for (1) purchase accounting, including (i) the elimination of $49 million in cost of sales recorded in the six month period ended June 30, 2004 as a result of the fair value adjustment to inventory that was subsequently sold and (ii) the application of purchase accounting to pension and other postretirement obligations (2) adjustments for items directly related to the transaction, including (i) the impact of the additional pension contribution, (ii) the sponsor monitoring fee, (iii) fees incurred by Celanese related to the Acquisition, and (iv) adjustments to interest expense to reflect the Company's new capital structure including reversing $71 million of accelerated amortization expense of deferred financing costs recorded in the six months ended June 30, 2004, and (3) corresponding adjustments to income tax expense.

        The pro forma adjustments reflect preliminary estimates of the purchase price allocation, which will change upon finalization of appraisals and other valuation studies the Company has arranged to obtain. The preliminary estimates will not be available until the third quarter of 2004. The pro forma statements of operations do not include any fair value adjustments for property, plant and equipment, debt, or other intangible assets since the appraisal process for these assets is not expected to be completed until the fourth quarter of 2004. Ultimately, a portion of the purchase price may be allocated to these assets and the amounts may be significant. Any additional purchase price allocated to property, plant and equipment or other intangible assets with finite lives would result in additional depreciation and amortization expense, which is not included in the pro forma statements of operations.

        The Company has estimated preliminary ranges of value and estimated useful lives for property, plant and equipment in computing the estimated fair value of property, plant and equipment. However, the Company has not yet been able to validate the inputs and assumptions in this initial determination, and therefore these estimates should be considered preliminary. Actual purchase accounting may differ significantly, therefore the Company has provided below a sensitivity analysis of the high and low end of the range of possible outcomes based on the best information the Company currently has. The Company has received a preliminary range of values for property, plant and equipment of $1,716 million to $2,073 million and preliminary estimated remaining useful lives as follows: 4 to 12 years for land improvements, 11 to 21 years for buildings and improvements, 7 to 13 years for machinery and equipment and 1 to 7 years for transportation equipment, furnishings, fixtures and other office equipment. When the valuation is finalized, assuming that the final results are within the ranges provided, annual depreciation expense would be $137 million to $224 million (assuming the low end of the range of values) to $166 million to $273 million (assuming the high end of the range of value) compared to historical depreciation expense of $278 million for the year ended December 31, 2003 and $138 million for the six months ended June 30, 2004.

        The pro forma information is not necessarily indicative of the results that would have occurred had the Acquisition occurred as of the beginning of the periods presented, nor is it necessarily indicative of future results.

4.    Summary of Accounting Policies and Recent Accounting Pronouncements

Accounting Policies

        The Company is finalizing its evaluation of its accounting policies and may determine that different policies are preferable in the future. The more significant accounting policies adopted by the Company are as follows:

Consolidation principles

        The consolidated financial statements have been prepared in accordance with U.S. GAAP for all periods presented and include the accounts of the Company and its majority owned subsidiaries over which the Company exercises control as well as two special purpose entities which are variable interest entities where the Company is deemed the primary beneficiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

Revenue recognition

        The Company recognizes revenue when title and risk of loss have been transferred to the customer, generally at the time of shipment of products, and provided four basic criteria are met: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered; (3) the fee is fixed and determinable; and (4) collectibility is reasonably assured. Should changes in conditions cause management to determine revenue recognition criteria are not met for certain transactions, revenue recognition would be delayed until such time that the transactions become realizable and fully earned. Payments received in advance of revenue recognition are recorded as deferred revenue.

Cash and cash equivalents

        All highly liquid investments with original maturities of three months or less are considered cash equivalents.

Investments in marketable securities

        The Company has classified its investments in debt and equity securities as "available-for-sale" and has reported those investments at their fair or market values in the balance sheet as other assets. Unrealized gains or losses, net of the related tax effect on available-for-sale securities, are excluded from earnings and are reported as a component of accumulated other comprehensive income (loss) until realized. The cost of securities sold is determined by using the specific identification method.

        A decline in the market value of any available-for-sale security below cost that is deemed to be other than temporary results in a reduction in the carrying amount to fair value. The impairment is charged to earnings and a new cost basis for the security is established. To determine whether an impairment is other-than-temporary, the Company considers whether it has the ability and intent to hold the investment until a market price recovery and evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary. Evidence considered in this assessment includes the reasons for the impairment, the severity and duration of the impairment, changes in value subsequent to year-end, and forecasted performance of the investee.

Financial instruments

        The Company addresses certain financial exposures through a controlled program of risk management that includes the use of derivative financial instruments. As a matter of principle, the Company does not use derivative financial instruments for trading purposes. The Company has been party to interest rate swaps as well as foreign currency forward contracts in the management of its interest rate and foreign currency exchange rate exposures. The Company generally utilizes interest rate derivative contracts in order to fix or limit the interest paid on existing variable rate debt. The Company utilizes foreign currency derivative financial instruments to eliminate or reduce the exposure of its foreign currency denominated receivables and payables. Additionally, the Company utilizes derivative instruments to reduce the exposure of its commodity prices.

        Differences between amounts paid or received on interest rate swap agreements are recognized as adjustments to interest expense over the life of each swap, thereby adjusting the effective interest rate on the hedged obligation. Gains and losses on instruments not meeting the criteria for cash flow hedge accounting treatment, or that cease to meet hedge accounting criteria, are included as income or expense.

        If a swap is terminated prior to its maturity, the gain or loss is recognized over the remaining original life of the swap if the item hedged remains outstanding, or immediately, if the item hedged does not remain outstanding. If the swap is not terminated prior to maturity, but the underlying hedged item is no longer outstanding, the interest rate swap is marked to market and any unrealized gain or loss is recognized immediately.

        Foreign exchange contracts relating to foreign currency denominated accounts receivable or accounts payable are accounted for as fair value hedges. Gains and losses on derivative instruments designated and qualifying as fair value hedging instruments as well as the offsetting losses and gains on the hedged items are reported in earnings in the same accounting period. Foreign exchange contracts for anticipated exposures are accounted for as cash flow hedges. The effective portion of unrealized gains and losses associated with the contracts are deferred as a component of accumulated other comprehensive income (loss) until the underlying hedged transactions affect earnings. Derivative instruments not designated as hedges are marked-to-market at the end of each accounting period with the results included in earnings.

        The Company's risk management policy allows the purchase of up to 80 percent of its natural gas, butane and methane requirements, generally up to 24 months forward using forward purchase or cash-settled swap contracts to manage its exposure to fluctuating feed stock and energy costs. Throughout 2004, the Company entered into natural gas forward and cash-settled swap contracts for approximately 35 percent of its natural gas requirements, generally for up to 3 to 6 months forward; however, this practice may not be indicative of future actions. The fixed price natural gas forward contracts are principally settled through actual delivery of the physical commodity. The maturities of the cash-settled swap contracts correlate to the actual purchases of the commodity and have the effect of securing predetermined prices for the underlying commodity. Although these contracts are structured to limit the Company's exposure to increases in commodity prices, they can also limit the potential benefit the Company might have otherwise received from decreases in commodity prices. These cash-settled swap contracts are accounted for as cash flow hedges. Realized gains and losses are included in the cost of the commodity upon settlement of the contract. The effective portion of unrealized gains and losses associated with the cash-settled swap contracts are deferred as a component of accumulated other comprehensive income (loss) until the underlying hedged transactions affect earnings.

        Financial instruments, which could potentially subject the Company to concentrations of credit risk, are primarily receivables concentrated in various geographic locations and cash equivalents. Celanese performs ongoing credit evaluations of its customers' financial condition. Generally, collateral is not required from customers. Allowances are provided for specific risks inherent in receivables.

        On June 16, 2004, as part of its currency risk management, the Company entered into a currency swap with certain financial institutions. Under the terms of the swap arrangement, the Company will pay approximately €13 million in interest and receive approximately $16 million in interest on each June 15 and December 15 (with interest for the first period prorated). Upon maturity of the swap agreement on June 16, 2008, the Company will pay approximately €276 million and receive approximately $333 million. The Company has designated the swap as a cash flow hedge (for accounting purposes) of a euro denominated intercompany loan. During the three month period ended June 30, 2004, the effects of the swap resulted in an increase in total liabilities and a decrease in shareholder's equity of $5 million and $2 million net of related income tax of $1 million, respectively. Celanese recorded a net loss of $3 million in other income, net offsetting a $3 million gain on foreign exchange associated with the intercompany loan.

Inventories

        Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out or FIFO method. Cost includes raw materials, direct labor and manufacturing overhead. Stores and supplies are valued at cost or market, whichever is lower. Cost is generally determined by the average cost method.

        During the second quarter of 2004, the Predecessor changed its inventory valuation method for its U.S. subsidiaries from last in-first out ("LIFO") to first in-first out ("FIFO"). The financial statements have been adjusted for Predecessor periods presented to reflect this change.

Deferred financing costs

        The Company capitalizes direct costs incurred to obtain debt financings and amortizes these costs over the terms of the related debt. Upon the extinguishment of the related debt, any unamortized capitalized debt financing costs are immediately expensed. For the three months ended June 30, 2004, the Company recorded amortization of defined financing costs, which is classified in interest expense, of $73 million of which $71 million related to accelerated amortization of deferred financing costs associated with the $1,565 million bridge loans that were issued and repaid in the three months ended June 30, 2004. As of June 30, 2004, the Company has $107 million of capitalized debt financing costs included within long term other assets.

Investments and equity in net earnings of affiliates

        Accounting Principles Board ("APB") Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock, stipulates that the equity method should be used to account for investments in corporate joint ventures and certain other companies when an investor has "the ability to exercise significant influence over operating and financial policies of an investee. APB Opinion No. 18 generally considers an investor to have the ability to exercise significant influence when it owns 20 percent or more of the voting stock of an investee. Financial Accounting Standards Board Interpretation No. 35, Criteria for Applying the Equity Method of Accounting for Investments in Common Stock, which was issued to clarify the criteria for applying the equity method of accounting to 50 percent or less owned companies, lists circumstances under which, despite 20 percent ownership, an investor may not be able to exercise significant influence. Certain investments where the Company owns greater than a 20 percent ownership and can not exercise significant influence or control are accounted for under the cost method.

        In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, adopted by the Company effective January 1, 2002, the excess of cost over underlying equity in net assets acquired is no longer amortized.

        The Company assesses the recoverability of the carrying value of its investments whenever events or changes in circumstances indicate a loss in value that is other than a temporary decline. See "Impairment of property, plant and equipment" for explanation of the methodology utilized.

Property, plant and equipment

        Property, plant and equipment are capitalized at cost. Depreciation is calculated on a straight-line basis, generally over the following estimated useful lives of the assets:

Land Improvements	20 years
Buildings	30 years
Buildings and Leasehold Improvements	10 years
Machinery and Equipment	10 years

        Leasehold improvements are amortized over 10 years or the remaining life of the respective lease, whichever is shorter.

        Repair and maintenance costs, including costs for planned maintenance turnarounds, that do not extend the useful life of the asset are charged against earnings as incurred. Major replacements, renewals and significant improvements are capitalized.

        Interest costs incurred during the construction period of assets are applied to the average value of constructed assets using the estimated weighted average interest rate incurred on borrowings outstanding during the construction period. The interest capitalized is amortized over the life of the asset.

        Impairment of property, plant and equipment—The Company assesses the recoverability of the carrying value of its property, plant and equipment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be fully recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future net undiscounted cash flows expected to be generated by the asset. If assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying value of the assets exceeds the fair value of the assets. The estimate of fair value may be determined as the amount at which the asset could be bought or sold in a current transaction between willing parties. If this information is not available, fair value is determined based on the best information available in the circumstances. This frequently involves the use of a valuation technique including the present value of expected future cash flows, discounted at a rate commensurate with the risk involved, or other acceptable valuation techniques. Impairment of property, plant and equipment to be disposed of is determined in a similar manner, except that fair value is reduced by the costs to dispose of the assets.

Intangible assets

        The excess of the purchase price over fair value of net identifiable assets and liabilities of an acquired business ("goodwill") and other intangible assets with indefinite useful lives, beginning in 2002, are no longer amortized, but instead tested for impairment at least annually. Patents, trademarks and other intangibles with finite lives are amortized on a straight-line basis over their estimated economic lives.

        Impairment of intangible assets—The Company assesses the recoverability of the carrying value of its goodwill and other intangible assets with indefinite useful lives annually or whenever events or changes in circumstances indicate that the carrying amount of the asset may not be fully recoverable. Recoverability of goodwill is measured at the reporting unit level based on a two-step approach. First, the carrying amount of the reporting unit is compared to the fair value as estimated by the future net discounted cash flows expected to be generated by the reporting unit. To the extent that the carrying value of the reporting unit exceeds the fair value of the reporting unit, a second step is performed, wherein the reporting unit's assets and liabilities are fair valued. To the extent that the reporting unit's carrying value of goodwill exceeds its implied fair value of goodwill, impairment exists and must be recognized. The implied fair value of goodwill is calculated as the fair value of the reporting unit in excess of the fair value of all non-goodwill assets and liabilities allocated to the reporting unit. The estimate of fair value may be determined as the amount at which the asset could be bought or sold in a current transaction between willing parties. If this information is not available, fair value is determined based on the best information available in the circumstances. This frequently involves the use of a valuation technique including the present value of expected future cash flows, discounted at a rate commensurate with the risk involved, or other acceptable valuation techniques.

        Recoverability of other intangible assets with indefinite useful lives is measured by a comparison of the carrying amount of the intangible assets to the fair value of the respective intangible assets. Any excess of the carrying value of the intangible assets over the fair value of the intangible assets is recognized as an impairment loss. The estimate of fair value is determined similar to that for goodwill outlined above.

        The Company assesses the recoverability of intangible assets with finite lives in the same manner as for property, plant and equipment. See "Impairment of property, plant and equipment."

Income taxes

        The provision for income taxes has been determined using the asset and liability approach of accounting for income taxes. Under this approach, deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes and net operating loss and tax credit carryforwards. The amount of deferred taxes on these temporary differences is determined using the tax rates that are expected to apply to the period when the asset is realized or the liability is settled, as applicable, based on tax rates and laws in the respective tax jurisdiction enacted by the balance sheet date.

Environmental liabilities

        The Company manufactures and sells a diverse line of chemical products throughout the world. Accordingly, the Company's operations are subject to various hazards incidental to the production of industrial chemicals including the use, handling, processing, storage and transportation of hazardous materials. The Company recognizes losses and accrues liabilities relating to environmental matters if available information indicates it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. If the event of a loss is neither probable nor reasonably estimable, but is reasonably possible, the Company provides appropriate disclosure in the notes to its consolidated financial statements if the contingency is material. The Company estimates environmental liabilities on a case-by-case basis using the most current status of available facts, existing technology and presently enacted laws and regulations. Environmental liabilities for which the remediation period is fixed and associated costs are readily determinable are recorded at their net present value. Recoveries of environmental remediation costs from other parties are recorded as assets when their receipt is deemed probable.

Legal fees

        The Company accrues for legal fees related to litigation matters when the costs associated with defending these matters can be reasonably estimated and are probable of occurring. All other legal fees are expensed as incurred.

Research and development

        The costs of research and development are charged as an expense in the period in which they are incurred.

Functional and reporting currencies

        For the Company's international operations where the functional currency is other than the U.S. Dollar, assets and liabilities are translated using period-end exchange rates, while the statement of operations amounts are translated using the average exchange rates for the respective period. Differences arising from the translation of assets and liabilities in comparison with the translation of the previous periods or from initial recognition during the period are included as a separate component of accumulated other comprehensive income (loss).

        As a result of the Purchaser's acquisition of voting control of Celanese AG, the Predecessor financial statements are reported in U.S. dollars to be consistent with Successor's reporting requirements. For Celanese's reporting requirements, the euro continues to be the reporting currency.

Earnings per share

        Basic earnings per share is based on the net earnings divided by the weighted average number of common shares outstanding during the period. Diluted earnings per shares is based on the net earnings divided by the weighted average number of common shares outstanding during the period adjusted to give effect to common stock equivalents, if dilutive.

Accounting for purchasing agent agreements

        CPO Celanese Aktiengesellschaft & Co. Procurement Olefin KG, Frankfurt am Main ("CPO"), an indirect wholly owned subsidiary of the Company, acts as a purchasing agent on behalf of Celanese as well as third parties. CPO arranges sale and purchase agreements for raw materials on a commission basis. Accordingly, the commissions earned on these third party sales are classified as a reduction to selling, general and administrative expense.

Accounting for Medicare

        On December 8, 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act) was signed into law. The Act introduces a prescription drug benefit under Medicare (Medicare Part D) as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. As of March 31, 2004, as permitted by FSP No. 106-1, the Company deferred accounting for the effects of the Act in the measurement of its Accumulated Postretirement Benefit Obligation (APBO) and the effect to net periodic postretirement benefit costs. Specific guidance with respect to accounting for the effects of the Act was recently issued in FSP No. 106-2, and the Company has adopted the provisions of FSP No. 106-2 as of the Effective Date, and included any impact in the overall measurement of the liabilities of the U.S. postretirement medical plans in purchase accounting.

Minority interest

        Minority interests in the equity and results of operations of the entities consolidated by the Company are shown as a separate item in the consolidated financial statements. As a result of the Company's ownership interest in Celanese, the Successor recorded 15.7% of the equity and results of operations of Celanese as minority interest as of, and for the three months ended June 30, 2004.

Stock-based compensation

        As permitted by SFAS No. 123, Accounting for Stock-Based Compensation ("SFAS No. 123"), the Successor accounts for employee stock-based compensation in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees ("APB No. 25").

        For the three months ended March 31, 2004, and the six months ended June 30, 2003, the Predecessor accounted for stock options and similar equity instruments under the fair value method, which requires compensation cost to be measured at the grant date based on the value of the award. The fair value of stock options is determined using the Black-Scholes option-pricing model that takes into account the stock price at the grant date, the exercise price, the expected life of the option, the volatility and the expected dividends of the underlying stock, and the risk-free interest rate over the expected life of the option. Compensation expense based on the fair value of stock options is recorded over the vesting period of the options and has been recognized in the Predecessor consolidated financial statements. The Celanese AG stock options do not contain changes in control provisions, that would have resulted in accelerated vesting, as a result of the Acquisition.

        Compensation expense for stock appreciation rights, either partially or fully vested, is recorded based on the difference between the base unit price at the date of grant and the quoted market price of Celanese AG's common stock on the Frankfurt Stock Exchange at the end of the period proportionally recognized over the vesting period and adjusted for previously recognized expense.

        During the three-months ended June 30, 2004, certain employees of the Company held stock options under employee compensation plans. The recognition and measurement principles of APB No. 25 and related Interpretations were applied in accounting for those plans.

        The following table illustrates the effect on net earnings (losses) if the Successor had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation in the three-months ended June 30, 2004:

Successor for the three months ended June 30, 2004
(in millions)
Net loss, as reported	$(125)
Less: stock-based compensation under SFAS No. 123	(1)

Pro forma net loss	$(126)

Recent Accounting Pronouncements

        In January 2003, and subsequently revised in December 2003, the FASB issued FASB Interpretation ("FIN") No. 46, Consolidation of Variable Interest Entities and FIN No. 46 Revised (collectively "FIN No. 46"). FIN No. 46 clarifies the application of Accounting Research Bulletin No. 51, "Consolidation of Financial Statements" requiring the consolidation of certain variable interest entities ("VIEs") which are defined as entities having equity that is not sufficient to permit such entity to finance its activities without additional subordinate financial support or whose equity holders lack certain characteristics of a controlling financial interest. The company deemed to be the primary beneficiary is required to consolidate the VIE. FIN No. 46 requires VIEs that meet the definition of a special purpose entity to be consolidated by the primary beneficiary as of December 31, 2003. For pre-existing VIEs that do not meet the definition of a special purpose entity, consolidation is not required until March 31, 2004. At March 31, 2004, upon adoption of FIN No. 46, the Predecessor did not identify any VIEs other than the VIE disclosed below.

        Celanese has a lease agreement for its cyclo-olefin copolymer ("COC") plant with Dacron GmbH, a special purpose entity. This special purpose entity was created primarily for the purpose of constructing and subsequently leasing the COC plant to Celanese. This arrangement qualifies as a VIE. Based upon the terms of the lease agreement and the residual value guarantee Celanese provided to the lessors, Celanese is deemed the primary beneficiary of the VIE. At December 31, 2003, Celanese recorded $44 million of additional assets and liabilities from the consolidation of this special purpose entity. The consolidation of this entity did not have a material impact on the Predecessor's results of operations and cash flows for the three months ended March 31, 2004 or the Successor's results of operations or cash flows for the three months ended June 30, 2004.

        The Predecessor adopted SFAS No. 143, Accounting for Asset Retirement Obligations, on January 1, 2003. The statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred. The liability is measured at its discounted fair value and is adjusted to its present value in subsequent periods as accretion expense is recorded. The corresponding asset retirement costs are capitalized as part of the carrying amount of the related long-lived asset and depreciated over the useful life of the asset. On January 1, 2003, the Predecessor recognized transition amounts for existing asset retirement obligation liabilities, associated capitalized costs and accumulated depreciation. An after-tax transition charge of $1 million was recorded as the cumulative effect of an accounting change. The ongoing expense on an annual basis resulting from the initial adoption of SFAS No. 143 is immaterial. The effect of the adoption of SFAS No. 143 on pro forma net income and pro forma earnings per share for prior periods presented is not material.

        In December 2003, the FASB issued SFAS No. 132, Employer's Disclosures About Pensions and Other Postretirement Benefits ("SFAS No. 132") which revises employer's disclosures about pension plans and other postretirement benefit plans. The revised SFAS No. 132 requires disclosures in addition to those in the original SFAS No. 132 related to the assets, obligations, cash flows and net periodic benefit cost of defined pension plans and other defined postretirement plans, including interim disclosures regarding components of net periodic benefit costs recognized during interim periods. In 2004, the Company has adopted the interim disclosure provisions of SFAS No. 132. See Note 9.

5.    Divestitures

        In September 2003, Celanese and The Dow Chemical Company ("Dow") reached an agreement for Dow to purchase the acrylates business of Celanese. This transaction was completed in February 2004. Dow acquired Celanese's acrylates business line, including inventory, intellectual property and technology for crude acrylic acid, glacial acrylic acid, ethyl acrylate, butyl acrylate, methyl acrylate and 2-ethylhexyl acrylate, as well as acrylates production assets at the Clear Lake, Texas facility. In related agreements, Celanese will provide certain contract manufacturing services to Dow, and Dow will supply acrylates to Celanese for use in its emulsions production. The sale price, subject to purchase price adjustments, for the business was $149 million, which was received in the first quarter of 2004. Simultaneously with the sale, Celanese paid an unrelated obligation of $95 million to Dow. The acrylates business was part of Celanese's former Chemical Intermediates segment. As a result of this transaction, the assets, liabilities, revenues and expenses related to the acrylates product lines at the Clear Lake Texas facility are reflected as a component of discontinued operations in the consolidated financial statements in accordance with SFAS No. 144. In the first quarter of 2004, Celanese recorded a pre-tax gain of $14 million in discontinued operations associated with this transaction. The sales and operating profit (loss) associated with discontinued operations are as follows:

	Sales
	Predecessor		Successor
	Six months ended June 30, 2003	Three months ended March 31, 2004	Three months ended June 30, 2004
	(in millions)
Discontinued operations of Chemical Products	$108	$21	$1
Discontinued operations of Ticona	23	—	—

Total discontinued operations	$131	$21	$1

	Operating Profit (Loss)
	Predecessor		Successor
	Six months ended June 30, 2003	Three months ended March 31, 2004	Three months ended June 30, 2004
	(in millions)
Discontinued operations of Chemical Products	$(9)	$(5)	$—
Discontinued operations of Ticona	1	—	—

Total discontinued operations	$(8)	$(5)	$—

6.    Inventory

	Predecessor December 31, 2003	Successor June 30, 2004
	(in millions)
Finished goods	$359	$378
Work-in-process	16	19
Raw materials and supplies	134	116

Total inventories	$509	$513

7.    Intangible Assets

Goodwill

        Changes in the Predecessor's carrying amount of goodwill for the three months ended March 31, 2004, were as follows:

Predecessor

	Chemical Products	Acetate Products	Ticona	Total
	(in millions)
Carrying value of goodwill as of December 31, 2003	$568	$161	$343	$1,072
Exchange rate changes	(2)	(1)	—	(3)

Carrying value of goodwill as of March 31, 2004	$566	$160	$343	$1,069

Successor

        As a result of the Acquisition, the Company performed a preliminary purchase price allocation and recorded goodwill associated with the transaction of $827 million. As of June 30, 2004, the Company has not allocated this goodwill to its segments.

Other Intangible Assets

Predecessor

        The Predecessor's other intangible assets, primarily relate to patents and trademarks acquired in the acquisition of the emulsions business. The Predecessor's cost and accumulated amortization of other intangible assets as of December 31, 2003 were $67 million and $31 million, respectively. The Predecessor aggregate amortization expense charged against earnings for intangible assets with finite lives during the three month period ended March 31, 2004 and six month period ended June 30, 2003 totaled $2 million and $7 million, respectively.

Successor

        The Company's cost and accumulated amortization of other intangible assets as of June 30, 2004 were $30 million and $1 million, respectively. Aggregate amortization expense charged against earnings for intangible assets with finite lives during the three month period ended June 30, 2004 totaled $1 million.

        The Company has not finalized its estimate of the fair value of intangible assets acquired in the Acquisition. The Company will finalize its value adjustments, which may be significant, upon the completion of appraisals and other valuation studies which the Company has arranged to obtain. However, until such estimates are received, the Company's best estimate of fair value is historical cost. The Company expects to receive preliminary estimates by the third quarter of 2004, and finalize purchase accounting in the fourth quarter of 2004.

8.    Debt

	Predecessor As of December 31, 2003	Successor As of June 30, 2004
	(in millions)
Short-term borrowings and current installments of long-term debt
Current installments of long-term debt	$48	$25
Variable rate loan	—	58
Short-term borrowings from affiliates	100	75
Other	—	15

Total short-term borrowings and current installments of long-term debt	$148	$173

Long-term debt
Senior Credit Facilities:
Term loan facility	$—	$389
Floating Rate Term Loan, due 2011	—	350
Senior Subordinated Notes 9.625%, due 2014	—	1,000
Senior Subordinated Notes 10.375%, due 2014	—	243
Term notes:
6.125% notes, due 2004	25	—
7.125% medium-term notes, due 2009	14	14
Variable rate loans with interest rates adjusted periodically:
Due in 2004, interest rate of 1.55%	25	—
Due in 2004, interest rate of 1.55%	150	—
Due in 2009, interest rate of 2.90%	61	—
Pollution control and industrial revenue bonds, interest rates ranging from 5.2% to 6.7%, due at various dates through 2030	209	208
Obligations under capital leases and other secured borrowings due at various dates through 2018	53	48

Subtotal	537	2,252
Less: Current installments of long-term debt	48	25

Total long-term debt	$489	$2,227

        In connection with the acquisition of Celanese, the Company borrowed $1,565 million under the senior subordinated bridge loan facilities, which were repaid in June 2004 through the issuance of a) $1 billion, 9.625% Senior Subordinated Notes due in 2014, b) €200 million ($244 million), 10.375% Senior Subordinated Notes due in 2014, and c) $350 million Floating Rate Term Loan due in 2011. Additionally, the Company entered into Senior Credit Facilities, which provide financings of up to approximately $1.2 billion.

Senior Credit Facilities

        The Senior Credit Facilities consist of a term loan facility, revolving credit facility, and a credit-linked revolving facility. The term loan facility consists of commitments of $456 million and €125 million

($152 million), both maturing in 2011. The revolving credit facility, through a syndication of banks, provides for borrowings of up to $380 million, including the availability of letters of credit in U.S. dollars and euros. As of June 30, 2004, there were no amounts outstanding under this facility, which matures in 2009. The $228 million credit-linked revolving facility, which matures in 2009, includes borrowing capacity available for letters of credit and for borrowings on same-day notice. As of June 30, 2004, there were $179 million of letters of credit issued under the credit-linked revolving facility. The Senior Credit Facilities are unconditionally guaranteed by Celanese Holdings. These facilities are secured by substantially all of the assets of Celanese Holdings, BCP Caylux and substantially all of BCP Caylux's existing and future domestic subsidiaries, subject to certain exceptions. (See Note 18). The borrowings under the Senior Credit Facilities bear interest at a rate equal to an applicable margin plus, at the Company's option, either a base rate or a LIBOR rate. The applicable margin for borrowing under the base rate option is 1.50% and for the LIBOR option, 2.50%.

        The Senior Credit Facilities require BCP Caylux to prepay outstanding term loans, subject to certain exceptions, with:

  •
  75% (which percentage will be reduced to 50% if BCP Caylux's leverage ratio is less than 3.00 to 1.00 for any fiscal year ending on or after December 31, 2005) of BCP Caylux's excess cash flow;

  •
  100% of the net cash proceeds of all non-ordinary course asset sales and casualty and condemnation events, if BCP Caylux does not reinvest or contract to reinvest those proceeds in assets to be used in BCP Caylux's business or to make certain other permitted investments within 12 months, subject to certain limitations;

  •
  100% of the net cash proceeds of any incurrence of debt other than debt permitted under the senior credit facilities, subject to certain exceptions; and

  •
  50% of the net cash proceeds of issuances of equity of Celanese Holdings, subject to certain exceptions.

        BCP Caylux may voluntarily repay outstanding loans under the senior credit facilities at any time without premium or penalty, other than customary "breakage" costs with respect to LIBOR loans.

        The term loan facility amortizes each year in an amount equal to 1% per annum in equal quarterly installments for the first six years and nine months, with the remaining amount payable on the date that is seven years from the date of the closing of the senior credit facilities.

        Principal amounts outstanding under the credit-linked revolving facility and the revolving credit facility are due and payable in full at maturity, five years from the date of the closing of the Senior Credit Facilities.

Floating Rate Term Loan

        The $350 million Floating Rate Term Loan matures in 2011. The borrowings under the Floating Rate Term Loan bear interest at a rate equal to an applicable margin plus, at BCP Caylux's option, either a base rate or a LIBOR rate. Prior to the completion of the Proposed Restructuring (see Note 18), the applicable margin for borrowings under the base rate option is 3.25% and for the LIBOR option, 4.25%. Subsequent to the completion of the Proposed Restructuring, the applicable margin for borrowings under the base rate option is 2.50% and for the LIBOR option, 3.50%.

        The floating rate term loan requires BCP Caylux to prepay outstanding loans, subject to certain exceptions and to the extent not required to prepay loans outstanding under the senior credit facilities, with:

  •
  75% (which percentage will be reduced to 50% if BCP Caylux's leverage ratio is less than 3.00 to 1.00 for any fiscal year ending on or after December 31, 2005) of BCP Caylux's excess cash flow;

  •
  100% of the net cash proceeds of all non-ordinary course asset sales and casualty and condemnation events, if BCP Caylux does not reinvest or contract to reinvest those proceeds in assets to be used in BCP Caylux's business or to make certain other permitted investments within 12 months, subject to certain limitations;

  •
  100% of the net cash proceeds of any incurrence of debt other than debt permitted under the senior credit facilities, subject to certain exceptions and reductions for prepayments; and

  •
  50% of the net cash proceeds of issuances of equity of Celanese Holdings, subject to certain exceptions and reductions for prepayments.

        The BCP Caylux may voluntarily prepay outstanding loans under the floating rate term loan facility (with a premium of 1% if during the first three years after the closing date), and subject to customary "breakage" costs with respect to LIBOR loans.

Senior Subordinated Notes

        Senior Subordinated Notes consist of $1,000 million of 9.625% Senior Subordinated Notes due 2014 and €200 million of 10.375% Senior Subordinated Notes due 2014. From the completion of the Proposed Restructuring, the Senior Subordinated Notes are unconditionally guaranteed on a senior unsecured basis by substantially all existing and future wholly owned U.S. subsidiaries of BCP Caylux.

        The Senior Credit Facilities contain a number of covenants that, among other things, restrict the ability of guaranteeing parties to sell assets; incur additional or repay other indebtedness; issue or pay dividends on preferred stock; create liens on assets; make investments, loans or guarantees; make certain acquisitions, consolidate or merge; enter into sale and leaseback transactions; engage in certain transactions with affiliates; change the principal nature of the business; place limits on dividends from subsidiaries; and enter into hedging agreements. In addition, these credit facilities require the maintenance of financial covenants such as a maximum total leverage ratio; a maximum bank debt leverage ratio; a minimum interest coverage ratio; and a maximum capital expenditures limitation. The Senior Subordinated Notes and the Floating Rate Term loan have similar restrictions and financial covenants. As of June 30, 2004, BCP Caylux and Celanese Holding were in compliance with all these covenants.

        As of June 30, 2004 BCP Caylux borrowed $389 million under the Term Loan Facility and repaid $175 million of Celanese's variable rate debt that was scheduled to mature in 2005 and 2008. The Company is required to repay $58 million of a variable rate loan that was scheduled to mature in 2009 in September 2004. Celanese also cancelled its existing committed commercial paper backup facilities and revolving credit lines.

        At the annual shareholders' meeting on June 15, 2004, Celanese shareholders approved payment of a dividend on the Celanese Shares for the fiscal year ended December 31, 2003 of €0.12 ($0.14) per share which was paid in June 2004. Dividends paid to Celanese Holdings eliminate in consolidation, and the portion paid to minority shareholders were recorded as a reduction of minority interest. The Purchaser intends to exercise its voting rights at shareholders' meetings to prevent, to the extent permitted by law, the approval of any dividend on the Celanese Shares for the fiscal year ended September 30, 2004 in excess of the minimum dividend of 4% of the registered share capital of Celanese effectively required by German law.

        The Company is renegotiating its $120 million trade receivable securitization program, which is currently not available.

9.    Pensions

        Pension Obligations—Pension obligations are established for benefits payable in the form of retirement, disability and surviving dependent pensions. The benefits offered vary according to the legal, fiscal and economic conditions of each country. The commitments result from participation in defined contribution and defined benefit plans, primarily in the U.S. Benefits are dependent on years of service and the employee's compensation. Supplemental retirement benefits provided to certain employees are non-qualified for U.S. tax purposes. Separate trusts have been established for some non-qualified plans. Defined benefit pension plans exist at certain locations in North America and Europe. The following represents the components of net periodic benefit costs for the periods presented:

	Pension Benefits
	Predecessor		Successor
	Six months ended June 30, 2003	Three months ended March 31, 2004	Three months ended June 30, 2004
		(in millions)
Components of net periodic benefit cost for the periods ended:
Service cost	$18	$9	$10
Interest cost	83	40	44
Expected return on plan assets	(85)	(40)	(43)
Amortization of prior service cost	3	1	—
Recognized actuarial loss	8	6	1
Special termination benefit	—	—	1

Net periodic benefit cost	$27	$16	$13

        The weighted-average assumptions used by the Successor to determine benefit obligations as of March 31, 2004 and the net periodic benefit cost for the nine months ended December 31, 2004 are as follows:

Discount rate:
U.S. plans	6.25%
International plans	6.00%
Combined	6.20%
Expected return on plan assets:
U.S. plans	8.50%
International plans	7.35%
Combined	8.40%
Rate of compensation increase:
U.S. plans	4.00%
International plans	3.25%
Combined	3.80%

        The Company contributed $110 million to pension plans for the three months ended June 30, 2004. The Predecessor contributed $38 million to pension plans for the three months ended March 31, 2004. The Company anticipates contributing $360 million to the pension plans for the remainder of 2004.

        Other Postretirement Benefit Plans—Certain retired employees receive postretirement medical benefits under plans sponsored by the Company, primarily in the U.S. The Company has the right to modify or terminate these plans at any time.

        The following represents the components of net periodic benefit cost for the periods presented:

	Postretirement Benefits
	Predecessor		Successor
	Six months ended June 30, 2003	Three months ended March 31, 2004	Three months ended June 30, 2004
	(in millions)
Components of net periodic benefit cost for the periods ended:
Service cost	$1	$1	$1
Interest cost	13	6	6
Amortization of prior service cost	(2)	(1)	—
Recognized actuarial loss	4	2	—

Net periodic benefit cost	$16	$8	$7

        The weighted-average assumptions used by the Successor to determine benefit obligations as of March 31, 2004 and the net periodic benefit cost for the nine months ended December 31, 2004 for postretirement benefits are as follows:

Discount rate:
U.S. plans	6.25%
International plans	6.00%
Combined	6.25%

        The Company contributed $11 million to postretirement benefit plans for the three months ended June 30, 2004. The Predecessor contributed $6 million to postretirement benefit plans for the three months ended March 31, 2004. The Company anticipates contributing $22 million to the postretirement plans for the remainder of 2004.

        The Company sponsors various defined contribution plans in North America covering certain employees. Employees may contribute to these plans and the Company will match these contributions in varying amounts. The Company contributions to the defined contribution plans are based on specified percentages of employee contributions and aggregated $3 million for the three months ended June 30, 2004. The Predecessor contributed $3 million, and $6 million, to the defined contribution plans for the three months ended March 31, 2004 and the six months ended June 30, 2003, respectively.

10.    Mandatorily Redeemable Preferred Stock

        In April 2004, the Issuer issued 200,000 shares of Series A Cumulative Exchangeable Preferred Shares due 2016 for gross proceeds of $200 million, exclusive of $18 million of fees. The non-voting preferred shares have an initial liquidation preference of $1,000 per share. The dividend rate for the three months ended June 30, 2004 was 13%. As these preferred shares are mandatorily redeemable, they are recorded as a liability on the Consolidated Balance Sheet, and the Company recorded interest expense of $6 million for the three months ended June 30, 2004 associated with these preferred shares. These preferred shares were redeemed on July 1, 2004 for $227 million, which included $6 million in accrued interest and a $21 million premium paid to redeem shares. Accordingly, the Company will expense the $18 million of unamortized deferred financing costs and the $21 million redemption premium, in the third quarter 2004, when the shares will be redeemed (see Note 18).

11.    Shareholder's Equity

        The capital structure of the Issuer consists of one class of $0.01 par value ordinary shares. At June 30, 2004, there were 650,494 shares issued and outstanding (see Note 18).

12.    Commitments and Contingencies

        The Company is involved in a number of legal proceedings, lawsuits and claims incidental to the normal conduct of its business, relating to such matters as product liability, anti-trust, past waste disposal practices and release of chemicals into the environment. While it is impossible at this time to determine with certainty the ultimate outcome of these proceedings, lawsuits and claims, management believes, based on the advice of legal counsel, that adequate provisions have been made and that the ultimate outcome will not have a material adverse effect on the financial position of the Company, but may have a material adverse effect on the results of operations or cash flows in any given accounting period.

Plumbing Actions

        CNA Holdings, Inc. ("CNA Holdings"), a U.S. subsidiary of Celanese, includes the U.S. business now conducted by Ticona. CNA Holdings, along with Shell Chemical Company ("Shell") and E. I. Du Pont de Nemours ("DuPont"), among others, have been the defendants in a series of lawsuits, alleging that plastics manufactured by these companies that were utilized in the production of plumbing systems for residential property were defective or caused such plumbing systems to fail. Based on, among other things, the findings of outside experts and the successful use of Ticona's acetal copolymer in similar applications, CNA Holdings does not believe Ticona's acetal copolymer was defective or caused the plumbing systems to fail. In many cases CNA Holdings' exposure may be limited by invocation of the statute of limitations since CNA Holdings ceased selling the resin for use in the plumbing systems in site built homes during 1986 and in manufactured homes during 1990.

        CNA Holdings has been named a defendant in ten putative class actions, further described below, as well as a defendant in other non-class actions filed in ten states, the U.S. Virgin Islands, and Canada. In these actions, the plaintiffs typically have sought recovery for alleged property damages and, in some cases, additional damages under the Texas Deceptive Trade Practices Act or similar type statutes. Damage amounts have not been specified.

        Developments under these matters are as follows:

  •
  Class certification has been denied in a putative class action pending in Florida state court. Although plaintiffs subsequently sought to bring actions individually, they were dismissed and are on appeal.

  •
  Class certification has been denied in a putative class action pending South Carolina state court. Celanese's motion to dismiss has been granted and plaintiffs' appeals up to the U.S. Supreme Court have been denied.

  •
  In April 2000, the U.S. District Court for the District of New Jersey denied class certification for a putative class action (of insurance companies with respect to subrogation claims). The plaintiffs' appeal to the Third Circuit Court of Appeals was denied in July 2000 and the case was subsequently dismissed. In September 2000, a similar putative class action seeking certification of the same class that was denied in the New Jersey matter was filed in Tennessee state court. The court denied certification in March 2002, and plaintiffs are attempting an appeal. Cases are continuing on an individual basis.

  •
  Class certification of recreational vehicle owners was denied by the Chancery Court of Tennessee, Weakley County in July 2001, and cases are proceeding on an individual basis.

  •
  The U.S. District Court for the Eastern District of Texas denied certification of a putative class action in March 2002, and the plaintiffs' appeals have been dismissed by the appellate court. Plaintiff's petition to appeal to the U.S. Supreme Court was denied in late September 2004.

  •
  Four putative class actions are pending in Canadian courts. Two matters pending in Ontario were consolidated and denied class certification. This consolidated action is currently on appeal. The two matters pending in Quebec and British Columbia are "on hold" pending the outcome of the Ontario appeal, as in Canadian practice, Ontario tends to be the lead jurisdiction in such matters. Dupont and Shell have each settled these matters. Their settlement agreements have been approved by the Courts, although Shell's legal fees are still awaiting court approval. Consequently, Celanese remains the only defendant in these matters.

  •
  The court in a punitive class action pending in the U.S. Virgin Islands denied certification to a U.S. territories-wide and dismissed Celanese on jurisdictional grounds. Plaintiffs are seeking reconsideration of those rulings.

  •
  A putative nationwide class action was filed in federal court in Indiana in December 2002, against, among others, CNA Holdings and Shell. CNA's motion to dismiss this lawsuit was granted in December 2003. Plaintiffs appealed to the Seventh Circuit in January 2004 and that appeal is ongoing.

        In November 1995, CNA Holdings, DuPont and Shell entered into national class action settlements, which have been approved by the courts. The settlements call for the replacement of plumbing systems of claimants who have had qualifying leaks, as well as reimbursements for certain leak damage. Furthermore, the three companies had agreed to fund such replacements and reimbursements up to $950 million. As of December 31, 2003, the funding is $1,073 million due to additional contributions and funding commitments, made primarily by other parties. There are additional pending lawsuits in approximately ten jurisdictions not covered by this settlement; however, these cases do not involve (either individually or in the aggregate) a large number of homes, and management does not expect the obligations arising from these lawsuits to have a material adverse effect on the Company.

        In 1995, CNA Holdings and Shell settled the claims of certain individuals, owning 110,000 property units for an amount not to exceed $170 million. These claimants are also eligible for a replumb of their homes in accordance with the terms similar to those of the national class action settlement. CNA Holdings' and Shell's contributions under this settlement were subject to allocation as determined by binding arbitration.

        CNA Holdings has accrued its best estimate of its share of the plumbing actions. At June 30, 2004, The Company had remaining accruals of $74 million for this matter, of which $12 million is included in current liabilities. Management believes that the plumbing actions are adequately provided for in the consolidated financial statements. However, if the Company were to incur an additional charge for this matter, such a charge would not be expected to have a material adverse effect on the financial position, but may have a material adverse effect on the results of operations or cash flows of the Company in any given accounting period. The Company has reached settlements with CNA Holdings' insurers specifying their responsibility for these claims; as a result, the Company has recorded receivables relating to the anticipated recoveries from certain third party insurance carriers. These receivables are based on the probability of collection, an opinion of external counsel, the settlement agreements with the Company's insurance carriers whose coverage level exceeds the receivables and the status of current discussions with other insurance carriers. As of June 30, 2004, the Company has a $65 million note receivable related to a settlement with an insurance carrier. This receivable is discounted and recorded within Other assets in the Consolidated Balance Sheet as it will be collected over the next four years.

Sorbates Litigation

        In 1998, Nutrinova Inc., a U.S. subsidiary of Nutrinova Nutrition Specialties & Food Ingredients GmbH, then a wholly owned subsidiary of Hoechst, received a grand jury subpoena from the U.S. District Court for the Northern District of California in connection with a U.S. criminal antitrust investigation of the sorbates industry. On May 3, 1999, Hoechst and the Government of the United States of America entered into an agreement under which Hoechst pled guilty to a one-count indictment charging Hoechst with participating in a conspiracy to fix prices and allocate market shares of sorbates sold in the U.S. Hoechst and the U.S. Government agreed to recommend that the U.S. District Court fine Hoechst $36 million. This fine was payable over five years, with the last payment of $5 million being made in June 2004. Hoechst also agreed to cooperate with the government's investigation and prosecutions related to the sorbates industry. The U.S. District Court accepted this plea on June 18, 1999 and imposed the penalty as recommended in the plea agreement.

        In addition, several civil antitrust actions by sorbates customers, seeking monetary damages and other relief for alleged conduct involving the sorbates industry, have been filed in U.S. state and federal courts naming Hoechst, Nutrinova, and other Celanese subsidiaries, as well as other sorbates manufacturers, as defendants. Many of these actions have been settled and dismissed by the court.

        In July 2001, Hoechst and Nutrinova entered into an agreement with the Attorneys General of 33 states, pursuant to which the statutes of limitations were tolled pending the states' investigations. This agreement expired in July 2003. Since October 2002, the Attorneys General for New York, Illinois, Ohio, Nevada, Utah and Idaho filed suit on behalf of indirect purchasers in their respective states. The Utah, Nevada and Idaho actions have been dismissed as to Hoechst, Nutrinova and Celanese. A motion for reconsideration is pending in Nevada and a appeal is pending in Idaho. The Ohio and Illinois actions have been settled. The New York action is the only Attorney General action still pending. The court in the New York matter dismissed all antitrust claims; however other state law claims are still pending. The Attorneys General of Connecticut, Florida, Hawaii, Maryland, South Carolina, Oregon and Washington have entered into settlement discussions and have been granted extensions of the tolling agreement through September 2004.

        Nutrinova and Hoechst have cooperated with the European Commission since 1998. In May 2002, the European Commission informed Hoechst of its intent to investigate officially the sorbates industry, and in January 2003, the European Commission served Hoechst, Nutrinova and a number of competitors with a statement of objections alleging unlawful, anticompetitive behavior affecting the European sorbates market. In October 2003, the European Commission ruled that Hoechst, Chisso Corporation, Daicel Chemical Industries Ltd., The Nippon Synthetic Chemical Industry Co. Ltd. and Ueno Fine Chemicals Industry Ltd. operated a cartel in the European sorbates market between 1979 and 1996. The European Commission imposed a total fine of €138.4 million ($161 million), of which €99 million ($115 million) was assessed against Hoechst. The case against Nutrinova was closed. The fine against Hoechst is based on the European Commission's finding that Hoechst does not qualify under the leniency policy, is a repeat violator and, together with Daicel, was a co-conspirator. In Hoechst's favor, the European Commission gave a discount for cooperating in the investigation. Hoechst appealed the European Commission's decision in December 2003. Payment of the obligation is deferred pending a ruling on the appeal.

        Based on the advice of external counsel and a review of the existing facts and circumstances relating to the sorbates matter, including the status of government investigations, as well as civil claims filed and settled, the Company has remaining accruals of $127 million. This amount is included in current liabilities at June 30, 2004 for the estimated loss relative to this matter. Although the outcome of this matter cannot be predicted with certainty, management's best estimate of the range of possible additional future losses and fines, including any that may result from the above noted governmental proceedings, as of June 30, 2004 is between $0 and $8 million. The estimated range of such possible future losses is management's best estimate based on the advice of external counsel taking into consideration potential fines and claims, both civil and criminal, that may be imposed or made in other jurisdictions.

        Pursuant to the Demerger Agreement, Celanese was assigned the obligation related to the sorbates matter. However, Hoechst agreed to indemnify Celanese for 80 percent of any costs Celanese may incur relative to this matter. Accordingly, Celanese has recognized a receivable from Hoechst and a corresponding contribution of capital, net of tax, from this indemnification. In 2003, Celanese recorded a $44 million, net of tax, increase to additional paid-in capital related to the recoveries from Hoechst for the special charges discussed above. As of June 30, 2004, the Company has receivables, recorded within current assets, relating to the sorbates indemnification from Hoechst totaling $102 million. The additional reserve and the estimated range of possible future losses, noted above, for this matter are gross of any recovery from Hoechst. Celanese believes that any resulting liabilities, net of amounts recoverable from Hoechst, will not, in the aggregate, have a material adverse effect on Celanese's financial position, but may have a material adverse effect on results of operations or cash flows in any given accounting period.

Guarantees

        The Company has agreed to guarantee or indemnify third parties for environmental and other liabilities pursuant to a variety of agreements, including asset and business divestiture agreements, leases, settlement agreements, and various agreements with affiliated companies. Although many of these obligations contain monetary and/or time limitations, others do not provide such limitations.

        The Company has accrued for all probable and reasonably estimable losses associated with all known matters or claims that have been brought to its attention.

        These known obligations include the following:

  Demerger Obligations

        Celanese has obligations to indemnify Hoechst for various liabilities under the Demerger Agreement as follows:

  •
  Celanese agreed to indemnify Hoechst for environmental liabilities associated with contamination arising under 19 divestiture agreements entered into by Hoechst prior to the demerger.

        Celanese's obligation to indemnify Hoechst is subject to the following thresholds:

  •
  Celanese will indemnify Hoechst against those liabilities up to €250 million (approximately $305 million);

  •
  Hoechst will bear those liabilities exceeding €250 million (approximately $305 million), however Celanese will reimburse Hoechst for one-third of those liabilities for amounts that exceed €750 million (approximately $915 million) in the aggregate.

  Celanese's obligation regarding two agreements has been settled. The aggregate maximum amount of environmental indemnifications under the remaining divestiture agreements, which provide for monetary limits is approximately €750 million ($915 million). Three of the divested agreements do not provide for monetary limits.

  Based on The Company's estimate of the probability of loss under this indemnification, The Company has reserves of $52 million as of June 30, 2004, for this contingency. Where the Company is unable reasonably to determine the probability of loss or estimate such loss under an indemnification, the Company has not recognized any related liabilities.

  Celanese has also undertaken in the Demerger Agreement to indemnify Hoechst to the extent that Hoechst is required to discharge liabilities, including tax liabilities, associated with businesses that were included in the demerger where such liabilities were not demerged, due to legal restrictions on the transfers of such items. These indemnities do not provide for any monetary or time limitations. Celanese has not provided for any reserves associated with this indemnification. Celanese did not make any payments to Hoechst in quarters ended March 31, 2004 and 2003 in connection with this indemnification.

  Divestiture Obligations

        Celanese and its predecessor companies agreed to indemnify third party purchasers of former businesses and assets for various pre-closing conditions, as well as for breaches of representations, warranties and covenants. Such liabilities also include environmental liability, product liability, antitrust and other liabilities. These indemnifications and guarantees represent standard contractual terms associated with typical divestiture agreements and, other than environmental liabilities, the Company does not believe that they expose the Company to any significant risk.

        Since the demerger, Celanese has divested in the aggregate over 20 businesses, investments and facilities, through agreements containing indemnifications or guarantees to the purchasers. Many of the obligations contain monetary and/or time limitations, ranging from one year to 30 years, the aggregate amount of guarantees provided for under these agreements is approximately $2.7 billion as of June 30, 2004. Other agreements do not provide for any monetary or time limitations.

        Based on the Company's historical claims experience and its knowledge of the sites and businesses involved, the Company believes that it is adequately reserved for these matters. As of June 30, 2004, the Company has reserves in the aggregate of $48 million for all such environmental matters.

Plumbing Insurance Indemnifications

        Celanese has entered into agreements with insurance companies related to product liability settlements associated with Celcon® plumbing claims. These agreements, except those with insolvent insurance companies, require Celanese to indemnify and/or defend these insurance companies in the event that third parties seek additional monies for matters released in these agreements. The indemnifications in these agreements do not provide for time limitations.

        In certain of the agreements, Celanese received a fixed settlement amount. The indemnities under these agreements generally are limited to, but in some cases are greater than, the amount received in settlement from the insurance company. The maximum exposure under these indemnifications is $95 million. Other settlement agreements have no stated limits.

        There are other agreements whereby the settling insurer agreed to pay a fixed percentage of claims that relate to that insurer's policies. Celanese has provided indemnifications to the insurers for amounts paid in excess of the settlement percentage. These indemnifications do not provide for monetary or time limitations.

        The Company has reserves associated with these product liability claims. See Plumbing Actions above.

Other Obligations

  •
  Celanese is secondarily liable under a lease agreement pursuant to which Celanese has assigned a direct obligation to a third party. The lease assumed by the third party expires on April 30, 2012. The lease liability for the period from July 1, 2004 to July 30, 2012 is estimated to be approximately $59 million.

  •
  Celanese has agreed to indemnify various insurance carriers, for amounts not in excess of the settlements received, from claims made against these carriers subsequent to the settlement. The aggregate amount of guarantees under these settlements is approximately $9 million, which is unlimited in term.

        As indemnification obligations often depend on the occurrence of unpredictable future events, the future costs associated with them cannot be determined at this time. However, if the Company were to incur additional charges for these matters, such charges may have a material adverse effect on the financial position, results of operations or cash flows of the Company in any given accounting period.

Other Matters

        Celanese Ltd. and/or CNA Holdings, Inc., both U.S. subsidiaries of Celanese, are defendants in approximately 600 asbestos cases, the majority of which are premises-related. Because many of these cases involve numerous plantiffs, Celanese is subject to claims significantly in excess of the number of actual cases. Celanese has reserves for defense costs related to claims arising from these matters. The Company believes it does not have any significant exposure in these matters.

        On July 31, 2003, a federal district court ruled that the formula used in International Business Machine Corporation's ("IBM") cash balance pension plan violated the age discrimination provisions of the Employee Retirement Income Security Act of 1974. The IBM decision, however, conflicts with the decisions from two other federal district courts and with the proposed regulations for cash balance plans issued by the Internal Revenue Service in December 2002. IBM has announced that it will appeal the decision to the United States Court of Appeals for the Seventh Circuit. The effect of the IBM decision on the Company's cash balance plan cannot be determined at this time.

        Celanese entered into an agreement with Goldman, Sachs & Co. on December 15, 2003 (the "Goldman Sachs Engagement Letter"), pursuant to which Goldman Sachs acted as Celanese's financial advisor in connection with the Tender Offer. Pursuant to the terms of the Goldman Sachs Engagement

Letter, in March 2004 Celanese paid Goldman Sachs a financial advisory fee equal to $13 million and a discretionary bonus equal to $5 million, upon consummation of the Tender Offer. In addition, Celanese has agreed to reimburse Goldman Sachs for all its reasonable expenses and to indemnify Goldman Sachs and related persons for all direct damages arising in connection with Goldman Sachs Engagement Letter.

13.    Special Charges

        Special charges include provisions for restructuring and other expenses and income incurred outside the normal course of ongoing operations. Restructuring provisions represent costs of severance and other benefit programs related to major activities undertaken to redesign the Company's operations, as well as costs incurred in connection with a decision to exit non-strategic businesses and the related closure of facilities. These measures are based on formal management decisions, establishment of agreements with employee representatives or individual agreements with the affected employees as well as the public announcement of the restructuring plan.

        The components of special charges for the periods presented are as follows:

	Predecessor		Successor
	Six months ended June 30, 2003	Three months ended March 31, 2004	Three months ended June 30, 2004
	(in millions)
Employee termination benefits	$(3)	$(2)	$(2)
Plant/office closures	(1)	—	—
Restructuring adjustments	3	—	—

Total Restructuring	(1)	(2)	(2)
Sorbates antitrust matters	(11)	—	—
Plumbing actions	102	—	3
Other	—	(26)	—

Total Special Charges	$90	$(28)	$1

Predecessor

        For the six months ended June 30, 2003, Predecessor recorded income of $90 million in special charges, which consisted primarily of $102 million related to insurance recoveries associated with the plumbing cases, offset by $11 million of expenses for antitrust matters in the sorbates industry, primarily related to a decision by the European Commission.

        For the three months ended March 31, 2004, Predecessor recorded $28 million in special charges, comprised primarily of expenses for advisory services related to the Acquisition.

Successor

        For the three months ended June 30, 2004, the Company recorded income of $1 million in special charges, which consisted primarily of $3 million related to insurance recoveries associated with the plumbing cases, offset by $2 million of employee severance costs.

        The components of the June 30, 2004, March 31, 2004 and June 30, 2003 restructuring reserves were as follows:

	Employee Termination Benefits	Plant/Office Closures	Total
	(in millions)
Predecessor
Restructuring reserve at December 31, 2002	$39	$29	$68
Restructuring additions	3	1	4
Cash and noncash uses	(27)	(8)	(35)
Other changes	—	(3)	(3)
Currency translation adjustments	1	3	4

Restructuring reserve at June 30, 2003	$16	$22	$38

Restructuring reserve at December 31, 2003	$28	$21	$49
Restructuring additions	2	—	2
Cash and noncash uses	(5)	(2)	(7)
Other changes	—	—	—
Currency translation adjustments	—	—	—

Restructuring reserve at March 31, 2004	$25	$19	$44

Successor
Restructuring reserve at April 1, 2004	$25	$19	$44
Purchase accounting adjustments	5	—	5
Restructuring additions	1	1	2
Cash and noncash uses	(2)	(3)	(5)
Other changes	—	—	—
Currency translation adjustments	—	(1)	(1)

Restructuring reserve at June 30, 2004	$29	$16	$45

        In connection with the Acquisition, at the Acquisition Date, the Company began formulating a plan to exit or restructure certain activities. The Company has not completed this analysis, but has recorded initial purchase accounting liabilities of $10 million, $5 million of which is included in the table above, with the remaining $5 million recorded in other current liabilities. These liabilities are primarily for employee severance and related costs in connection with the preliminary plan as well as approving the continuation of all existing Predecessor restructuring and exit plans. As the Company finalizes its plans to exit or restructure activities, it may record additional liabilities, for among other things, severance and severance related costs.

14.    Income Taxes

        At the Effective Date of the Transaction, Celanese had $176 million of net deferred tax assets arising from U.S. net operating loss ("NOL") carryforwards. Under U.S. tax law, the utilization of the deferred tax asset related to the NOL carryforward is subject to an annual limitation if there is a more than 50 percentage point change in shareholder ownership. The Acquisition triggered this limitation and it is expected to adversely affect the Company's ability to utilize its NOL carryforwards. As a result, management has determined that it is not likely that the Company will be able to realize any of the deferred tax assets attributable to its NOL carryforwards. Accordingly, for purchase accounting there was no fair value assigned to the NOL carryforwards. In addition, management is reviewing the impact of the Acquisition and whether it will have an impact on other deferred tax assets other than the U.S. NOL carryforward.

15.    Earnings (Loss) Per Share

Successor
Three months ended June 30, 2004
(in $ millions except for share and per share
Loss from continuing operations	$
Loss from discontinued operations

Net loss	$
Weighted—average shares—basic and diluted
Basic and dilutive loss per share
Continuing operations	$
Discontinued operations	$
Net loss	$

        Prior to the completion of the proposed offering the Company intends to effect a     for 1 stock split of outstanding shares of common stock (see Note 18). Accordingly, basic and diluted shares for the three months ended June 30, 2004 have also been calculated based on the weighted average shares outstanding, adjusted for the stock split, of     million. Earnings per shares are not calculated for the historical Predecessor periods as there were no Issuer shares outstanding during those periods.

        Shares issuable pursuant to outstanding common stock options under the Predecessor's Stock Option Plan have been excluded from the computation of diluted earnings per share for the six months ended June 30, 2004 because their effect is antidilutive.

16.    Business and Geographical Segments

        In the fourth quarter of 2003, the Company realigned its business segments to reflect a change of how the Company manages the business and assesses performance. This change resulted from recent transactions, including completed and pending divestitures and the formation of a joint venture. A new segment, Chemical Products, has been introduced and consists primarily of the former Acetyl Products and Chemical Intermediates segments. Additionally, legacy pension and other postretirement benefit costs associated with previously divested Hoechst businesses, which were historically allocated to the business segments, are reflected as part of Other Activities within the reconciliation column and a procurement subsidiary, which was previously recorded within the reconciliation column, is now reported within Chemical Products. Prior year amounts have been reclassified to conform to the current year presentation.

        Information with respect to the Company's industry segments follows:

Business Segments

        Chemical Products primarily produces and supplies acetyl products, including acetic acid, vinyl acetate monomer and polyvinyl alcohol; specialty and oxo products, including organic solvents and other intermediates;

        Acetate Products primarily produces and supplies acetate filament and acetate tow;

        Ticona, the technical polymers segment, develops and supplies a broad portfolio of high performance technical polymers; and

        Performance Products consists of Nutrinova, the high intensity sweetener and food protection ingredients business.

        The reconciliation column includes corporate activities, including financing and certain administrative activities, intersegment eliminations and other activities, which are not allocable to the segments.

	Chemical Products	Acetate Products	Ticona	Performance Products	Total Segments	Reconciliation	Consolidated
	(in millions)
Successor
For the three months ended June 30, 2004:
Sales to external customers	$780	$173	$220	$45	$1,218	$11	$1,229
Inter-segment revenues	28	—	—	—	28	(28)	—
Operating profit (loss)	36	10	11	2	59	(34)	25
Earnings (loss) from continuing operations before tax and minority interests	34	14	26	1	75	(179)	(104)
Depreciation and amortization	38	14	15	2	69	2	71
Capital expenditures	17	13	19	1	50	—	50

Predecessor
For the three months ended March 31, 2004:
Sales to external customers	$789	$172	$227	$44	$1,232	$11	$1,243
Inter-segment revenues	29	—	—	—	29	(29)	—
Operating profit (loss)	65	9	31	11	116	(64)	52
Earnings (loss) from continuing operations before tax and minority interests	72	9	45	11	137	(57)	80
Depreciation and amortization	39	13	16	2	70	2	72
Capital expenditures	15	8	20	—	43	1	44
For the six months ended June 30, 2003:
Sales to external customers	$1,489	$315	$390	$88	$2,282	$23	$2,305
Inter-segment revenues	46	—	—	—	46	(46)	—
Operating profit (loss)	98	8	130	14	250	(53)	197
Earnings (loss) from continuing operations before tax and minority interests	113	13	162	14	302	(42)	260
Depreciation and amortization	79	28	29	4	140	4	144
Capital expenditures	45	15	21	1	82	1	83

17.    Related Party Transactions

      Upon closing of the Acquisition, the Company paid aggregate transaction advisory and other fees as well as the full monitoring fee for services rendered and to be rendered in 2004 of approximately $65 million to affiliates of The Blackstone Group (the "Advisor"). The Company has agreed to indemnify the Advisor and its affiliates and their respective partners, members, directors, officers, employees, agents and representatives for any and all losses relating to the transactional services contemplated by the transaction and monitoring fee agreement and the engagement of the Advisor pursuant to, and the performance by the Advisor of the services contemplated by, the transaction and monitoring fee agreement.

18.    Subsequent Events

        On July 1, 2004, BCP Caylux issued an additional $225 million in senior subordinated notes for proceeds of $232 million, including $1 million of accrued interest, and loaned $227 million of the proceeds to the Issuer, which in turn, redeemed the mandatory redeemable preferred shares (see Note 10).

        In September 2004, Crystal US Holdings 3 L.L.C. and Crystal US Sub 3 Corp., both consolidated subsidiaries of the Company, issued and sold in a private placement $853 million aggregate principal amount at maturity of their Senior Discount Notes due 2014 consisting of $163 million principal amount at maturity of their 10% Series A Senior Discount Notes due 2014 and $690 million principal amount at maturity of their 10.5% Series B Senior Discount Notes due 2014 (collectively, the "Discount Notes"). The gross proceeds of the offering were $513 million. Approximately $500 million of the proceeds was distributed to the Issuer's shareholders, with the remaining proceeds used to pay fees associated with the financing. Until October 1, 2009, interest on the Discount Notes will accrue in the form of an increase in the accreted value of such notes. Cash interest on the Discount Notes will accrue commencing on October 1, 2009 and be payable semiannually in arrears on October and April 1 of each year, commencing April 1, 2010.

        In October 2004, the Issuer and certain of its subsidiaries completed an internal restructuring (the "Restructuring") pursuant to which the Purchaser effected, by giving a corresponding instruction under the Domination Agreement, the transfer of all of the shares of Celanese Americas Corporation ("CAC") from Celanese Holding GmbH, a wholly owned subsidiary of Celanese AG, to BCP Caylux Holdings Luxembourg S.C.A. which resulted in BCP Caylux Holdings Luxembourg S.C.A. owning 100% of the equity of CAC and, indirectly, all of its assets, including subsidiary stock.

        Following the transfer of CAC to BCP Crystal US Holdings Corp., (1) BCP Crystal Holdings Ltd. 2 contributed substantially all of its assets and liabilities (including all outstanding capital stock of BCP Caylux Holdings Luxembourg S.C.A.) to BCP Crystal US Holdings Corp., in exchange for all of the outstanding capital stock of BCP Crystal US Holdings Corp.; and (2) BCP Crystal US Holdings Corp. assumed certain obligations of BCP Caylux Holdings Luxembourg S.C.A., including all rights and obligations of BCP Caylux Holdings Luxembourg S.C.A. under the senior credit facilities, the floating rate term loan and the notes. BCP Crystal Holdings Ltd. 2 is expected to be reorganized as a Delaware limited liability company and to change its name to Celanese Holdings LLC. Blackstone Crystal Holdings Capital Partners (Cayman) IV Ltd. is expected to be reorganized as a Delaware corporation to change its name to Celanese Corporation. BCP Crystal US Holdings Corp., at its discretion, may subsequently cause the liquidation of BCP Caylux Holdings Luxembourg S.C.A.

        As a result of these transactions, BCP Crystal US Holdings Corp. holds 100% of CAC's equity and, indirectly, all equity owned by CAC in its subsidiaries. In addition, BCP Crystal US Holdings Corp. holds, indirectly, all of the outstanding common stock of Celanese AG held by the Purchaser and all of the wholly owned subsidiaries of the Issuer that guarantee BCP Caylux's obligations under the senior credit facilities guarantee the senior subordinated notes issued on June 8, 2004 July 1, 2004 (see notes 1 and 8) on an unsecured senior subordinated basis.

        In October 2004, we announced plans to implement a strategic restructuring of our acetate business to increase the efficiency, reduce overcapacity in certain manufacturing areas and to focus on products and markets that provide long-term value. As part of this restructuring, we plan to discontinue filament production by mid-2005 and to consolidate our acetate flake and tow operations at three locations, instead of the current five. The restructuring is expected to result in significant severance and asset impairment charges, and additional asset retirement obligations being incurred. These charges, when finalized, will be reflected through a combination of purchase price allocation adjustments and charges to the statement of operations.

        On October 27, 2004 we agreed to acquire Acetex Corporation ("Acetex"), a Canadian corporation, for approximately $261 million dollars and the assumption by us of debt owed by Acetex, valued at approximately $231 million. Presently, Acetex has two primary businesses—its Acetyls Business and the Specialty Polymers and Films business. The Acetyls business produces acetic acid, polyvinyl alcohol and vinyl acetate monomer. These chemicals and their derivatives are used in a wide range of applications in the automotive, construction, packaging, pharmaceutical and textile industries. Specialty polymers developed and manufactured by Acetex are used in the manufacture of a variety of plastics products, including packaging and laminating products, auto parts, adhesives and medical products. The Films business focuses on products for the agricultural, horticultural and construction industries. Acetex will be operated as part our chemicals business. Acetex products, which include acetic acid, polyvinyl alcohol and vinyl acetate monomer are used to produce paints, coatings, adhesives, textiles and other products. Closing of the acquisition is conditioned upon Acetex shareholder approval, regulatory approvals and other customary conditions. In connection with the funding of this acquisition we expect to amend the senior credit facilities and to borrow approximately $500 million under the amended senior credit facilities.

        The Company is currently pursuing an initial public offering of             shares of common stock. The offering is expected to be completed in the first quarter of 2005. Net proceeds from the proposed offering, after deducting underwriting discounts and estimated offering expenses, are expected to be approximately $     million. The Company intends to use approximately $             million to repurchase             shares of our common stock held by the Original Stockholders that will be declared prior to the consummation of this offering and approximately $             million to repay a portion of the senior discount notes issued in September 2004.

        Prior to the completion of the proposed offering, the Company intends to effect a    for 1 stock split of outstanding shares of common stock.

19.    Issuer's Stand-alone Financial Information

        The Issuer is a recently-formed company which does not have, apart from the financing of the Transactions, any independent external operations other than through the indirect ownership of the Celanese businesses.

        The senior credit facilities, the floating rater term loan and the indentures governing the senior subordinated notes and the senior discount notes contain various covenants that limit the ability of some of the Issuer's subsidiaries to engage in specified types of transactions. These covenants limit the ability of such subsidiaries to, among other things, incur additional indebtedness, issue preferred stock, pay dividends or make other distributions, repurchase their capital stock, make other restricted payments, make investments, or sell certain assets.

        The following tables contain condensed financial information of the Issuer as of and for the three months ended June 30, 2004:

As of June 30, 2004
(in millions)
Balance Sheet Data
Assets:
Deferred financing costs	$18
Investments in affiliates	682

Total assets	$700

Liabilities:
Accrued interest payable	$6

Total current liabilities	6
Mandatorily redeemable preferred stock	200
Stockholders' equity	494

Total liabilities and stockholders' equity	$700

For the Three Months Ended June 30, 2004
(in millions)
Statement of Operations Data
Equity in earnings (losses) of affiliates	$(116)
Interest expense	(6)
Other income (expense), net	(3)

Net (loss)	$(125)

For the Three Months Ended June 30, 2004
(in millions)
Cash Flows Data
Net (loss)	$(125)
Equity in net earnings (losses) of affiliates	116
Changes in operating assets and liabilities:
Accrued interest payable	6

Net cash flows from operating activities	(3)
Fees associated with financing	(18)
Settlement of foreign currency trade with subsidiary	18
Other	3

Net cash flows from financing activities	3
Net change in cash	—
Cash at the beginning of the period	—

Cash at the end of the period	$—

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

        The following table sets forth the costs and expenses payable in connection with the distribution of the securities being registered. All amounts are estimated except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission Registration Fee	$95,025
NYSE Listing Fees	*
Printing and Engraving Expenses	*
Blue Sky Fees and Expenses	*
Legal Fees	*
Accounting Fees	*
Registrar and Transfer Agent Fees	*
NASD Filing Fee	30,500
Miscellaneous Expenses	*

*
To be filed by amendment.

Item 14. Indemnification of Directors and Officers.

        As permitted by Section 102 of the Delaware General Corporation Law, or the DGCL, our certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director.

        Our certificate of incorporation and bylaws also provide that:

  •
  we must indemnify our directors and officers to the fullest extent permitted by Delaware law;

  •
  we may advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the fullest extent permitted by Delaware Law; and

  •
  we may indemnify our other employees and agents to the same extent that we indemnified our officers and directors, unless otherwise determined by our board of directors.

        Pursuant to Section 145(a) of the DGCL, we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, agent or employee of our company or is or was serving at our request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgment, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. Pursuant to Section 145(b) of the DGCL, the power to indemnify also applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit. Pursuant to Section 145(b), we shall not indemnify any person in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to us unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. The power to indemnify under

Sections 145(a) and (b) of the DGCL applies (i) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (ii) if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

        Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

        The indemnification provisions contained in our certificate of incorporation and bylaws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, we will maintain insurance on behalf of our directors and executive officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status.

Item 15. Recent Sales of Unregistered Securities.

        Since its inception, the Issuer has issued securities in the following transactions, which were exempt from the registration requirements of the Securities Act of 1933, as amended, as transactions by an issuer not involving public offering or to qualified institutional buyers. The below-referenced securities are deemed restricted securities for the purposes of the Securities Act. No underwriters were involved in any of the below-referenced sale of securities.

        The Issuer was formed in February 2004 and issued 9,645.65 of its ordinary shares to Blackstone Capital Partners (Cayman) Ltd. 1 and 354.35 of its ordinary shares to Blackstone Capital Partners (Cayman) Ltd. 2. In April 2004, the Issuer issued 363,796.77 additional ordinary shares to Blackstone Capital Partners (Cayman) Ltd. 1, 25,544.96 additional ordinary shares to Blackstone Capital Partners (Cayman) Ltd. 2, 203,038.81 ordinary shares to Blackstone Capital Partners (Cayman) Ltd. 3 and 48,113.46 to BA Capital Investors Sidecar Fund, L.P. In addition, in April 2004, the Issuer issued 200,000 of its Cumulative Exchangeable Preferred Shares due 2016 to Blue Ridge Investments, L.L.C. which were subsequently redeemed on July 1, 2004.

Item 16. Exhibits and Financial Statement Schedules.

  (a)
  Exhibits

1.1*	Form of Underwriting Agreement
3.1	Certificate of Incorporation
3.2	By-laws
4.1*	Form of certificate of common stock
4.2*	Form of Rights Agreement dated , 2004 between Celanese Corporation and , as Rights Agent
4.3
Amended and Restated Shareholders' Agreement, dated as of November 1, 2004 by and among Blackstone Crystal Holdings Capital Partners (Cayman) IV Ltd., Blackstone Capital Partners (Cayman) IV Ltd. 1, Blackstone Capital Partners (Cayman) IV Ltd. 2, Blackstone Capital Partners (Cayman) IV Ltd. 3 and BA Capital Investors Sidecar Fund, L.P.

4.4
Registration Rights Agreement, dated as of April 6, 2004 by and among Blackstone Capital Partners (Cayman) IV Ltd. 1, Blackstone Capital Partners (Cayman) IV Ltd. 2, Blackstone Capital Partners (Cayman) IV Ltd. 3, BA Capital Investors Sidecar Fund, L.P. and Blackstone Crystal Holdings Capital Partners (Cayman) IV Ltd.
5.1*	Opinion of Simpson Thacher & Bartlett LLP
10.1
Credit Agreement, dated as of April 6, 2004, among BCP Crystal Holdings Ltd. 2, BCP Caylux Holdings Luxembourg S.C.A., Celanese Americas Corporation, Subsidiary Revolving Borrowers from time to time party thereto, the lenders party thereto from time to time, Morgan Stanley Senior Funding, Inc., as global coordinator, Deutsche Bank AG, New York Branch, as administrative agent and as collateral agent for the Lenders, and Deutsche Bank Securities Inc. and Morgan Stanley Senior Funding, Inc., as joint lead arrangers
10.2
First Amendment to the Credit Agreement, dated as of May 24, 2004, among BCP Crystal Holdings Ltd. 2, BCP Caylux Holdings Luxembourg S.C.A., Celanese Americas Corporation, the lenders party to the Credit Agreement from time to time, Morgan Stanley Senior Funding, Inc., as global coordinator, Deutsche Bank AG, New York Branch, as administrative agent and as collateral agent for the Lenders, and Deutsche Bank Securities Inc. and Morgan Stanley Senior Funding, Inc., as joint lead arrangers
10.3
Second Amendment to the Credit Agreement, dated as of May 24, 2004, among BCP Crystal Holdings Ltd. 2, BCP Caylux Holdings Luxembourg S.C.A., Celanese Americas Corporation, the lenders party to the Credit Agreement from time to time, Morgan Stanley Senior Funding, Inc., as global coordinator, Deutsche Bank AG, New York Branch, as administrative agent and as collateral agent for the Lenders, and Deutsche Bank Securities Inc. and Morgan Stanley Senior Funding, Inc., as joint lead arrangers
10.4
Third Amendment to the Credit Agreement, dated as of June 4, 2004, among BCP Crystal Holdings Ltd. 2, BCP Caylux Holdings Luxembourg S.C.A., Celanese Americas Corporation, the lenders party to the Credit Agreement from time to time, Morgan Stanley Senior Funding, Inc., as global coordinator, Deutsche Bank AG, New York Branch, as administrative agent and as collateral agent for the Lenders, and Deutsche Bank Securities Inc. and Morgan Stanley Senior Funding, Inc., as joint lead arrangers
10.5
Assumption Agreement with respect to the Credit Agreement, dated as of October 5, 2004, made by BCP Crystal US Holdings Corp. and delivered to Deutsche Bank AG, New York Branch, as administrative agent and collateral agent.
10.6
Guarantee and Collateral Agreement, dated and effective as of April 6, 2004, among Celanese Americas Corporation, certain subsidiaries of Celanese Americas Corporation, BCP Crystal US Holdings Corp. once it has become party thereto and Deutsche Bank AG, New York Branch, as collateral agent
10.7	Supplement No. 1 to Guarantee and Collateral Agreement, dated as of October 5, 2004, among Celanese Americas Corporation and Deutsche Bank AG, New York Branch, as collateral agent
10.8
Guarantee and Pledge Agreement, dated and effective as of April 6, 2004, among BCP Crystal Holdings Ltd. 2, BCP Caylux Holdings Ltd. 1, BCP Crystal (Cayman) Ltd. 1, and Deutsche Bank AG, New York Branch, as collateral agent
10.9	Parent Guarantee and Pledge Agreement, dated and effective as of April 6, 2004, between BCP Caylux Holdings Luxembourg S.C.A., and Deutsche Bank AG, New York Branch, as collateral agent

10.10
Loan Agreement, dated as of June 8, 2004, among BCP Crystal Holdings Ltd. 2, BCP Caylux Holdings Luxembourg S.C.A., the lenders party thereto from time to time, Morgan Stanley Senior Funding, Inc., as global coordinator, Deutsche Bank AG, New York Branch, as administrative agent, and Deutsche Bank Securities Inc. and Morgan Stanley Senior Funding, Inc., as joint lead arrangers
10.11
Assumption Agreement with respect to the Loan Agreement, dated as of October 5, 2004, made by BCP Crystal US Holdings Corp. and delivered to Deutsche Bank AG, New York Branch, as administrative agent and collateral agent
10.12	Form of Letter Agreement, among BCP Caylux Holdings Luxembourg S.C.A., the lender parties to the Loan Agreement and other parties to the letter agreement
10.13
Guarantee and Pledge Agreement, dated and effective as of June 8, 2004, among BCP Crystal Holdings Ltd. 2, BCP Caylux Holdings Ltd. 1, BCP Crystal (Cayman) Ltd. 1, and Deutsche Bank AG, New York Branch, as collateral agent for, on a basis junior and subordinated to the First Lien Secured Parties, the Second Lien Secured Parties
10.14
Guarantee and Collateral Agreement, dated and effective as of October 5, 2004, among BCP Crystal US Holdings Corp., certain of its subsidiaries and Deutsche Bank AG, New York Branch, as collateral agent
10.15	Indenture, dated as of June 8, 2004, among BCP Caylux Holdings Luxembourg S.C.A., BCP Crystal Holdings Ltd. 2 and The Bank of New York, as trustee
10.16	Supplemental Indenture, dated as of October 5, 2004, among BCP Crystal US Holdings Corp., BCP Caylux Holdings Luxembourg S.C.A., BCP Crystal Holdings Ltd. 2 and The Bank of New York, as trustee
10.17	Supplemental Indenture, dated as of October 5, 2004, among BCP Crystal US Holdings Corp., the New Guarantors and The Bank of New York, as trustee
10.18	Indenture, dated as of September 24, 2004, among Crystal US Holdings 3 L.L.C., Crystal US Sub 3 Corp. and The Bank of New York, as trustee
21.1*	List of Subsidiaries
23.1*	Consent of Simpson Thacher & Bartlett LLP (included as part of its opinion filed as Exhibit 5.1 hereto)
23.2	Report and consent of KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft Wirtschaftsprüfungsgesellschaft
24	Powers of Attorney (included in signature pages of this Registration Statement)

*
To be filed by amendment.

(b)
Financial Statement Schedules

Schedule II—Valuation and Qualifying Accounts
Celanese AG
Years Ended December 31, 2001, 2002 and 2003

		Additions
	Balance at beginning of year	Charged to Costs and Expenses	Charged to Other Accounts	Deductions(a)		Balance at end of year
	($ in millions)
Year Ended December 31, 2001
Deduction from asset accounts:
Allowance for Doubtful Accounts	18	6	—	(6	)(b)	18
Valuation allowance for deferred tax assets	242	—	—	(67)		175
Year Ended December 31, 2002
Deducted from asset accounts:
Allowance for Doubtful Accounts	18	6	—	(3	)(b)	21
Valuation allowance for deferred tax assets	175	—	—	(1)		174
Year Ended December 31, 2003
Deducted from asset accounts:
Allowance for Doubtful Accounts	21	4	—	(3	)(b)	22
Valuation allowance for deferred tax assets	174	—	—	(14)		160

(a)
Includes foreign currency translation effects

(b)
Uncollected accounts written off, net of recoveries

Item 17. Undertakings.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Celanese Corporation has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York on November 2, 2004.

CELANESE CORPORATION
By:	/s/ CHINH E. CHU Name: Chinh E. Chu Title: Chief Executive Officer

        We, the undersigned officers and directors of Celanese Corporation, hereby severally constitute and appoint Benjamin J. Jenkins, and each of them acting alone, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933) and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on November 2, 2004.

Signature	Title

/s/ CHINH E. CHU Chinh E. Chu	Director, Chief Executive Officer (Principal Executive Officer)
/s/ BENJAMIN J. JENKINS Benjamin J. Jenkins	Director, Chief Financial Officer and Chief Accounting Officer (Principal Financial Officer and Principal Accounting Officer)
/s/ ANJAN MUKHERJEE Anjan Mukherjee	Director, Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
1.1*	Form of Underwriting Agreement
3.1	Certificate of Incorporation
3.2	By-laws
4.1*	Form of certificate of common stock
4.2*	Form of Rights Agreement dated , 2004 between Celanese Corporation and , as Rights Agent
4.3	Amended and Restated Shareholders' Agreement, dated as November 1, 2004 by and among Blackstone Crystal Holdings Capital Partners (Cayman) IV Ltd., Blackstone Capital Partners (Cayman) Ltd. 1, Blackstone Capital Partners (Cayman) Ltd. 2, Blackstone Capital Partners (Cayman) Ltd. 3 and BA Capital Investors Sidecar Fund, L.P.
4.4	Registration Rights Agreement, dated as of April 6, 2004 by and among Blackstone Capital Partners (Cayman) Ltd. 1, Blackstone Capital Partners (Cayman) Ltd. 2, Blackstone Capital Partners (Cayman) Ltd. 3, BA Capital Investors Sidecar Fund, L.P. and Blackstone Crystal Holdings Capital Partners (Cayman) IV Ltd.
5.1*	Opinion of Simpson Thacher & Bartlett LLP
10.1	Credit Agreement, dated as of April 6, 2004, among BCP Crystal Holdings Ltd. 2, BCP Caylux Holdings Luxembourg S.C.A., Celanese Americas Corporation, Subsidiary Revolving Borrowers from time to time party thereto, the lenders party thereto from time to time, Morgan Stanley Senior Funding, Inc., as global coordinator, Deutsche Bank AG, New York Branch, as administrative agent and as collateral agent for the Lenders, and Deutsche Bank Securities Inc. and Morgan Stanley Senior Funding, Inc., as joint lead arrangers
10.2	First Amendment to the Credit Agreement, dated as of May 24, 2004, among BCP Crystal Holdings Ltd. 2, BCP Caylux Holdings Luxembourg S.C.A., Celanese Americas Corporation, the lenders party to the Credit Agreement from time to time, Morgan Stanley Senior Funding, Inc., as global coordinator, Deutsche Bank AG, New York Branch, as administrative agent and as collateral agent for the Lenders, and Deutsche Bank Securities Inc. and Morgan Stanley Senior Funding, Inc., as joint lead arrangers
10.3	Second Amendment to the Credit Agreement, dated as of May 24, 2004, among BCP Crystal Holdings Ltd. 2, BCP Caylux Holdings Luxembourg S.C.A., Celanese Americas Corporation, the lenders party to the Credit Agreement from time to time, Morgan Stanley Senior Funding, Inc., as global coordinator, Deutsche Bank AG, New York Branch, as administrative agent and as collateral agent for the Lenders, and Deutsche Bank Securities Inc. and Morgan Stanley Senior Funding, Inc., as joint lead arrangers
10.4	Third Amendment to the Credit Agreement, dated as of June 4, 2004, among BCP Crystal Holdings Ltd. 2, BCP Caylux Holdings Luxembourg S.C.A., Celanese Americas Corporation, the lenders party to the Credit Agreement from time to time, Morgan Stanley Senior Funding, Inc., as global coordinator, Deutsche Bank AG, New York Branch, as administrative agent and as collateral agent for the Lenders, and Deutsche Bank Securities Inc. and Morgan Stanley Senior Funding, Inc., as joint lead arrangers
10.5	Assumption Agreement with respect to the Credit Agreement, dated as of October 5, 2004, made by BCP Crystal US Holdings Corp. and delivered to Deutsche Bank AG, New York Branch, as administrative agent and collateral agent.
10.6	Guarantee and Collateral Agreement, dated and effective as of April 6, 2004, among Celanese Americas Corporation, certain subsidiaries of Celanese Americas Corporation, BCP Crystal US Holdings Corp. once it has become party thereto and Deutsche Bank AG, New York Branch, as collateral agent
10.7	Supplement No. 1 to Guarantee and Collateral Agreement, dated as of October 5, 2004, among Celanese Americas Corporation and Deutsche Bank AG, New York Branch, as collateral agent

10.8	Guarantee and Pledge Agreement, dated and effective as of April 6, 2004, among BCP Crystal Holdings Ltd. 2, BCP Caylux Holdings Ltd. 1, BCP Crystal (Cayman) Ltd. 1, and Deutsche Bank AG, New York Branch, as collateral agent
10.9	Parent Guarantee and Pledge Agreement, dated and effective as of April 6, 2004, between BCP Caylux Holdings Luxembourg S.C.A., and Deutsche Bank AG, New York Branch, as collateral agent
10.10	Loan Agreement, dated as of June 8, 2004, among BCP Crystal Holdings Ltd. 2, BCP Caylux Holdings Luxembourg S.C.A., the lenders party thereto from time to time, Morgan Stanley Senior Funding, Inc., as global coordinator, Deutsche Bank AG, New York Branch, as administrative agent, and Deutsche Bank Securities Inc. and Morgan Stanley Senior Funding, Inc., as joint lead arrangers
10.11	Assumption Agreement with respect to the Loan Agreement, dated as of October 5, 2004, made by BCP Crystal US Holdings Corp. and delivered to Deutsche Bank AG, New York Branch, as administrative agent and collateral agent
10.12	Form of Letter Agreement, among BCP Caylux Holdings Luxembourg S.C.A., the lender parties to the Loan Agreement and other parties to the letter agreement
10.13	Guarantee and Pledge Agreement, dated and effective as of June 8, 2004, among BCP Crystal Holdings Ltd. 2, BCP Caylux Holdings Ltd. 1, BCP Crystal (Cayman) Ltd. 1, and Deutsche Bank AG, New York Branch, as collateral agent for, on a basis junior and subordinated to the First Lien Secured Parties, the Second Lien Secured Parties
10.14	Guarantee and Collateral Agreement, dated and effective as of October 5, 2004, among BCP Crystal US Holdings Corp., certain of its subsidiaries and Deutsche Bank AG, New York Branch, as collateral agent
10.15	Indenture, dated as of June 8, 2004, among BCP Caylux Holdings Luxembourg S.C.A., BCP Crystal Holdings Ltd. 2 and The Bank of New York, as trustee
10.16	Supplemental Indenture, dated as of October 5, 2004, among BCP Crystal US Holdings Corp., BCP Caylux Holdings Luxembourg S.C.A., BCP Crystal Holdings Ltd. 2 and The Bank of New York, as trustee
10.17	Supplemental Indenture, dated as of October 5, 2004, among BCP Crystal US Holdings Corp., the New Guarantors and The Bank of New York, as trustee
10.18	Indenture, dated as of September 24, 2004, among Crystal US Holdings 3 L.L.C., Crystal US Sub 3 Corp. and The Bank of New York, as trustee
21.1*	List of Subsidiaries
23.1*	Consent of Simpson Thacher & Bartlett LLP (included as part of its opinion filed as Exhibit 5.1 hereto)
23.2	Report and consent of KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft Wirtschaftsprüfungsgesellschaft
24	Powers of Attorney (included in signature pages of this Registration Statement)

*
To be filed by amendment.

QuickLinks

TABLE OF CONTENTS
BASIS OF PRESENTATION
MARKET AND INDUSTRY DATA AND FORECASTS
PROSPECTUS SUMMARY
CELANESE CORPORATION
THE TRANSACTIONS
RECENT RESTRUCTURING
RECENT DEVELOPMENTS
THE OFFERING
RISK FACTORS
SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
SPECIAL NOTE REGARDING NON-GAAP FINANCIAL MEASURES
THE TRANSACTIONS
THE RECENT RESTRUCTURING
USE OF PROCEEDS
DIVIDEND POLICY
CAPITALIZATION
DILUTION
UNAUDITED PRO FORMA FINANCIAL INFORMATION
UNAUDITED PRO FORMA BALANCE SHEET AS OF JUNE 30, 2004
NOTES TO UNAUDITED PRO FORMA BALANCE SHEET
UNAUDITED PRO FORMA STATEMENT OF OPERATIONS DATA FOR THE SIX MONTHS ENDED JUNE 30, 2004
UNAUDITED PRO FORMA STATEMENT OF OPERATIONS DATA FOR THE YEAR ENDED DECEMBER 31, 2003
NOTES TO UNAUDITED PRO FORMA STATEMENT OF OPERATIONS DATA
SELECTED HISTORICAL FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
INDUSTRY OVERVIEW
BUSINESS
Net Sales to External Customers by Destination—Chemical Products
Net Sales to External Customers by Destination—Technical Polymers Ticona
Net Sales to External Customers by Destination—Acetate Products
Net Sales to External Customers by Destination—Performance Products
MANAGEMENT
PRINCIPAL STOCKHOLDERS AND BENEFICIAL OWNERS
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
DESCRIPTION OF INDEBTEDNESS
DESCRIPTION OF CAPITAL STOCK
SHARES ELIGIBLE FOR FUTURE SALE
CERTAIN UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO NON-U.S. HOLDERS
UNDERWRITERS
VALIDITY OF THE SHARES
EXPERTS
WHERE YOU CAN FIND ADDITIONAL INFORMATION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
CELANESE AG AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31,
CELANESE AG AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31,
CELANESE AG AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
CELANESE AG AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31,
CELANESE AG AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
BLACKSTONE CRYSTAL HOLDINGS CAPITAL PARTNERS (CAYMAN) IV LTD. AND SUBSIDIARIES UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
BLACKSTONE CRYSTAL HOLDINGS CAPITAL PARTNERS (CAYMAN) IV LTD. AND SUBSIDIARIES UNAUDITED CONSOLIDATED BALANCE SHEETS
BLACKSTONE CRYSTAL HOLDINGS CAPITAL PARTNERS (CAYMAN) IV LTD. AND SUBSIDIARIES UNAUDITED CONSOLIDATED STATEMENTS OF SHAREHOLDERS EQUITY
BLACKSTONE CRYSTAL HOLDINGS CAPITAL PARTNERS (CAYMAN) IV LTD. AND SUBSIDIARIES UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
BLACKSTONE CRYSTAL HOLDINGS CAPITAL PARTNERS (CAYMAN) IV LTD. AND SUBSIDIARIES NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
Schedule II—Valuation and Qualifying Accounts Celanese AG Years Ended December 31, 2001, 2002 and 2003
SIGNATURES
EXHIBIT INDEX